Filed Pursuant to Rule 424(B)(3)
Registration No. 333-97427
PROSPECTUS

$300,000,000 9.625% Senior Subordinated Notes due 2012
€225,000,000 9.625% Senior Subordinated Notes due 2012

JohnsonDiversey, Inc.

Offer to Exchange all Outstanding
9.625% Senior Subordinated Notes due 2012, Series A for
9.625% Senior Subordinated Notes due 2012, Series B

This Exchange Offer Will Expire at 5:00 p.m., New York City Time, on
January 13, 2003, unless Extended, with respect to the Notes Denominated in U.S. Dollars, and at 5:00 p.m., London time, on January 13, 2003, unless Extended, with respect to the Notes Denominated in Euros

Material Terms of the Exchange Offer

•	We are offering to exchange all outstanding notes that are validly tendered and not withdrawn for an equal principal amount of notes that are registered under the Securities Act of 1933.
•
Outstanding notes denominated in dollars may be exchanged only for exchange notes denominated in dollars, and outstanding notes denominated in euros may be exchanged only for exchange notes denominated in euros.

•	The exchange offer is subject to conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission.
•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.
•	The exchange of notes will not be a taxable exchange for United States federal income tax purposes.
•	We will not receive any cash proceeds from the exchange offer.
•	Our affiliates may not participate in the exchange offer.

The Exchange Notes

•
The terms of the exchange notes to be issued are substantially identical to the outstanding notes that we issued on May 3, 2002, except that transfer restrictions and registration rights provisions relating to the outstanding notes will not apply to the exchange notes.

•	Interest on the exchange notes will accrue at the rate of 9.625% per year, payable in cash every six months on May 15 and November 15, with the first payment on November 15, 2002.
•	The exchange notes will be fully and unconditionally guaranteed to the extent allowed by law, on a joint and several basis, by our subsidiary guarantors, as more fully described in this prospectus.
•
The exchange notes will be subordinated to all of our and our subsidiary guarantors’ current and future indebtedness, except indebtedness that expressly provides that it is not senior to the exchange notes and the subsidiary guarantees. The exchange notes will rank equally with all of our and our subsidiary guarantors’ future senior subordinated indebtedness. The exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities of subsidiaries that do not guarantee the exchange notes. As of September 27, 2002, the exchange notes and subsidiary guarantees would have been subordinated to about $933.4 million of our indebtedness and that of our subsidiary guarantors. In addition, as of September 27, 2002, the exchange notes and subsidiary guarantees would have been effectively subordinated to $860.8 million of indebtedness and other liabilities of our subsidiaries that will not guarantee the exchange notes, including trade and other operating indebtedness, but excluding indebtedness under our credit facilities that is guaranteed on a senior secured basis by us or a subsidiary guarantor. No indebtedness would have ranked equally with the exchange notes and subsidiary guarantees as of September 27, 2002.

•	We intend to list the exchange notes on the Luxembourg Stock Exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of Securities Act. This prospectus, as it may by amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the exchange notes involves risks. Please consider carefully the ‘‘ Risk Factors’’ beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2002.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

We are not asking you for a proxy and you are requested not to send us a proxy.

PROSPECTUS SUMMARY

This summary highlights information that we believe is important about our business and the exchange offer. As a summary, it is necessarily incomplete and does not contain all of the information that may be important to you. You should carefully read the entire prospectus and the other documents to which this prospectus refers you, including the accompanying Letter of Transmittal. You should also read and consider the information under the caption "Risk Factors" and the financial statements and related notes included in this prospectus.

On May 3, 2002, we acquired the institutional and industrial cleaning and sanitation business of Unilever, which we refer to as the DiverseyLever business, and changed our name from S.C. Johnson Commercial Markets, Inc. to JohnsonDiversey, Inc. In this prospectus, unless otherwise indicated or the context otherwise requires:

•	“CMI” refers to S.C. Johnson Commercial Markets, Inc., which is now known as JohnsonDiversey, Inc., and its subsidiaries on a consolidated basis prior to and without giving effect to the Acquisition;

•	“We,” “us,” “our” and “JohnsonDiversey” refer to JohnsonDiversey, Inc. and its subsidiaries on a consolidated basis after giving effect to the Acquisition;

•
“DiverseyLever” and the “DiverseyLever business” refer to the institutional and industrial cleaning business of Unilever, other than the Unilever consumer brands business, which consists of developing, manufacturing, marketing, distributing and selling Unilever’s consumer brand products in the institutional and industrial markets;

•	“Unilever” refers to Unilever PLC, Unilever N.V. and their subsidiaries;

•
The “Acquisition” refers to our acquisition on May 3, 2002 of the shares and assets comprising the DiverseyLever business and the entering into of the other agreements described in this prospectus under the caption “The Acquisition”;

•
The “Financing” refers to the offering of the outstanding notes, the entering into of the new credit facilities, the issuance by our parent, JohnsonDiversey Holdings, Inc., which was formerly known as Johnson Professional Holdings, Inc., of its senior discount notes, and the application of the proceeds of the offering of the outstanding notes, the senior discount notes and the initial borrowings under the new credit facilities; and

•	The “Transactions” refers to the Acquisition and the Financing.

Historically, CMI’s fiscal year ended on the Friday closest to June 30. References in this prospectus to fiscal year 1999 are to CMI’s fiscal year ended July 2, 1999, references to fiscal year 2000 are to CMI’s fiscal year ended June 30, 2000 and references to fiscal year 2001 are to CMI’s fiscal year ended June 29, 2001. In June 2002, we changed our fiscal year end to the Friday closest to December 31. In connection with the change in our fiscal year end, we prepared audited CMI financial statements for the six-month transition period, which began on June 30, 2001 and ended December 28, 2001. Those audited CMI financial statements are included in this prospectus. Our fiscal year 2002 commenced on December 29, 2001 and will end on January 3, 2003. The audited special-purpose combined accounts of the DiverseyLever business included in this prospectus were prepared on a calendar year basis.

References to net sales of the DiverseyLever business include sales of Unilever’s consumer brand products in the institutional and industrial markets. We did not acquire the Unilever consumer brands business in the Acquisition; however, under a sales agency agreement with Unilever, we sell Unilever’s consumer brand products on an agency basis in most countries where DiverseyLever conducted its business prior to the Acquisition. See “The Acquisition—Related Agreements—Sales Agency Agreement.” For the twelve months ended December 28, 2001, net sales of Unilever’s consumer brand products in the institutional and industrial markets were about $215 million.

Our Business

We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We are also a leading global supplier of environmentally compliant, water-based acrylic polymer resins for the industrial printing and packaging, coatings and adhesives markets. We operate our cleaning, hygiene and appearance products and related services business, which we refer to as our professional business, under the names “JohnsonDiversey,” “Johnson Wax Professional” and “DiverseyLever,” and our polymer business under the name “Johnson Polymer.” At the closing of the Acquisition, we changed our name from S.C. Johnson Commercial Markets, Inc. to JohnsonDiversey, Inc.

We sell our products in more than 120 countries through our direct sales force and third-party distributors. Our sales are balanced geographically. Our three principal markets are Europe, North America and the Asia Pacific region. For the twelve months ended December 28, 2001, Europe represented about 39%, North America represented about 37% and the Asia Pacific region represented about 15% of our net sales. We had net sales of $2.6 billion and a net loss of $0.1 million for the twelve months ended December 28, 2001.

We operate two businesses:

•
Professional. We market and manufacture cleaning, hygiene and appearance products and related services for the $18.1 billion institutional and industrial cleaning and sanitation market. Through our professional business, we supply cleaning, hygiene and appearance products, including food service, food processing, floor care, restroom/other housekeeping, laundry and industrial products, to end-users such as food and lodging establishments, food processing facilities, building service contractors, or BSCs, educational institutions, retail outlets, healthcare facilities and industrial plants. In addition, we provide a wide range of value-added services, including safety and application training, safety and hygiene consulting and hygiene auditing. We sell our professional products and related services on a global basis to a broad range of customers in diverse industries, including companies such as ARAMARK Corporation, Coca-Cola, Heineken N.V., Hilton Hotels Corporation, McDonald’s Corporation, Royal Ahold and Wal-Mart Stores, Inc. For the twelve months ended December 28, 2001, our professional business had net sales of about $2.4 billion.

•
Polymer. We supply environmentally compliant, water-based acrylic polymer resins to the industrial printing and packaging, coatings and adhesives markets. Polymer resins work within inks, paints and floor coatings to disperse or carry colorants, provide adhesion to the material being coated, protect the surface of the material and provide a glossy finish. We sell these resins on a global basis to customers such as Flint Ink Corporation, INX International Ink Co. and Sun Chemical Corporation. For the twelve months ended December 28, 2001, our polymer business had net sales of $241.4 million, including intercompany sales to our professional business of $20.2 million.

Recent Developments

We intend to pursue the sale of our pest control products business, conducted through our subsidiary, Whitmire Micro-Gen Research Laboratories, Inc. Whitmire Micro-Gen is a U.S.-based provider of pest control chemicals and related equipment to the professional pest management industry. No timetable has been set for this intended divestiture. For fiscal year 2001, Whitmire Micro-Gen’s net sales were $43.7 million.

On March 14, 2002, our former independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the U.S. government’s investigation of Enron Corp. On June 15, 2002, a jury convicted Arthur Andersen on these charges. For a discussion of risks associated with this development, see “Risk Factors—Risks Relating to Our Business—There may be risks related to our prior use of Arthur Andersen LLP as our independent public accountant.”

On June 24, 2002, we dismissed Arthur Andersen LLP and appointed Ernst & Young LLP as our independent public accountants. See “Experts.”

Our Background

We are a privately held Delaware corporation. Until 1999, we were part of S.C. Johnson & Son, Inc., a leading provider of innovative consumer home cleaning, maintenance and storage products that Samuel Curtis Johnson founded in 1886. In November 1999, CMI was separated from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of S.C. Johnson & Son. In connection with the 1999 spin-off, CMI entered into a number of agreements relating to the separation from S.C. Johnson & Son and the ongoing relationship of the two companies after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with S.C. Johnson & Son and CMI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements, amendments to these agreements and other agreements and arrangements entered into since the 1999 spin-off are described under the caption “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son.”

Prior to the closing of the Acquisition, Commercial Markets Holdco, Inc., the company created in connection with the spin-off to hold all of our common stock, owned 100% of Johnson Professional Holdings, Inc., which, in turn, owned all of the outstanding common stock of CMI, except for one share, which was owned by S.C. Johnson & Son.

On May 3, 2002, we acquired the DiverseyLever business from Unilever. DiverseyLever and its predecessors were engaged in the institutional and industrial cleaning and sanitation business for more than 50 years. The DiverseyLever business was created in 1996 through Unilever’s acquisition of the Diversey business from The Molson Companies Ltd. and its combination with Unilever’s institutional and industrial detergents business, Lever Industrial International. DiverseyLever had operations in more than 50 countries, distribution in an additional 70 countries and about 10,700 employees worldwide.

At the closing of the Acquisition, we changed our name to JohnsonDiversey, Inc. and Johnson Professional Holdings, Inc. changed its name to JohnsonDiversey Holdings, Inc. We now have operations in more than 54 countries, distribution in more than 73 other countries and about 13,840 employees worldwide.

Management and Ownership

Commercial Markets Holdco, which is majority owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson, indirectly owns two-thirds of our common equity interests. The descendants of Samuel Curtis Johnson control various other businesses, including: S.C. Johnson & Son; Johnson Outdoors, Inc., a marketer of top-quality outdoor recreational products; and Johnson

International, Inc., a financial services company. We are led by a fifth generation family member,
S. Curtis Johnson III. Unilever owns the remaining one-third of our common equity interests.

Neither S.C. Johnson & Son, Commercial Markets Holdco, JohnsonDiversey Holdings, Unilever nor any other person or entity other than JohnsonDiversey and its subsidiary guarantors has any obligation with respect to the notes. See “Description of the Exchange Notes.”

Our Executive Offices

Our principal executive offices are located at 8310 16th Street, Sturtevant, Wisconsin 53177-0902. Our telephone number is (262) 631-4001.

THE TRANSACTIONS

On May 3, 2002, we purchased from Unilever the assets and equity interests representing the DiverseyLever business. In addition, with specified exceptions, we and our parent, JohnsonDiversey Holdings, assumed liabilities to the extent relating to, or arising out of, the DiverseyLever business.

At the closing of the Acquisition, Unilever transferred the DiverseyLever business to us. In consideration for the DiverseyLever business, Unilever received:

•	a net cash payment of $300,000,000 and €795,635,372;[1]

•	senior discount notes of JohnsonDiversey Holdings with a principal amount at issuance of about $241 million; and

•	a one-third equity interest in JohnsonDiversey Holdings.

The consideration for the DiverseyLever business is subject to adjustment. In July 2002, we and Unilever determined the net debt adjustments to (1) the purchase price for the DiverseyLever business and (2) the subscription price Unilever paid for its one-third equity interest in JohnsonDiversey Holdings. On July 24, 2002, we paid to Unilever about €8.8 million, which approximated $8.7 million at the exchange rate in effect on July 24, 2002, representing the net debt adjustment to the purchase price. In addition, the parties agreed that Unilever would receive about $11.7 million as the net debt adjustment to the subscription price. Under the acquisition agreement, this amount, together with interest from and including the closing date, will be paid by us on behalf of JohnsonDiversey Holdings to Unilever at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. See “The Acquisition—Put and Call Options.”

In addition to the net debt adjustment described above, the acquisition agreement provides for adjustments to the purchase price and the subscription price based on the calculation and agreement of the working capital of the DiverseyLever business and CMI at the closing of the Acquisition and specified post-employment benefit matters. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration.” In November 2002, we agreed with Unilever that we will pay to Unilever about $33.7 million, representing a working capital adjustment to the purchase price for the DiverseyLever business. We will pay this amount to Unilever during the fourth quarter of 2002. Further, based on a preliminary determination of the working capital adjustment to the subscription price, we anticipate that Unilever will be required to pay to us about $37.6 million, representing an adjustment to the subscription price for Unilever’s equity interest in JohnsonDiversey Holdings. Unilever would be required to pay the working capital adjustment to the subscription price, together with interest from and including the closing date, to us at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. In addition, based on a preliminary determination of transferred pension assets and liabilities relating to specified plans, we anticipate that Unilever will be required to pay to us about $35.3 million, which amount is net of an estimated tax benefit of about $9.9 million, representing an adjustment to the purchase price for the DiverseyLever business. On September 30, 2002, Unilever paid to us $28.3 million, representing a portion of the estimated transferred pension liabilities adjustment relating to those plans. Further adjustments to the purchase price will be made as we determine the transferred pension assets and liabilities relating to other plans. Unilever will pay most of these adjustments over the next two years, with the remainder to be paid, together with interest from and including the closing date, at the time Unilever ceases to hold its

[1]
At closing, we and JohnsonDiversey Holdings paid to Unilever $479,400,000 and €983,859,968 for the DiverseyLever business, and Unilever paid to JohnsonDiversey Holdings $179,400,000 and €188,224,596 for a one-third equity interest in JohnsonDiversey Holdings. This resulted in a net cash payment to Unilever at closing of $300,000,000 and €795,635,372, which net cash payment, at the exchange rate prevailing on May 3, 2002, equaled $1,029,836,327.

equity interest in JohnsonDiversey Holdings. The working capital adjustment to the subscription price and the transferred pension liabilities adjustment to the purchase price have not been finalized and agreed with Unilever and, accordingly, are subject to change. We expect that the working capital adjustment to the subscription price will be finalized by December 2002 and the transferred pension liabilities adjustment will be finalized by December 2003. In addition to the transferred pension liabilities adjustment, the purchase price for the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the year ended June 29, 2001. This pension expense adjustment has not been estimated and is expected to be finalized by December 2002. The full amount of the pension expense adjustment will be paid upon finalization and agreement between Unilever and us. See note 3 to our unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

In the Acquisition, we acquired the DiverseyLever business, but did not acquire the Unilever consumer brands business. Unilever’s consumer brand products are branded with specified Unilever consumer brands, but have been sold directly or indirectly by DiverseyLever to institutional and industrial end-users. Examples include Persil fabric detergent, Comfort fabric softener and Surf fabric detergent. In connection with the Acquisition, we entered into a sales agency agreement with Unilever described under the caption “The Acquisition—Related Agreements—Sales Agency Agreement.”

On May 3, 2002, we issued the outstanding notes and entered into new senior secured credit facilities of $1.2 billion. We used the proceeds from the sale of the notes and borrowings under the new credit facilities, together with other available funds, to finance the cash portion of the purchase price for the DiverseyLever business and related fees and expenses, and to refinance CMI indebtedness, including CMI’s then-existing credit facilities. See “Use of Proceeds” and “Description of Other Indebtedness.”

The following table shows the sources and uses of funds in connection with the Acquisition (dollar equivalent in millions).

Sources
New senior secured credit facilities
Revolving credit facilities (a)	$31
Term loan A (b)	220
Term loan B (c)	654
Term loan C (b)	30
The outstanding notes (d)	506
Senior discount notes (e)	241
Stockholder equity investment (f)	25

Total Sources	$1,707

Uses
Refinance CMI indebtedness (g)	$390
Purchase price for DiverseyLever business
Cash payment to seller (h)	1,014
Senior discount notes (e)	241
Transaction expenses	62

Total Uses	$1,707

(a)
The revolving credit facilities provide for aggregate borrowings of up to $300 million. No amounts were borrowed under the revolving credit facilities at the closing of the Transactions. On May 7, 2002, in connection with the Acquisition, we borrowed ¥3,940,000,000 under the revolving credit facilities, which approximated $31 million at the exchange rate in effect on the date of borrowing. As of September 27, 2002, as a result of additional borrowings, an aggregate of ¥8,100,000,000 was outstanding under the revolving credit facilities, which approximated $65.6 million at the exchange rate then in effect. As of that date, about $234.4 million remained available under the revolving credit facilities, subject to compliance with the financial covenants set forth in the new credit facilities. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Overview” and “Description of Other Indebtedness—New Credit Facilities.”

(b)	The borrowings under term loans A and C were in U.S. dollars.
(c)	$450,000,000 and €221,878,000 were borrowed on May 3, 2002 under term loan B. These borrowings, at the exchange rate in effect on the date of the borrowings, approximated $654 million.
(d)	The aggregate offering price of the outstanding notes, at the exchange rate prevailing on May 3, 2002, approximated $506 million.
(e)	The senior discount notes were issued by JohnsonDiversey Holdings.
(f)	Cash contribution from Commercial Markets Holdco.

(g)
The weighted average interest rate of the CMI indebtedness that was refinanced with a portion of the proceeds of the Financings was 4.04% per annum for the twelve months ended March 29, 2002. Indebtedness incurred during the year preceding the May 3, 2002 refinancing was used by CMI for general corporate purposes.

(h)
At closing, JohnsonDiversey Holdings and CMI paid to Unilever $479,400,000 and €983,859,968 for the DiverseyLever business, and Unilever paid to JohnsonDiversey Holdings $179,400,000 and €188,224,596 for a one-third equity interest in JohnsonDiversey Holdings. This resulted in a net cash payment to Unilever at closing of $300,000,000 and €795,635,372, which net cash payment, at the exchange rate prevailing on  May 3, 2002, equaled $1,029,836,327. We funded the euro payment to Unilever with (1) the proceeds of forward euro contracts that we entered into in anticipation of the closing, (2) the euro borrowings under term loan B and (3) the euro proceeds of the outstanding notes. After giving consideration to the impact of the forward euro contracts that we entered into in anticipation of the closing, the net cash payment to Unilever, at the exchange rate prevailing on May 3, 2002, approximated $1.014 billion.

THE EXCHANGE OFFER

Purpose and Effect
We sold $300,000,000 9.625% senior subordinated notes due 2012, series A, referred to in this prospectus as the “outstanding dollar notes,” and €225,000,000 9.625% senior subordinated notes due 2012, series A, referred to in this prospectus as the “outstanding euro notes,” on May 3, 2002. We refer collectively in this prospectus to the outstanding dollar notes and the outstanding euro notes as the ‘‘outstanding notes.’’ We sold the outstanding notes on May 3, 2002 to Goldman, Sachs & Co., Goldman Sachs International, Salomon Smith Barney, Schroder Salomon Smith Barney, Banc One Capital Markets, Inc., Banc One Capital Markets Limited, ABN AMRO Incorporated, ABN AMRO Bank N.V. and The Royal Bank of Scotland, to whom we refer collectively in this prospectus as the ‘‘initial purchasers.’’ Simultaneously with that sale, we signed exchange and registration rights agreements with the initial purchasers which require us to conduct this exchange offer.

Exchange and Registration Rights Agreements
You have the right under the exchange and registration rights agreements to exchange your outstanding notes for notes registered under the Securities Act with substantially identical terms. This exchange offer is intended to satisfy that right. After the exchange offer is complete, except as set forth below, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

Under the exchange and registration rights agreements, we are required to complete the exchange offer described in this prospectus by February 3, 2003. If we fail to satisfy this registration obligation, we have agreed to pay special interest to each holder of outstanding notes equal to $.05 per week per $1,000 principal amount of outstanding dollar notes or €.05 per week per €1,000 principal amount of outstanding euro notes held by that holder with respect to the first 90-day period immediately following the occurrence of the registration default. The amount of special interest will increase by an additional $.05 per week per $1,000 principal amount of outstanding dollar notes or €.05 per week per €1,000 principal amount of outstanding euro notes with respect to each subsequent 90-day period until the registration default has been cured, up to a maximum amount of special interest for that registration default of $.50 per week per $1,000 principal amount of outstanding dollar notes or €.50 per week per €1,000 principal amount of outstanding euro notes. The accrual of special interest with respect to a registration default will cease upon the cure of that registration default.

On November 27, 2002, the registration statement of which this prospectus is a part was declared effective by the Securities and Exchange Commission. We are required to keep that registration statement effective for a period beginning when the exchange notes are first issued in the exchange offer and ending upon the earlier of (1) the expiration of the 180th day after the exchange offer is completed or (2) when holders that are broker-dealers no longer own any transfer restricted securities (as described in “Description of the Exchange Notes—Registration Rights; Special Interest”). Our failure to keep the exchange offer registration statement effective during that period would constitute a registration default, and we would be required to pay special interest to those broker-dealer holders in the same amounts as would be required for a registration default described in the preceding paragraph.

The exchange and registration rights agreements also require us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of any holders that are ineligible to participate in the exchange offer and indicate that they wish to have their outstanding notes registered under the Securities Act. If we are required to file a shelf registration statement and are unable to meet our obligations relating to that shelf registration statement, we would be required to pay special interest to those holders of outstanding notes in the amounts described above. See “Description of Exchange Notes—Registration Rights; Special Interest.”

The Exchange Offer
We are offering to exchange $1,000 principal amount of $300,000,000 9.625% senior subordinated notes due 2012, series B, which have been registered under the Securities Act and which we refer to in this prospectus as the ‘‘exchange dollar notes,’’ for each $1,000 principal amount of outstanding dollar notes. We are offering to exchange €1,000 principal amount of €225,000,000 9.625% senior subordinated notes due 2012, series B, which have been registered under the Securities Act and which we refer to in this prospectus as the ‘‘exchange euro notes,’’ for each €1,000 principal amount of outstanding euro notes. We refer collectively in this prospectus to the exchange dollar notes and the exchange euro notes as the ‘‘exchange notes’’ and collectively to the outstanding notes and the exchange notes as the “notes.” The exchange notes and the outstanding notes are identical in all material respects, except that the exchange notes will not contain transfer restrictions or registration rights that apply to the outstanding notes, and the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes in specified circumstances relating to the timing of the exchange offer.

To exchange your outstanding notes, you must properly tender them before the exchange offer expires. We will exchange all outstanding notes that are validly tendered and not withdrawn. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding dollar notes for exchange in whole or in part in integral multiples of $1,000 principal amount. You may tender your outstanding euro notes for exchange in whole or in part in integral multiples of €1,000 principal amount.

For a description of the procedures for tendering outstanding notes, see ‘‘The Exchange Offer—Procedures for Tendering Outstanding Notes.’’

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on January 13, 2003, with respect to the outstanding dollar notes, and at 5:00 p.m., London time, on January 13, 2003, with respect to the outstanding euro notes, unless extended by us, in which, in each case, the expiration date will be the latest date and time to which the exchange offer is extended.

Consequences of Failure to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indentures governing the notes. In general, the outstanding notes, unless registered under the Securities Act, may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Conditions to the Exchange Offer	The exchange offer is subject to the following conditions:

•	the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Commission;

•	no action or proceeding has been instituted or threatened and no law has been adopted that would reasonably be expected to impair our ability to proceed with the exchange offer;

•	no stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement;

•	all governmental approvals necessary for the consummation of the exchange offer have been obtained; and

•	no change in our business or financial affairs has occurred, which might materially impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary. See ‘‘The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer if specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject,

however, to the right of tendering holders to withdraw their tender of outstanding notes; and

•	to waive any condition or otherwise amend the erms of the exchange offer in any respect.

See ‘‘The Exchange Offer—Expiration Date; Extensions; Amendments.’’

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign the accompanying Letter of Transmittal in accordance with the instructions contained in the Letter of Transmittal; and

•
forward the Letter of Transmittal by mail or hand delivery, together with any other required documents, to the appropriate exchange agent, either with the outstanding notes that you tender or in compliance with the specified procedures for guaranteed delivery of your outstanding notes.

Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. You should send those documents only to the appropriate exchange agent. You should direct any information requests or questions regarding how to tender your outstanding notes to the appropriate exchange agent.

Special Procedures for Beneficial Owners
If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in the exchange offer.

Withdrawal Rights
You may withdraw the tender of your outstanding notes at any time before the expiration date by delivering a written notice of your withdrawal to the appropriate exchange agent according to the withdrawal procedures described under the caption ‘‘The Exchange Offer—Withdrawal Rights.’’

Resales of Exchange Notes
We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are:

•	acquiring the exchange notes in the ordinary course of your business;

•	not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

•	not an “affiliate” of us within the meaning of Rule 405 under the Securities Act; and

•	not a broker-dealer that acquired the outstanding notes directly from us.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the staff of the Commission would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, liability of this type.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See ‘‘Plan of Distribution’’ in this prospectus.

Exchange Agents
BNY Midwest Trust Company is serving as exchange agent for the exchange offer for the dollar notes, and The Bank of New York is serving as exchange agent for the exchange offer for the euro notes. We refer to BNY Midwest Trust Company in this prospectus as the ‘‘dollar note exchange agent” and to The Bank of New York as the “euro note exchange agent.” The address, telephone number and facsimile number of each exchange agent are set forth under the caption ‘‘The Exchange Offer—Exchange Agents” and in the appropriate Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus.

United States Federal Income Tax Consequences
Your acceptance of the exchange offer and the related exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You will not recognize any gain or loss as a result of the exchange. See “Material United States Federal Income Tax Considerations.”

Appraisal or Dissenters’ Rights	You have no appraisal or dissenters’ rights in connection with the exchange offer.

The Exchange Notes

The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions or registration rights that apply to the outstanding notes; and

•
the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes in specified circumstances related to the timing of the exchange offer.

The following is a brief description of the material terms of the notes:

Issuer	JohnsonDiversey, Inc.

Principal Amounts and Designation	$300 million aggregate principal amount of 9.625% senior subordinated notes due 2012 and €225 million aggregate principal amount of 9.625% senior subordinated notes due 2012.

Maturity	May 15, 2012.

Interest Payment Dates	May 15 and November 15, commencing on November 15, 2002.

Guarantors
The notes are guaranteed by each of our domestic subsidiaries that guarantees our obligations under the new credit facilities and by Johnson Diversey Cayman, Inc., a Cayman Islands subsidiary. In addition, the notes will be guaranteed by any future domestic subsidiary that guarantees our obligations under the new credit facilities. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Not all of our subsidiaries will guarantee the notes.

Ranking
The notes and the subsidiary guarantees are senior subordinated debt. They rank behind all of our and our subsidiary guarantors’ current and future indebtedness, except indebtedness that expressly provides that it is not senior to the notes and the subsidiary guarantees. The notes will rank equally with all of our and our subsidiary guarantors’ future senior subordinated indebtedness. The notes are effectively subordinated to all existing and future indebtedness and other liabilities and debt of subsidiaries that do not guarantee the notes, including trade and other operating indebtedness. As of September 27, 2002, the notes and subsidiary guarantees were subordinated to $933.4 million of senior indebtedness of our company and our subsidiaries under our credit facilities, all of which is secured. In addition, as of September 27, 2002, the notes and subsidiary guarantees were subordinated to $860.8 million of indebtedness and other liabilities of our subsidiaries that will not guarantee the exchange notes, including trade and other operating indebtedness, but excluding indebtedness under our credit facilities that is guaranteed on a senior secured basis by us or a subsidiary guarantor and included in the $933.4 million of senior indebtedness of our company and our subsidiary guarantors referred to above. No indebtedness ranked equally to the notes and subsidiary guarantees as of September 27, 2002. See “Description of the Exchange Notes—Brief Description of the Notes and the Guarantees—The Guarantees.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time beginning on May 15, 2007 at the redemption prices listed under the caption “Description of the Exchange Notes—Optional Redemption.”

In addition, before May 15, 2005, we may redeem up to 35% of the dollar notes issued under the indenture for the dollar notes and up to 35% of the euro notes issued under the indenture for the euro notes with the proceeds of one or more equity offerings by us at the redemption prices listed under the caption “Description of the Exchange Notes—Optional Redemption.”

Offer to Repurchase
If we sell assets under some circumstances, or undergo a change of control, we must offer to repurchase the notes at the prices listed under the caption “Description of the Exchange Notes—Repurchase at the Option of Holders.”

Basic Covenants	The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of any of our restricted subsidiaries to:

• borrow money or issue preferred stock;

• pay dividends on stock or redeem or repurchase stock;

• make investments;

• enter into sale and leaseback transactions;

• create liens;

• agree to payment restrictions affecting our restricted subsidiaries;

• sell or lease assets;

• merge or consolidate;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the Exchange Notes—Repurchase at the Option of Holders” and “—Certain Covenants.”

Listing	The outstanding notes are listed on the Luxembourg Stock Exchange. Application has been made to list the exchange notes on the Luxembourg Stock Exchange.

Use of Proceeds
We will not receive any proceeds from the exchange offer. We used the net proceeds from the sale of the outstanding notes, together with other funds, to finance a portion of the cash purchase price for the DiverseyLever business, to refinance CMI indebtedness and to pay related fees and expenses.

Risk Factors

For a description of some of the risks you should consider before buying the notes, see “Risk Factors” beginning on page 21.

SUMMARY UNAUDITED PRO FORMA AND HISTORICAL CONDENSED COMBINED FINANCIAL DATA
OF JOHNSONDIVERSEY, INC.

We prepared the following unaudited pro forma condensed combined financial data of JohnsonDiversey, Inc. by applying pro forma adjustments to the unaudited historical consolidated financial statements of CMI for the twelve months ended December 28, 2001 and the unaudited historical condensed consolidated financial statements of JohnsonDiversey, Inc. for the nine months ended September 27, 2002.

We derived the following unaudited historical balance sheet and cash flows data from the unaudited historical condensed consolidated financial statements of JohnsonDiversey, Inc. as of and for the nine months ended September 27, 2002.

The unaudited historical condensed consolidated balance sheet of JohnsonDiversey, Inc. as of September 27, 2002 reflects the assets and liabilities of the DiverseyLever business, which was acquired on May 3, 2002. The unaudited historical condensed consolidated statement of income of JohnsonDiversey, Inc. for the nine months ended September 27, 2002 reflects the results of the DiverseyLever business from the date of Acquisition. The unaudited historical condensed consolidated statement of cash flows of JohnsonDiversey, Inc. for the nine months ended September 27, 2002 reflects the cash flows of the DiverseyLever business from the date of Acquisition. These unaudited historical financial statements of JohnsonDiversey, Inc. are included elsewhere in this prospectus. See “Index to Financial Statements.”

The unaudited pro forma condensed combined financial data for the twelve months ended December 28, 2001 and for the nine months ended September 27, 2002 give effect to the Transactions as if they had occurred at the beginning of the twelve months ended December 28, 2001.

Under the acquisition agreement, the consideration for the DiverseyLever business paid by us to Unilever at the closing of the Acquisition is subject to adjustment if, at closing, (1) the net debt of the DiverseyLever business or (2) the working capital of the DiverseyLever business, was less or more than the amounts estimated at closing. If the net debt of the DiverseyLever business was more, or the working capital of the DiverseyLever business was less, at closing than the estimated amounts, Unilever must pay to us 100% of the difference in cash, subject to a $1 million deductible in the case of any working capital adjustment. On the other hand, if the net debt of the DiverseyLever business was less, or the working capital of the DiverseyLever business was greater, at closing than the estimated amounts, we must pay to Unilever 100% of the difference in cash, subject to a $1 million deductible in the case of any working capital adjustment. In addition, the consideration paid by Unilever as its subscription price for its equity interest in JohnsonDiversey Holdings is subject to adjustment if, at closing, (1) the net debt of CMI or (2) the working capital of CMI, was less or more than the amounts estimated by the parties. In the case of an excess or shortfall of the net debt or working capital of CMI, the amount payable to other party will be equal to (1) the product of the amount of that excess or shortfall (subject to a $1 million deductible in the case of any working capital adjustment), together with interest from and including the closing date at an agreed rate, and  1/3, (2) multiplied by 1.5. If the net debt of CMI was more, or the working capital of CMI was less, at closing than the estimated amounts, we must pay to Unilever, on behalf of JohnsonDiversey Holdings, an amount equal to the amount payable calculated pursuant to the formula above. However, if the net debt of CMI was less, or the working capital of CMI was greater, at closing than the estimated amounts, Unilever must pay to us that amount. The purchase price for the DiverseyLever business is also subject to adjustment relating to post-employment benefit liabilities in respect of pre-closing service of DiverseyLever business employees and former employees. To the extent that the value of any employee benefit plan assets transferred to us differs from the value of the transferred liabilities, the excess or shortfall, as the case may be, adjusted in some cases by a tax adjustment factor, is to be paid as an adjustment to the purchase price for the DiverseyLever business (1) by us to Unilever in the case of any excess or (2) to us by Unilever in the case of any shortfall. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration.”

In July 2002, we and Unilever determined the net debt adjustments to (1) the purchase price for the DiverseyLever business and (2) the subscription price Unilever paid for its equity interest in JohnsonDiversey Holdings. On July 24, 2002, we paid to Unilever about €8.8 million, which approximated $8.7 million at the exchange rate in effect on July 24, 2002, representing the net debt adjustment to the purchase price. In addition, the parties agreed that Unilever would receive about $11.7 million as the net debt adjustment to the subscription price. Under the acquisition agreement, this amount, together with interest from and including the closing date, will be paid by us on behalf of JohnsonDiversey Holdings to Unilever at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. The net debt adjustments to the purchase price and the subscription price are reflected in JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002 as an increase to the purchase price for the DiverseyLever business. See note 3 to JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

In November 2002, we agreed with Unilever that we will pay Unilever about $33.7 million, representing the working capital adjustment to the purchase price for the DiverseyLever business. We will pay this amount to Unilever during the fourth quarter of 2002. Also, based on a preliminary determination of the working capital adjustment to the subscription price, we anticipate that Unilever will be required to pay to us about $37.6 million, representing an adjustment to the subscription price for Unilever’s equity interest in JohnsonDiversey Holdings. Unilever would be required to pay the working capital adjustment to the subscription price, together with interest from and including the closing date, to us at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. A preliminary determination of the working capital adjustment to the purchase price as of September 27, 2002 is reflected in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002 as an increase to the purchase price for the DiverseyLever business. The final working capital adjustment to purchase price that was agreed to in November 2002 will be reflected as an increase to purchase price in JohnsonDiversey, Inc.’s financial statements for the fiscal year ending January 3, 2003. The estimated working capital adjustment to the subscription price is reflected in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002 as a reduction to the purchase price for the DiverseyLever business.

In addition, based on a preliminary determination of transferred pension assets and liabilities relating to specified plans, we anticipate that Unilever will be required to pay to us about $35.3 million, which amount is net of an estimated tax benefit of about $9.9 million. This net amount was recorded as a reduction to the purchase price in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002. On September 30, 2002, Unilever paid to us $28.3 million, representing a portion of the estimated transferred pension liabilities adjustment relating to those plans. Further adjustments to the purchase price will be made as we determine the transferred pension assets and liabilities relating to other plans. Unilever will pay most of these adjustments over the next two years, with the remainder to be paid, together with interest from and including the closing date, at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. The working capital adjustment to the subscription price and the transferred pension liabilities adjustment to the purchase price have not been finalized and agreed with Unilever and, accordingly, are subject to change. We expect that the working capital adjustment to the subscription price will be finalized by December 2002 and the transferred pension liabilities adjustment will be finalized by December 2003.

In addition to the transferred pension liabilities adjustment, the purchase price for the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the year ended June 29, 2001. This pension expense adjustment has not been estimated and is expected to be finalized by December 2002. Under the acquisition agreement, if the actual pension expense relating to DiverseyLever’s employee benefit plans is higher than the estimated pension expense used in the determination of the purchase price for the DiverseyLever business, we would receive a payment from Unilever, calculated pursuant to a formula in the acquisition agreement, and that amount would be recorded as a reduction to the purchase price for the DiverseyLever business. On the other hand, if the actual pension expense is less than the estimated pension expense, we would be required to pay to Unilever a payment, calculated pursuant to a formula in the acquisition agreement, and that amount would be recorded as an increase to the purchase price. The full amount of the pension expense adjustment will be paid upon finalization and agreement between Unilever and us. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration” and note 3 to JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

The unaudited pro forma and historical condensed combined financial data are for informational purposes only. The pro forma financial data are not necessarily indicative of what our financial position or results of operations would have been if the Transactions had actually occurred on the assumed dates and is not necessarily indicative of our future financial position or results of operations.

We used purchase accounting in accordance with Statements of Financial Accounting Standards No. 141 to account for the Acquisition. Purchase accounting requires us to allocate the total purchase price to the tangible and intangible assets acquired and the liabilities assumed based upon their respective fair values as of the purchase date. We have made a preliminary allocation of the aggregate purchase price stated in the acquisition agreement in the following unaudited pro forma condensed combined financial data. The preliminary allocation is based upon estimates that we believe are reasonable and is subject to revision as additional information becomes available. Subsequent adjustments to the purchase price and subsequent revisions to the preliminary purchase price allocation may have a significant impact on our results of operations and financial condition.

You should read the following summary unaudited pro forma and historical condensed combined financial data in conjunction with the information included in this prospectus under the captions “Capitalization,” “Unaudited Pro Forma and Historical Condensed Combined Financial Data of JohnsonDiversey, Inc.,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the historical consolidated financial statements of CMI and related notes, the unaudited historical condensed consolidated financial statements of JohnsonDiversey, Inc. for the nine months ended September 27, 2002 and related notes and the special-purpose combined accounts of the DiverseyLever group and related notes, each included elsewhere in this prospectus. See “Index to Financial Statements.”

Summary Unaudited Pro Forma and Historical Condensed Combined Financial Data
of JohnsonDiversey, Inc.
(dollars in thousands)

	Pro Forma
	Twelve Months Ended December 28, 2001	Nine Months Ended September 27, 2002
Statement of Income Data:
Net sales	$2,575,492	1,969,905
Gross profit (1)	1,422,534	1,085,919
Depreciation and amortization	154,198	101,267
Operating expenses (2)	1,294,033	987,816
Operating profit	128,501	98,103
Interest expense, net	117,303	92,898
Provision for income taxes	7,578	8,739
Net income (loss)	(115)	19,896
Other Financial Data:
Cash interest expense (3)	108,618	87,319

As of September 27, 2002
Historical
Balance Sheet Data:
Cash and cash equivalents	$109,213
Working capital (4)	445,988
Total assets	3,343,816
Total debt (5)	1,483,532
Total combined equity	880,203

Nine months ended September 27, 2002
Historical
Cash Flows Data:
Net cash provided by operating activities	$ 118,360
Net cash used in investing activities	(1,464,182)
Net cash provided by financing activities	1,446,246

(1)
Gross profit equals net sales less cost of sales. We do not include marketing, distribution, administrative and general expenses in our cost of sales. As a result, costs related to our distribution network are not included in our calculation of gross profit. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculation of gross profit, our presentation of gross profit may not be comparable to similarly titled measures of other companies.

(2)	Operating expenses include marketing, distribution, administrative and general expenses and research and development expenses.

(3)	Cash interest expense is total interest expense less non-cash amortization of deferred financing fees.

(4)	Working capital is accounts receivable, net, plus inventories less accounts payable.

(5)
Total debt excludes capital lease obligations of about $15.7 million, including about $7.2 million of capital lease obligations previously incurred by DiverseyLever under two sale-leaseback arrangements for which Unilever is obligated to reimburse us under the acquisition agreement, and about $7.4 million of DiverseyLever capital lease obligations previously incurred by DiverseyLever that were included in the determination of post-closing adjustments to the consideration for the Acquisition. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration.’’

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information included in this prospectus in evaluating our company and our business before tendering your outstanding notes for exchange notes. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in the notes.

Risks Relating to the Notes

Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes.

As a result of the Transactions, we have substantial indebtedness. As of September 27, 2002, we had total indebtedness of about $1.5 billion, consisting of $520.9 million of notes, $933.4 million of borrowings under the new credit facilities and $29.3 million of indebtedness under foreign lines of credit.

Our substantial indebtedness may have important consequences to you. For example, it may:

•	make it more difficult for us to make payments on the notes;

•	increase our vulnerability to general economic and industry conditions, including recessions;

•
require us to use a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures, research and development efforts and other expenses;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less indebtedness; and

•	limit our ability to borrow additional funds that may be needed to operate and expand our business.

In addition, the indentures for the notes, the indenture for the senior discount notes of JohnsonDiversey Holdings and our new credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness which may increase the risks created by our substantial indebtedness.

The terms of the indentures for the notes do not fully prohibit us or our subsidiaries from incurring additional indebtedness. If we or our subsidiaries are in compliance with the financial covenants set forth in our new credit facilities and the indentures for the notes, we and our subsidiaries may be able to incur substantial additional indebtedness. These financial covenants are described in detail under the captions “Description of Other Indebtedness—New Credit Facilities” and “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” If we or any of our subsidiaries incur additional indebtedness, the related risks that we and they now face may intensify. See “Description of Other Indebtedness—New Credit Facilities” and “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

As of September 27, 2002, we had $65.6 million of indebtedness outstanding under our new revolving credit facilities and the ability to incur an additional $234.4 million of indebtedness under those revolving facilities, subject to compliance with the financial covenants set forth in the facilities. Indebtedness under the revolving credit facilities ranks senior to the notes and the subsidiary guarantees.

We require a significant amount of cash to service our indebtedness.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures, research and development efforts and other corporate expenses depend on our future operating performance and on economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other needs. In order to repay our indebtedness and fund our planned capital expenditures, we must successfully implement our business strategy. If we are unable to do so, we may need to reduce or delay our planned capital expenditures or refinance all or a portion of our indebtedness, including the notes, on or before maturity. Any delay in our planned capital expenditures may materially and adversely affect our future revenue prospects. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including the notes and the new credit facilities, on commercially reasonable terms or at all.

The indentures for the notes, the indenture for the senior discount notes of JohnsonDiversey Holdings, our new credit facilities and the stockholders’ agreement among Commercial Markets Holdco, JohnsonDiversey Holdings and Unilever restrict our ability and the ability of most of our subsidiaries to engage in some business and financial transactions.

Indentures for the notes. The indentures for the notes restrict our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase capital stock;

•	issue or allow any person to own preferred stock of restricted subsidiaries;

•	in the case of non-guarantor subsidiaries, guarantee indebtedness without also guaranteeing the notes;

•	in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us;

•	make investments;

•	incur or permit to exist liens;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or sell assets.

See “Description of the Exchange Notes—Certain Covenants.”

Indenture for the senior discount notes of JohnsonDiversey Holdings. We and all of our subsidiaries that are restricted subsidiaries under the indentures for the notes are restricted subsidiaries of JohnsonDiversey Holdings under the indenture for the senior discount notes of JohnsonDiversey Holdings. The indenture for the senior discount notes of JohnsonDiversey Holdings generally contains the same covenants as contained in the indentures for the notes, except for those differences described in this prospectus under the caption “The Acquisition—Acquisition Consideration—Initial Acquisition Consideration.” None of the covenants in the indenture for the senior discount notes is more restrictive with respect to us or any of our restricted subsidiaries than the covenants in the indentures for the notes.

The senior discount notes are direct obligations of JohnsonDiversey Holdings. Neither we nor any of our subsidiaries has any obligation to make funds available for payment on the senior discount notes.

New credit facilities. The new credit facilities contain a number of covenants that:

•	require us to meet specified financial ratios and financial tests;

•	limit our capital expenditures;

•	restrict our ability to declare dividends;

•	restrict our ability to redeem and repurchase capital stock;

•	limit our ability to incur additional liens;

•	limit our ability to engage in sale-leaseback transactions; and

•	limit our ability to incur additional indebtedness and make investments.

The new credit facilities also contain other covenants customary for senior, secured credit facilities of this nature. See “Description of Other Indebtedness—New Credit Facilities.” Our ability to borrow under our new credit facilities depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet these covenants.

Stockholders’ Agreement. Under the stockholders’ agreement among Commercial Markets Holdco, JohnsonDiversey Holdings and Unilever, Unilever must approve specified transactions and actions by JohnsonDiversey Holdings and its subsidiaries, including us. Among the transactions and actions requiring Unilever’s approval are expenditures in excess of $50 million, future borrowings, investments in new ventures, exiting specified lines of businesses, specified acquisitions and divestitures and the issuance of additional capital stock. See “—Risks Relating to Our Business—Some decisions affecting our business require approval of Unilever” and “The Acquisition—Related Agreements—Stockholders’ Agreement.”

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a change of control, but which could nevertheless increase the amount of our outstanding debt at that time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of notes.

Under the indentures for the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions are not considered change of control transactions. As a result, we could enter into any of those transactions without being required to make an offer to repurchase the notes even though the transactions could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of notes.

If we fail to comply with the covenants contained in the indentures for the notes, the indenture for the senior discount notes or the new credit facilities, the debt incurred under those agreements could be declared immediately due and payable, and we may not have sufficient funds available to pay the accelerated indebtedness. In addition, our failure to comply with those covenants could also trigger a default under other agreements.

Our ability to comply with the covenants or other requirements in our new credit facilities and the indentures for the notes and senior discount notes may be affected by events beyond our control. We cannot assure you that we will satisfy these covenants and requirements. Our failure to comply with these covenants or our inability to comply with financial ratio tests or other restrictions could result in an event of default under the indentures or the new credit facilities. Additionally, a payment default or default that results in the acceleration of indebtedness aggregating $25 million or more, including, without limitation, indebtedness under our new credit facilities, the indentures for the notes and indebtedness under our securitization facility and foreign lines of credit, is also an event of default under the new credit facilities and the indentures for the notes and the indenture for the senior discount notes. Further, specified defaults under the new credit facilities or the indentures for the notes constitute defaults under our securitization facility, some of our foreign lines of credit and our license agreements with S.C. Johnson & Son. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son.” A default, if not cured or waived, may permit acceleration of our indebtedness or result in a termination of our license agreements. We cannot be certain that we will have funds available to remedy any default. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Your right to receive payments on the notes and the guarantees of the notes are junior to our and the subsidiary guarantors’ other indebtedness and possibly all of our and their future borrowings.

The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors’ existing indebtedness and all of our and their future indebtedness, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our and the guarantors’ senior indebtedness and other indebtedness, will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior indebtedness.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or any guarantor, holders of the notes will participate with trade creditors and all holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the indentures for the notes require that amounts otherwise payable to holders of the notes in a bankruptcy, liquidation or reorganization or similar proceeding be paid to holders of senior indebtedness instead, until those holders have been paid in full and because holders of trade payables are not subject to this requirement, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds available to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of our senior indebtedness.

As of September 27, 2002, the notes and the subsidiary guarantees were subordinated to $933.4 million of senior indebtedness under the new credit facilities. In addition, $234.4 million were available for future borrowings as additional senior indebtedness under our new credit facilities, $40.0 million of borrowings were outstanding under our securitization facility and $29.3 million of indebtedness were outstanding under foreign lines of credit. We are permitted to incur substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indentures for the notes, the indenture for the senior discount notes of JohnsonDiversey Holdings and the new credit facilities.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

Although much of our business is conducted through our subsidiaries, none of our subsidiaries, other than our subsidiary guarantors under their guarantees, is obligated to make funds available for payment on the notes. Our ability to make payments on the notes is dependent, at least in part, on the earnings and the distribution of funds from our subsidiaries. Furthermore, under the terms of the indentures for the notes, the indenture for the senior discount notes of JohnsonDiversey Holdings and the new credit facilities, our subsidiaries are permitted to incur additional indebtedness that may restrict or prohibit distributions, dividends or loans from those subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. See “Description of Other Indebtedness.”

A declaration of bankruptcy, liquidation or reorganization by any of our non-guarantor subsidiaries may adversely affect your right to receive payment on the notes.

None of our existing or future foreign subsidiaries other than Johnson Diversey Cayman, Inc., a subsidiary guarantor organized under the laws of the Cayman Islands, will guarantee the notes. Also, those of our domestic subsidiaries that are not guarantors under our new credit facilities do not guarantee the notes. See “Description of the Exchange Notes—Brief Description of the Notes and the Guarantees—The Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are or could be made available for distribution to us.

The notes are effectively subordinated to all existing and future liabilities and indebtedness of our non-guarantor subsidiaries. As of September 27, 2002, the notes were subordinated to $860.8 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including trade and operating indebtedness, but excluding indebtedness under our credit facilities that is guaranteed on a senior secured basis by us or a subsidiary guarantor and is included in the $933.4 million of senior indebtedness of our company and our subsidiary guarantors discussed above in “—Your right to receive payments on the notes and the guarantees of the notes are junior to our and the subsidiary guarantors’ other indebtedness and possibly all of our and their future borrowings.” Our non-guarantor subsidiaries generated 60.4% of our historical net sales for the nine months ended September 27, 2002 and held 73.6% of our assets as of September 27, 2002.

In addition, about two-thirds of the combined net sales of CMI and the DiverseyLever business (including the Unilever consumer brands business) for the twelve months ended December 28, 2001 were derived from sales outside the United States. Assuming that the Transactions occurred at the beginning of that period, we believe that these non-U.S. sales generally would have been generated by non-guarantor subsidiaries.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of change of control events specified in the indentures for the notes, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest and special interest, if any, to the date of repurchase. It is possible, however, that we will not have sufficient funds available at the time of the change of control to make the required repurchase of notes. Our failure to purchase tendered notes would constitute an event of default under the indentures for the notes and could result in the acceleration of the indebtedness under the indentures. In addition, a change of control would cause an event of default under the new credit facilities and would permit the banks to declare the indebtedness under the new credit facilities immediately due and payable. Also, a change in control could cause an amortization event under our securitization facility, depriving us of the benefits of the facility as well as the proceeds of some of the receivables transferred under the facility. In those circumstances, we cannot assure you that we will have sufficient funds available to repay all of our indebtedness. Furthermore, restrictions in our new credit facilities will not allow repurchases of notes unless we have repaid the indebtedness under the new credit facilities or received the requisite consent of our banks. As of September 27, 2002, upon the occurrence of a change of control, we would have been required to offer to repurchase about $520.9 million of notes outstanding, and about $933.4 million under the new credit facilities could have been accelerated. In addition, the senior discount notes of JohnsonDiversey Holdings would become due upon a change of control. In the event of a change of control, it is possible we would be unable to satisfy all of our other obligations and make payments on the notes simultaneously.

In some circumstances, it may be unclear whether a change of control has occurred and therefore, the rights of holders of notes as a result of that event may be uncertain.

One event which is a change of control under the indentures for the notes is a sale of “all or substantially all” of the properties or assets of JohnsonDiversey Holdings, JohnsonDiversey and its restricted subsidiaries, taken as a whole. The meaning of “all or substantially all” has no clearly established or uniform meaning under New York law, which is the law that governs the indentures for the notes. In addition, whether a particular transaction is a sale of “all or substantially all” of the assets of a company or a group of companies will depend on the facts and circumstances of the subject transaction. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, conveyance, transfer or other disposition of less than all of the assets of JohnsonDiversey Holdings, JohnsonDiversey and its restricted subsidiaries, taken as a whole, to another person or group is uncertain. It is possible, therefore, that there could be a disagreement between us and some or all holders of notes over whether a specific transaction or series of transactions would require us to make a change of control offer to holders of notes. In addition, if the holders of notes elect to exercise their rights under the indentures for the notes and we elect to contest that election, there can be no assurance as to how a court interpreting New York law would interpret the phrase “all or substantially all.”

Federal and state statutes allow courts, in specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

Under the United States federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee may be voided, or claims in respect of a guarantee may be subordinated to all other indebtedness of a guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of that guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by a guarantor under a guarantee may be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor incurred its subsidiary guarantees for proper purposes and in good faith, was not insolvent at the time of or rendered insolvent as a result of entering into the subsidiary guarantees of the notes, does not have unreasonably small capital for the business in which it is engaged and has not incurred debts beyond its ability to pay those debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, your outstanding notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indentures governing the notes and arose because we originally issued the outstanding notes under exemptions from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We did not register the outstanding notes, and we do not intend to do so following the exchange offer. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the Securities Act. As a result, if you hold outstanding notes after the exchange offer, your ability to sell those notes will be significantly limited.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes.

If an active trading market does not develop for the notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities for which no established trading market exists.

Although the notes are eligible for trading in PORTALSM and the outstanding notes are, and we expect that the exchange notes will be, eligible for trading on the Luxembourg Stock Exchange, we cannot assure you that an active trading market will develop for the notes. Further, we cannot assure you as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

We understand that the initial purchasers intend to make a market in the notes. However, they are not obligated to do so, and their market-making activity may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.

If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes or are an “affiliate” of JohnsonDiversey, you may still be subject to various transfer restrictions.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. Also, “affiliates” of JohnsonDiversey may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption.

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. You will receive exchange notes in exchange for your outstanding notes only if, before the expiration date, you deliver all of the following to the applicable exchange agent:

•
certificates for the outstanding notes or a book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, Euroclear Bank S.A./N.V. or Clearstream Banking, as applicable;

•	the applicable Letter of Transmittal, properly completed and duly executed by you, together with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

You should allow sufficient time to ensure that the applicable exchange agent receives all required documents before the exchange offer expires. Neither we nor the applicable exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your outstanding notes for exchange.

Sales of the senior discount notes of JohnsonDiversey Holdings or the perception that these sales could occur may depress the price of the notes.

In connection with the Acquisition, our parent, JohnsonDiversey Holdings, issued its senior discount notes to Unilever in the original principal amount of about $241 million. JohnsonDiversey Holdings also entered into a registration rights agreement with Unilever covering those senior discount notes. Under the senior discount notes registration rights agreement, at any time after August 1, 2002, Unilever may request that JohnsonDiversey Holdings use its reasonable best efforts to register the senior discount notes under the Securities Act or otherwise assist Unilever in a private sale of senior discount notes. See “The Acquisition—Acquisition Consideration—Initial Acquisition Consideration” and “—Related Agreements—Senior Discount Notes Registration Rights Agreement.” Subsequent sales of senior discount notes may adversely affect prevailing market prices of the notes. The perception that these sales may occur could also have the same result.

Risks Relating to Our Business

If we are unable to combine the DiverseyLever business successfully with our business, we may incur unanticipated costs, our operations may be disrupted and our ability to make payments on the notes may be impaired.

Our acquisition of the DiverseyLever business more than doubled the size of our net sales and substantially increased the scope and complexity of our operations. Our ability to combine the

DiverseyLever business with our business and effectively manage a combined business that is significantly larger and more complex will determine, to a significant extent, the future success of our business, and our ability to pay principal and interest on the notes. In addition, our integration strategies are subject to numerous conditions beyond our control, including the possibility of adverse general and regional economic conditions, general negative industry trends and competition. Other risks we face in connection with the integration of the DiverseyLever business include:

•	our inability to realize anticipated synergies, economies of scale or other value;

•	diversion of our management’s attention from the operation of our ongoing business;

•	difficulties in coordinating management of operations at acquired sites and establishing new informational, operational and financial systems required to meet the needs of our business;

•	delays in implementing consolidation plans;

•	unanticipated legal liabilities; and

•	our inability to integrate employees of the DiverseyLever business into our company successfully, to retain key employees, or to consolidate our workforce effectively or on a timely basis.

To benefit fully from the acquisition of the DiverseyLever business, we need to combine DiverseyLever’s and CMI’s administrative functions and implement new or modified operational, financial and management systems and controls. If we are unable to integrate the businesses effectively and within our expected time frame, our business, financial condition, results of operations and cash flows may be materially adversely affected, and our ability to make payments on the notes may be impaired.

We may not realize anticipated synergies, benefit from anticipated business opportunities or experience anticipated growth from the acquisition of the DiverseyLever business.

We expect that the acquisition of the DiverseyLever business will result in various synergies, business opportunities and growth. Our ability to realize these synergies, benefit from these opportunities and grow our business is dependent on business conditions in future periods that we cannot predict or measure with certainty. We may never realize these expected synergies, benefit from these business opportunities or experience growth. Our assumptions underlying estimates of expected cost savings and anticipated synergies may be inaccurate, and future business conditions and events may reduce or eliminate our ability to realize them. In addition, we may experience increased competition that limits our ability to grow our business. General industry and business conditions may deteriorate, which also may limit our ability to grow our business or to exploit business opportunities. Finally, our growth and operating strategies for the combined businesses may not be successful or the costs of integration may be higher than expected. The inability to realize anticipated synergies, benefit from business opportunities or experience growth from the Acquisition may materially adversely affect our business, financial condition, results of operations and cash flows and impair our ability to make payments on the notes.

We may not realize the anticipated cost savings from our restructuring initiatives.

We anticipate significant cost savings as a result of our recent restructuring initiatives. These restructuring initiatives include a plan to decrease our operating costs by reducing excess capacity, rationalizing our supply chain, sales and administration activities and standardizing our product lines. We have closed ten manufacturing plants as of November 1, 2002 and intend to close an unspecified number of additional plants within the next three years. Furthermore, we have initiated a stock keeping unit, or SKU, rationalization program designed to reduce the number of SKUs in our product offerings.

DiverseyLever initiated the restructuring plans, and we have based our anticipated cost savings upon the results of DiverseyLever’s restructuring to the date of the Acquisition. We may not realize the same levels of cost savings from the continuation of the restructuring initiatives or any expansion of those initiatives to our combined business. Further, our assumptions underlying estimates of anticipated cost savings from these initiatives may be inaccurate, and future business conditions and events may impede our ability to complete our restructuring initiatives. If we are unable to complete these initiatives in a timely manner or if we do not realize the anticipated cost savings, our business, financial condition, results of operations and cash flows may be materially adversely affected, and our ability to make payments on the notes may be impaired.

We face significant competition and will face more competition in the future.

The worldwide market for our products is highly competitive. Our principal competitor on a worldwide basis is Ecolab, Inc., which is the largest supplier of cleaning and sanitizing products to the institutional and industrial cleaning and sanitation industry. Ecolab has significant capacity, technology, expertise and financial resources, which enables it to compete effectively with us. We also face significant competition from numerous national, regional and local companies within some or all of our product categories in each sector we serve. Many of these companies have increased in strength as a result of recent consolidations in the industry. Barriers to entry and expansion in the institutional and industrial cleaning and sanitation industry are low and significant new entrants in the market include The Procter & Gamble Company and The Clorox Company, which have expanded into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers. Our failure to address these challenges adequately could put us at a competitive disadvantage relative to our competitors.

The polymer market is also highly competitive. Many of our competitors in the polymer market are larger than us and have less indebtedness. These competitors have greater financial resources and are better able to respond to price increases in raw materials and to compete on pricing than us. If we are not able to compete on pricing, we may not be able to compete in the polymer industry successfully.

The volatility of our raw material costs may adversely affect our operations.

The principal raw materials we use in our professional business are surfactants, polymers and resins, waxes, solvents, fragrances, caustic soda, chelates and phosphates. The prices of many of these raw materials are cyclical. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected, and our ability to make payments on the notes may be impaired.

We may lose substantial amounts in agency fees if our sales agency agreement with Unilever is terminated.

In connection with the Acquisition, we entered into a sales agency agreement with Unilever under which we have agreed to act as Unilever’s sales agent in specified territories for the sale into the institutional and industrial markets of Unilever’s consumer brand products. If we are unable to comply with our obligations under the sales agency agreement or if Unilever terminates that agreement for any other reason, including if we are insolvent or our sales drop below 75% of targeted sales for a given year, we may lose significant amounts in agency fees. Furthermore, a willful breach by us also obligates us to make additional payments. See “The Acquisition—Related Agreements—Sales Agency Agreement.” If the sales agency agreement is terminated, we may lose substantial amounts in agency fees, which may have a material adverse effect on our business, financial condition, results of operations and cash flows and impair our ability to make payments on the notes.

We have also entered into a supply agreement with Unilever under which we have agreed to manufacture some Unilever consumer brand products that we will sell on behalf of Unilever under the sales agency agreement. If we fail to meet our supply obligations under the supply agreement and the failure causes our sales to drop below 75% of targeted sales, Unilever may terminate the sales agency agreement. See “The Acquisition—Related Agreements—Supply Agreements.”

If we are unable to keep and protect our intellectual property rights, our ability to compete may be negatively impacted.

The market for our products depends to a significant extent upon the goodwill associated with our brand names. We currently hold licenses under agreements with S.C. Johnson & Son to use specified technology, trade names, housemarks and brand names of S.C. Johnson & Son incorporating “Johnson,” including “Johnson Wax Professional” and the “Johnson” name, including “Johnson” with our owned trade name “Diversey,” in the commercial and industrial channels of trade. See “Certain Relationships and Related Transactions.” In addition, Unilever has granted us the right to continue to use the name “Lever,” including within the name “DiverseyLever,” on a transitional basis until November 2, 2004. If our rights under these license agreements are terminated, we may lose the ability to use these brand names and technology, which may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired.

In addition, we own, or have licenses to use, all of the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where our products are principally sold. Trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in the foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

We cannot be certain that we will be able to assert these intellectual property rights successfully in the future or that they will not be invalidated, circumvented or challenged. Other parties may infringe on our intellectual property rights and may thereby dilute the value of our brand names in the marketplace. Any infringement of our intellectual property rights would also likely result in a diversion of our time and resources to protect these rights through litigation or otherwise. Similarly, other parties may infringe on intellectual property rights that S.C. Johnson & Son licenses to us. The protection of these licensed intellectual property rights are under the control of S.C. Johnson & Son and, therefore, we cannot assure the protection of those trademarks or other intellectual property rights or prevent dilution in the marketplace of the value of those brands. Finally, we may infringe on others’ intellectual property rights. Any failure by us or S.C. Johnson & Son to protect our trademarks, or any adverse judgment with respect to infringement by us of others’ intellectual property rights, may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired.

We are subject to risks related to our operations outside the United States.

We have substantial operations outside the United States. CMI and the DiverseyLever business, including the Unilever consumer brands business, derived about 62% of their combined net sales for the twelve months ended December 28, 2001 from sales outside the United States. In addition to the risks described in this prospectus that are common to both our U.S. and non-U.S. operations, we face risks related to our foreign operations such as:

•	foreign currency fluctuations;

•	unstable political, economic, financial and market conditions;

•	import and export license requirements;

•	trade restrictions;

•	increases in tariffs and taxes;

•	high levels of inflation;

•	restrictions on repatriating foreign profits back to the United States;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	less favorable intellectual property laws;

•	unfamiliarity with foreign laws and regulations; and

•	changes in labor conditions and difficulties in staffing and managing international operations.

All of these risks have affected our business in the past and may have a material adverse effect on our business, financial condition, results of operations and cash flows in the future.

Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows, and may impair our ability to make payments on the notes.

Our results of operations are reported in U.S. dollars. However, outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Japanese yen, Brazilian real and Turkish lira. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations, and a significant weakening of the currencies in which we generate sales relative to the euro may adversely affect our ability to meet our euro obligations.

In addition, we are required to maintain compliance with financial covenants under the new credit facilities. The covenants are measured in U.S. dollar terms; therefore, an adverse shift in currency exchange rates may cause us to be in breach of these covenants, which, if not cured or waived, may result in the acceleration of all of our indebtedness.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may lower our operating profits and cash flows.

If we are unable to retain key employees and other personnel, our operations and growth may be adversely affected.

Our success depends largely on the efforts and abilities of our management team and other key personnel. Their experience and industry contacts significantly benefit us. We are particularly dependent on our global vice presidents and regional presidents to integrate the DiverseyLever business successfully. See “Management.” If any of our senior management or other key personnel cease to work for us, our business, financial condition, results of operations and cash flows may be materially adversely affected, and our ability to make payments on the notes may be impaired.

If we do not comply with the labor laws of the various countries in which we operate, we may face significant fines or incur significant liabilities.

In many countries, in particular European countries, laws require a company to consult with its trade unions and works councils if the company undergoes a change of ownership, major operational change to its business or a reduction in workforce. We must comply with these consultation obligations in various countries in which we intend to effect post-Acquisition reorganizations and in which our employees are members of trade unions or works councils. To satisfy these consultation obligations, we must be willing to consider various requests by the trade unions or works councils. If we fail to comply properly with the consultation requirements or other labor laws of various countries, we may face significant fines or criminal sanctions. The violation of these laws may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired.

We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.

Our operations are regulated under a number of federal, state and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conversation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully comply with applicable environmental laws. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations and we may not have some of these permits or some of the permits we have may not be current. Various state, local and foreign jurisdictions also require us to register our products and to comply with specified requirements with respect to those products. In the event of a violation of any of these laws, we may be liable for damages and the costs of remedial actions, and may also be subject to revocation, non-renewal or modification of our operating permits and revocation of our product registrations. Any revocation, modification or non-renewal may require us to cease or limit manufacture and sale of products at one or more of our facilities, and may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired. Any revocation, non-renewal or modification may also result in an event of default under the indentures for the notes, the indenture for the senior discount notes of JohnsonDiversey Holdings and our new credit facilities, which, if not cured or waived, may result in the acceleration of all our indebtedness.

The potential cost to us relating to environmental and product registration matters, including the cost of complying with the foregoing legislation and remediating contamination, is uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations, including those outside of the United States, and the timing, variable costs and effectiveness of clean-up and compliance methods. Environmental and product registration laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which may also negatively impact our operating results. Accordingly, we may become subject to additional liabilities and increased operating costs in the future under these laws and regulations that may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair our ability to make payments on the notes.

In connection with the Acquisition, we conducted environmental assessments at 94 DiverseyLever facilities in various countries. Based on the results of these assessments, we performed additional environmental investigations at 13 of these 94 facilities. These additional investigations disclosed the likelihood of soil and/or groundwater contamination at eight of the thirteen facilities, which may need to be remediated. We are still evaluating the nature and extent of the contamination at these eight sites and have not yet developed plans to address the contamination or estimated the possible costs of any required remediation. We expect to conduct additional investigations at some or all of these 94 facilities or at other facilities in the future. We cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations and we cannot assure you that those costs, or the costs of any required remediation at the eight previously identified facilities, will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

We currently expect significant future environmental compliance obligations in our European facilities as a result of a European Community Directive “Integrated Pollution Prevention and Control” enacted on September 24, 1996. The directive imposes several requirements related to integrated pollution prevention and control on chemical manufacturing businesses throughout Europe and requires companies to obtain authorization or permits from governmental authorities before carrying out specified activities at facilities located in these countries. This directive became effective in October 1999 for all new facilities and for existing facilities that undergo a substantial change that may have a significant negative impact on the environment. While the directive will be effective in 2007 for all existing facilities, some member states have introduced a transitional schedule, which applies the directive to specified sectors prior to 2007 in a phased manner. Our environmental capital expenditures, costs and operating expenses will be subject to evolving regulatory requirements and will depend on the timing of the effectiveness of requirements in these various jurisdictions. As a result of the directive, we may be subject to an increased regulatory burden, and we expect significant future environmental compliance obligations in our European facilities. This directive may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair our ability to make payments on the notes.

We will not receive indemnification from Unilever for breaches of warranty or for environmental costs under the acquisition agreement until the aggregate amount of damages exceed agreed dollar thresholds.

Under the acquisition agreement, Unilever has made warranties to us with respect to the DiverseyLever business. In addition, Unilever has agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amount of damages meet various dollar thresholds. The acquisition agreement includes other limits on recovery even if these thresholds are exceeded. See “The Acquisition—Indemnification.” As a result, if we incur damages or liabilities that do not meet the indemnity thresholds under the acquisition agreement, or if the aggregate limits on indemnity payments under the acquisition agreement become applicable, we would not be entitled to indemnity from Unilever and would be required to bear the costs ourselves. We cannot be certain that we will have sufficient funds available to bear these costs. Further, the payment of these costs may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired.

Descendants of Samuel Curtis Johnson beneficially own the majority of our common equity interests and the common equity interests of S.C. Johnson & Son, with which we have material arrangements.

Descendants of Samuel Curtis Johnson beneficially own a majority of the common equity interests in Commercial Markets Holdco. Under the stockholders’ agreement that Commercial Markets Holdco, JohnsonDiversey Holdings and and Unilever entered into in connection with the Acquisition, the descendants of Samuel Curtis Johnson, through their controlling interest in Commercial Markets Holdco, may nominate and elect nine of the eleven directors of JohnsonDiversey Holdings. JohnsonDiversey Holdings as the owner of all of our common equity interests, except for one share, has the sole right to elect our directors. As a result, subject to the provisions of the stockholders’ agreement, the descendants of Samuel Curtis Johnson can effectively control the management and affairs of our company.

Generally, the same descendants of Samuel Curtis Johnson beneficially own a majority of the common equity interests in S.C. Johnson & Son, and, by virtue of their controlling interest, effectively control the management and affairs of S.C. Johnson & Son. As a result of these ownership interests, conflicts of interest may arise with respect to business dealings between us and S.C. Johnson & Son, including with respect to various agreements with S.C. Johnson & Son that are important to our business and acquisitions of businesses or properties. See “—Our relationship with S.C. Johnson & Son is important to our future operations” and “Certain Relationships and Related Transactions.” Disputes may also arise between us and S.C. Johnson & Son in the course of these business dealings. Because the same shareholders control both us and S.C. Johnson & Son, we cannot be certain that those shareholders will not, directly or indirectly, resolve these conflicts or decide any dispute in favor of S.C. Johnson & Son. Furthermore, under some of our agreements with S.C. Johnson & Son, the chairman of the board or the board of directors of S.C. Johnson & Son has the ultimate authority to resolve disputes under those agreements, and, if a dispute is decided in favor of S.C. Johnson & Son, we cannot challenge that decision. Any such decision may have a material adverse effect on our business, financial condition, results of operations and cash flows and may impair our ability to make payments on the notes.

Our relationship with S.C. Johnson & Son is important to our future operations.

We are party to various agreements with S.C. Johnson & Son, including a trademark license agreement, a technology disclosure and license agreement, supply and manufacturing agreements and several leases. See “Certain Relationships and Related Transactions.” Under the trademark license agreement, S.C. Johnson & Son has granted us the right to use specified technology, trade names, housemarks and brand names incorporating “Johnson,” including “Johnson Wax Professional” and the “Johnson” name, including “Johnson” with our owned trade name “Diversey,” which we believe are critical to our business. Further, our rights to sell products, including DiverseyLever products, in some channels of trade that are not exclusively institutional and industrial, which we refer to as “cross-over” channels of trade, are subject to the approval of S.C. Johnson & Son, in its sole discretion, under the trademark license agreement. Our sales in these channels of trade have historically been significant.

Under the technology disclosure and license agreement, S.C. Johnson & Son has granted us the right to use specified technology of S.C. Johnson & Son. In addition, we lease our principal manufacturing facilities in Sturtevant, Wisconsin from S.C. Johnson & Son. If we default under the trademark license agreement or technology disclosure and license agreement and either agreement is terminated, we will no longer be able to use the Johnson name or the technology of S.C. Johnson & Son. Furthermore, S.C. Johnson & Son will then have the right to terminate the leases governing our manufacturing facilities in Sturtevant, Wisconsin. Finally, in some countries, we depend on S.C. Johnson & Son to produce or sell some of our products. If our relationship with S.C. Johnson & Son is damaged or severed, or if S.C. Johnson & Son were to limit significantly our rights to sell some products in specified channels of trade, it could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired. See also “—If we are unable to keep and protect our intellectual property rights, our ability to compete may be negatively impacted.”

Our relationship with Unilever is important to our future operations.

In connection with the Acquisition, we entered into agreements with Unilever, including transitional services, license and supply agreements. See “The Acquisition—Related Agreements.” If Unilever fails to observe its commitments under these agreements, we may not be able to operate in accordance with our business plans and we may incur additional costs. Any failure by Unilever to observe its obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired. If these agreements are terminated before the end of their terms, we may not be able to obtain similar services, intellectual property or products on the same terms from third parties or at all.

As a result of the Acquisition, we own the name “Diversey.” In addition, Unilever has granted us the right to continue to use the name “Lever,” including within the name “DiverseyLever,” on a transitional basis until November 2, 2004. We also hold licenses to use some trademarks and technology of Unilever in the institutional and industrial channels of trade under license agreements with Unilever. See “The Acquisition—Related Agreements—Intellectual Property Agreements.” We believe that these license agreements are critical to our business and the termination of our rights under any of these agreements may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired.

Some decisions affecting our business require approval of Unilever.

Unilever beneficially owns one-third of the common stock of JohnsonDiversey Holdings. Also, two of the eleven members of the board of directors of JohnsonDiversey Holdings are officers of Unilever. As a result, conflicts of interest may arise with respect to business dealings between us and Unilever. Under the stockholders’ agreement among Unilever, Commercial Markets Holdco and JohnsonDiversey Holdings, Unilever generally must approve specified transactions and actions by JohnsonDiversey Holdings and its subsidiaries, including us. Among the transactions and actions requiring Unilever approval are capital expenditures in excess of $50 million, future borrowings, investments in new ventures, exiting specified lines of business, specified acquisitions and divestitures and the issuance of additional capital stock. See “The Acquisition—Related Agreements—Stockholders’ Agreement.” While Unilever does not have the ability to exercise control or decisive influence over our strategic business affairs, Unilever may prevent us from engaging in specified transactions or acts that may be beneficial to our business or that may be in our long-term best interest. Because the stockholders’ agreement does not contain any arbitration or tie-breaking provisions, if we have disagreements with Unilever, we have no remedies or procedures to challenge its veto rights. As with any similar arrangement, differences in views between Unilever and us may result in delayed decisions or the failure to agree on major matters, each of which may have a material adverse effect on our business, financial condition, results of operations and cash flows and impair our ability to make payments on the notes.

There may be risks related to our prior use of Arthur Andersen LLP as our independent public accountant.

On March 14, 2002, our former independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the U.S. government’s investigation of Enron Corp. On June 15, 2002, a jury convicted Arthur Andersen of obstruction of justice, and on September 13, 2002, a federal judge upheld that verdict. In light of the verdict, Arthur Andersen ceased practicing before the Securities and Exchange Commission on August 31, 2002. Further, on June 15, 2002, Arthur Andersen announced that it would begin a process for dealing with state regulators leading to surrender of the firm’s licenses.

Events arising out of the indictment and conviction may materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of financial statements included in this prospectus, and may impede our access to the capital markets after completion of the exchange offer.

We are required to file with the Commission periodic reports containing financial statements audited or reviewed by an independent public accountant. In addition, the indentures for the notes and our new credit facilities require that we deliver periodic reports and certificates, many of which will include financial statements or calculations that, in some cases, are required to be audited or reviewed by independent public accountants. Further, Commission rules require us to include or incorporate by reference in these reports audited financial statements for prior periods. As a result, we will be required to present audited financial statements for one or more prior periods audited by Arthur Andersen. Our access to the capital markets and our ability to comply with our reporting obligations, whether contractual or statutory, in a timely manner could be adversely affected if the Commission ceases accepting financial statements audited by Arthur Andersen. Our access to the capital markets may also be adversely affected if underwriters and other third parties cease to rely on financial statements audited by Arthur Andersen and, therefore, refuse to enter into transactions with companies with those financial statements.

The consolidated financial statements of CMI as of June 30, 2000 and June 29, 2001 and for each of the fiscal years in the three-year period ended June 29, 2001, and as of December 28, 2001 and for the six months then ended, included in this prospectus have been audited by Arthur Andersen. We used reasonable efforts to obtain the consent of Arthur Andersen to include in this prospectus its audit report with respect to these financial statements. We were unable to obtain a consent from Arthur Andersen. As a result, we filed the registration statement of which this prospectus is a part, and will file any amendment to the registration statement, in reliance on temporary rules issued by the Commission, which relieve an issuer from the obligation to obtain the consent of Arthur Andersen in specified cases. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

Subsequent to the issuance of the audit report of Arthur Andersen on the consolidated financial statements of CMI referred to above, we modified some of the notes to those consolidated financial statements. Arthur Andersen did not reissue its audit report subsequent to those changes, and, consequently, the report of Arthur Andersen included in this prospectus is a copy of its original report. Because the audit report of Arthur Andersen on those consolidated financial statements of CMI does not cover the subsequent changes to the notes to those financial statements, your ability to recover from Arthur Andersen for material misstatements in or omissions from those financial statements may be further impaired.

General economic downturns are likely to have an adverse impact on our business, financial condition, results of operations and cash flows.

A general economic slowdown negatively impacted our results of operations for the nine months ended September 27, 2002. The slowdown, which was exacerbated by the global economic and political uncertainties caused by recent developments, including the September 11, 2001 terrorist attacks in the United States and the war in Afghanistan involving the United States and its allies, have adversely affected many economies and industries worldwide. General economic downturns adversely impact some of our end-users, such as hotels, restaurants, food and beverage processors and other end-users that are sensitive to travel and dining activities. These end-users typically reduce their volume of purchases of cleaning, hygiene and appearance products during economic downturns. The continuation of the economic downturn that negatively impacted our results for the nine months ended September 27, 2002 and any future general economic downturn would likely have an adverse impact on our business, financial condition, results of operations and cash flows.

WHERE TO FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange offer for the notes. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement. For further information about us and the exchange offer, reference is made to the registration statement and to the financial statements and exhibits filed with that registration statement.

On November 27, 2002, the registration statement on Form S-4 relating to the exchange offer was declared effective by the Commission. As a result, we are subject to the reporting and information requirements of the Securities Exchange Act of 1934 and will file periodic reports and other information with the Commission. Copies of all information filed with the Commission may be obtained from the Commission at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Filings with the Commission are also available to the public from the Commission’s website at www.sec.gov.

We will file with the Commission annual reports on Form 10-K, quarterly reports on Form 10-Q and the information, documents and other reports that are required to be filed pursuant to Section 13 or 15(d) of the Exchange Act and make that information available to securities analysts and prospective investors upon request. In the event we cease to be required to file reports pursuant to the Exchange Act, we will nevertheless continue to file the reports with the Commission (unless the Commission will not accept those filings) and make that information available to securities analysts and prospective investors upon request. In addition, at any time on or after November 11, 2002, whether or not required by the rules of the Commission, so long as any notes remain outstanding, we will furnish to the holders of notes copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Further, we have agreed that, at any time after November 11, 2002, for so long as any notes remain outstanding, we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Written requests for any such reports may be sent to JohnsonDiversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902, Attention: General Counsel, (262) 631-4001.

CURRENCY EXCHANGE RATES

The special-purpose combined accounts of the DiverseyLever business were prepared, and are presented, in euros. For purposes of preparing the pro forma income statement data included in this prospectus for the twelve months ended December 28, 2001 and for the nine months ended September 27, 2002, we translated the income statement items of the DiverseyLever group, including the Unilever consumer brands business, from euros to U.S. dollars at the monthly weighted average exchange rate for each period presented. The exchange rates used to prepare the pro forma income statement data included in this prospectus follow.

	Twelve Months Ended December 28, 2001	Four Months Ended May 3, 2002
U.S. dollars per euro	.8953	.8756

In connection with the Acquisition, we incurred indebtedness denominated in U.S. dollars, euros and Japanese yen. In this prospectus, we present in U.S. dollars information on our indebtedness as of May 3, 2002, immediately after the closing of the Acquisition, and as of September 27, 2002. For purposes of presenting our indebtedness as of May 3, 2002 and as of September 27, 2002, we translated our indebtedness denominated in euros and Japanese yen to U.S. dollars at the exchange rates in effect as of those dates. The exchange rates that we used to present indebtedness as of May 3, 2002 and September 27, 2002 in U.S. dollars follow.

	As of May 3, 2002	As of September 27, 2002
U.S. dollars per euro	.9173	.9816
U.S. dollars per Japanese yen	.0078	.0081

The exchange rates that we used to translate euros and Japanese yen to U.S. dollars were based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. On November 19, 2002, the applicable noon buying rates were U.S. $1.0107 per 1 euro and U.S. $.0082 per 1 Japanese yen.

MARKET AND INDUSTRY DATA

This prospectus includes market share and industry data that we obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. We have not independently verified any of the data from third-party sources, and we have not determined the underlying economic assumptions relied upon in those sources. Similarly, internal company surveys and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Except where otherwise noted, references to North America include only the continental United States and Canada, and statements as to our position relative to our competitors, as to sales or as to other industry or market data refer to the most recent available data as reported by Kline & Company, Inc., an unaffiliated research consultant.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. Investors should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in “Risk Factors” and the following:

•	our ability to integrate and operate successfully the DiverseyLever business and achieve the cost savings and business growth that we anticipate within the anticipated time frames, or at all;

•
our ability to manage effectively a combined business that is significantly larger and more complex than CMI’s business prior to the Acquisition, including our ability to develop and implement operational and financial systems to manage these operations;

•	costs or difficulties related to the Acquisition or restructuring initiatives, which may be greater than expected;

•	our ability to realize expected benefits of our restructuring initiatives within the anticipated time frame, or at all;

•	our ability to execute any of our business strategies;

•	changes in general economic and political conditions, interest rates and currency movements, including, in particular, our greater exposure to foreign currency risks due to the Acquisition;

•
the vitality of the institutional and industrial cleaning and sanitation market, particularly those sectors adversely affected by the most recent economic downturn, and the industrial painting and packaging, coatings and adhesives markets;

•	restraint on pricing flexibility due to competitive conditions in the professional and polymer markets;

•	the loss or insolvency of a significant supplier or customer;

•	effectiveness in managing our manufacturing processes, including our inventory and fixed assets;

•	changes in energy costs, the costs of raw materials and other operating expenses;

•	our ability and the ability of our competitors to introduce new products and technical innovations;

•	the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution and labeling of our products;

•	the occurrence of litigation or claims;

•	changes in tax, fiscal, governmental and other regulatory policies;

•	the effect of future acquisitions or divestitures or other corporate transactions;

•	adverse or unfavorable publicity regarding us or our services;

•	loss of, or changes in, executive management or other key personnel;

•	natural and manmade disasters, including material acts of terrorism or hostilities that impact our markets; and

•	severe weather conditions affecting the food and lodging industry.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into exchange and registration rights agreements with the initial purchasers in which we agreed to file and to use our reasonable best efforts to cause to become effective with the Securities and Exchange Commission a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. See “Description of Exchange Notes—Registration Rights; Special Interest.” Copies of the exchange and registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our contractual obligations under the exchange and registration rights agreements.

If you tender your outstanding notes in exchange for exchange notes, you will represent to us that:

•	any exchange notes you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of exchange notes;

•
you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you have full power and authority to tender, exchange, sell, assign and transfer the tendered outstanding notes;

•	we will acquire good, marketable and unencumbered title to the outstanding notes you tender, free and clear of all liens, restrictions, charges and encumbrances; and

•	the outstanding notes you tender for exchange are not subject to any adverse claims or proxies.

You also will warrant and agree that you will, upon request, execute and deliver any additional documents deemed by us or the applicable exchange agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes you tender in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of dollar exchange notes for each $1,000 principal amount of outstanding dollar notes and €1,000 principal amount of euro exchange notes for each €1,000 principal amount of outstanding euro notes properly tendered prior to the expiration date and not withdrawn according to the procedures described below. Outstanding dollar notes tendered in the exchange offer must be in denominations of $1,000 or any integral multiple of $1,000. Outstanding euro notes tendered in the exchange offer must be in denominations of €1,000 or any integral multiple of €1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to some restrictions on transfer applicable to the outstanding notes; and

•	holders of the exchange notes will not be entitled to the rights of holders of the outstanding notes under the exchange and registration rights agreements.

The exchange notes evidence the same indebtedness as the outstanding notes, which they replace, and will be issued pursuant to, and entitled to the benefits of, the indentures.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under  the caption “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $300,000,000 aggregate principal amount of outstanding dollar notes and €225,000,000 aggregate principal amount of outstanding euro notes are outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered in, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. For a description of the consequences of not tendering outstanding notes for exchange, see “Risk Factors—Risks Relating to the Notes—You may have difficulty selling the outstanding notes that you do not exchange.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder of those notes promptly after the expiration date. For a description of the consequences of an invalid tender, see “Risk Factors—Risks Relating to the Notes—Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.”

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying Letter of Transmittal, transfer taxes with respect to the exchange. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer.

Our board of directors makes no recommendation to holders of outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any similar recommendation. Holders of outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the accompanying Letter of Transmittal and consulting with their advisers based on their financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on January 13, 2003, with respect to the outstanding dollar notes, and 5:00 p.m., London time, on January 13, 2003, with respect to the outstanding euro notes, unless we extend the exchange offer, in which, in each case, the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time, to:

•	delay the acceptance of the outstanding notes for exchange;

•
terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under the caption “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•
extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under the caption “—Withdrawal Rights”; or

•	waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we determine to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any delay in acceptance, termination, extension or amendment will be followed promptly by:

•	oral or written notice of the change to the exchange agents, with any oral notice to be promptly confirmed in writing; and

•
a public announcement of the change, which announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, with respect to the outstanding dollar notes, and 9:00 a.m., London time, with respect to the outstanding euro notes, on the next business day after the previously scheduled expiration date.

Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date we will exchange, and will issue to the appropriate exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn as described under the caption “—Withdrawal Rights.”

In all cases, we will issue exchange notes in the exchange offer for outstanding notes that are accepted for exchange only after the appropriate exchange agent timely receives:

•
certificates for the outstanding notes or a timely book-entry confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, to whom we refer to in this prospectus as “DTC,” Euroclear Bank S.A./N.V. as operator of the Euroclear system, to whom we refer to in this prospectus as “Euroclear,” or Clearstream Banking, société anonyme, to whom we refer to in this prospectus as “Clearstream,” as applicable;

•	the appropriate Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the appropriate exchange agent.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the appropriate exchange agent of our acceptance of those outstanding notes for exchange in the exchange offer. Any oral notice will be promptly confirmed in writing. Our acceptance for exchange of outstanding notes tendered through any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agents will act as our agents for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agents for tendering holders for the purpose of receiving outstanding notes, Letters of Transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. The exchange will be made promptly after the expiration date. If for any reason whatsoever the acceptance for exchange or the exchange of any outstanding notes tendered in the exchange offer is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered in the exchange offer, then, without prejudice to our rights described in this prospectus, the exchange agents may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “—Withdrawal Rights.”

Procedures for Tendering Outstanding Notes

When a holder of outstanding notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions described in this prospectus and the accompanying Letter of Transmittal.

Valid Tender.    Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must, on or prior to the expiration date:

•
transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the appropriate exchange agent at the address set forth under the caption “—Exchange Agents”; or

•
if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the appropriate exchange agent at the address set forth under the caption “—Exchange Agents.”

In addition, either:

•	the appropriate exchange agent must receive the certificates for the outstanding notes and the appropriate Letter of Transmittal;

•
the appropriate exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the appropriate exchange agent's account at DTC, Euroclear or Clearstream, as applicable, in each case along with the Letter of Transmittal or an agent's message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent's message” means a message, transmitted by DTC, Euroclear or Clearstream, as applicable, to, and received by the applicable exchange agent and forming a part of a book-entry confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment that the tendering holder has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against that holder. In this prospectus, the term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, as applicable.

If less than all of the outstanding notes are tendered, a tendering holder should fill in the amount of outstanding notes being tendered in the appropriate box on the accompanying Letter of Transmittal. The entire amount of outstanding notes delivered to an exchange agent will be deemed to have been tendered unless otherwise indicated.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of the person's authority to act must be submitted.

Any beneficial owner of outstanding notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact that entity promptly if the beneficial owner wishes to participate in the exchange offer.

The method of delivery of outstanding notes, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the appropriate exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery and should obtain proper insurance. No Letter of Transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Book-Entry Transfer. The dollar note exchange agent will make a request to establish an account at DTC with respect to outstanding dollar notes, and the euro note exchange agent will make a request to establish an account at Euroclear or Clearstream with respect to outstanding euro notes, each for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s, Euroclear’s or Clearstream’s systems, as applicable, must make book-entry delivery of outstanding dollar notes by causing DTC to transfer those outstanding dollar notes into the dollar exchange agent’s account at DTC in accordance with DTC’s procedures for transfer and must make book-entry delivery of outstanding euro notes by causing Euroclear or Clearstream to transfer those outstanding euro notes into the euro exchange agent’s account at Euroclear or Clearstream in accordance with Euroclear’s or Clearstream’s procedures, as applicable. Such participant should transmit its acceptance to DTC, Euroclear or Clearstream, as applicable, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as applicable, will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the appropriate exchange agent's account at DTC, Euroclear or Clearstream, as applicable, and then send to the appropriate exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the dollar exchange notes or euro exchange notes Letter of Transmittal, as applicable, and that we may enforce the Letter of Transmittal against such participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as applicable. However, the Letter of Transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the appropriate exchange agent at the address set forth under the caption “—Exchange Agents”; or

•	comply with the guaranteed delivery procedures described below.

Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the appropriate exchange agent.

Signature Guarantees. Tendering holders do not need to endorse their certificates for outstanding notes and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

•	a certificate for outstanding notes is registered in a name other than that of the person surrendering the certificate, or

•	a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the Letter of Transmittal.

In either of these cases, the certificates for outstanding notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including, as such terms are defined in that rule:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association,

unless surrendered on behalf of such eligible institution. Please read carefully Instruction 1 in the accompanying Letter of Transmittal.

Guaranteed Delivery. If a holder desires to tender outstanding notes in the exchange offer and the certificates for the outstanding notes are not immediately available or time will not permit all required documents to reach the appropriate exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the outstanding notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	the tenders are made by or through an eligible institution;

•
before the expiration date, the appropriate exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, stating the name and address of the holder of outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New

York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the appropriate exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the appropriate exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

•
the certificates (or book-entry confirmation) representing all tendered outstanding notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the appropriate exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, and that determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the caption “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer, including the Letters of Transmittal and their instructions, will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates, the exchange agents or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of outstanding notes, other than any holder that is:

•	a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or

•	a broker-dealer that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act,

who exchange their outstanding notes for exchange notes in the exchange offer may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes are acquired in the ordinary course of the holders' business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	the holders are not our “affiliates” within the meaning of Rule 405 under the Securities Act.

However, the staff of the Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that it would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before the expiration date.

In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission of the notice of withdrawal must be timely received by the appropriate exchange agent at its address set forth under the caption “—Exchange Agents” before the expiration date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn, the principal amount of outstanding notes to be withdrawn and, if certificates for the outstanding notes have been tendered, the name of the registered holder of the outstanding notes as set forth on the outstanding notes, if different from that of the person who tendered the outstanding notes.

If certificates for outstanding notes have been delivered or otherwise identified to the appropriate exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution.

If outstanding notes have been tendered by the procedures for book-entry transfer set forth  under the caption “—Procedures for Tendering Outstanding Notes,” the notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawal of outstanding notes and must otherwise comply with the procedures of DTC, Euroclear or Clearstream, as applicable. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time before the expiration date by following any of the procedures described above under the caption “—Procedures for Tendering Outstanding Notes.”

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we, any of our affiliates, the exchange agents or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification. Any outstanding notes which have been tendered but which are withdrawn will be returned to the holder of those notes promptly after withdrawal.

Interest on the Exchange Notes

Interest on the outstanding notes and the exchange notes will be payable semi-annually on May 15 and November 15 of each year at a rate of 9.625% per annum, commencing November 15, 2002.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes and will not be required to issue exchange notes in exchange for any outstanding notes and, as described below, may, at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive  any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied before the expiration date:

•
there occurs a change in the current interpretation by the staff of the Commission which permits the exchange notes issued in exchange for outstanding notes in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers that acquired outstanding notes as a result of market-making or other trading activities or broker-dealers that acquired outstanding notes directly from us for resale under Rule 144A or another available exemption under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders' business, the holders have no arrangement or understanding with any person to participate in the distribution of the exchange notes and the holders are not our ''affiliates'' within the meaning of Rule 405 under the Securities Act;

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•
a stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement, or proceedings have been initiated or, to our knowledge, threatened for that purpose;

•	any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•
any change, or any development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer, whether or not any outstanding notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If a waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act. We currently expect that each of the conditions will be satisfied and that no waiver of any condition will be necessary.

Exchange Agents

We have appointed BNY Midwest Trust Company as the exchange agent for the exchange offer for the dollar notes and The Bank of New York as the exchange agent for the exchange offer for the euro notes. All executed Letters of Transmittal should be directed to the appropriate exchange agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letters of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the appropriate exchange agent addressed as follows:

BNY Midwest Trust Company
Dollar Note Exchange Agent

By Registered Mail, Hand Delivery or Overnight Courier:

BNY Midwest Trust Company
c/o The Bank of New York
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Attention: Diane Amoroso

By Facsimile:

212-298-1915

Confirm by Telephone:

212-815-3738

The Bank of New York
Euro Note Exchange Agent

By Registered Mail, Hand Delivery or Overnight Courier:

The Bank of New York
Lower Ground Floor
30 Cannon Street
London
EC4M 6XH
Attention: Julie McCarthy

For Information Call:

011 44 207 964-6513 or
011 44 207 964-7235

By Facsimile:

011 44 207 964-6369 or
011 44 207 964-7294

Confirm by Telephone:

011 44 207 964-7235

Any Letter of Transmittal sent by facsimile must be promptly followed by delivery of the original Letter of Transmittal to the above applicable address. Delivery of the dollar exchange notes Letter of

Transmittal to an address other than one listed above for the dollar note exchange agent or transmission of instructions via facsimile other than as listed above for the dollar note exchange agent does not constitute a valid delivery of that Letter of Transmittal. Delivery of the euro exchange notes Letter of Transmittal to an address other than the one listed above for the euro note exchange agent or transmission of instructions via facsimile other than as listed above for the euro note exchange agent does not constitute a valid delivery of that Letter of Transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agents' reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of a transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of the transfer tax will be billed directly to the tendering holder.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. The net proceeds from the sale of the outstanding notes to the initial purchasers were about $493 million. We used these proceeds, together with other available funds, including funds borrowed under the new credit facilities and $25 million from an equity investment by JohnsonDiversey Holdings to:

•	pay the cash portion of the purchase price for the DiverseyLever business;

•	refinance CMI indebtedness; and

•	pay related fees and expenses.

See “Prospectus Summary—The Transactions.”

CAPITALIZATION

The following table shows as of September 27, 2002 our debt and combined capitalization. You should read the following table in conjunction with the information in this prospectus under the captions “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the unaudited historical condensed combined financial statements of JohnsonDiversey, Inc. for the nine months ended September 27, 2002 and related notes included elsewhere in this prospectus.

As of September 27, 2002
(dollars in thousands)
Short-term debt:
New credit facilities:
Revolving credit facilities	$65,618
Foreign lines of credit	29,258

Total short-term debt	$94,876
Long-term debt:
New credit facilities:
Term loan A	170,250
Term loan B	667,796
Term loan C	29,750
Senior subordinated notes	520,860

Total long-term debt	$1,388,656

Total debt	$1,483,532 (1)
Stockholders’ equity:
Common stock - $1.00 par value; 200,000 shares
authorized; 24,422 shares issued and outstanding	24
Notes receivable from officers (2)	(4,071)
Capital in excess of par value	773,545
Retained earnings	119,489
Accumulated other comprehensive income (loss)	(8,784)

Total stockholders’ equity	880,203

Total capitalization	$2,363,735

(1)
Total debt excludes capital lease obligations of about $15.7 million, including about $7.2 million of capital lease obligations previously incurred by DiverseyLever under two sale-leaseback arrangements for which Unilever is obligated to reimburse us under the acquisition agreement, and about $7.4 million of capital lease obligations previously incurred by DiverseyLever that were included in the determination of post-closing adjustments to the consideration for the Acquisition. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration.’’

(2)
Represents loans made to officers in connection with their purchases of shares of class C common stock of Commercial Markets Holdco. See “Certain Relationships and Related Transactions—Transactions with Management.”

UNAUDITED PRO FORMA AND HISTORICAL CONDENSED COMBINED FINANCIAL DATA
OF JOHNSONDIVERSEY, INC.

We prepared the following unaudited pro forma condensed combined statements of income of JohnsonDiversey, Inc. by applying pro forma adjustments to the historical consolidated statement of income of CMI for the twelve months ended December 28, 2001 and the unaudited historical condensed consolidated statement of income of JohnsonDiversey, Inc. for the nine months ended September 27, 2002. The unaudited historical condensed consolidated statement of income of JohnsonDiversey, Inc. for the nine months ended September 27, 2002, which is included elsewhere in this prospectus, reflects the results of the DiverseyLever business from May 3, 2002, the date of Acquisition. See “Index to Financial Statements.”

The unaudited pro forma condensed combined statements of income for the twelve months ended December 28, 2001 and for the nine months ended September 27, 2002 give effect to the Transactions as if they had occurred at the beginning of the twelve months ended December 28, 2001.

On May 3, 2002, we purchased from Unilever the assets and equity interests representing the DiverseyLever business. We believe that the Acquisition provides opportunities for revenue growth and cost savings through the integration of the DiverseyLever business. We believe that the integration of the DiverseyLever business lines provides cross-selling opportunities due to our businesses’ complementary product offerings and geographic footprint. The Acquisition greatly increases our network of international distributors and the size of our direct sales force, thus broadening our global access to existing and new end-users. We also believe that we can obtain significant cost savings from the rationalization of manufacturing plants, consolidation of physical distribution infrastructure and reduction of overlap in back-office and administrative functions. These factors contributed to a purchase price for the DiverseyLever business that resulted in the recognition of goodwill. See note 3 to JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

Under the acquisition agreement, the consideration for the DiverseyLever business paid by us to Unilever at the closing of the Acquisition is subject to adjustment if, at closing, (1) the net debt of the DiverseyLever business or (2) the working capital of the DiverseyLever business, was less or more than the amounts estimated at closing. If the net debt of the DiverseyLever business was more, or the working capital of the DiverseyLever business was less, at closing than the estimated amounts, Unilever must pay to us 100% of the difference in cash, subject to a $1 million deductible in the case of any working capital adjustment. On the other hand, if the net debt of the DiverseyLever business was less, or the working capital of the DiverseyLever business was greater, at closing than the estimated amounts, we must pay to Unilever 100% of the difference in cash, subject to a $1 million deductible in the case of any working capital adjustment. In addition, the consideration paid by Unilever as its subscription price for its equity interest in JohnsonDiversey Holdings is subject to adjustment if, at closing, (1) the net debt of CMI or (2) the working capital of CMI, was less or more than the amounts estimated by the parties. In the case of an excess or shortfall of the net debt or working capital of CMI, the amount payable to other party will be equal to (1) the product of the amount of that excess or shortfall (subject to a $1 million deductible in the case of any working capital adjustment), together with interest from and including the closing date at an agreed rate, and  1/3, (2) multiplied by 1.5. If the net debt of CMI was more, or the working capital of CMI was less, at closing than the estimated amounts, we must pay to Unilever, on behalf of JohnsonDiversey Holdings, an amount equal to the amount payable calculated pursuant to the formula above. However, if the net debt of CMI was less, or the working capital of CMI was greater, at closing than the estimated amounts, Unilever must pay to us that amount. The purchase price for the DiverseyLever business is also subject to adjustment relating to post-employment benefit liabilities in respect of pre-closing service of DiverseyLever business employees and former employees. To the extent that the value of any employee benefit plan assets transferred to us differs from the value of the transferred liabilities, the excess or shortfall, as the case may be, adjusted in some cases by a tax adjustment factor, is to be paid as an adjustment to the purchase price for the DiverseyLever business (1) by us to Unilever in the case of any excess or (2) to us by Unilever in the case of any shortfall. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration.”

In July 2002, we and Unilever determined the net debt adjustments to (1) the purchase price for the DiverseyLever business and (2) the subscription price Unilever paid for its equity interest in JohnsonDiversey Holdings. On July 24, 2002, we paid to Unilever about €8.8 million, which approximated $8.7 million at the exchange rate in effect on July 24, 2002, representing the net debt adjustment to the purchase price. In addition, the parties agreed that Unilever would receive about $11.7 million as the net debt adjustment to the subscription price. Under the acquisition agreement, this amount, together with interest from and including the closing date, will be paid by us on behalf of JohnsonDiversey Holdings to Unilever at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. The net debt adjustments to the purchase price and the subscription price are reflected in JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002 as an increase to the purchase price for the DiverseyLever business. See note 3 to JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

In November 2002, we agreed with Unilever that we will pay to Unilever about $33.7 million, representing the working capital adjustment to the purchase price for the DiverseyLever business. We will pay this amount to Unilever during the fourth quarter of 2002. Also, based on a preliminary determination of the working capital adjustment to the subscription price, we anticipate that Unilever will be required to pay to us about $37.6 million, representing an adjustment to the subscription price for Unilever’s equity interest in JohnsonDiversey Holdings. Unilever would be required to pay the working capital adjustment to the subscription price, together with interest from and including the closing date, to us at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. A preliminary determination of the working capital adjustment to the purchase price as of September 27, 2002 is reflected in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002 as an increase to the purchase price for the DiverseyLever business. The final working capital adjustment to purchase price that was agreed to in November 2002 will be reflected as an increase to purchase price in JohnsonDiversey, Inc.’s financial statements for the fiscal year ending January 3, 2003. The estimated working capital adjustment to the subscription price is reflected in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002 as a reduction to the purchase price for the DiverseyLever business.

In addition, based on a preliminary determination of transferred pension assets and liabilities relating to specified plans, we anticipate that Unilever will be required to pay to us about $35.3 million, which amount is net of an estimated tax benefit of about $9.9 million. This net amount was recorded as a reduction to the purchase price in JohnsonDiversey, Inc.’s unaudited historical financial statements for the nine months ended September 27, 2002. On September 30, 2002, Unilever paid to us $28.3 million, representing a portion of the estimated transferred pension liabilities adjustment relating to those plans. Further adjustments to the purchase price will be made as we determine the transferred pension assets and liabilities relating to other plans. Unilever will pay most of these adjustments over the next two years, with the remainder to be paid, together with interest from and including the closing date, at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. The working capital adjustment to the subscription price and the transferred pension liabilities adjustment to the purchase price have not been finalized and agreed with Unilever and, accordingly, are subject to change. We expect that the working capital adjustment to the subscription price will be finalized by December 2002 and the transferred pension liabilities adjustment will be finalized by December 2003.

In addition to the transferred pension liabilities adjustment, the purchase price for the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the year ended June 29, 2001. This pension expense adjustment has not been estimated and is expected to be finalized by December 2002. Under the acquisition agreement, if the actual pension expense relating to DiverseyLever’s employee benefit plans is higher than the estimated pension expense used in the determination of the purchase price for the DiverseyLever business, we would receive a payment from Unilever, calculated pursuant to a formula in the acquisition agreement, and that amount would be recorded as a reduction to the purchase price. On the other hand, if the actual pension expense is less than the estimated pension expense, we would be required to pay to Unilever a payment, calculated pursuant to a formula in the acquisition agreement, and that amount would be recorded as an increase to the purchase price. The full amount of the pension expense adjustment will be paid upon finalization and agreement between Unilever and us. See “The Acquisition—Acquisition Consideration—Post-Closing Adjustments to Consideration” and note 3 to JohnsonDiversey, Inc.’s unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

The unaudited special-purpose combined accounts of the DiverseyLever group comprise the DiverseyLever business and the Unilever consumer brands business. Unilever’s consumer brand products are branded with specified Unilever consumer brands, but have been sold directly or indirectly by DiverseyLever to institutional and industrial end-users. The Unilever consumer brands business has been included in the historical accounts of the DiverseyLever group, as the consumer brands business was an integrated component of the DiverseyLever historical business. In the Acquisition, we acquired the DiverseyLever business, but did not acquire the Unilever consumer brands business. Accordingly, the results of the Unilever consumer brands business have been excluded from JohnsonDiversey’s unaudited pro forma condensed combined financial data. The amounts attributable to the Unilever consumer brands business for the twelve months ended December 28, 2001 were derived from DiverseyLever’s accounting records, with such allocations deemed reasonable by the management of the DiverseyLever group, and prepared on a basis similar to that set forth in note 2 to the DiverseyLever group’s special-purpose combined accounts. The amounts attributable to the Unilever consumer brands business for the nine months ended September 27, 2002 were derived from our accounting records, with such allocations deemed reasonable by our management. In connection with the Acquisition, we entered into a sales agency agreement with Unilever under which we act as Unilever’s exclusive sales agent in the sale of its consumer brand products to institutional and industrial end-users. See “The Acquisition—Related Agreements—Sales Agency Agreement.” See note (a) to the following unaudited pro forma condensed combined statements of income.

The unaudited pro forma condensed combined financial data are for informational purposes only. The pro forma financial data are not necessarily indicative of what our financial position or results of operations would have been if the Transactions had actually occurred on the assumed dates and are not necessarily indicative of our future financial position or results of operations.

We used purchase accounting in accordance with the Statement of Financial Accounting Standards No. 141 to account for the Acquisition. Purchase accounting requires us to allocate the total purchase price to the tangible and intangible assets acquired and the liabilities assumed based upon their respective fair values as of the purchase date. We have made a preliminary allocation of the aggregate purchase price stated in the acquisition agreement in the following unaudited pro forma condensed combined financial data. The preliminary allocation is based upon estimates that we believe are reasonable and is subject to revision as additional information becomes available. Subsequent adjustments to the purchase price and subsequent revisions to the preliminary purchase price allocation may have a significant impact on our results of operations and financial condition.

You should read the following unaudited pro forma and historical condensed combined financial data in conjunction with the information included in this prospectus under the captions “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with the historical consolidated financial statements of CMI for the twelve months ended December 28, 2001 and related notes, the unaudited historical condensed consolidated financial statements of JohnsonDiversey, Inc. for the nine months ended September 27, 2002 and related notes, and the special-purpose combined accounts of the DiverseyLever group and related notes, each included elsewhere in this prospectus. See “Index to Financial Statements.”

Unaudited Pro Forma Condensed Combined Statement of Income
For Twelve Months Ended
December 28, 2001
(dollars in thousands)

	CMI Historical	DiverseyLever Group Historical*	Unilever Consumer Brands Business*	Combined	Acquisition and Financing Adjustments		Pro Forma
Net sales (a)
Net product and service sales	$1,134,776	$1,645,830	$(214,962)	$2,565,644	$—		$2,565,644
Sales agency fee income	—	—	—	—	9,848	(b)	9,848

	1,134,776	1,645,830	(214,962)	2,565,644	9,848		2,575,492
Cost of sales	562,239	706,034	(115,315)	1,152,958	—		1,152,958

Gross profit (g)	572,537	939,796	(99,647)	1,412,686	9,848		1,422,534
Marketing, distribution, administrative and general expenses	467,771	821,080	(72,698)	1,216,153	(10,385	)(c)	1,205,768
	—	—	—	—	27,728	(d)	27,728
Research and development expenses	37,796	27,128	(4,387)	60,537	—		60,537

Operating profit	66,970	91,588	(22,562)	135,996	(7,495)		128,501
Other expense (income):
Interest expense	17,436	20,413	(2,238)	35,611	84,007	(e)	119,618
Interest income	(614)	(1,701)	—	(2,315)	—		(2,315)
Other expense (income), net	2,899	(537)	—	2,362	—		2,362

Income before taxes	47,249	73,413	(20,324)	100,338	(91,502)		8,836
Provision for (benefit of) income taxes	14,934	33,484	(6,984)	41,434	(33,856	)(f)	7,578

Net income (loss) before minority interests	$32,315	$39,929	$(13,340)	$58,904	$(57,646)		$1,258
Minority interests	121	1,252	—	1,373	—		1,373

Net income (loss)	$32,194	$38,677	$(13,340)	$57,531	$(57,646)		$(115)

Other financial data:
Gross profit margin (g)	50.5%	57.1%	46.4%	55.1%	N/A		55.2%
Depreciation and amortization	$45,176	$94,902	$(3,223)	$136,855	$17,343	(c)(d)	$154,198

*
For purposes of pro forma translation of income statement items of the DiverseyLever group and the Unilever consumer brands business from euros to dollars, an exchange rate of .8953 euros, representing the monthly weighted average exchange rate for the twelve months ended December 28, 2001, was used. The exchange rates used to compute the weighted monthly average rate were based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended
September 27, 2002
(dollars in thousands)

	JohnsonDiversey, Inc. Historical*	DiverseyLever Group Historical**	Unilever Consumer Brands Business**	Combined	Acquisition and Financing Adjustments		Pro Forma
Net sales (a)
Net product and service sales	$1,473,265	$531,400	$(73,600)	$1,931,065	$—		$1,931,065
Sales agency fee income	34,140	—	—	34,140	4,700	(b)	38,840

	1,507,405	531,400	(73,600)	1,965,205	4,700		1,969,905
Cost of sales	687,086	235,300	(38,400)	883,986	—		883,986

Gross profit (g)	820,319	296,100	(35,200)	1,081,219	—		1,085,919
Marketing, distribution, administrative and general expenses	679,357	265,600	(23,600)	921,357	—	(c)	921,357
	—	—	—	—	11,775	(d)	11,775
Research and development expenses	43,484	12,400	(1,200)	54,684	—		54,684

Operating profit	97,478	18,100	(10,400)	105,178	(11,775)		98,103
Other expense (income):
Interest expense	57,481	3,300	(500)	60,281	35,288	(e)	95,569
Interest income	(2,421)	(250)	—	(2,671)	—		(2,671)
Other expense (income), net	(23,592)	—	—	(23,592)	—		(23,592)

Income before taxes	66,010	15,050	(9,900)	71,160	(47,063)		28,797
Provision for (benefit of) income taxes	23,113	2,000	(700)	24,413	(15,674	)(f)	8,739

Net income (loss) before minority interests	42,897	13,050	(9,200)	46,747	(31,389)		20,058

Minority interests	(238)	400	—	162	—		162
Net income (loss)	$43,135	$12,650	$(9,200)	$46,585	$(31,389)		$19,896

Other financial data:
Gross profit margin (g)	54.4%	55.7%	47.8%	55.0%	N/A		55.1%
Depreciation and amortization	$67,892	$22,500	$(900)	$89,492	$11,775	(d)	$101,267

*	JohnsonDiversey historical results reflect DiverseyLever operations from the date of Acquisition through September 27, 2002.
**
DiverseyLever group and Unilever consumer brands business historicals reflect the results of the businesses from January 1, 2002 through May 3, 2002, the date of the Acquisition. For purposes of pro forma translation of income statement items of the DiverseyLever group and the Unilever consumer brands business from euros to dollars, an exchange rate of .8756 euros, representing the monthly weighted average exchange rate for the four months ended May 3, 2002, was used. The exchange rates used to compute the weighted monthly average rate were based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

Notes to Unaudited Pro Forma
Condensed Combined Statements of Income
For the Periods Indicated
(dollars in thousands)

(a)
Revenue is recognized as risk of loss and title to the product transfer to the customer, which occurs at the time shipment is made. Revenue is recorded net of estimated allowances for returns and discounts.

(b)
To record income attributable to the sales agency agreement relating to Unilever’s consumer brand products. See “The Acquisition—Related Agreements—Sales Agency Agreement” for a further discussion of the Unilever consumer brands business and sales agency relationship. Under the sales agency agreement, Unilever must pay us an agency fee, determined separately by territory, and expressed as a percentage of the net proceeds of sales made. Based on sales of Unilever consumer branded products for the relevant periods, and taking into account the relevant provisions of the sales agency agreement, an adjustment has been recorded to reflect operating profit attributable to the sales agency agreement.

(c)
Effective as of June 30, 2001, CMI adopted SFAS 142 “Goodwill and Other Intangibles.” As a result, goodwill is no longer amortized on the CMI Statement of Income beginning in fiscal 2002. Accordingly, DiverseyLever amortization expense (included in marketing, distribution, administrative and general expenses) of $10,385 for the six months ended December 28, 2001 has been excluded from marketing, distribution, administrative and general expenses as a pro forma adjustment for the twelve months ended December 28, 2001. This adjustment includes only the reversal of DiverseyLever’s amortization expense relating to goodwill and indefinite lived intangibles and not any amortization expense relating to intangibles with definite lives.

(d)	To reflect depreciation on fixed asset step-up and amortization of intangible assets.

Asset	Step-up	Useful life	Year Ended December 31, 2001	Nine Months Ended September 27, 2002
Customer lists/distribution network	$221,800	13	$17,062	$8,531
Consumer Shared Brands agreement	13,100	5	2,620	1,310
Patents	18,200	12	1,517	758
Licenses	7,600	1 and 10 years	3,460	153
Fixed Asset Step-up	46,192	2.8 to 21.5 years	3,070	1,023

			$27,728	$11,775

(e)	To reflect interest expense on the borrowings under the new credit facilities and the notes, along with amortization of deferred financing costs.

	Twelve Months Ended December 28, 2001	Nine Months Ended September 27, 2002
Interest on new borrowings (1)	$108,618	$87,319
Deferred financing amortization (2)	11,000	8,250
Interest on previously outstanding borrowings (3)	(35,611)	(60,281)

Total	$84,007	$35,288

(1)  Assumes weighted average interest rate of 7.65% per annum for the twelve months ended December 28, 2001 and 7.70% per annum for the nine months ended September 27, 2002. To calculate the weighted average interest rate for the twelve months ended December 28, 2001, we applied (a) the fixed rate of the notes (9.625% per annum) to the principal amount of the notes and (b) the applicable variable rates that would have been in effect under the terms of the new credit facilities as of December 28, 2001 if the credit facilities had been in effect on that date to the borrowings under the new credit facilities in connection with the Acquisition. To calculate the weighted average interest rate for the nine months ended September 27, 2002, we applied (a) the fixed rate of the notes (9.625% per annum) to the principal amount of the notes and (b) the applicable variable rates that were in effect under the new credit facilities as of September 27, 2002 to the borrowings under the new credit facilities in connection with the Acquisition.
(2)  Assumes 10-year amortization period.
(3)  Assumes previously outstanding borrowings were repaid at the beginning of the period.

As of September 27, 2002, we had about $933,414 of debt outstanding under our new credit facilities. After giving effect to the interest rate swap transactions that we have entered into with respect to some of the borrowings under our new credit facilities, $549,300 of the $933,414 remained subject to variable rates. Assuming the above level of borrowings at variable rates and assuming a  1/8% per annum increase or decrease in the weighted average interest rate under these borrowings, we estimate that our pro forma interest expense for the twelve months ended December 28, 2001 would have changed by about $663 and our pro forma interest expense for the nine months ended September 27, 2002 would have changed by about $687.

At no time during the period for which we have presented unaudited pro forma condensed combined statements of income were our historical debt balances higher than the pro forma debt amount.

(f)	Represents the income tax effect of the above adjustments at an assumed tax rate of 37.0%.

(g)
Gross profit equals net sales less cost of sales. We do not include marketing, distribution, administrative and general expenses in our cost of sales. As a result, costs related to our distribution network are not included in our calculations of gross profit and gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, our presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.

SELECTED HISTORICAL FINANCIAL DATA

CMI and JohnsonDiversey

We derived the following selected historical consolidated financial data (1) from the audited consolidated financial statements of CMI as of June 30, 2000, June 29, 2001 and December 28, 2001 and for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and the six months ended December 29, 2000 (unaudited) and December 28, 2001, and (2) from the unaudited condensed consolidated financial statements of JohnsonDiversey, Inc. as of September 27, 2002 and for the nine months ended September 28, 2001 and September 27, 2002. Those audited and unaudited consolidated financial statements have been prepared under accounting principles generally accepted in the United States, or US GAAP, and are included elsewhere in this prospectus. See “Index to Financial Statements.” You should read the following selected historical consolidated financial data in conjunction with those financial statements and the related notes, and with the information included in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year Ended			Six Months Ended		Nine Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	December 29, 2000	December 28, 2001	September 28, 2001	September 27, 2002
	(dollars in thousands)
Selected Income Statement Data:
Net sales	$980,012	$1,028,199	$1,132,833	$547,036	$548,979	$863,965	$1,507,405
Gross profit (1)	503,143	537,817	575,399	275,059	272,197	443,288	819,319
Marketing, distribution, administrative and general expense	398,817	427,757	471,788	232,462	228,445	356,667	678,357
Operating profit	48,626	72,830	64,969	23,165	25,166	57,977	97,478
Interest expense, net	16,341	11,294	18,258	8,381	6,945	13,699	55,060
Other (income) expense, net	52	(17,195)	(2,645)	(3,403)	2,141	1,579	(23,592)
Provision for income taxes	17,312	28,868	16,512	6,486	4,908	13,932	23,113
Net income	14,837	49,658	32,607	11,560	11,147	28,678	43,135
Other Financial Data:
EBITDA (2)	$78,459	$123,941	$117,363	$49,300	$41,184	$92,045	$188,962
Depreciation and amortization	29,885	33,916	49,749	22,732	18,159	35,647	67,892
Capital expenditures (3)	24,923	32,934	61,791	40,371	32,929	36,368	61,360
Net cash provided by operating activities	66,251	72,385	141,588	25,823	10,373	117,255	118,360
Net cash used in investing activities	(26,923)	(118,459)	(194,178)	(171,250)	(31,063)	(37,035)	(1,464,182)
Net cash provided by (used in) financing activities	(47,409)	43,223	39,404	131,091	17,303	(79,470)	1,446,246
Net sales growth	—	4.9%	10.2%	—	0.4%	—	74.5%
Gross profit margin (1)	51.3%	52.3%	50.8%	50.3%	49.6%	51.3%	54.4%
Operating margin	5.0%	7.1%	5.7%	4.2%	4.6%	6.7%	6.5%
Ratio of earnings to fixed charges (4)	2.4	5.0	2.7	2.3	2.4	3.0	2.0

	As of
	June 30, 2000	June 29, 2001	December 28, 2001	September 27, 2002
	(dollars in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$23,607	$11,801	$8,093	$109,213
Accounts receivable, net	219,714	183,308	161,619	516,598
Inventories	85,055	89,473	99,082	260,052
Accounts payable	115,479	151,568	132,617	330,662
Working capital (5)	189,290	121,213	128,084	445,988
Property, plant and equipment	204,465	208,288	207,060	568,336
Total assets	863,493	913,548	926,284	3,343,816
Total debt, including current portion (6)	298,463	342,642	361,783	1,483,532
Stockholders’ equity	214,603	226,537	209,660	880,203

(1)
Gross profit equals net sales less cost of sales. We do not include marketing, distribution, administrative and general expenses in our cost of sales. As a result, costs related to our distribution network are not included in our calculations of gross profit and gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, our presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.

(2)
EBITDA represents net income before minority interests, plus the provision for income taxes, net interest expense, depreciation expense and amortization expense. The following table provides a reconciliation of net income to EBITDA for each of the periods for which selected historical financial data of CMI is presented.

	Fiscal Year Ended			Six Months Ended		Nine Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	December 29, 2000	December 28, 2001	September 28, 2001	September 27, 2002
	(dollars in thousands)
Net Income	$14,837	$49,658	$32,607	$11,560	$11,147	$28,678	$43,135
Minority interests	84	205	237	141	25	89	(238)
Provision for income taxes	17,312	28,868	16,512	6,486	4,908	13,932	23,113
Interest expenses, net	16,341	11,294	18,258	8,381	6,945	13,699	55,060
Depreciation and amortization expense	29,885	33,916	49,749	22,732	18,159	35,647	67,892

EBITDA	$78,459	$123,941	$117,363	$49,300	$41,184	$92,045	$188,962

You should not consider EBITDA as an alternative to (a) operating profit (loss) or net income (loss) as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.
(3)	Capital expenditures include expenditures for capitalized computer software.
(4)
Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and the portion of rent expense that is representative of interest expense and excludes $592 of capital lease obligations.

(5)	Working capital is defined as accounts receivable, net, plus inventories less accounts payable.
(6)	Excludes $592 of capital lease obligations.

DiverseyLever Business

We derived the following selected historical financial data from the audited special-purpose combined accounts of the DiverseyLever group as of December 31, 1999, 2000 and 2001, and for each of the fiscal years then ended, and from the unaudited special-purpose combined accounts of the DiverseyLever group as of March 31, 2002 and for the three months ended March 31, 2001 and March 31, 2002. Those audited and unaudited special-purpose combined accounts have been prepared under accounting principles generally accepted in the United Kingdom, or UK GAAP, and are included elsewhere in this prospectus. You should read the following selected historical combined financial data in conjunction with those accounts and the related notes, and the information in this prospectus set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following selected historical financial data combine the results of the DiverseyLever business and the Unilever consumer brands business. The results of the Unilever consumer brands business have been included in the historical accounts as the consumer brands business was an integrated component of the DiverseyLever historical business. We acquired the DiverseyLever business in the Acquisition, but we did not acquire the Unilever consumer brands business, which consists of developing, manufacturing, marketing, distributing and selling products, such as Persil fabric detergent, Comfort fabric softener and Surf fabric detergent, that are branded with specified Unilever consumer brands, but which are sold directly or indirectly to institutional and industrial end-users. In connection with the Acquisition, we entered into a sales agency agreement with Unilever under which we act as Unilever’s exclusive sales agent in the sale of its consumer brand products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the Acquisition. See “The Acquisition—Related Agreements—Sales Agency Agreement.” For the twelve months ended December 28, 2001, net sales of Unilever’s consumer brand products in the institutional and industrial markets were about $215 million.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	1999	2000	2001	2001	2002
	(euros in thousands)
Selected Profit and Loss Data:
Sales	€1,698,900	€1,834,700	€1,838,300	€445,600	€431,600
Gross profit (1)	972,200	1,028,600	1,047,200	254,800	244,600
Distribution, selling costs and administrative expenses	842,200	984,300	926,400	219,800	230,000
Exceptional items charge/(income) (2)	(3,000)	102,800	33,700	(1,900)	10,400
Operating profit	130,000	44,300	121,400	35,000	14,500
Net interest expense	17,800	25,300	22,000	6,600	2,800
Net profit	73,800	6,300	52,600	17,500	10,900
Other Financial Data:
EBITDA (3)	€183,000	€115,300	€193,700	€53,500	€32,700
Cash flow from operating activities	103,100	163,400	112,400	22,500	3,200
Depreciation and amortization (4)	53,000	71,000	72,300	18,500	18,200
Capital expenditure and financial investment	59,100	77,400	63,300	16,700	13,400
Turnover growth	—	8.0%	0.2%	—	(3.1%)
Gross profit margin	57.2%	56.1%	57.0%	57.2%	56.7%
Operating profit margin	7.7%	2.4%	6.6%	7.9%	3.4%

	As of December 31,			As of March 31,
	1999	2000	2001	2002
	(euros in thousands)
Selected Balance Sheet Data:
Accounts receivable, net	€326,000	€343,100	€346,900	€344,100
Inventories	200,000	174,200	172,900	181,100
Accounts payable	162,000	146,600	121,200	128,000
Working capital (5)	364,000	370,700	398,600	397,200
Tangible fixed assets	355,800	355,000	338,900	336,200
Total debt (6)	59,200	40,700	40,200	42,400
Net investment	534,800	558,000	564,900	560,900

(1)
Gross profit margin equals sales less cost of sales. DiverseyLever does not include distribution, selling costs and administrative expenses in its cost of sales. As a result, costs related to DiverseyLever’s distribution network are not included in its calculation of gross profit and gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, DiverseyLever’s presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.

(2)
Under UK GAAP, exceptional items are items which derive from events or transactions that fall within the ordinary activities of the reporting entity which individually, or if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence, and are included in operating profit. These amounts do not represent extraordinary items under US GAAP. Their effect would be included in operating profit under US GAAP.

(3)
EBITDA represents earnings before net interest expense, taxes, depreciation (excluding exceptional depreciation arising from impairment) and amortization. The following table provides a reconciliation of net profit to EBITDA for each of the periods for which selected historical financial data of the DiverseyLever group is presented.

	Fiscal Year Ended December 31,			As of March 31,	As of March 31,
	1999	2000	2001	2001	2002
	(euros in thousands)
Net profit	€73,800	€6,300	€52,600	€17,500	€10,900
Minority interests	(900)	400	1,400	200	300
Taxation	39,300	12,300	45,400	10,700	500
Net interest expense	17,800	25,300	22,000	6,600	2,800
Depreciation and amortization expense	53,000	71,000	72,300	18,500	18,200

EBITDA	€183,000	€115,300	€193,700	€53,500	€32,700

You should not consider EBITDA as an alternative to (a) operating profit (loss) or net profit (loss) as a measure of our operating performance or (b) cash flow provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.
(4)
Depreciation and amortization does not include the exceptional depreciation charge in respect of tangible fixed assets written down in respect of restructuring projects but includes amortization of fixed asset investments.

(5)	Working capital is defined as accounts receivable, net (trade debtors) plus inventories (stocks), less accounts payable (trade creditors).
(6)	Total debt includes obligations under finance leases.

The audited special-purpose combined accounts of the DiverseyLever group as of December 31, 1999, 2000 and 2001, and for each of the fiscal years then ended, and the unaudited special-purpose combined accounts of the DiverseyLever group as of March 31, 2002 and for the three months ended March 31, 2001 and March 31, 2002 have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The following table provides a reconciliation of net income and stockholders’ equity from UK GAAP to US GAAP for the fiscal years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2001 and 2002.

	Fiscal Year ended December 31,			Three Months ended March 31,
Effect on net income of differences between UK GAAP and US GAAP	1999 €m	2000 €m	2001 €m	2001 €m	2002 €m
				Restated
Net profit as reported in the profit and loss accounts	73.8	6.3	52.6	17.5	10.9
US GAAP adjustments:
Goodwill amortisation	(18.9)	(20.4)	(20.5)	(5.0)	0.6
Identifiable intangibles amortisation	(5.9)	(6.4)	(6.3)	(1.6)	0.1
Restructuring costs	—	3.9	(3.9)	(2.7)	—
Interest capitalisation	0.7	0.7	0.8	0.2	0.2
Retirement benefits	(1.5)	6.9	5.5	1.7	3.4
Software capitalisation	3.0	8.9	13.6	3.3	2.5
Software amortisation	(2.8)	(3.7)	(6.6)	(1.4)	(2.2)
Deferred taxation	(2.9)	4.6	10.8	—	—
Taxation effect of above adjustments	0.2	(6.0)	(2.8)	(0.2)	(1.3)

Net (increase) decrease	(28.1)	(11.5)	(9.4)	5.7	(3.3)

Net income/(loss) under US GAAP	45.7	(5.2)	43.2	11.8	14.2

	As of December 31,		As of March 31,
Effect on stockholders’ equity of differences between UK GAAP and US GAAP	2000 €m	2001 €m	2002 €m
Net investment of Unilever as reported in the balance sheets	155.0	153.9	156.9
US GAAP adjustments:
Goodwill capitalisation	301.9	294.0	289.3
Identifiable intangibles capitalisation	98.6	94.2	94.1
Restructuring costs	3.9	—	—
Interest capitalisation	4.3	5.1	5.3
Retirement benefits	25.2	29.3	32.7
Software capitalisation	14.6	25.3	27.9
Software amortisation	(5.2)	(8.8)	(11.1)
Deferred taxation	15.7	29.5	—
Taxation effect of above adjustments	(17.5)	(18.1)	(19.3)

Net increase	441.5	450.5	418.9

Stockholders’ equity under US GAAP	596.5	604.4	575.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We also are a leading global supplier of environmentally compliant, water-based acrylic polymer resins, principally for the industrial printing and packaging and coatings markets. On May 3, 2002, we acquired DiverseyLever, the institutional and industrial cleaning and sanitation business of Unilever. Our business now consists of our historical CMI business and the DiverseyLever business.

For historical periods prior to the Acquisition, we discuss separately below the results of operations and financial condition of CMI and the DiverseyLever business. In light of the Acquisition, these separate historical discussions are of somewhat limited relevance to our expected results. In particular, the discussions do not take into account our increased size and scope of operations or our plans for future operations.

As a result of the May 3, 2002 Acquisition, the size and scope of our operations have increased significantly. As of December 28, 2001, CMI’s total assets were about $926.3 million. As of  September 27, 2002, as a result of the Acquisition, our total assets had more than tripled to about $3,343.8 million. CMI’s net sales for the twelve months ended December 28, 2001 were about $1,134.8 million. By contrast, our pro forma net sales for the same period were more than double that amount, or about $2,565.6 million.

The following discussion also does not reflect our goals of (1) increasing revenues through cross-selling and expansion of our global customer base, (2) lowering costs by improving manufacturing efficiencies and rationalizing the number of products that we sell, and (3) leveraging the complementary distribution capabilities of CMI’s network of distributors and DiverseyLever’s direct sales force.

In May 2002, in connection with the Acquisition, we recorded an estimated liability in our September 27, 2002 balance sheet of $34.4 million relating to involuntary termination of approximately 500 DiverseyLever employees pursuant to DiverseyLever restructuring plans. Additionally, in July 2002, we developed a plan to restructure certain of CMI’s facilities, primarily for the purpose of eliminating redundancies resulting from the Acquisition. In connection with this plan, we recorded a liability of $10.8 million pertaining primarily to the involuntary termination of approximately 105 pre-Acquisition employees. We are also in the process of product line rationalization and identifying redundant facilities as part of an overall restructuring plan. See note 8 to the financial statements of JohnsonDiversey, Inc. for the nine months ended September 27, 2002, included elsewhere in this prospectus. As of September 27, 2002, we spent about $7.9 million in connection with these restructuring initiatives. It is likely that these restructuring initiatives will have a significant impact on our results of operations over the next several years and may also have a significant impact on our liquidity and capital resources.

JohnsonDiversey, Inc.

General

Until November 5, 1999, CMI was a wholly owned subsidiary of S.C. Johnson & Son, Inc. On November 5, 1999, CMI completed its separation from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of S.C. Johnson & Son.

During fiscal year 1999, prior to, but in connection with, the spin-off from S.C. Johnson & Son, the board of directors of CMI approved and implemented a restructuring plan designed to reduce administrative costs. CMI recorded a $16.9 million charge in fiscal year 1999 as a result of the restructuring.

One significant divestiture and two significant acquisitions materially affected CMI’s results of operations for the periods prior to the Acquisition. On October 31, 1999, in the second quarter of fiscal year 2000, CMI sold PCO Canada, a pest control business, for $25.8 million and realized a pre-tax gain of $15.2 million from the sale. In April 2000, CMI acquired Teepol, Ltd., a Japanese provider of dishwashing, sanitation and rest-room supplies, for $116.6 million in cash. Finally, in September 2000, during the first quarter of fiscal year 2001, CMI acquired the stock of The Butcher Company, a U.S. manufacturer of floor care, dilution control and commercial cleaning, hygiene and appearance products, for $131.5 million. The impact of those transactions is described in the following period to period comparisons.

On May 3, 2002, CMI acquired the DiverseyLever business. The assets and liabilities of the DiverseyLever business are reflected in our historical balance sheet as of September 27, 2002. The results of the DiverseyLever business are reflected in our historical statement of income for the nine months ended September 27, 2002 from the date of the Acquisition, May 3, 2002, and the cash flows of the DiverseyLever business are reflected in our historical statement of cash flows for the nine months ended September 27, 2002 from the date of the Acquisition. Accordingly, five months of DiverseyLever results are reflected in our historical results for the nine months ended September 27, 2002, and no DiverseyLever results are reflected in any of the pre-Acquisition historical periods discussed below.

Critical Accounting Policies

The preparation of our financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. We believe that our most critical accounting policies, which require management’s most difficult and subjective judgments, are as follows:

Revenue Recognition.    We recognize revenue on product sales at the time title transfers to the customer. We record an estimated reduction to revenue for customer discount programs and incentive offerings including allowances and other volume-based incentives. If market conditions were to decline, we may take actions to increase customer incentive offerings, possibly resulting in a reduction of gross profit margins in the period during which the incentive is offered.

Estimating Reserves and Allowances.     Management estimates inventory reserves based on the quality of product and the overall quantities as compared to historical demand. Further, management estimates the allowance for doubtful accounts by analyzing accounts receivable balances by age, applying historical trend rates and specifically reserving for identified customer balances that are deemed probable as uncollectible.

Management’s current estimated ranges of liabilities relating to litigation and environmental claims are based on management’s best estimate of future costs. We record those costs based on what management believes is the most probable amount of the liability within the ranges or, where no amount within the range is a better estimate of the potential liability, at the minimum amount.

Pension and Post-Retirement Benefits.    We sponsor pension and post-retirement plans in various countries, including the United States, that are separately funded. Several statistical and judgmental factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases and health care cost trends, as determined by us and our actuaries. In addition, our actuarial consultants also use subjective factors, such as withdrawal and mortality rates, to estimate these factors. The actuarial assumptions used by us may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants and changes in actual costs of health care. Actual results may significantly affect the amount of pension and other post-retirement benefit expenses recorded by us. Due to declines in investment returns on assets in the plans since June 30, 2001 and a decline in the discount rate, it is expected that the pension and post-retirement benefit expenses for fiscal year 2002 will be significantly higher than in recent years.

Self-Insurance Reserves.    We self-insure health care claims of eligible participating employees subject to specified deductibles and limitations. Management determines claims that have been incurred, but not reported based on actual claims history, adjusted for current trends as provided by the plan administrators. A change in these assumptions could cause actual results to differ from those reported.

Income Taxes.    Management judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. As part of the process of preparing our consolidated financial statements, management is required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. Management must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent management believes that recovery is not likely, a valuation allowance must be established. To the extent that a valuation allowance is established or increased, an expense within the tax provision is included in our consolidated statement of income.

Goodwill and Long-Lived Assets.     Effective June 30, 2001, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles.” SFAS No. 142 addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Upon adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test. Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred, licensed, rented or exchanged. Amortization of these intangibles over their useful lives is required. Effective June 30, 2001, we also adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

In accordance with SFAS Nos. 142 and 144, management periodically reviews its long-lived assets, including intangible assets and goodwill, for impairment and assesses whether significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the anticipated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset’s carrying value over its estimated fair value. Management also periodically reassesses the estimated remaining useful lives of its long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings. As of December 28, 2001, we completed a fair value impairment analysis as required by SFAS Nos. 142 and 144. Based on this assessment no impairments were identified.

Foreign Currency Translation.    We operate in many foreign countries and have many intercompany relationships with our foreign subsidiaries. The determination of functional currencies as well as the translation of the foreign entity financial statements and intercompany receivables and payables for purposes of consolidating our operations is an extensive process. We translate foreign currency balance sheet items of international subsidiaries at the exchange rate in effect on the date as of which an item is presented. We translate foreign currency revenues and expenses at a monthly weighted average rate for each period presented. CMI records gains and losses resulting from foreign currency transactions as a component of other (income) expense, net. Transaction gains and losses for the periods presented, other than losses attributable to the devaluation of the Argentine peso and as otherwise noted in the following period to period comparisons, have not been significant.

Segment Reporting

Our segment reporting is comprised of two operating segments: professional and polymer. See note 13 to our unaudited condensed consolidated financial statements as of September 27, 2002 and for the nine months ended September 28, 2001 and September 27, 2002, and note 24 to CMI’s audited consolidated financial statements as of June 30, 2002, June 29, 2001 and December 28, 2001 and for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and the six months ended December 29, 2000 (unaudited) and December 28, 2001. For the twelve months ended December 28, 2001, our professional segment generated 91.4% of our pro forma net sales, and our polymer business generated the remaining 8.6%.

Nine Months Ended September 27, 2002 Compared to Nine Months Ended September 28, 2001

Net Sales.    Net sales increased by $643.4 million, or 74.5%, to $1,507.4 million for the nine months ended September 27, 2002 from $864.0 million for the nine months ended September 28, 2001. The primary reason for the increase was the acquisition of DiverseyLever on May 3, 2002, which contributed $629.6 million to the sales growth.

Included in the net sales attributable to the Acquisition is $34.1 million of sales agency fee income for the nine months ended September 27, 2002, which we earned under the sales agency agreement entered into with Unilever on May 3, 2002 in connection with the Acquisition.

Excluding the impact of the Acquisition, net sales increased $13.8 million, or 1.6%, to $877.8 million for the nine months ended September 27, 2002 from $864.0 million for the nine months ended September 28, 2001. Also excluding the impact of the Acquisition, net sales for the professional segment declined by $1.7 million, or 0.2%, to $694.7 million for the nine months ended September 27, 2002 from $696.4 million for the nine months ended September 28, 2001. The strengthening of the dollar against the yen, real, Argentine peso and other foreign currencies negatively impacted net sales by $17.3 million. Excluding this negative currency impact, net sales of the professional segment for the nine months ended September 27, 2002 grew by $15.6 million, or 2.3%, from net sales for the nine months ended September 28, 2001. This growth resulted primarily from (1) a $6.8 million increase in European sales primarily resulting from increased volume of purchases by existing customers, (2) a $4.5 million increase in North American sales due primarily to increased sales by Whitmire Micro-Gen to a significant new customer, and (3) a $3.9 million increase in Latin American sales due mostly to purchases by new customers.

Net sales for the polymer segment, including intercompany sales to the professional segment of $14.5 million, increased by $14.1 million, or 7.7%, to $197.6 million for the nine months ended September 27, 2002 from $183.5 million for the nine months ended September 28, 2001. The increase in the segment’s net sales was attributable primarily to volume growth of 8.3%, partially offset by a

1.5% decline in average selling prices. Sales volume increased in Europe by 13.9% and in Asia-Pacific by 19.2% due primarily to new business in the printing and packaging markets. Average selling prices declined primarily due to unfavorable product and channel mix.

Cost of Sales.    Cost of sales increased by $267.4 million, or 63.6%, to $688.1 million for the nine months ended September 27, 2002 from $420.7 million for the nine months ended September 28, 2001. The primary reason for this increase was incremental costs of $253.5 million attributable to the acquired DiverseyLever business.

Excluding the impact of the Acquisition, cost of sales increased $13.9 million, or 3.3%, to $434.6 million for the nine months ended September 27, 2002 from $420.7 million for the nine months ended September 28, 2001. Also excluding the impact of the Acquisition, the professional segment’s cost of sales increased by $11.4 million, or 3.6%, to $331.3 million for the nine months ended September 27, 2002 from $319.9 million for the nine months ended September 28, 2001. The increase in the segment’s cost of sales resulted primarily from the accounting reclassification, effective June 30, 2001, of cost of sales of dosing unit depreciation expense and cost of free goods dispersed from marketing, distribution, administrative and general expenses to cost of sales. The inclusion of these expenses in cost of sales for the full nine months ended September 27, 2002 versus three of the nine months ended September 28, 2001 resulted in a $10.8 million increase in cost of sales for the nine months ended September 27, 2002, $7.0 million of which was attributable to cost of free goods dispersed and $3.8 million of which was attributable to dosing unit depreciation expense. Excluding the impact of the change in accounting classification, cost of sales increased just $0.6 million, or 0.2%.

The polymer segment’s cost of sales increased by $1.0 million, or 0.9%, to $117.8 million for the nine months ended September 27, 2002 from $116.8 million for the nine months ended September 28, 2001. The increase in the segment’s cost of sales resulted primarily from the increased costs associated with the additional sales volume discussed above, partially offset by reduced raw material costs of $6.9 million and lower manufacturing costs of $1.8 million.

Gross Profit.    Gross profit increased by $376.0 million, or 84.8%, to $819.3 million for the nine months ended September 27, 2002 from $443.3 million for the nine months ended September 28, 2001, while gross profit margin increased to 54.4% for the nine months ended September 27, 2002 from 51.3% for the comparable period in 2001. The primary reason for the increase in gross profit and gross profit margin was incremental gross profit of $376.1 million attributable to the acquisition of the DiverseyLever business. The gross profit margin on the sales attributable to DiverseyLever was 59.7%.

Excluding the impact of the Acquisition, gross profit declined $0.1 million to $443.2 million for the nine months ended September 27, 2002 from $443.3 million for the nine months ended September 28, 2001. Also excluding the impact of the Acquisition, the professional segment’s gross profit declined by $13.1 million, or 3.5%, to $363.4 million for the nine months ended September 27, 2002 from $376.5 million for the nine months ended September 28, 2001, while gross profit margin declined to 52.3% for the nine months ended September 27, 2002 from 54.1% for the comparable period in 2001. The decline in the segment’s gross profit and gross profit margin resulted primarily from the inclusion of dosing unit depreciation expense and cost of free goods dispersed in cost of sales for the full nine months ended September 27, 2002, as discussed above. Excluding this reclassification, the gross profit as a percent of sales in 2002 was 53.9% compared to 54.1% in 2001.

The polymer segment’s gross profit increased by $13.1 million, or 19.6%, to $79.8 million for the nine months ended September 27, 2002 from $66.7 million for the nine months ended September 28, 2001, while gross profit margin increased to 40.4% in 2002 from 36.3% in the comparable period in

2001. The increase in the segment’s gross profit resulted primarily from the sales volume increase discussed above, which increased gross profit by about $6.6 million, lower raw material costs of $6.9 million and lower manufacturing costs of $1.8 million, offset partially by a decline in gross profit of about $2.2 million attributable to a decline in average selling prices.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses increased by $321.7 million, or 90.2%, to $678.4 million for the nine months ended September 27, 2002 from $356.7 million for the nine months ended September 28, 2001. The primary reason for this increase was incremental expenses of $305.3 million attributable to the acquired DiverseyLever business.

Excluding these incremental expenses, marketing, distribution, administrative and general expenses increased by $16.4 million, or 4.6%, to $373.1 million for the nine months ended September 27, 2002 from $356.7 million for the nine months ended September 28, 2001. The increase was attributable mainly to restructuring-related costs incurred in the nine months ended September 27, 2002 for the purpose of eliminating redundancies resulting from the Acquisition and other Acquisition-related costs. These expenses, which totaled $27.3 million, pertained primarily to the planned involuntary termination of certain CMI employees, as well as associated costs of product line rationalization, re-branding projects, and the identification of redundant facilities and other Acquisition-related costs. Incremental spending on strategic initiatives related primarily to new computer systems contributed an additional $6.2 million to the increase in marketing, distribution, administrative and general expenses for the nine months ended September 27, 2002. These cost increases were offset partially by the reclassification of dosing unit depreciation expense and cost of free goods dispersed to cost of sales, as discussed above, and reduced amortization expense of $6.3 million due primarily to cessation of goodwill amortization upon the adoption by CMI of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles,” on June 30, 2001.

Research and Development Expenses.    Research and development expenses increased by $14.9 million, or 52.1%, to $43.5 million for the nine months ended September 27, 2002 from $28.6 million for the nine months ended September 28, 2001. The primary reason for the increase was the $13.2 million of incremental research and development expenses attributable to the acquired DiverseyLever business.

Excluding the impact of the Acquisition, research and development expenses increased $1.7 million, or 5.9%, to $30.3 million for the nine months ended September 27, 2002 from $28.6 million for the nine months ended September 28, 2001. The increase in research and development costs resulted primarily from additional investment to provide a renewed focus on innovation and new product development, as well as faster-to-market strategies.

Interest Expense, Net.    Net interest expense increased by $41.4 million to $55.1 million for the nine months ended September 27, 2002 from $13.7 million for the nine months ended September 28, 2001. An increased average debt balance for the nine months ended September 27, 2002, compared to the same period a year ago, resulted in an increase in net interest expense of about $47.2 million. The increased average debt balance resulted from the borrowings under the new credit facilities and issuance of the senior discount notes to fund the acquisition of DiverseyLever. The increase in interest expense attributable to the higher average debt balance was partially offset by a decline of $5.8 million in interest expense due to a reduction in weighted average interest rates during the nine months ended September 27, 2002 compared to the nine months ended September 28, 2001.

Other Income/Expense.    Other income/expense increased by $25.2 million to $23.6 million of income for the nine months ended September 27, 2002 from $1.6 million of expense for the nine months ended September 28, 2001. The other income for the nine months ended September 27, 2002 consists primarily of a $15.7 million gain on a forward purchase contract of euros entered into in connection with the Acquisition and a $9.6 million gain on the sale of a non-strategic dishwash detergent product line in May 2002. Partially offsetting these gains was a $3.1 million loss in the nine months ended September 27, 2002 related to the devaluation of the Argentine peso.

Provision for Income Taxes.    Our effective tax rate was 35.0% for the nine months ended September 27, 2002 compared to 32.6% for the nine months ended September 28, 2001. The higher effective tax rate was primarily due to increased foreign tax liability as a result of the acquisition of DiverseyLever, for which an offsetting U.S. foreign tax credit is not recognizable.

Net Income.    Net income increased by $14.4 million, or 50.2%, to $43.1 million for the nine months ended September 27, 2002 from $28.7 million for the nine months ended September 28, 2001. Excluding the impact of the Acquisition, which positively impacted net income by $3.3 million for the nine months ended September 27, 2002, total net income increased by $11.1 million, or 38.7%, to $39.8 million for the nine months ended September 27, 2002 from $28.7 million for the nine months ended September 28, 2001. This increase in net income was due primarily to a $5.8 million decline in net interest expense and a $25.2 million increase in other income, offset partially by a $16.4 million increase in marketing, distribution, administrative and general expenses a $1.7 million increase in research and development costs, and a $1.6 million increase in provision for income taxes, all as previously discussed.

EBITDA.    EBITDA increased by $97.0 million, or 105.4%, to $189.0 million for the nine months ended September 27, 2002 from $92.0 million for the nine months ended September 28, 2001. The primary reason for the increase was the Acquisition, which contributed $89.5 million to EBITDA for the nine months ended September 27, 2002.

Excluding the impact of the Acquisition, EBITDA increased $7.5 million, or 8.2%, to $99.5 million for the nine months ended September 27, 2002 from $92.0 million for the nine months ended September 28, 2001. The increase in EBITDA resulted primarily from a $25.2 million increase in other income, offset partially by the $16.4 million increase in marketing, distribution, administrative and general expenses, and the $1.7 million increase in research and development expense, all as previously discussed.

Six Months Ended December 28, 2001 Compared to Six Months Ended December 29, 2000

Net Sales.     Net sales increased by $2.0 million, or 0.4%, to $549.0 million for the six months ended December 28, 2001 from $547.0 million for the six months ended December 29, 2000. Net sales for the professional segment increased by $1.0 million, or 0.2%, to $437.4 million for the six months ended December 28, 2001 from $436.4 million for the six months ended December 29, 2000. Professional net sales increased (1) by $2.9 million in the Asia-Pacific region due to strong growth in all sectors, most notably retail and food and lodging, (2) by $5.3 million in Europe due primarily to incremental sales attributable to Butcher, which was acquired in September 2000, and core business growth, (3) by $12.1 million in North America due primarily to incremental sales attributable to Butcher, (4) by $2.2 million in Japan due mainly to incremental sales attributable to Butcher and (5) by $0.4 million in Latin America due primarily to strong growth in Mexico offsetting economic weaknesses elsewhere in that region. These increases in net sales were offset partially by a $19.7 million reduction in net sales due to the strengthening of the dollar against the yen, the real and other foreign currencies. Excluding the impact of foreign currency translations and all net sales from businesses acquired or divested during the six months ended December 29, 2000 or December 28, 2001, the professional segment’s net sales increased by $8.5 million, or 2.1%, to $406.1 million for the six months ended December 28, 2001 from $397.6 million for the six months ended December 29, 2000.

Net sales for the polymer segment, including intercompany sales to the professional segment of $9.4 million, increased by $0.9 million, or 0.8%, to $120.9 million for the six months ended December 28, 2001 from $120.0 million for the six months ended December 29, 2000. The growth resulted primarily from a 2.3% increase in sales volume, largely in the printing and packaging markets.

Cost of Sales.    Cost of sales increased by $4.8 million, or 1.8%, to $276.8 million for the six months ended December 28, 2001 from $272.0 million for the six months ended December 29, 2000. The professional segment’s cost of sales increased by $9.4 million, or 4.6%, to $212.4 million for the six months ended December 28, 2001 from $203.0 million for the six months ended December 29, 2000. The increase in the segment’s cost of sales resulted primarily from a $9.8 million increase in customer rebates and allowances to generate sales growth and respond to actions by competitors.

The polymer segment’s cost of sales declined by $4.6 million, or 6.7%, to $64.4 million for the six months ended December 28, 2001 from $69.0 million for the six months ended December 29, 2000. $4.1 million of this decline was attributable to a significant reduction in the average price of styrene and other key raw materials and the remaining $0.5 million resulted from increased manufacturing efficiencies.

Gross Profit.    Gross profit declined by $2.9 million, or 1.0%, to $272.2 million for the six months ended December 28, 2001 from $275.1 million for the six months ended December 29, 2000, while gross profit margin declined to 49.6% from 50.3% between the two periods. The professional segment’s gross profit declined by $8.4 million, or 3.6%, to $225.0 million for the six months ended December 28, 2001 from $233.4 million for the six months ended December 29, 2000, while gross profit margin declined to 51.4% from 53.5%. The decline resulted primarily from the $9.8 million increase in cost of sales as a result of increased customer rebates and allowances.

The polymer segment’s gross profit increased by $5.5 million, or 13.3%, to $47.2 million for the six months ended December 28, 2001 from $41.7 million for the six months ended December 29, 2000, while gross profit margin increased to 39.0% from 34.7% for those same periods. This increase in gross profit resulted primarily from the reduced raw material costs and increased manufacturing efficiencies discussed above.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses declined by $4.1 million, or 1.7%, to $228.4 million for the six months ended December 28, 2001 from $232.5 million for the six months ended December 29, 2000. The decline was attributable primarily to the cessation of goodwill amortization upon the adoption by CMI of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles,” at the beginning of fiscal year 2002. Excluding the impact of SFAS No. 142, marketing, distribution, administrative and general expenses increased by $4.7 million for the six months ended December 28, 2001 compared to the six months ended December 29, 2000 due largely to a $1.2 million increase in sales freight expense, a $1.5 million increase in non-capitalizable costs incurred in the six months ended December 28, 2001 in connection with the Acquisition and a $1.8 million increase in expenses due to incremental amortization of capitalized software costs.

Research and Development Expenses.    Research and development expenses declined by $0.8 million, or 4.4%, to $18.6 million for the six months ended December 28, 2001 from $19.4 million for the six months ended December 29, 2000. The decline in research and development expenses was attributable primarily to a continued focus on cost management.

Interest Expense, Net.    Net interest expense declined by $1.5 million, or 17.1%, to $6.9 million for the six months ended December 28, 2001 from $8.4 million for the six months ended December 29, 2000. The decline resulted primarily from the reduced cost of borrowing as a result of the receivables securitization program that CMI implemented in March 2001. See “Description of Other Indebtedness—Accounts Receivable Securitization.”

Other Income/Expense.    Other income/expense declined by $5.5 million to $2.1 million of expense for the six months ended December 28, 2001 from $3.4 million of income for the six months ended December 29, 2000. The shift to net expense from income was due primarily to a $2.0 million foreign currency translation loss due to the devaluation of the Argentine peso in December 2001. Other income for the six months ended December 29, 2000 included a one-time, pre-tax gain of $3.0 million related to the sale by CMI on July 1, 2000 of its interest in Acurid, a non-strategic pest control joint venture.

Provision for Income Taxes.    CMI’s effective tax rate was 30.5% for the six months ended December 28, 2001 compared to 35.7% for the six months ended December 29, 2000. The lower effective tax rate is primarily due to lower sustainable foreign tax rates.

Net Income.    Net income declined by $0.5 million, or 3.6%, to $11.1 million for the six months ended December 28, 2001 from $11.6 million for the six months ended December 29, 2000. The decline in net income was due primarily to the decline in gross profit and increase in expenses due to incremental Acquisition-related expenses and amortization of capitalized software costs, as discussed above, and a $2.0 million foreign currency translation loss due to the devaluation of the Argentine peso in the six months ended December 28, 2001, partially offset by the impact of the adoption of SFAS No. 142, reduced net interest expense and the lower effective tax rate for the six months ended December 28, 2001, each as mentioned above. Positively impacting net income for the six months ended December 29, 2000 was the one-time divestiture gain of $3.0 million from the sale of CMI’s interest in the Acurid joint venture.

EBITDA.    EBITDA declined by $8.1 million, or 16.5%, to $41.2 million for the six months ended December 28, 2001 from $49.3 million for the six months ended December 29, 2000. The decline in EBITDA resulted primarily from the devaluation of the Argentine peso, lower gross profit margins in the professional business and non-capitalizable costs incurred in connection with the Acquisition in the six months ended December 28, 2001, each as mentioned above. EBITDA for the six months ended December 29, 2000 reflects the positive effect of the one-time divestiture gain from the sale of CMI’s interest in the Acurid joint venture, as mentioned above.

Year Ended June 29, 2001 Compared to Year Ended June 30, 2000

Net Sales.    Net sales increased by $104.6 million, or 10.2%, to $1,132.8 million for fiscal year 2001 from $1,028.2 million for fiscal year 2000. Net sales for CMI’s professional segment increased $109.9 million, or 13.7%, to $912.6 million for fiscal year 2001 from $802.7 million for the prior fiscal year. The growth was due primarily to $53.6 million in incremental net sales attributable to Butcher, which was acquired in September 2000, and $71.2 million of incremental net sales attributable to Teepol, which was acquired in April 2000, partially offset by a $9.2 million decline in net sales attributable to the October 1999 divestiture of PCO Canada, a pest control business, and the strengthening of the dollar against certain foreign currencies in fiscal year 2001, which reduced net sales by $32.2 million. Excluding the impact of currency translation and net sales from businesses acquired or divested during fiscal year 2000 or 2001, the professional segment’s net sales grew by 3.2% in fiscal year 2001.

The net sales of CMI’s polymer segment, including intercompany sales to the professional segment of $20.3 million, declined by $2.9 million, or 1.2%, to $240.5 million for fiscal year 2001 from $243.4 million for fiscal year 2000, despite a 3% increase in unit volume sales. The decline in net sales resulted from a greater percentage of the segment’s global sales occurring in Europe, where average prices were lower than in other regions.

Cost of Sales.    Cost of sales increased by $67.1 million, or 13.7%, to $557.4 million for fiscal year 2001 from $490.4 million for fiscal year 2000. The professional segment’s cost of sales increased by

$54.0 million, or 14.7%, to $421.6 million for fiscal year 2001 from $367.6 million for fiscal 2000. The increase in the segment’s cost of sales resulted primarily from the increase in professional net sales discussed above.

The polymer segment’s cost of sales increased by $13.0 million, or 10.6%, to $135.8 million for fiscal year 2001 from $122.8 million for fiscal year 2000. The increase in the segment’s cost of sales resulted primarily from an increase in the price of styrene, a key raw material.

Gross Profit.    Gross profit increased by $37.6 million, or 7.0%, to $575.4 million for fiscal year 2001 from $537.8 million for fiscal year 2000, while gross profit margin declined to 50.8% from 52.3% between the two periods. The professional segment’s gross profit increased by $55.9 million, or 12.8%, to $491.0 million for fiscal year 2001 from $435.1 million for fiscal year 2000, while gross profit margin declined to 53.8% from 54.2%. This decline in the segment’s gross profit margin was entirely attributable to the 46.6% gross profit margin associated with sales by Butcher, which CMI acquired in September 2000.

The polymer segment’s gross profit declined by $18.3 million, or 17.8%, to $84.4 million for fiscal year 2001 from $102.7 million for fiscal year 2000, while gross profit margin declined to 35.1% from 42.2% between the two periods, primarily because of the increased cost of styrene discussed above.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses increased by $44.0 million, or 10.3%, to $471.8 million for fiscal year 2001 from $427.8 million for the prior fiscal year. This increase resulted primarily from $21.5 million of additional sales force expenses attributable largely to the Butcher and Teepol acquisitions, $11.7 million of additional spending on strategic initiatives relating to the supply chain and new computer systems. The remaining $10.8 million of the increase was attributable primarily to higher direct variable costs resulting from the incremental sales growth. Marketing, distribution, administrative and general expenses remained constant at 41.6% of net sales for fiscal years 2000 and 2001.

Research and Development Expense.    Research and development expenses increased by $1.4 million, or 3.8%, to $38.6 million for fiscal year 2001 from $37.2 million for fiscal year 2000. The increase in research and development expenses was attributable primarily to $2.4 million of incremental spending resulting from the Butcher and Teepol acquisitions, partially offset by $1.0 million of reduced spending due to a continued focus on cost management. Research and development expenses dropped from 3.6% of net sales for fiscal year 2000 to 3.4% of net sales for fiscal year 2001.

Interest Expense, Net.    Net interest expense increased by $7.0 million, or 61.9%, to $18.3 million for fiscal year 2001 from $11.3 million for the prior fiscal year. The increase resulted primarily from additional debt incurred in connection with the Butcher and Teepol acquisitions.

Other Income/Expense.    Other income/expense declined by $14.6 million, or 84.6%, to $2.6 million of income for fiscal year 2001 from $17.2 million of income for fiscal year 2000. This decline was due primarily to lower one-time gains on divestitures in fiscal year 2001. In fiscal year 2000, CMI realized a $15.2 million one-time, pre-tax gain on the divestiture of PCO Canada and a $6.0 million one-time, pre-tax gain on the sale of unutilized property in Japan. These gains were partially offset by other net expenses of $4.0 million incurred in fiscal year 2000 largely in connection with the legal separation from S.C. Johnson & Son in November 1999. In addition, in fiscal year 2001, CMI realized a one-time, pre-tax gain of $3.0 million related to the sale of its interest in the Acurid joint venture.

Provision for Income Taxes.    CMI’s effective tax rate was 33.5% for fiscal year 2001 compared to 36.7% for fiscal year 2000. The lower effective tax rate is attributable primarily to lower sustainable foreign tax rates.

Net Income.    Net income declined by $17.1 million, or 34.4%, to $32.6 million for fiscal year 2001 from $49.7 million for fiscal year 2000. The decline in net income resulted primarily from one-time gains in fiscal year 2000 of $15.2 million from the divestiture of PCO Canada and of $6.0 million from the sale of unutilized property in Japan discussed above. Excluding the after-tax impact of one-time divestitures and property sales from both fiscal years, net income declined $5.7 million, or 15.7%, to $30.6 million for fiscal year 2001 from $36.3 million for fiscal year 2000. That decline was attributable to a $7.0 million increase in net interest expense for fiscal year 2001 as a result of the additional debt incurred in connection with the Butcher and Teepol acquisitions.

EBITDA.    EBITDA declined by $6.5 million, or 5.2%, to $117.4 million for fiscal year 2001 from $123.9 million for fiscal year 2000. The decline in EBITDA for fiscal year 2001 resulted primarily from a $14.6 million decline in CMI’s other income, a $21.5 million increase in sales force expenses and a $11.7 million increase in spending on strategic initiatives. The decline in EBITDA was offset partially by the increase in net income discussed above.

Year Ended June 30, 2000 Compared to Year Ended July 2, 1999

Net Sales.    Net sales increased by $48.2 million, or 4.9%, to $1,028.2 million for fiscal year 2000 from $980.0 million for fiscal year 1999. Net sales for CMI’s professional segment increased by $34.9 million, or 4.5%, to $802.7 million for fiscal year 2000 from $767.8 million for fiscal year 1999. The growth in the professional segment’s net sales resulted primarily from incremental net sales of $26.3 million from Teepol, which was acquired in April 2000. A $15.9 million decline in net sales associated with PCO Canada, which was divested in October 1999, partially offset the increase in net sales. Fluctuations in foreign currency exchange rates did not have a significant impact on net sales between years. Excluding net sales from businesses acquired or divested during fiscal year 1999 or 2000, the professional segment’s net sales grew by 6.4%. All geographic regions contributed to this core growth, with particularly strong performance in Europe, which contributed $11.1 million of this growth, due to strategic customer gains in the food and lodging end-user sector, and the Asia-Pacific region, which contributed $5.0 million of this growth, due to successful sales programs in the BSC and retail end-user sectors.

Net sales for the polymer segment, including intercompany sales to the professional segment of $17.9 million, increased by $18.9 million, or 8.4%, to $243.4 million for fiscal year 2000 from $224.5 million for fiscal year 1999. In Japan, sales volume increased by 38% in fiscal year 2000 from fiscal year 1999 due to market share growth in the printing and packaging industry. In the Asia-Pacific region, excluding Japan, sales volume increased by 20% as a result of the expansion of the polymer business in China. In Europe, the polymer segment achieved 21% volume growth in the printing and packaging and coatings industries. Finally, sales volume in North America grew 4% as significant new volume in the personal care segment was offset partially by the loss of architectural coatings volume. The increases in sales volume resulted in increases in net sales of $4.5 million in Japan, $2.3 million in the Asia-Pacific region, $3.2 million in Europe and $8.9 million in North America.

Cost of Sales.    Cost of sales increased by $13.5 million, or 2.8%, to $490.4 million for fiscal year 2000 from $476.9 million for fiscal year 1999. The professional segment’s cost of sales increased by $7.5 million, or 2.1% to $367.6 million for fiscal year 2000 from $360.1 million for fiscal year 1999. The increase in the segment’s cost of sales resulted from the increase in the professional net sales discussed above.

The polymer segment’s cost of sales increased by $6.0 million, or 5.1%. to $122.8 million for fiscal year 2000 from $116.8 million for fiscal year 1999. The increase in the segment’s cost of sales resulted primarily from the increase in polymer net sales discussed above.

Gross Profit.    Gross profit increased by $34.7 million, or 6.9%, to $537.8 million for fiscal year 2000 from $503.1 million for fiscal year 1999, while gross profit margin increased to 52.3% from 51.3% between the two periods. The professional segment’s gross profit increased by $27.4 million, or 6.7%, to $435.1 million for fiscal year 2000 from $407.7 million for fiscal year 1999, while the segment’s gross profit margin increased to 54.2% from 53.1%. The increase in gross profit margin was due largely to enhanced supply-chain management, resulting from global cost reductions.

The polymer segment’s gross profit increased by $7.3 million, or 7.6%, to $102.7 million for fiscal year 2000 from $95.4 million for fiscal year 1999, while gross profit margin declined to 42.2% for fiscal year 2000 from 42.5% for fiscal year 1999. The decrease in gross profit margin resulted primarily from increased prices for styrene, a key raw material.

Marketing, Distribution, Administrative and General Expenses.    Marketing, distribution, administrative and general expenses increased by $29.0 million, or 7.3%, to $427.8 million for fiscal year 2000 from $398.8 million for fiscal year 1999. These expenses also increased as a percentage of net sales to 41.6% for fiscal year 2000 from 40.7% for fiscal year 1999. The increase in marketing, distribution, administrative and general expenses resulted primarily from $13 million of additional expenses due to the acquisition of Teepol, $12 million of increased profit sharing expenses attributable to the improved financial results in fiscal year 2000 and $5 million of investments in strategic initiatives.

Research and Development Expenses.    Research and development expenses declined by $1.6 million, or 4.1%, to $37.2 million for fiscal year 2000 from $38.8 million for fiscal year 1999. The decline in research and development expenses was attributable primarily to a continued focus on cost management.

Restructuring Expense.    During fiscal year 1999, CMI implemented a restructuring plan designed to reduce administrative costs stemming from duplicate responsibilities. Implementation of the plan resulted in a restructuring expense in fiscal year 1999 of $16.9 million, consisting of $15.3 million of severance and termination benefit expenses and $1.6 million of other restructuring expenses, including asset write-downs.

Interest Expense, Net.    Net interest expense declined by $5.0 million, or 30.7%, to $11.3 million for fiscal year 2000 from $16.3 million for fiscal year 1999 despite an increase in the level of indebtedness late in the fiscal year resulting primarily from the Teepol acquisition. The decline in net interest expense resulted primarily from a decline in costs of borrowing from third parties after CMI legally separated from S.C. Johnson & Son in November 1999.

Other Income/Expense.    Other income/expense increased by $17.3 million to $17.2 million of income for fiscal year 2000 from $0.1 million of expense for fiscal year 1999. The shift to income for fiscal year 2000 was attributable primarily to one-time, pre-tax gains of $15.2 million from the divestiture of PCO Canada and $6.0 million from the sale of unutilized property in Japan. These gains were partially offset by other net expenses of $4.0 million incurred in fiscal year 2000 largely in connection with the legal separation from S.C. Johnson & Son in November 1999.

Provision for Income Taxes.    CMI’s effective tax rate was 36.7% for fiscal year 2000 compared to 53.7% for fiscal year 1999. The lower effective tax rate was attributable primarily to lower sustainable foreign tax rates.

Net Income.    Net income increased by $34.8 million to $49.7 million for fiscal year 2000 from $14.8 million for fiscal year 1999. The increase resulted primarily from one-time gains in fiscal year 2000 of $15.2 million from the divestiture of PCO Canada and of $6.0 million from the sale of unutilized property in Japan, as well as the non-recurrence in fiscal year 2000 of $16.9 million of restructuring expenses. Excluding the one-time divestiture and property sale gains in fiscal year 2000 and the restructuring expenses for fiscal year 1999, net income would have been $36.3 million for fiscal year 2000 and $22.6 million for fiscal year 1999. This increase in net income was due in large part to the favorable impact of increased sales and gross margins, reduced net interest expense and lower effective tax rates, and was offset partially by the increase in marketing, distribution, administrative and general expenses discussed above.

EBITDA.    EBITDA increased by $45.4 million, or 57.8%, to $123.9 million for fiscal year 2000 from $78.5 million for fiscal year 1999. Excluding the $16.9 million of restructuring expenses in fiscal year 1999, EBITDA would have been $95.4 million for fiscal year 1999. The remainder of the increase in fiscal year 2000 EBITDA is a result of the sales growth and overall cost management efforts discussed above.

DiverseyLever

General

For the period covered by the special-purpose combined accounts, DiverseyLever was a fully integrated business of Unilever. DiverseyLever has manufacturing facilities and selling activities throughout the world and during such period, comprised the institutional and industrial cleaning and sanitation business of Unilever.

Relationships with Unilever are of particular significance to DiverseyLever. DiverseyLever has relied on Unilever and other Unilever group companies to provide various services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary. As described in note 27 to the special-purpose combined accounts, throughout the period covered by the accounts, DiverseyLever has entered into a number of transactions with other Unilever businesses. Among other transactions, DiverseyLever products are sold to, and DiverseyLever purchases products from, other Unilever businesses; in a number of countries, DiverseyLever utilizes sites shared with or operated by other Unilever businesses and DiverseyLever-owned sites are used by other Unilever businesses; certain DiverseyLever operations receive from, or provide to, other Unilever businesses administration or similar support services; DiverseyLever uses central management and research and development services provided by Unilever; DiverseyLever employees participate in a number of pension plans and other employee benefit arrangements operated by other Unilever businesses; various DiverseyLever operations are included in Unilever tax groups; in a number of countries, DiverseyLever participates in cash sweep arrangements operated by Unilever and receives part of its funding through accounts with other Unilever businesses; and DiverseyLever is financed through a combination of long-term loans and share capital invested by Unilever.

Accounting Policies.    As a fully integrated business of Unilever, DiverseyLever does not prepare separate accounts in accordance with UK GAAP. As described under paragraph 2 of “Accounting Information and Policies,” the special-purpose combined accounts have been prepared under the historical cost convention and in accordance with UK Accounting Standards. The special-purpose combined accounts are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had DiverseyLever operated independently or under separate ownership.

Currency of Presentation.    DiverseyLever uses the euro as its principal reporting currency. In preparing the special-purpose combined accounts, the profit and loss accounts, the cash flow statements and all other movements in assets and liabilities of individual companies and operations are translated into euros at annual average rates of exchange. The balance sheets, other than the “Net Investment of Unilever,” are translated into euros at year-end rates of exchange.

Segment Reporting.    DiverseyLever’s segment reporting is comprised of five geographic segments: Europe; North America; Africa, Middle East and Turkey; Asia Pacific; and Latin America. During 2001, DiverseyLever generated 52.4% of total sales in Europe, 26.9% in North America, 8.9% in Asia Pacific, 6.8% in Latin America and 5.0% in Africa, Middle East and Turkey. For 2001, DiverseyLever generated 74.3% of operating profit before exceptional items in Europe, 9.0% in Asia Pacific, 7.9% in Latin America, 4.6% in North America, and 4.3% in Africa, Middle East and Turkey. See note 1 to the special-purpose combined accounts, which sets forth sales and operating profit before exceptional items by geographic segment for 2001, 2000 and 1999 and net operating assets and net amounts owed to/(receivable from) other Unilever businesses by geographic segment for 2001 and 2000.

Unilever Consumer Brands.    DiverseyLever’s sales includes sales by DiverseyLever of Unilever’s consumer brand products, which during 2001, 2000 and 1999 accounted for €240.1 million (13.1%), €224.3 million (12.2%) and €190.0 million (11.2%), respectively, of DiverseyLever’s sales. Following the closing of the Acquisition, CMI will sell Unilever’s consumer brand products to professional end-users on an agency basis pursuant to the sales agency agreement. See “The Acquisition—Related Agreements—Sales Agency Agreement.”

Restructuring.    During the period covered by the special-purpose combined accounts, DiverseyLever has implemented a restructuring program involving the standardization of product lines, the rationalization of manufacturing sites and sales and administration activities and the disposal of non-core operations. The restructuring program, which was announced in February 2000, is planned to be completed by 2004. Charges for restructuring exceptional items amounted to €41.9 million in 2001, €104.0 million in 2000 and €3.9 million in 1999. The restructuring charge includes the following projects and costs:

•	Rationalization of the European supply chain;

•	Rationalization of European sales and administration activities;

•	Rationalization and integration of North American operations;

•	Rationalization of activities in developing markets; and

•	Standardization of product lines.

For a discussion of these restructuring charges, see “—Year Ended December 31, 2001 Compared to Year Ended December 31, 2000—Exceptional Items,” “—Year Ended December 31, 2000 Compared to Year Ended December 31, 1999—Exceptional Items” and note 5 to the special-purpose combined accounts.

US GAAP Reconciliation.     The special-purpose combined accounts are prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. A comparison of net profit (net income) and net investment (stockholders’ equity) determined under UK GAAP and after reflecting the significant adjustments which would be made if US GAAP were to be applied instead of UK GAAP is described under “Summary of significant differences between U.K. and U.S. generally accepted accounting principles” in the special-purpose combined accounts.

Seasonality.    DiverseyLever’s sales have historically been somewhat seasonal, with higher sales generally occurring in the second quarter of the calendar year (approximately 1% higher than the third and fourth quarters of the calendar year), in advance of the summer season in the Northern Hemisphere. Sales in the first quarter of the calendar year are generally lower (approximately 2% lower than the second quarter of the calendar year). Stocks (inventory) and trade creditors (accounts payable) are normally fairly consistent during the year while trade debtors (accounts receivable) are at their peak in the second quarter and are lowest during the first quarter reflecting changes in sales revenue.

Inflation.     The effects of inflation on DiverseyLever’s operations were not material during the period covered by the special-purpose combined accounts.

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Sales.    Turnover comprises sales of goods and services after deduction of discounts, certain sales incentives and sales taxes. Group turnover includes sales to joint ventures and other Unilever businesses but does not include sales between individual operations within the DiverseyLever group or sales by joint ventures. Total turnover includes DiverseyLever’s share of the sales of joint ventures.

DiverseyLever’s turnover for the first quarter 2002 fell by 3.1% to €431.6 million from €445.6 million in the first quarter 2001. Disposals during 2001 need to be considered to derive a true like-for-like comparison. These disposals include: the UBA business, a bulk liquid chemical distribution business based in Canada; the Steresol business in Israel; the Foods business in Japan and the Frish brand in UK and Eire. In the aggregate these accounted for €2.0 million of the decline. Underlying business performance, as measured in local currencies, was 2.7% below first quarter 2001 and, as exchange rates were relatively stable in DiverseyLever’s key countries, there was no significant impact of exchange rates on reported results.

The sales decline reflects, in part, the global economic downturn, which has led businesses to pursue aggressive cost cutting measures, and led both to downtrading and destocking. Early 2002 indicators in the tourism and lodging industries point to lower activity and lower spending than in 2001. Furthermore, sales were undoubtedly affected by uncertainty related to the sale to CMI, particularly in the indirect channel where distributors reacted by reducing stocks. This destocking was also facilitated in Europe by the introduction and roll out of the Core range (a harmonised range of chemical products for Europe consisting of fewer SKUs than previously sold). The destocking was particularly prominent in Europe, in which Germany, UK and France all saw significant reductions in sales through the indirect channels.

Sales of Unilever consumer brands were €59 million in the first quarter 2002 compared to €55 million in the first quarter 2001.

Gross Profit Margin.    Gross profit margin equals group turnover, or sales, less cost of sales. DiverseyLever does not include distribution, selling costs and administrative expenses in its cost of sales. As a result, costs related to DiverseyLever’s distribution network are not included in its calculation of gross profit or gross profit margin. Because some other companies include costs related to their distribution network in cost of sales and, accordingly, in their calculations of gross profit and gross profit margin, DiverseyLever’s presentation of gross profit and gross profit margin may not be comparable to similarly titled measures of other companies.

DiverseyLever’s gross profit margin for the first quarter 2002 decreased by 50 basis points to 56.7% of turnover from 57.2% in the first quarter 2001. In most of Europe and North America gross margin continues to increase on the back of factory rationalisation and raw and packaging materials buying savings. In absolute terms costs of sales declined by €3.8 million in the first quarter 2002 over the same period for 2001. However, the sales downturn has caused fixed cost under-recoveries in a number of DiverseyLever’s factories and has depressed gross margins.

Distribution, Selling Costs and Administrative Expenses.    DiverseyLever’s distribution, selling costs and administrative expenses for the first quarter 2002 increased 4.6% to €230.0 million from €219.8 million in the first quarter 2001. The 2001 figure includes a profit on sale of the UBA business in Canada in January 2001 of €7.5 million and therefore the true comparator for 2001 is €227.3 million. This equates to an increase in costs of less than 1.2%, well below inflation, and this reflects the benefits obtained from ongoing restructuring projects.

Exceptional Items.    Exceptional items are those items within ordinary activities which because of their size or nature, are disclosed to give a proper understanding of the underlying result for the period. Exceptional items are mainly included in administrative expenses.

In the first quarter 2002, the amounts charged to exceptional items were €10.4 million compared to a net exceptional gain in the first quarter 2001 of €1.9 million. The net gain comprised a €7.5 million profit on the sale of the UBA business and €5.6 million of exceptional charges. The first quarter 2002 charges included costs for further rationalisation of the European supply chain—costs primarily in respect of asset write-offs relating to the closure of manufacturing sites in the Nordic region.

EBITDA.    EBITDA represents earnings before net interest expense, taxes, depreciation (excluding exceptional depreciation arising from impairment) and amortization. EBITDA was €32.7 million for the first quarter 2002 versus €53.5 million for the same period in 2001. The decrease was due to the extensive restructuring projects commenced in 2000. EBITDA before exceptional items (including exceptional depreciation arising from impairment) was €43.0 million in the first quarter 2002, compared with €51.7 million in the first quarter 2001.

Net Interest Expense.    Net interest expense fell sharply to €2.8 million for the first quarter 2002 from €6.6 million in the first quarter 2001. This fall reflects a combination of the lower average balances on loans due to Unilever group companies and lower interest rates during the first quarter 2002.

Taxation.    The tax charge for the first quarter 2002 was €0.5 million. This was €10.2 million lower than the first quarter 2001 and included a credit of €3.7 million caused by a settlement in the UK relating to prior periods. When the effect of this settlement is added back, the underlying effective tax rate for the first quarter 2002 was 35.9% compared to 37.7% in the first quarter 2001. Taxation charges for DiverseyLever under Unilever ownership are not necessarily representative of the tax charges that would be borne by the DiverseyLever group under separate ownership.

Net Profit.    DiverseyLever’s net profit fell by €6.6 million or 37% to €10.9 million for the first quarter 2002 from €17.5 million in the first quarter 2001. Although operating profit fell sharply in the first quarter 2002, even after adjusting for the €7.5 million gain from the sale of the UBA business in the first quarter 2001 and the €4.8 million higher restructuring charges in the first quarter 2002, lower tax and interest charges cushioned the effect on net profit.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales.    Sales for 2001 increased by €3.6 million, or 0.2%, to €1,838.3 million from €1,834.7 million in 2000. A 3.0% increase in sales from the underlying business was largely offset by the net impact of acquisitions and disposals and adverse currency effects. Group turnover for 2001 excludes €23.6 million share of sales from DiverseyLever’s 49.9% holding in the Japanese institutional and industrial cleaning business, Daisan Kogyo, which interest was acquired in April 2001. In 2001 there were disposals of both non-core operations and non-core brands and, apart from Daisan, no other acquisitions. The net impact on sales for 2001 from acquisitions and disposals was a reduction of €16.6 million. Of this total, €11.9 million resulted from the January 2001 disposal of the UBA business. Of the remaining decrease, €1.7 million was attributable to the sale of DiverseyLever’s food business in Japan, €1.7 million was attributable to the closure of facilities in Israel and Denmark, and €1.9 million was attributable to the disposal of several brands. The acquisition of Tego Hygiene, the UK business acquired in the first quarter of 2000, contributed €0.6 million of additional sales in 2001. The strengthening of the euro against certain currencies depressed the growth of reported sales in 2001 by some €27.6 million.

Sales of Unilever’s consumer brand products increased by 7.0% to €240.1 million in 2001 compared to €224.3 million in 2000.

Gross Profit.    Gross profit increased by €18.6 million, or 1.8%, to €1,047.2 in 2001 from €1,028.6 million in 2000. Gross profit margin increased by 0.9% to 57.0% of group turnover in 2001 from 56.1% in 2000. The improvement in margin was a result of the fall in the one-time charges taken in respect of restructuring projects. The largest increase was in North America, where gross profit margin advanced 3.3% to 59.1% in 2001. This had an 88 basis point positive effect on over-all gross margin. Elsewhere there was a notable improvement in margin in Africa, Middle East and Turkey, where gross margin for Israel improved significantly following the closure of a factory. However, the relatively small size of operations in the Africa, Middle East and Turkey regions meant that the increase in gross profit margin caused just a 22 basis point rise in total DiverseyLever’s gross profit margin. Europe suffered a small decline in gross margin from 56.6% to 56.0% due to the cost of restructuring projects in Germany and the United Kingdom.

Distribution and Selling Costs and Administrative Expenses.     Distribution and selling costs and administrative expenses for 2001 fell by 5.9% to €926.4 million from €984.3 million in 2000. While distribution and selling costs decreased by 3.2%, from €681.4 million in 2000 to €659.7 million in 2001, administrative expenses fell 12.0% from €302.9 million in 2000 to €266.7 million in 2001. There were two primary reasons for this overall decrease: €56.3 million of costs of the largest warehouse and distribution and sales force restructuring projects were taken in 2000 (as described under the caption “—Exceptional Items”) compared to only €20.0 million in 2001 and €23.0 million of the full year benefits from these projects were achieved in 2001. A significant benefit from the restructuring projects occurred in Europe, where costs fell by 7.6% in 2001 as compared to 2000, resulting in a decrease in distribution and selling costs and administrative expenses of €40.1 million in 2001.

Exceptional Items.    The amount charged to exceptional items in 2001 was €33.7 million compared to an exceptional charge in 2000 of €102.8 million. In 2001, a restructuring charge of €41.9 million was partly offset by other exceptional income—net of €8.2 million.

For 2001, the restructuring charge included the following projects and costs:

•
A €25.0 million charge relating to the further rationalization of the European supply chain. Costs are primarily in connection with the closure of a United Kingdom manufacturing site announced in 2000 and asset write-offs and redundancy payments due to the closure of another manufacturing site in the United Kingdom, reorganization of production facilities in France and Italy, and reorganization of the warehousing and distribution operations in the United Kingdom and Ireland. Costs also include the write-down to net realisable value of two other factories in Western Europe which will be closed in 2002.

•
A €4.5 million charge relating to the further rationalization of the European sales and administration activities in Denmark, France, Italy, Spain and certain other countries. Costs are primarily redundancy and severance payments arising from these activities.

•
A €1.7 million charge relating to the further rationalization of activities in developing markets. Costs are primarily in respect of redundancies incurred in further reducing the sales and administration activities, principally in seven countries.

•
A €10.7 million charge relating to the integration of North American operations. Costs are primarily in respect of charges for asset write-offs in connection with the conversion of a facility in Canada from manufacturing to warehousing, and severance and redundancy costs incurred as part of the North American integration project.

The charge of €41.9 million in respect of restructuring exceptional items in 2001 is comprised of the write-off and disposal of certain fixed assets of €12.7 million; the provision for redundancy and severance costs in respect of approximately 360 people of €21.2 million; and other restructuring cost of €8.0 million.

Other exceptional income—net for 2001 primarily comprises the profit on disposal of businesses of €8.2 million.

Depreciation and Amortization.     Depreciation and amortization decreased by €8.6 million, or 9.2%, to €84.5 million in 2001 (excluding amortization of fixed asset investments) from €93.1 million in 2000. The decrease was attributable to lower depreciation expense in 2001 as compared to 2000. Depreciation expense in 2000 included significant asset impairment charges in connection with restructuring activities (€12.7 million in 2001 compared to €22.1 million in 2000) included within exceptional items.

EBITDA.    EBITDA was €193.7 million for 2001 as compared with €115.3 million for 2000. The increase was due to the substantially lower charge for restructuring projects in 2001 and the achievement of savings from those restructuring projects. EBITDA before exceptional items (including exceptional depreciation arising from asset impairments) was €227.4 million in 2001 as compared to €218.1 million in 2000.

Net Interest Expense.     Net interest expense fell 13.0% to €22.0 million in 2001 from €25.3 million in 2000. This reduction reflects decreasing interest rates during 2001.

Taxation.     DiverseyLever’s effective tax rate for 2001 was 45.7% compared to 64.7% in 2000. The reduction reflects the lower restructuring charges in 2001 and accordingly a lower element of non-deductible items. Taxation charges for DiverseyLever under Unilever ownership are not necessarily representative of the tax charges that would be borne had DiverseyLever operated independently or under separate ownership.

Net Profit.     Net profit increased more than eight-fold to €52.6 million in 2001 from €6.3 million in 2000. This increase was due to the lower charge for exceptional items in 2001 which increased net profit by €69.1 million (before tax). The increase was also due to improving margins, both from higher gross margins and from cost savings, which increased net profit by €8.0 million (before tax). Operating profit before exceptional items improved by a further €8.0 million over 2000 which lifted operating margins before exceptional items from 8.0% in 2000 to 8.4% in 2001.

Capital Expenditure.     Cash outflow in respect of capital expenditure declined by 14.4% in 2001 to €75.1 million from €87.7 million in 2000. Disposals of fixed assets raised €11.8 million in 2001 compared to €10.3 million in 2000. Decreased capital expenditure in 2001 resulted from reduced spending in the supply chain, particularly in North America, which decreased cash outflow in respect of capital expenditures of €8.0 million.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Sales.    Sales increased by €135.8 million, or 8.0%, to €1,834.7 million in 2000 from €1,698.9 million in 1999. Nearly all of the increase, €135 million, is due to favorable exchange rate movements as DiverseyLever’s reporting currency, the euro, depreciated against all principal currencies, particularly the U.S. dollar, British pound, Turkish lira, Brazilian real and Japanese yen. The reported growth in all regions was favourably impacted by this depreciation. The net impact of acquisitions and disposals on sales for 2000 was €3 million. This amount is comprised of €6 million of increased sales from acquisitions of Tego Hygiene in the United Kingdom and Suncoast Autochlor in the United States (acquired in October 1999), which was partly offset by €3 million from the disposals of water treatment businesses in Europe and Asia Pacific and a number of Unilever’s consumer brand products. The underlying growth of the core business was 1.2% (€20 million). This growth in the core business was offset by a €17.7 million decline in sales to Unilever group companies, primarily because contract manufacturing for Unilever in Canada ceased at the end of 1999.

Sales of Unilever’s consumer brand products increased by 18.1% to €224.3 million in 2000 compared to €190.0 million in 1999.

Gross Profit.     Gross profit increased by €56.4 million, or 5.8%, to €1,028.6 million in 2000 from €972.2 million in 1999. Gross profit margin for 2000 decreased by 1.1% to 56.1% from 57.2% in 1999. Improvements in underlying margin were more than offset by one-time charges taken in respect of restructuring projects. These projects included €22.1 million in respect of fixed asset write-downs and provisions for inventory write-offs of €27.3 million. The largest impact was in Europe and North America. The decline in Europe was greatest in the United Kingdom, which, in addition to restructuring charges, experienced price competition with respect to a number of major national accounts. Spain also suffered as it began to realign its sales efforts to make greater use of its distributor network, in order to improve both gross margin and selling expense. The decline in gross profit margin in Europe caused DiverseyLever’s gross profit margin to decline by 79 basis points. In North America, gross margin improved in Canada but fell in the United States, reflecting a large restructuring charge. The decline in gross profit margin in North America caused DiverseyLever’s gross profit margin to decline by 62 basis points.

Distribution and Selling Costs and Administrative Expenses.     Distribution and selling costs and administrative expenses increased by 16.9% to €984.3 million in 2000 from €842.2 million in 1999. While distribution and selling costs increased by 17.0% from €582.2 million in 1999 to €681.4 million in 2000, administrative expenses increased by 16.5% from €260.0 million in 1999 to €302.9 million in 2000. The overall increase was primarily due to two factors: €75.6 million of adverse currency effects from the depreciation of the euro against the U.S. dollar, British pound, Turkish lira and Brazilian real and €56.3 million of costs from restructuring projects (as described under the caption “—Exceptional Items” ). In addition, warehousing and distribution costs in the United Kingdom increased as the business acted to resolve problems with its new warehousing and distribution facility, contributing to an increase in distribution and selling costs and administrative expenses of €4.8 million in 2000. In the second half of 2000, benefits from a number of sales organization restructuring projects began to be achieved, which partially dampened the overall increase. For the full year, when measured in local currencies, the increase in total expenses was below inflation levels.

Exceptional Items.     The amount charged to exceptional items in 2000 was €102.8 million compared to an exceptional gain in 1999 of €3.0 million. In 2000, a restructuring charge of €104.0 million was slightly offset by other exceptional income—net of €1.2 million.

For 2000, restructuring charges included the following projects and costs:

•	A €29.3 million charge relating to the standardization of product portfolios. Costs include the write-off of raw materials, packaging, finished goods and feeders.

•
A €35.3 million charge relating to the rationalization of the European sales and administration activities. Costs are primarily redundancy and severance costs arising from a restructuring of these activities in Western Europe.

•
A €3.8 million charge relating to the rationalization of the European supply chain. Costs are primarily in respect of asset write-offs relating to the closure of a manufacturing site in the United Kingdom.

•
A €7.7 million charge relating to the rationalization of activities in developing markets. Costs are primarily in respect of redundancies arising out of the rationalization of sales and administration activities in 25 countries, and also include asset write-downs arising from site disposals in Argentina, Brazil and Venezuela, as well as the closure of a manufacturing plant in Israel.

•
A €27.9 million charge relating to the rationalization and integration of North American operations. Costs are primarily in respect of the closure and reorganization of manufacturing and warehousing sites in Canada and the United States together with the reorganization of sales and administrative activities across North America. Costs represent both fixed asset write-offs and severance costs.

The charge of €104.0 million in respect of restructuring exceptional items in 2000 is comprised of the write-off and disposal of certain fixed assets of €22.1 million; the provision and write-off of stock of €27.3 million; the provision for redundancy, severance costs in respect of approximately 900 people of €51.3 million; and other restructuring cost of €3.3 million.

Depreciation and Amortization.     Depreciation and amortization increased by €39.5 million, or 73.7%, to €93.1 million in 2000 from €53.6 million in 1999. The increase was primarily attributable to the large increase in depreciation expense in 2000 due to asset impairment charges in connection with restructuring activities (€22.1 million in 2000 compared to €0.6 million in 1999) included in exceptional items. Currency translation also caused a significant impact, compounding the real increase in depreciation and amortization.

EBITDA.     EBITDA was €115.3 million for 2000 as compared to €183.0 million for 1999. The decrease was due to the extensive restructuring projects commenced in 2000. EBITDA before exceptional items (including exceptional depreciation arising from asset impairments) was €218.1 million in 2000 as compared to €180.0 million in 1999.

Net Interest Expense.     Net interest expense increased 42.1% to €25.3 million in 2000 from €17.8 million in 1999. This increase reflects a combination of higher average balances on loans due to Unilever group companies and higher interest rates during most of 2000.

Taxation.     DiverseyLever’s effective tax rate for 2000 was 64.7% compared to 35.0% in 1999. In part this was caused by the non-deductibility of certain restructuring costs in 2000. Taxation charges for DiverseyLever under Unilever ownership are not necessarily representative of the tax charges that would be borne had DiverseyLever operated independently or under separate ownership.

Net Profit.     Net profit decreased by 91.5% to €6.3 million in 2000 from €73.8 million in 1999. The decrease was due to a €102.8 million charge (before tax) resulting from the restructuring program commenced in 2000, of which the majority of the cost was charged to operating profit in the last quarter of 2000. The €20.1 million improvement in operating profit before exceptional items in 2000 was more than offset by this restructuring charge.

Capital Expenditure.     Cash outflow in respect of capital expenditure increased by 13.9% in 2000 to €87.7 million from €77.0 million in 1999. Disposals of fixed assets raised €10.3 million in 2000 compared to €18.0 million in 1999. Increased capital expenditures in 2000 resulted from higher spend in North America, which increased cash outflow in respect of capital expenditures of €9.6 million. The increase in dollar spend, primarily higher spend on equipment for chemical dosing equipment, was compounded by the adverse exchange rate movement of the euro against the U.S. dollar. Capital expenditure for chemical dosing equipment represented nearly half of total capital expenditure in 2000 and 1999.

Liquidity and Capital Resources

Comparison of nine months ended September 27, 2002 and September 28, 2001.    Cash flows provided by operating activities were $118.4 million for the nine months ended September 27, 2002, compared to $117.3 million for the nine months ended September 28, 2001. The increase in cash from operations of $1.1 million during the nine months ended September 27, 2002 was due primarily to the impact of the acquisition of the DiverseyLever business.

Cash flows used in investing activities increased to $1,464.2 million for the nine months ended September 27, 2002, compared to $37.0 million for the nine months ended September 28, 2001. This increase is attributable to the acquisition of the DiverseyLever business.

Cash flows provided by financing activities were $1,446.2 million for the nine months ended September 27, 2002, compared to net cash used of $79.5 million for the nine months ended September 28, 2001. The increase in cash flows provided by financing activities resulted from the incurrence of debt on May 3, 2002 to finance the acquisition of the DiverseyLever business.

Comparison of six months ended December 28, 2001 and December 29, 2000.    Cash flows provided by operating activities were $10.4 million during the six months ended December 28, 2001, compared to $25.8 million for the six months ended December 29, 2000. The decrease in cash provided by operating activities was primarily due to temporarily increased inventory levels and the timing of tax and retirement account liability payments.

Cash flows used in investing activities declined to $31.1 million for the six months ended December 28, 2001 compared to $171.3 million for the six months ended December 29, 2000. The decline was primarily attributable to the acquisition of Butcher in September 2000 for $131.5 million and reduced expenditures in the six months ended December 28, 2001 on computer software relating to the implementation of CMI’s global enterprise resource management and customer relationship management systems.

Cash flows provided by financing activities were $17.3 million for the six months ended December 28, 2001 compared to $131.1 million for the six months ended December 29, 2000. In the six months ended December 29, 2000, there were significantly more borrowings under CMI’s line of credit to fund the Butcher acquisition.

Comparison of fiscal years ended June 29, 2001, June 30, 2000 and July 2, 1999. Cash flows provided by operations were $66.3 million, $72.4 million and $141.6 million in fiscal years 1999, 2000 and 2001, respectively. The significant increase in 2001 operating cash flows was attributable primarily to the implementation of the receivables securitization facility in March 2001 and continued focus on working capital management. Fiscal year 2000 operating cash flows improved $6.1 million over fiscal 1999 operating cash flows due primarily to higher operating income.

Cash flows used in investing activities were $26.9 million, $118.5 million and $194.2 million in fiscal years 1999, 2000 and 2001, respectively. These cash flows include cash paid for acquisitions of $2.0 million, $125.4 million and $138.7 million in fiscal years 1999, 2000 and 2001, respectively. Capital expenditures were $24.9 million, $17.6 million and $27.5 million in fiscal years 1999, 2000 and 2001, respectively. These capital expenditures for 1999, 2000 and 2001 include all property, plant and equipment expenditures other than capitalized software. Expenditures for computer software were $15.4 million in fiscal year 2000 and $34.3 million in fiscal year 2001. These expenditures for computer software predominately relate to the implementation of the global enterprise resource management and customer relationship management systems as previously discussed. CMI made no expenditures for computer software in 1999.

Cash used in investing activities in fiscal year 2001 is net of $1.5 million of proceeds from property disposals and $4.8 million of proceeds from the sale of CMI’s interest in the Acurid joint venture. Cash used in investing activities in fiscal year 2000 is net of $14.0 million of proceeds from property disposals and $25.8 million of proceeds from the divestiture of PCO Canada.

Cash flows provided by (used in) financing activities were $(47.4 million), $43.2 million and $39.4 million in fiscal years 1999, 2000 and 2001, respectively. Increased investing activities required additional borrowings in fiscal years 2000 and 2001. CMI also paid dividends of $10.1 million, $12.2 million and $14.6 million in fiscal years 1999, 2000 and 2001, respectively.

Overview.    As a result of the Transactions, we have a significant amount of indebtedness. On May 3, 2002, in connection with the Acquisition, we issued the notes and entered into new $1.2 billion senior secured credit facilities. See “Description of Other Indebtedness—New Credit Facilities” for a more detailed explanation of these loan facilities, including interest rates, currencies and other terms. We used the proceeds of the sale of the outstanding notes and initial borrowings under the new credit facilities, together with other available funds, to finance the cash portion of the purchase price for the DiverseyLever business and the related fees and expenses and to refinance CMI indebtedness. As of September 27, 2002, we had total indebtedness of about $1.5 billion, consisting of $520.9 million of notes, $933.4 million of borrowings under the new credit facilities and $29.3 million of indebtedness under foreign lines of credit. See “Risk Factors—Risks Relating to the Notes—Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes.”

We have capacity to borrow additional funds under the revolving facilities that are a part of our new credit facilities, subject to compliance with the financial covenants set forth in the facilities. On August 7, 2002, we borrowed ¥7.4 billion under the revolving facilities, which approximated $61.5 million at the exchange rate in effect on that date. We used the proceeds from this borrowing for general corporate purposes and to prepay $50.0 million of the principal amount outstanding under the term loan A portion of the new credit facilities, including the $44.1 million installment that would have been due on May 3, 2003. On September 9, 2002, we repaid about ¥3.2 billion of the amount outstanding under the revolving facilities. This amount approximated $27.3 million at the exchange rate in effect on September 9, 2002.

As of September 27, 2002, we had $65.6 million of indebtedness outstanding under the revolving facilities and the ability to incur an additional $234.4 million of indebtedness under those revolving facilities, all of which we believe we would have been able to borrow at that time in compliance with the financial covenants set forth in the new credit facilities, the indentures for the notes and the indenture for the senior discount notes of JohnsonDiversey Holdings.

Since March 2001, we have funded a portion of our short-term liquidity needs through the securitization of some of our trade accounts receivable. We and some of our U.S. subsidiaries are parties to an agreement with Falcon Asset Securitization Corporation, whereby each subsidiary sells on a continuous basis an undivided interest in all eligible trade receivables. We formed JWPR Corporation, a wholly owned, special purpose, bankruptcy-remote subsidiary for the sole purpose of buying and selling receivables. Under the receivables facility, we and some of our subsidiaries, irrevocably and without recourse, transfer all eligible trade receivables to JWPR. JWPR, in turn, sells these receivables to Falcon to secure borrowings that JWPR incurs to finance its acquisition of the receivables from us and our subsidiaries. As of September 27, 2002, about $40.0 million of borrowings were outstanding under our securitization facility. JWPR’s borrowings under the receivables facility have accrued interest at a weighted average rate of about 2.0% per annum. See “Description of Other Indebtedness—Accounts Receivable Securitization” for a more detailed explanation of the securitization facility.

Under the terms of the new credit facilities, we must use any future net proceeds from the securitization facility first to pay any outstanding portion of the $5.95 million aggregate installment of principal due on term loan C under the new credit facilities on May 3, 2003, the first anniversary of the closing date, and thereafter to prepay loans outstanding under the new credit facilities. In addition, the borrowings of receivable subsidiaries at any time outstanding under this and any other securitization facility that we may enter into may not exceed $150 million in the aggregate.

As discussed above, on September 9, 2002, we repaid $50.0 million of the principal amount outstanding under the term loan A portion of the new credit facilities. As of September 27, 2002, we had the following payment obligations with respect to our indebtedness, excluding the indebtedness associated with the receivables securitization.

		(dollars in thousands)
		Payment due within:			Due after 3 Years
	Total	1 Year	2 Years	3 Years
New credit facilities	$933,414	$12,628	$36,678	$46,678	$837,430
The notes	520,860	—	—	—	520,860
Foreign lines of credit	29,258	29,258	—	—	—

Total long-term indebtedness	$1,483,532	$41,886	$36,678	$46,678	$1,358,290

The characteristics of our business do not generally require us to make significant ongoing capital expenditures. We made capital expenditures of about $111 million in the twelve months ended December 28, 2001, of which about one quarter was attributable to one-time capitalized software costs. We estimate that our capital expenditures for our fiscal year ended January 3, 2003 will be about $120 million, nearly half of which will be attributable to one-time information technology and other acquisition costs. For the nine months ended September 27, 2002, we had capital expenditures of about $61.4 million, compared to capital expenditures of about $36.4 million for the nine months ended September 28, 2001. This increase in capital expenditures reflects these one-time information technology and other Acquisition costs.

We may make significant cash expenditures in the next few years in an effort to capitalize on anticipated revenue growth and cost savings opportunities associated with the Acquisition, and to continue and, in some cases, expand on the DiverseyLever restructuring initiatives. See “—Overview.”

We believe that the cash flow from operations that we anticipate as a result of cost savings and operating improvements associated with the Acquisition and restructuring initiatives, together with available cash, our available borrowings under the new credit facilities and the proceeds from our securitization facility will be sufficient to meet our liquidity needs for the foreseeable future. There can be no assurance, however, that we will be able to achieve the anticipated cost savings or that our substantial indebtedness will not adversely affect our financial health. See “Risk Factors—Risks Relating to the Notes—Our substantial indebtedness may adversely affect our financial health and prevent us from making payments on the notes,” “—Risks Relating to Our Business—We may not realize anticipated synergies, benefit from anticipated business opportunities or experience anticipated growth from the acquisition of the DiverseyLever business” and “—Risks Relating to Our Business—We may not realize the anticipated cost savings from our restructuring initiatives.”

In connection with the remeasurement of pension obligations and related plan assets, we anticipate an increase to our additional minimum pension liability, which will result in a decrease to stockholders’ equity. The adjustment will be reflective of current market conditions and the related impact on the fair value of plan assets.

Financial Covenants under New Credit Facilities

Under the terms of the new credit facilities, we are subject to specified financial covenants. The most restrictive covenants under the new credit facilities require us to meet the following targets and ratios:

Maximum Leverage Ratio.    We are required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the new credit facilities for that financial covenant period. The maximum leverage ratio is the ratio of (1) our consolidated indebtedness (excluding up to $55 million of indebtedness incurred under our securitization facility and indebtedness relating to specified interest rate hedge agreements) as of the last day of a financial covenant period to (2) our consolidated EBITDA for that same financial covenant period.

The first financial covenant period for which we are required to maintain a maximum leverage ratio began on May 3, 2002, the closing date of the Acquisition and ended on September 27, 2002. For this financial covenant period and the two subsequent financial covenant periods, which began on May 3, 2002 and will end on January 3, 2003 and March 28, 2003, we must maintain a leverage ratio of no more than 5.25 to 1.

Thereafter, the four fiscal quarters preceding the end of each of our fiscal quarters will constitute a financial covenant period. Commencing with the financial covenant period ending June 27, 2003, the new credit facilities require that we maintain a leverage ratio of no more than the ratio set forth below for each of the financial covenant periods ending prior to or on the corresponding date set forth below:

Maximum Leverage Ratio
June 27, 2003	5.00 to 1
October 3, 2003	4.75 to 1
January 2, 2004	4.25 to 1
April 2, 2004	4.00 to 1
July 2, 2004	3.75 to 1
October 1, 2004	3.50 to 1
December 31, 2004	3.25 to 1
December 30, 2005	2.75 to 1
Thereafter	2.50 to 1

Minimum Interest Coverage Ratio.    We are required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the new credit facilities for that financial covenant period. The minimum interest coverage ratio is the ratio of (1) our consolidated EBITDA for a financial covenant period to (2) our cash interest expense for the same financial covenant period.

Commencing with the financial covenant period ended September 27, 2002, the new credit facilities require that we maintain an interest coverage ratio of no less than the ratio set forth below for each of the financial covenant periods ending prior to or on the corresponding date set forth below:

Minimum Interest Coverage Ratio
March 28, 2003	2.15 to 1
October 3, 2003	2.25 to 1
April 2, 2004	2.75 to 1
July 2, 2004	3.00 to 1
October 1, 2004	3.50 to 1
December 31, 2004	3.75 to 1
Thereafter	4.50 to 1

Compliance with Maximum Leverage Ratio and Minimum Interest Coverage Ratio.    As discussed above, our first financial covenant period for which we were required to maintain a maximum leverage ratio and minimum interest coverage ratio ended on September 27, 2002. For that period, our leverage ratio was 4.10 to 1 and our interest coverage ratio was 3.26 to 1. These ratios are in compliance with the maximum leverage and minimum interest coverage ratio covenants contained in the new credit facilities.

Capital Expenditures.    The new credit facilities prohibit us from making capital expenditures during any year in an amount exceeding the following:

Year	Maximum Capital Expenditures ($000)
Year ended December 31, 2002	$148,400
Year ended December 31, 2003	$161,200
Year ended December 31, 2004	$122,600
Year ended December 31, 2005	$107,000
Year ended December 31, 2006	$110,000
Year ended December 31, 2007	$113,200

Beginning in 2003, however, we can exceed in a year the maximum capital expenditures limitation set forth above for that year by the amount, if any, by which the limitation set forth above for the previous year exceeded actual capital expenditures made in that previous year.

Through September 27, 2002, we had made capital expenditures of $61.4 million in the year ended December 31, 2002. Accordingly, as of September 27, 2002, we were in compliance with the limitations on capital expenditures set forth above for the year ended December 31, 2002.

Recently Adopted Accounting Standards

As previously discussed, effective June 30, 2001, CMI adopted SFAS Nos. 142 and 144. Additionally, effective June 30, 2001, CMI adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” The adoption of SFAS No. 143 will not impact us.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

As of September 27, 2002, we had approximately $933.4 million of debt outstanding under our new credit facilities. After giving effect to the interest rate swap transactions that we have entered into with respect to some of the borrowings under our new credit facilities, $549.3 million of the $933.4 million remained subject to variable rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the above level of borrowings at variable rates and assuming a  1/8% per annum increase or decrease in the weighted average interest rate under these borrowings, we estimate that our pro forma interest expense for the twelve months ended December 28, 2001 would have changed by about $663,000 and our pro forma interest expense for the nine months ended September 27, 2002 would have changed by about $687,000. In the event of an adverse change in interest rates, management would likely take actions that would mitigate our exposure to interest rate risk, however, due to the uncertainty of the actions that would be taken and their possible effects, this analysis assumes no such action. Further, this analysis does not consider the effects of the change in level of the overall economic activity that could exist in such an environment.

Foreign Currency Risk

We conduct our business in various regions of the world and export and import products to and from several countries. Our operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect our product prices and operating costs or those of our competitors. We engage in hedging operations, including forward foreign exchange contracts, to reduce the exposure of our cash flows to fluctuations in foreign currency rates. We do not engage in hedging for speculative investment reasons. There can be no assurances that our hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies. See “Risk Factors—Risks Relating to Our Business—Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows, and may impair our ability to make payments on the notes” for further discussion.

Related Party Transactions

Until 1999, we were part of S.C. Johnson & Son, Inc., a leading provider of innovative consumer home cleaning, maintenance and storage products that Samuel Curtis Johnson founded in 1886. In connection with the 1999 spin-off of CMI from S.C. Johnson & Son, CMI entered into a number of agreements relating to the separation and the ongoing relationship of the two companies after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with S.C. Johnson & Son and CMI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements, amendments to these agreements and other agreements and arrangements entered into since the 1999 spin-off are described under the captions “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son” and “—Relationships with Other Johnson Family Businesses.” See also “Risk Factors—Risks Relating to Our Business—Our relationship with S.C. Johnson & Son is important to our future operations.”

We are also party to various agreements with Unilever entered into in connection with the Acquisition. All of the agreements with Unilever were negotiated before Unilever acquired its equity interest in JohnsonDiversey Holdings and its senior discount notes of JohnsonDiversey Holdings and are on arms-length terms. See “Certain Relationships and Related Transactions—Relationships with Unilever.”

BUSINESS

General

We are a leading global marketer and manufacturer of cleaning, hygiene and appearance products and related services for the institutional and industrial cleaning and sanitation market. We are also a leading global supplier of environmentally compliant, water-based acrylic polymer resins for the industrial printing and packaging, coatings and adhesives markets. We operate our cleaning, hygiene and appearance products and related services business, which we refer to as our professional business, under the names “JohnsonDiversey,” “Johnson Wax Professional” and “DiverseyLever,” and our polymer business under the name “Johnson Polymer.”

We sell our products in more than 120 countries through our direct sales force and third-party distributors. Our sales are balanced geographically. Our three principal markets are Europe, North America and the Asia Pacific region. For the twelve months ended December 28, 2001, Europe represented about 39%, North America represented about 37% and the Asia Pacific region represented about 15% of our net sales. We had net sales of $2.6 billion and a net loss of $0.1 million for the twelve months ended December 28, 2001.

We operate two businesses:

•
Professional. We market and manufacture cleaning, hygiene and appearance products and related services for the $18.1 billion institutional and industrial cleaning and sanitation market. Through our professional business, we supply cleaning, hygiene and appearance products, including food service, food processing, floor care, restroom/other housekeeping, laundry and industrial products, to end-users such as food and lodging establishments, food processing facilities, BSCs, educational institutions, retail outlets, healthcare facilities and industrial plants. In addition, we provide a wide range of value-added services, including safety and application training, safety and hygiene consulting and hygiene auditing. We sell our professional products and related services on a global basis to a broad range of customers in diverse industries, including companies such as ARAMARK Corporation, Coca-Cola, Heineken N.V., Hilton Hotels Corporation, McDonald’s Corporation, Royal Ahold and Wal-Mart Stores, Inc. For the twelve months ended December 28, 2001, our professional business had net sales of about $2.4 billion.

•
Polymer. We supply environmentally compliant, water-based acrylic polymer resins to the industrial printing and packaging, coatings and adhesives markets. Polymer resins work within inks, paints and floor coatings to disperse or carry colorants, provide adhesion to the material being coated, protect the surface of the material and provide a glossy finish. We sell these resins on a global basis to customers such as Flint Ink Corporation, INX International Ink Co. and Sun Chemical Corporation. For the twelve months ended December 28, 2001, our polymer business had net sales of $241.4 million, including intercompany sales to our professional business of $20.2 million.

The Industry

Institutional and Industrial Cleaning and Sanitation Industry

    Overview

The institutional and industrial cleaning and sanitation industry consists of the manufacture and sale of specialized cleaning, hygiene, and appearance products and related services to various end-users, including food and lodging establishments, food processing facilities, BSCs, educational institutions, retail outlets, healthcare facilities and industrial plants. Kline & Company, a research consultant, estimates that the global institutional and industrial cleaning and sanitation market in 2000 was about $18.1 billion in sales to end users. It also estimates that the industry grew by 2.4% in 2001.

Over the past ten years, the institutional and industrial cleaning and sanitation industry has grown at an average annual rate of about 3.0%. Kline & Company forecasts that the industry will grow at a rate of 2.5% for 2002, 3.5% for 2003 and 3.6% for 2004. In terms of sales, North America is the largest geographic region, comprising 45% of the worldwide institutional and industrial cleaning and sanitation industry, and Europe is the second largest, comprising 28% of the industry. The Asia Pacific region comprises 17%, Latin America comprises 7% and the Middle East, Africa and other countries comprise the remaining 3% of the worldwide institutional and industrial cleaning and sanitation industry.

Competition in the industry is highly fragmented, with us and Ecolab, Inc., our largest competitor, accounting for a combined 31% of the worldwide market and a large number of regional and local suppliers comprising the remaining 69%. The majority of institutional and industrial cleaning and sanitation industry sales are conducted through third-party distributors. According to SRI International, an industry research consultant, third-party distributors, including janitorial, paper and food distributors and wholesalers, account for about 60% of total sales in each of North America and Europe, and 70% of total sales in the Asia Pacific region. Larger companies, however, such as us and Ecolab, employ in-house sales forces to sell directly to customers in addition to using third-party distributors. Larger companies seek to differentiate their product offerings by providing value-added services and leveraging new technology and innovation through focused research and development.

Products

Products in the institutional and industrial cleaning and sanitation industry are typically segmented into the following categories:

•	Food service—automatic and manual dishwashing detergents, automatic dosing equipment, rinse aids, hand cleaners, oven and griddle cleaners, disinfectants and sanitizers;

•	Food processing—open plant and in-place cleaners, sanitizers and conveyer lubricants for the processing of dairy, meat, poultry and other food and beverage products;

•	Floor care—floor finishes, sealers, cleaners and floor strippers;

•	Restroom/other housekeeping—general purpose cleaners, disinfectants and specialty products, as well as hard-surface cleaning products;

•	Laundry—liquid, solid and powder laundry detergents and additives;

•	Industrial—cleaning products used in the processing of pulp and paper and metal, and vehicle cleaning products; and

•	Other—carpet care and other specialty cleaning products.

The following chart shows global 2000 estimated industry sales by product category:

Product category sales mix does not vary significantly across geographic regions.

    End-Users

On a global basis, industrial, food and lodging, BSCs and food processing end-users account for more than two-thirds of end-user sector sales. The distribution of global 2000 sales by end-user sector is summarized in the chart below:

    Competition

North America comprises 45% of the worldwide institutional and industrial cleaning and sanitation market in terms of revenue. In North America, we and Ecolab collectively represent about one-third of the institutional and industrial cleaning and sanitation market, with the balance accounted for by small, local, regional and national companies with sales in the $30 million to $100 million range. Ecolab is the largest competitor in North America, and we are the second largest competitor.

In Europe, which comprises 28% of the worldwide market, we are the largest supplier of cleaning, hygiene and appearance products to the European institutional and industrial cleaning and sanitation market, followed by Ecolab. We have a strong presence in Belgium, Luxembourg, the Netherlands, Scandinavia, Switzerland, the United Kingdom and southern European countries, while Ecolab has a strong presence in Austria, France and Germany.

The Asia Pacific region comprises 17% of the worldwide institutional and industrial cleaning and sanitation market. Within this region, robust growth in the Chinese market has contributed to a 3.5% overall growth in the Asia Pacific region in 2001. We are the largest supplier in the Asia Pacific region. Other suppliers in this region include Ecolab and other large and small local, regional and national companies.

The remaining regions comprise 10% of the worldwide market. We are the leading supplier of cleaning, hygiene and appearance products in Latin America, Africa and the Middle East.

Industry Trends

Trends in the institutional and industrial cleaning and sanitation industry include:

•	increased government regulations and higher safety standards relating to sanitation, product safety and the environment;

•
heightened consumer awareness of food safety/sanitation and emphasis on cleanliness as an inexpensive point of differentiation for end-users in their respective markets, particularly in the food and lodging, food processing and retail industries;

•	increased global expansion of end-users; and

•	continued consolidation of end-users, which creates more national and global accounts and opportunities for companies that can provide a “one-stop shop.”

Despite the economic slowdown in 2001, the institutional and industrial cleaning and sanitation industry grew by 2.4% in 2001 and is expected to grow at average annual rates ranging from 2.5% to 3.6% during 2002 to 2004. Changes in the overall economy affect end-user sectors that are sensitive to travel and dining trends, such as food and lodging. For example, reduction in travel after the events of September 11, 2001 has negatively impacted sales of cleaning, hygiene and appearance products in the food and lodging sector. We believe that other end-user sectors, such as food processing, BSCs, education and healthcare, tend to be less sensitive to economic fluctuations.

Recent outbreaks of Salmonella, E. coli bacteria and Hepatitis A in the United States have drawn the attention of government agencies, including the U.S. Department of Agriculture, the U.S. Food and Drug Administration and the U.S. Department of Health and Human Services. This heightened health concern has created a significant increase in demand for sanitizers, disinfectants, antimicrobial hard-surface cleaners, hand soaps, detergents and a variety of other products designed to promote and maintain sanitary conditions in food service kitchens and other food preparation areas. Furthermore, many food processors and retailers are particularly focused on maintaining a reputation for high quality and are concerned about the public relations damage that can result from poor food quality. Many companies in the institutional and industrial cleaning and sanitation industry use cleanliness as an inexpensive point of differentiation for end-users in their respective markets, particularly in the food and lodging and retail industries. As a result, it is expected that the demand for cleaning, hygiene and appearance products will continue at present levels or increase.

The continued consolidation of end-users is creating more national and global accounts that may be better served by suppliers capable of providing national and global standardized product lines and services. To accompany the shift in customer demand from product to solution delivery, institutional and industrial cleaning and sanitation companies have moved towards a systems approach that combines delivery, storage, service, training and the provision of dispensing control equipment. Being a “one-stop shop” benefits the institutional and industrial cleaning and sanitation companies that have the global reach and breadth of products necessary to service global customers. Additional service components, such as product training, maintenance visits, troubleshooting and emergency services, that institutional and industrial cleaning and sanitation companies incorporate into their product offering can provide an additional competitive advantage.

Polymer Industry

The polymer industry consists of the manufacture and supply of resin and emulsion-based polymers for use in a variety of products including coatings, adhesives, sealants, plastic additives, specialty polymers and surface finishes. Commodity resins, which represent the bulk of industry production, are plastics available in standardized, non-patented formulas from many companies throughout the world. We manufacture intermediate resins, which are generally considered more advanced and specialized than commodity resins. Our main products are environmentally compliant, water-based acrylic polymer resins sold to liquid ink, pigment dispersion and overprint varnish manufacturers worldwide. We operate in specific niches in the polymer industry, including the printing and packaging industry and the architectural and industrial coatings markets.

Printing & Packaging Industry

The printing and packaging industry generally is not affected by economic cycles. In the printing and packaging industry, the vast majority of the printing that requires acrylic polymer resins is for newspapers and magazines, consumer packaging and corrugated boxes for grocery, personal care, and other low unit cost non-durable products. According to Hull & Company, an industry research consultant, these industries grow at about the same rate as gross domestic product, with additional growth coming from the conversion of markets from solvent-based to water-based products. According to Hull & Company, the Americas and Europe comprise about 80% of the water-based acrylic polymer resin market.

Coatings Market

The coatings and surface finishes segment is primarily engaged in the supply of polymers to original equipment manufacture and industrial sectors for use in coatings for wood, metals and plastics in automotive, home and office goods and in the transportation industry. According to Kusumger, Nerfli & Growney, a research consultant, growth in these industries is generally consistent with overall economic growth.

Competitive Strengths

We benefit from the following competitive strengths:

•
Leading Market Positions in a Highly Fragmented Market—We are the largest supplier of cleaning, hygiene and appearance products and related services in Europe, Latin America and the Asia Pacific region and the second largest supplier in North America. We are also the largest supplier in Africa and the Middle East. The institutional and industrial cleaning and sanitation market is highly fragmented and, with the exception of us and Ecolab, consists primarily of regional and local suppliers. We believe that our customers associate the JohnsonDiversey, Johnson Wax Professional and DiverseyLever brand names with state-of-the-art food service, food processing, floor care and laundry products and dispensing technologies, as well as outstanding customer service. In addition, in North America, Europe and the Asia Pacific region, we are the leading supplier of environmentally compliant, water-based acrylic polymer resins to the niche printing and packaging polymer market.

•
Diversified Product and Service Mix—We offer our professional customers an extensive range of cleaning, hygiene and appearance products in each of six different categories — food service, food processing, floor care, restroom/other housekeeping, laundry and industrial. In the floor care category, for example, we offer products such as cleaners, finishes, sealers and strippers for all types of flooring surfaces, as well as related application equipment such as scrubber-dryers and polishers. Our extensive product portfolio allows us to act as a “one-stop shop,” which we believe differentiates us from regional and local competitors. In addition, we provide a complete line of value-added services such as safety and application training, safety and hygiene consulting and hygiene auditing. The service component of our business strengthens our ability to provide tailored solutions for the diverse needs of our customers in key end-user sectors.

•
Extensive Geographic and Distribution Channel Reach—Many of our customers, such as those in the food and lodging and retail sectors, are expanding internationally. We believe that we are well-positioned to be a single-source provider of a standardized product line, generally with common application techniques, for our customers’ cleaning and sanitation needs across multiple geographic locations. We believe that our geographic breadth and extensive product portfolio enable us not only to service this growing group of end-users across the globe, but also to formulate and implement tailored solutions as required. We sell our products in more than 120 countries either directly to end-users or through a network of distributors, wholesalers and other third-party intermediaries. In 54 of those countries, we employ a direct sales force to market and sell our products. We estimate that direct sales to end-users by our sales force typically account for about half of our professional sales, with indirect sales through third-party channels accounting for the other half. We believe this balanced combination of direct and third-party sales channels allows us to provide our broad range of cleaning, hygiene and appearance products and related services to diverse end-users in a cost-effective manner.

•
Limited Exposure to Economic Downturns—We believe that our sales are well-balanced by product category, end-user sector and geographic region, and that this balance reduces our exposure to economic downturns in specific regions or industries. We also sell our products to a broad range of customers in diverse industries, and we do not rely on any single customer for a significant percentage of our net sales. In addition, we believe that the institutional and industrial cleaning and sanitation industry is less susceptible to general economic downturns because end-user customers must maintain government-imposed and market-driven standards of cleanliness and sanitation in all economic environments.

•
Long-Term Customer Relationships—We believe our ability to create and maintain long-term relationships with our customers promotes stable and recurring revenues. Our relationships with each of our top ten customers have existed for over ten years. We believe that our long-term relationships result from our innovative, extensive and high-quality product lines, our broad geographic reach and our tailored solutions approach to customer service, whereby we offer not only our products, but also equipment, systems, consulting, training and other services tailored to meet a customer’s specific cleaning and sanitation needs. Many of our customers install and use our dispensing equipment in their facilities and train employees to use our products and operate our cleaning systems. We believe that the replacement of equipment and systems and the retraining of employees would be a significant endeavor for many of our customers.

•
Experienced Management Team with Strong Sponsorship—We are led by an experienced senior management team with a proven track record of operating in the institutional and industrial cleaning and sanitation market and integrating acquired companies. A management equity program is in place to give our management team a meaningful stake in the success of our business. Our senior management team is led by S. Curtis Johnson III, who has 18 years of corporate experience with the Johnson family businesses, including ten years with us and our predecessor business. We are principally owned by descendants of Samuel Curtis Johnson, who have provided sponsorship to their businesses for over 100 years, and have been involved for over 50 years in the institutional and industrial cleaning and sanitation industry. Unilever owns one-third of the common equity of our parent, JohnsonDiversey Holdings, Inc.

Strategy

Our objective is to become the global provider of choice of cleaning, hygiene and appearance products and related services to customers in our target end-user sectors. The key elements of our strategy are as follows:

•
Capitalize on Opportunities Created by the DiverseyLever Acquisition—We believe that as a result of the Acquisition we have many opportunities for revenue growth and cost savings. We believe that the integration of the DiverseyLever business lines will provide cross-selling opportunities due to our businesses’ complementary product offerings and geographic footprint. The Acquisition also greatly increases our network of international distributors and the size of our direct sales force, thus broadening our global access to existing and new end-users. We also believe that we can obtain significant cost savings from the rationalization of manufacturing plants, consolidation of physical distribution infrastructure and reduction of overlap in back-office and administrative functions.

•
Focus on Operating Efficiencies and Improving Margins—We intend to complete, and in some cases expand on, a series of recent initiatives designed to improve our operating margins and position us for growth. As part of this program, we intend to decrease our operating costs by reducing excess capacity. We have closed ten manufacturing plants as of November 1, 2002, which has resulted in significant cost savings. In addition, we intend to close an unspecified number of additional plants within the next three years. Furthermore, in 2000, we began an initiative to reduce the number of stock-keeping units, or SKUs, in our European product lines. By reducing the number of our SKUs, we seek to meet our customers’ needs for standardized products worldwide and to provide efficiencies for our distributors. We also believe that product rationalization has reduced supply chain and logistics costs. To date, our European SKU reduction initiative is more than 80% complete. We have recently expanded this initiative to other regions.

•
Capitalize on Market Trends—Many of the end-users in the food and lodging, food processing, retail, healthcare and commercial laundry sectors are experiencing rapid expansion, and the institutional and industrial cleaning and sanitation industry continues to undergo global consolidation. We believe that we are well-positioned to provide a full range of standardized products and related services to meet these end-users’ global needs. Furthermore, in the food and lodging sector, food safety regulations and customer demands for clean and attractive facilities have increased significantly in recent years. We believe that our global reach, breadth of products and attention to customer service position us well to capitalize on these market trends.

•
Strengthen and Expand Relationships with Customers by Providing Value-Added Services—Many of our customers have a growing need for tailored cleaning solutions. We intend to meet this need, as we have in the past, by offering a broad range of value-added services, including safety and application training, safety and hygiene consulting, hygiene auditing, expert witness consulting, tailored cleaning methodologies and work process management tools. We believe these services drive customer loyalty by helping our customers minimize costs and improve results.

•
Grow Through Research and Development and Product Innovation—We intend to build on our leadership in product innovation by developing customized and value-added new products, services, equipment and cleaning systems to meet current and future demands of end-users. Substantially all of our principal products have been developed by our research and development and engineering personnel. We have also developed innovative systems, equipment and services, including extended durability floor care systems, multi-purpose floor cleaning equipment and hygiene auditing services. In each of the last three calendar years, we spent more than $50 million on research and development. We intend to continue our research and development activities and investments to promote continued innovation.

Professional Business

Products

We are a worldwide supplier of cleaning, hygiene and appearance products and related services to the institutional and industrial cleaning and sanitation market. We offer a broad, diversified line of products and related services to customers in more than 120 countries. We currently offer a wide range of products in each of six different categories—food service, food processing, floor care, restroom/other housekeeping, laundry and industrial.

Food Service. Food service products remove soil and eliminate microbiological contamination from food contact surfaces. Our food service products include chemicals for washing dishes, glassware, flatware, utensils and kitchen equipment; dish machines; pre-rinse units; dish tables and racks; hood, duct and exhaust cleaning products; food handling and storage products; and safe floor systems and tools. We also manufacture and supply kitchen cleaning products, such as general purpose cleaners, limescale removers, anti-bactericides/disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners and food surface disinfectants. In addition, we support all cleaning tasks with documented cleaning methods and hygiene plans.

Food Processing. We offer detergents, cleaners, sanitizers and lubricants, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products. We also offer gel and foam products for manual open plant cleaning, acid and alkaline cleaners and membrane cleaning products. In addition, we provide consulting services in the areas of food safety and quality management.

Floor Care. We manufacture a broad range of floor care products and systems, including finishes, buffable waxes, cleaners, polishes, sealers and strippers for all types of flooring surfaces, including vinyl, terrazzo, granite, concrete, marble, linoleum and wood. We also provide a full range of: carpet cleaners, such as extraction cleaners and shampoos; carpet powders; treatments, such as pre-sprays and deodorizers; and a full line of carpet spotters.

Restroom/Other Housekeeping. We offer a fully integrated line of products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand washing and air deodorizing and freshening. Our restroom care and other housekeeping products include bowl and hard surface cleaners, hand soaps, sanitizers, air care products, general purpose cleaners, disinfectants and specialty cleaning products.

Laundry. We offer detergents, stain removers, fabric conditioners, softeners and bleaches in liquid, powder and concentrated forms to clean items such as bed linen, clothing and table linen. Our range of products covers all of the requirements of fabric washing from domestic-sized machines in small hotels to continuous batch washers in commercial laundries. We also offer customized washing programs for different levels and types of soils, a comprehensive range of dispensing equipment and a selection of process control and management information systems.

Industrial. We offer industrial cleaners and degreasers and a line of specialty vehicle cleaners that remove traffic film, road soil, dirt and grime from the surfaces of buses and trucks.

End-Users and Customers

We service numerous accounts on a national and global basis. The following chart sets forth our top ten end-user customers and distributors in terms of net sales during the twelve months ended December 28, 2002:

Name	Customer Type
Alliant Foodservice, Inc.	Distributor
Bunzl plc	Distributor
Coca-Cola	Food Processor
Igefa	Distributor
Integrated Systems & Services Group	Facility Service Provider (BSC)
McDonald’s Corporation	Food and Lodging
Metro Makro	Cash and Carry
Royal Ahold	Retail
Unisource Worldwide, Inc.	Distributor
Wal-Mart Stores, Inc.	Retail

We believe that our overall customer base is relatively stable. All of our relationships with the above end-user customers and distributors have existed for over ten years. We believe that our long-term relationships result from our innovative, extensive and high-quality product lines, our broad geographic reach and our value-added services. In addition, we believe that many of our customers rely on our services to maintain their brand image.

We offer our products directly or through third-party distributors to end-users in eight sectors— food and lodging, food processing, BSCs, education, retail, healthcare, industrial and other.

Food and Lodging. Food and lodging end-users include fast food and full service restaurants, first class, luxury and economy hotel chains, independent hotels and nursing/care homes. Our food and lodging customers include Accor S.A., Applebee’s International, Inc., Burger King Corporation, Hilton Hotels Corporation, Hyatt, Joyful, McDonald’s Corporation, Pizza Hut, Inc., Skylark, Sol Meliá S.A. and 6CH (Holiday Inn, Intercontinental). We believe that we are a leading supplier to nursing home chains and care homes in the United States and Europe and have a strong presence in the food and lodging market in Europe, Latin America, Africa/Middle East and the Asia Pacific region.

Food Processing. Food processing end-users include dairy plants, dairy farms, breweries, soft-drink bottling plants and meat, poultry and other food processors. Our significant beverage processing customers include Brahma, Carlsberg, Coca-Cola, Heineken N.V., Interbrew S.A., PepsiCo, Inc. and South African Breweries plc. Campina Melkunie, Danone and Parmalat are some of our significant dairy customers, and Arla Foods amba, Frito-Lay, Inc. and Unilever are some of our significant food processing customers.

Building Service Contractors. Building service contractors, or BSCs, and contract caterers clean, maintain and manage facility and food service operations in office buildings, retail stores, healthcare facilities, educational institutions and factories. Our BSC customers include ARAMARK Corporation, Compass, Integrated Systems & Services Group, Johnson Controls, Inc. and Sodexho Marriott Services, Inc. We believe that we are a leading global supplier of floor care cleaners and product dispensing systems to BSCs and mechanical warewashing and kitchen cleaning systems to contract caterers.

Education. Educational end-users include primary and secondary schools, technical schools, colleges and universities. Several of our significant customers in the educational sector are the Chicago Public School System, Pennsylvania State University and the University of Notre Dame.

Retail. Retail end-users include supermarkets, drug stores, discounters, hypermarkets and wholesale clubs. Our retail customers include Carrefour S.A., CGC Group, J. Sainsbury plc, Publix Super Markets, Inc., Royal Ahold, Target Corporation and Wal-Mart Stores, Inc.

Healthcare. Healthcare end-users include both private and public hospitals, long-term care facilities and other facilities where medical services are performed. Our significant healthcare customers are the Mayo Clinic & Foundation, the National Health Service of the United Kingdom and Veterans Administration Medical Centers.

Industrial. Industrial end-users include factories, industrial plants and offices. Some of our significant industrial customers are The Boeing Company, Ford Motor Company and Deere & Company.

Other. End-users in this sector include cash and carry establishments, government institutions and commercial laundries. Cash and carry customers are stores in which professional end-users purchase products for their own use. Commercial laundry customers include professional laundries operated for profit, as well as large hospital on-site laundries. Some of our significant commercial laundry customers include Bardusch, Initial Textile and Lindstrom.

The following chart shows the types of products we sell to each end-user sector:

Product Categories
End-User Sectors	Food Service	Food Processing	Floor Care	Restroom/ Other House-keeping	Laundry	Industrial	Other
Food and Lodging	✓		✓	✓	✓		✓

Food Processing		✓	✓	✓

BSCs	✓		✓	✓			✓

Education	✓		✓	✓			✓

Retail	✓		✓	✓			✓

Healthcare	✓		✓	✓	✓		✓

Industrial			✓	✓		✓

Other	✓		✓	✓	✓		✓

Sales and Distribution

We sell our products and systems in domestic and international markets through company-trained sales and service personnel, who also advise and assist customers in the proper and efficient use of products and systems in order to meet a full range of cleaning and sanitation needs. We sell our products in more than 120 countries either directly to end-users or through a network of distributors, wholesalers and third-party intermediaries. In 54 of those countries, we employ a direct sales force of over 6,000 employees to market and sell our products. We contract with local third-party distributors on an exclusive and non-exclusive basis. We estimate that direct sales to end-users by our sales force typically account for about half of our professional net sales, with indirect sales through third–party channels accounting for the other half.

In our larger customer sectors, such as food processing, the supply of cleaning, hygiene and appearance products involves more than the physical distribution of detergents. In these sectors, customers may contract for the provision of a complete hygiene system, which includes products as well as safety and application training, safety and hygiene consulting, hygiene auditing and after-sales services. We employ specialized sales people who are trained to provide these specific services and, through our tailored cleaning solutions approach, we are able to address the specific needs of these customers.

The following table shows (a) the combined net sales of CMI’s professional business and the DiverseyLever business for the twelve months ended December 28, 2001 and (b) the net sales of CMI’s professional business for its fiscal years 1999, 2000 and 2001 in the United States and other countries:

	CMI Professional			CMI Professional and DiverseyLever
	1999	2000	2001	Twelve Months Ended December 28, 2001*
	(dollars in thousands)
United States	$402,280	$389,063	$444,134	$832,502
Non-U.S. Countries	$365,470	$413,610	$468,482	$1,726,907

*	Includes sales of Unilever’s consumer brand products in the institutional and industrial markets.

Suppliers

Suppliers for our cleaning, hygiene and appearance products provide raw materials, packaging components, equipment, accessories and contract manufactured goods. The key raw materials we use in our professional business are surfactants, polymers and resins, fragrances, solvents, caustic soda, waxes, chelates and phosphates. Packaging components include bag-in-the-box containers, bottles, corrugated boxes, drums, pails, totes, aerosol cans, caps, triggers and valves. Equipment and accessories include dilution control, warewashing and laundry equipment, air care dispensers, mops, buckets, carts and other items used in the maintenance of a facility.

We believe that all raw materials required for the manufacture of our products and all components related to our equipment are available from multiple sources. Although we purchase some raw materials under long-term supply arrangements with third parties, these arrangements are not material to our business.

Manufacturing and Facilities

Our manufacturing process principally involves processing (mixing) and filling operations. We have manufacturing facilities in all regions in which we operate, including Brazil, France, Germany, Italy, Japan, the Netherlands, North America and the United Kingdom. We have a total of 51 manufacturing facilities in 29 countries. Our principal manufacturing facility is located at Waxdale in Sturtevant, Wisconsin. We lease this facility from S.C. Johnson & Son under a lease expiring in 2009, with renewal options. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son—Leases.” Our corporate headquarters are also located in Sturtevant, Wisconsin.

As part of our initiatives designed to improve our operating margins and position us for growth,  we intend to decrease our operating costs by reducing excess capacity. We have closed ten manufacturing plants as of November 1, 2002, which has resulted in significant cost savings. In addition, we intend to close an unspecified number of additional plants within the next three years. We believe our facilities are in good condition and are adequate to meet the existing production needs of our professional business.

The following table summarizes our principal plants and other physical properties that are important to our professional business:

Location	Approximate Square Feet Occupied			Principal Activity
	Owned	Leased
United States

Compton, California		64,900		Manufacturing, warehouse and research and development

Garden Grove, California		35,900		Manufacturing, warehouse and research and development

Santa Cruz, California		75,000		Manufacturing and research and development

St. Louis, Missouri	52,000			Manufacturing

Sharonville, Ohio		284,000	*	Manufacturing and research and development

Location	Approximate Square Feet Occupied			Principal Activity
	Owned	Leased
United States

East Stroudsburg, Pennsylvania		142,000	*	Manufacturing

Mt. Pleasant, Wisconsin		365,000		Warehousing logistics

Sturtevant, Wisconsin		180,000		Manufacturing

Sturtevant, Wisconsin	278,000			International headquarters and research and development

Watertown, Wisconsin	125,000			Manufacturing

International

Socorro (Sao Paolo), Brazil	122,914	97,448		Manufacturing

London, Canada	193,200			Manufacturing

Villefranche-sur-Soane, France	180,900			Manufacturing

Kirchheimbolanden, Germany	302,400	86,400		Manufacturing

Bagnolo, Italy	594,000			Manufacturing

Shizuoka-Ken, Kakegawa, Japan	115,000			Manufacturing

Enschede, the Netherlands	289,440			Manufacturing

Polinya, Spain	240,116			Manufacturing

Valdemoro, Spain		45,000		Manufacturing

Cotes Park, United Kingdom	583,200			Manufacturing

High Wycombe, United Kingdom		16,000		Office and
				warehouse

*	Leased pursuant to sale-leaseback arrangement.

Competition

The worldwide market for our professional products is highly competitive. Our principal professional competitor on a worldwide basis is Ecolab, which is the largest supplier of cleaning and sanitizing products in the institutional and industrial cleaning and sanitation industry. Ecolab has significant capacity, technology, expertise and financial resources, which enables it to compete effectively with us. We also face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Many of these companies have increased in strength as a result of recent consolidations in the industry. Barriers to entry and expansion in the institutional and industrial cleaning and sanitation industry are low and significant new entrants in the market include The Procter & Gamble Company and The Clorox Company, which have expanded into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

We seek to differentiate our products from those of our competitors by (1) building upon our reputation in food service, food processing, floor care and laundry, (2) providing cost control mechanisms to our customers from our advanced dispensing and dilution products, (3) proactively responding to customer needs, and (4) providing product related value-added services. We believe the quality and ease of use of our products are some of our competitive strengths. In addition, we have long-standing relationships with many of our top customers. Price considerations and sales and marketing effectiveness are also important competitive factors. To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers.

Polymer Business

Products

Polymer resins work within inks, paints and floor coatings to disperse or carry colorants, provide adhesion to the material being coated, protect the surface of the material and provide a glossy finish. We manufacture styrene acrylic resins and styrene acrylic emulsion polymers for inks, over-print varnishes, powder coatings, pigment dispersions, high solids thermoset coatings, urethane coatings and water based industrial and architectural coatings. We sell these products to industrial customers in the printing and packaging, coatings and adhesives industries in North America, Europe and Asia.

Printing and Packaging (Ink and Overprint Varnish). We are a leading global supplier of polymer products to the printing and packaging industry and are committed to working with our graphic arts customers around the world to customize their product offerings. We believe that we are a leading innovator of environmentally compliant, water-based polymer technology, and we invest more than 6% of our polymer sales each year in research and development towards new products and technologies. Our emulsions and styrene acrylic resins are used in the manufacturing of liquid inks, overprint varnishes, pigment dispersions and wax emulsions for a wide range of applications in the printing and packaging industry. Our largest end-user sector is consumer packaging where applications include corrugated boxes, beverage cartons, cereal and packaged food boxes, packaging for health and beauty aids, toys and other non-durable consumer goods.

Coatings. In the industrial markets, our polymer products are used in wood, metal and plastic coatings and include one component water-based, two components polyurethane and baking enamels. In the architectural market, our emulsions are used in interior and exterior paint sold through retail outlets.

Other. We produce water-based adhesives using non-conventional, patented polymer processing technology. Our adhesives are designed for higher performance applications and are used in film and higher-end paper products, such as prime labels for plastic bottles and paper labels for electronic printing, protective masking, flexible packaging and industrial products, such as insulation tape.

End-Users and Customers

We principally supply acrylic polymers to industrial customers in the industrial printing and packaging, coatings and adhesives industries. The printing and packaging market, consisting of liquid ink, pigment dispersion and over print varnish manufacturers, represents our polymer business’ largest customer sector. During the twelve months ended December 28, 2001, Sun Chemical Corporation, our largest polymer customer, accounted for about 10% of our net sales of polymer products. We also had net sales of polymers to our professional business of about $22 million, or about 11% of net sales of our polymer business, for the twelve months ended December 28, 2001. The following are our top ten polymer customers, excluding intercompany sales, for the twelve months ended December 28, 2001 by net sales:

Akzo Nobel nv	Lackfabrik Dyes Joachim GmbH

CA Corporation	The Sherwin-Williams Company

Flint Ink Corporation	Sun Chemical Corporation

INX International Ink Co.	Unilever

Kelstar Enterprises	The Valspar Corporation

Sales and Distribution

We sell our polymer products to customers through our own sales force, which is located throughout the world. As of November 1, 2002, our sales force for our polymer business consisted of about 40 employees.

The following table shows the net sales of CMI’s polymer business for the twelve months ended December 28, 2001 and for CMI’s fiscal years 1999, 2000 and 2001 in the United States and other countries:

	1999	2000	2001	Twelve Months Ended December 28, 2001
	(dollars in thousands)
United States	$143,392	$152,254	$146,086	$145,790
Non-U.S. Countries	$68,870	$73,272	$74,131	$75,407

Suppliers

Our primary suppliers of raw materials for our polymer business are Celanese AG, Ineos Group, Nova Chemicals Corporation and Royal Dutch/Shell Group. We believe that all materials required for production of our polymer products are available from multiple sources and we operate under contracts with all of our major raw material suppliers. The top five raw materials we purchase for our polymer business are styrene, acrylic acid, alpha methyl styrene, 2-ethyl hexyl acrylate and methyl methacrylate.

Manufacturing and Facilities

Our principal manufacturing facility for our polymer business is located at Waxdale in Sturtevant, Wisconsin. We lease this facility from S.C. Johnson & Son under a lease expiring in 2009, with renewal options. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son—Leases.” We believe our facilities are in good condition and are adequate to meet the existing production needs of our polymer business. The following table summarizes our principal plants and other physical properties that are important to our polymer business:

Location	Approximate Square Feet Occupied		Principal Activity
	Owned	Leased
Seaford, Delaware	46,000		Manufacturing

Sturtevant, Wisconsin		143,500	Manufacturing

Sturtevant, Wisconsin		156,000	Logistics (warehouse, distribution)

Heerenveen, the Netherlands	140,000		European headquarters, manufacturing and logistics (warehouse, distribution)

Competition

The polymer industry is highly competitive. According to Hull & Company, we are the leading supplier of acrylic polymers to the printing and packaging industry, and we are the top supplier in all regions. Our principal competitor in the market for water-based acrylic polymers for printing and packaging applications is Rohm and Haas Company, and in the architectural and industrial coatings markets, our principal competitors are Avecia Limited, BASF AG, The Dow Chemical Corporation and Rohm and Haas Company. Other competitors in the specialty chemical industry include Air Products and Chemicals, Inc., Crompton Corporation, Eastman Chemical Company and Goodrich Corporation. These competitors are larger and have greater financial resources than we do. As a result, they may be better able to respond to price increases in raw materials and to compete on pricing than we are. By capitalizing upon our unique research and development expertise and providing customers with new products and technologies, we believe that we are able to compete successfully in the polymer industry.

Information Technology

Our information systems consist of leading software, hardware and services. These systems include components such as Siebel for customer relationship management, SAP and JDEdwards for enterprise resource management, and Business Objects, SQL Server and Informatica for Business Intelligence. We use IBM and Compaq hardware, the Microsoft Suite of office productivity tools, Lotus Notes for groupware and Microsoft Outlook for e-mail. Our database management systems include Oracle, AS400 and SQL Server.

For specialized expertise, we contract with leading services providers such as Deloitte Consulting, Keane, Inc. and divine, inc. Currently, we are implementing a three-year plan involving estimated expenditures of $113 million to consolidate and optimize our system’s architecture to align with our business needs and provide on-line, real-time, fully integrated information.

Proprietary Rights; Research and Development

We believe that the Johnson housemark and the Diversey trademark are important to our business. S.C. Johnson & Son has granted us a license to use specified trade names, housemarks and trademarks incorporating “Johnson,” including “Johnson Wax Professional” and the “Johnson” name, including “Johnson” with our owned trade name “Diversey,” in the commercial and industrial channels of trade. See “Certain Relationships and Related Transactions.” We own the Diversey trademark and have filed registrations of that trademark in various jurisdictions. These registrations are renewable, potentially indefinitely, as long as we continue to use the Diversey trademark. Other than the Johnson and Diversey marks, we do not believe that our overall business is materially dependent on any individual trademark or patent.

In connection with the Acquisition, we entered into several license agreements with Unilever under which Unilever has granted us a license of specified trademarks, patents, design rights, copyrights and know-how used in the DiverseyLever business, including the “Lever” and “Unilever” names, but were retained by Unilever. In addition, under a transferred technology license agreement, we have granted a license to Unilever to use specified intellectual property rights and patents and registered designs that were transferred to us in the Acquisition. The licenses granted under these agreements generally terminate with the expiration of a particular patent, design right, copyright or know-how, unless terminated earlier. With respect to the Lever mark, the license terminates on November 2, 2004, and, with respect to the Unilever mark, the license terminated on December 2, 2002. We do not believe that our overall business is materially dependent on these license agreements. See “The Acquisition—Related Agreements—Intellectual Property Rights.”

Manufacturing expertise and technologies are important to our businesses. In particular, our ability to compete effectively is materially dependant upon the technology used in the manufacturing process. We conduct most of our research and development activities at our research facilities located in Sturtevant, Wisconsin, Sharonville, Ohio, Santa Cruz, California and Maarsen, the Netherlands. We also have local development and application support in the Asia Pacific region and in other locations in Europe. Through our research, we aim to improve the production processes in our manufacturing facilities, as well as to develop new, more competitive products, applications and processes and to provide technical assistance to customers to help them improve their operations. In recent years, research developments have resulted in advances in the areas of multi-task floor cleaning machines, chemical systems and other floor care products, food safety products and restroom cleaners and disinfectants. Our recently introduced products include DIVERMITE™, an innovative kitchen cleaning system, ERGODISC™, a floor cleaning machine, and a new range of personal care product dispensers. In addition, we have entered into a technology disclosure and license agreement with S.C. Johnson & Son under which each party has agreed to disclose to each other new technologies that it develops internally, acquires or licenses from third-parties. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son—License Agreements.”

Substantially all of our principal products have been developed by our research and development and engineering personnel. During the twelve months ended December 28, 2001, we spent about $46 million on research and development for our professional business and about $15 million on research and development for our polymer business. The following table shows research and development expenses of CMI’s professional and polymer businesses for its fiscal years 1999, 2000 and 2001:

	1999	2000	2001
	(dollars in millions)
Professional	21.6	22.9	23.9
Polymer	17.2	14.4	14.7

Employees

As of November 1, 2002, we employed about 13,840 employees, of which about 3,600 were employed in the United States and 10,240 were employed outside of the United States. Less than 5% of our employees in the United States belong to labor unions or are covered by collective bargaining agreements, which expire between 2002 and 2004. We believe that we have a satisfactory working relationship with organized labor in the United States and have not had any major work stoppages since 1996.

In Europe, the majority of our employees are represented by labor unions and covered by collective bargaining agreements. Collective bargaining agreements are generally renewable on an annual basis. In several European countries, local co-determination legislation or practice requires employees of companies that are over a specified size or that operate in more than one European country to be represented by a works council. Works councils typically meet between two and four times a year to discuss management plans or decisions that impact employment levels or conditions within the company, including closures of facilities. We have works councils in a number of European countries, as well as one that covers all of Europe. The majority of our European employees are covered by a works council. We believe that our labor relations in Europe have been stable during the last several years.

A number of employees in Australia, Japan, Latin America, New Zealand and South Africa belong to labor unions and are covered by collective bargaining agreements. Local employment legislation may impose significant requirements in these and other jurisdictions, including consultation requirements.

We anticipate a reduction in our total workforce as a result of the integration of the DiverseyLever business.

Environmental Regulation

Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource, Conversation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully comply with applicable environmental laws. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations, and we may not have some of these permits or some of the permits we have may not be current. In the event of a violation of these laws, we may be liable for damages and for the costs of remedial actions and may also be subject to revocation, non-renewal or modification of our operating and discharge permits. Any revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities and may have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to make payments on the notes may be impaired. Environmental laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also may have a material adverse effect on our business, financial condition, results of operations and cash flows.

In connection with the Acquisition, we conducted environmental assessments at 94 DiverseyLever facilities in various countries. Based on the results of these assessments, we performed additional environmental investigations at 13 of these 94 facilities. These additional investigations disclosed the likelihood of soil and/or groundwater contamination at eight of the thirteen facilities, which may need to be remediated. We are still evaluating the nature and extent of the contamination at these eight sites and have not yet developed plans to address the contamination or estimated the possible costs of any required remediation. We expect to conduct additional investigations at some or all of these 94 facilities or at other facilities in the future. We cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations and we cannot assure you that those costs, or the costs of any required remediation at the eight previously identified facilities, will not have a material adverse effect on our business, financial condition, results of operations or cash flows. See “Risk Factors—Risks Relating to Our Business—We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.” Any revocation, modification or non-renewal may also result in an event of default under our debt agreements.

Environmental regulations most significant to us are summarized below:

Toxic Substances. We are subject to various federal, state and foreign laws governing the production, transport and import of industrial chemicals. Notably, the Toxic Substances Control Act, or

TSCA, gives the U.S. Environmental Protection Agency, or the EPA, the authority to track, test and/or ban chemicals that may pose an environmental or human-health hazard. We are required to comply with certification, testing, labeling and transportation requirements associated with regulated chemicals. To date, compliance with this legislation has not had a material adverse effect on our business, financial condition, results of operations and cash flows.

Occupational Safety and Health. Numerous federal, state, local and foreign jurisdictions have enacted laws that pertain to the health and safety of employees in the workplace. As of November 1, 2002, we employed about 13,840 employees and, as an employer, we are subject to the Occupational Safety and Health Act of 1970 or state, local and foreign law equivalents. The federal agency charged with implementing the requirements of this Act in the United States, the Occupational Safety and Health Administration, has adopted numerous federal safety and health standards limiting employees’ exposure to hazardous chemicals or unsafe conditions. To the extent a specific standard does not cover a given hazard, we are required to provide our employees with a place of employment that is free from recognized hazards that are likely to cause death or serious physical harm. As a consequence, we must adhere to numerous specific requirements relating to matters such as equipment guarding, operating procedures and employee training. Health and safety requirements may vary by jurisdiction and, in many jurisdictions, are undeveloped and still evolving, which may result in significant future costs for us. Accordingly, although we believe we are in substantial compliance with health and safety requirements, we may become subject to additional health and safety liabilities in the future that may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pesticide Legislation. Some of our facilities are subject to various federal, state, local or foreign laws governing the manufacture and/or use of pesticides. We manufacture and sell certain disinfecting and sanitizing products that kill microorganisms, such as bacteria, viruses and fungi. These products are considered “pesticides” or “antimicrobial pesticides” and, in the United States, are governed primarily by the Federal Insecticide Fungicide and Rodenticide Act, as amended by the Food Quality Protection Act of 1996. To register these products, we must meet various efficacy, toxicity and labeling requirements and must pay initial and on-going registration fees. In addition, some states or foreign jurisdictions may impose taxes on sales of pesticides. Although the cost of maintaining and delays associated with pesticide registration have increased in recent years, compliance with the various laws governing the manufacture and sale of pesticides has not had a material adverse effect on our business, financial condition, results of operations and cash flows.

Ingredient Legislation. Numerous state, local and foreign jurisdictions have enacted laws and regulations relating to the sale of products containing phosphorous or other ingredients that may impact human health and the environment. Specifically, the State of California has enacted Proposition 65, which requires us to disclose specified listed ingredient chemicals on the labels of our products. To date, compliance with this legislation has not had a material adverse effect on our business, financial condition, results of operations and cash flows.

Other Environmental Legislation. Many of our facilities are subject to various federal, state, local or foreign laws governing the discharge, transportation, handling, storage and disposal of hazardous substances. In the United States, the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act are the primary statutes governing these activities. We are also subject to the Superfund Amendments and Reauthorization Act of 1986, including the Emergency Planning and Community Right-to-Know Act, which imposes reporting requirements when toxic substances are released into the environment. Each year we make various capital investments and expenditures necessary to comply with applicable laws and satisfy our environmental stewardship principles. To date, these investments and expenditures have not had a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental Remediation and Proceedings. We may be jointly and severally liable for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or its state or foreign equivalent. Along with several other potentially responsible parties, or PRPs, we are currently involved in waste disposal site clean-up activities at about eight sites in the United States. Generally, CERCLA imposes joint and several liability on each PRP that actually contributed hazardous wastes to a site. Customarily, PRPs will work with the EPA to agree on and implement a plan for site investigation and remediation. Based on our experience with these environmental proceedings, our estimate of the contribution to be made by other PRPs with the financial ability to pay their shares, and our third party indemnification rights at certain sites (including indemnities provided by S.C. Johnson & Son), we believe that our share of the costs at these eight sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to the liabilities imposed by CERCLA, or its state or foreign law equivalent, we may be liable for costs of investigating and remediating environmental contamination on or from our properties or at off-site locations under numerous other federal, state, local and foreign laws. Our operations involve the handling, transportation and use of numerous hazardous substances. We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past operations and practices. We are currently in the process of cleaning up soil and/or groundwater contamination at five of our facilities in the United States, one facility in Japan and one facility in the Netherlands. In addition, as discussed above, we have identified the likelihood of soil and/or groundwater contamination at eight other sites. Based on available information and the indemnification rights that we possess, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our business, financial condition, results of operations and cash flows. In many of the foreign jurisdictions in which we operate, however, the laws that govern our operations are still undeveloped or evolving. Given the nature of our business, we believe that it is possible that, in the future, we will be subject to more stringent environmental laws that may result in restrictions imposed on our manufacturing, processing and distribution activities, which may result in possible violations, substantial fines, penalties, damages or other significant costs.

In addition, many of our other facilities, including those located in foreign countries, which have been in operation for many years, have used, generated and disposed of wastes that are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which we have sent waste, may in the future be identified and become subject to remediation.

The potential cost to us relating to environmental matters, including the cost of complying with the foregoing legislation and remediating contamination, is uncertain due to such factors as the unknown magnitude and type of possible pollution and clean-up costs, the complexity and evolving nature of laws and regulations, including outside of the United States, and the timing, variable costs and effectiveness of alternative clean-up methods. Accordingly, we may become subject to additional environmental liabilities in the future that may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental Permits and Licensing. In the ordinary course of our business, we are continually subject to environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities, warehouse facilities and operations require operating permits that are subject to renewal, modification, and, in specified circumstances, revocation. We are aware that there may be noncompliance with permit or licensing requirements at some of our facilities. Based on available information and the indemnification rights that we possess, including indemnities provided by Unilever for the facilities transferred in connection with the Acquisition, we believe that costs associated with our permit and licensing obligations will not have a material adverse impact on our business, financial condition, results of operations or cash flow. Given the nature of our business, however, we believe that it is possible that, in the future, we will be subject to more stringent environmental laws that may result in restrictions imposed on our manufacturing, process and distribution activities, which may result in possible violations, substantial fines, penalties, damages or other significant costs.

Product Registration and Compliance

Various state, local and foreign jurisdictions have enacted laws and regulations that regulate some of our products and require us to register our products and to comply with specified requirements. In the United States, we must register our sanitizing and disinfecting products with the EPA. In addition to federal regulations, each state where these products are sold requires registration and payment of a fee. When we register these products, we must also submit to the EPA information regarding the chemistry, toxicology and antimicrobial efficacy for the agency’s review. Data must be consistent with the desired claims stated on the product label.

In addition, we are subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration, or the FDA. The FDA regulates the manufacture and sale of food, drugs and cosmetics, which includes antibacterial soaps and products used in food preparation establishments. The FDA requires companies to register antibacterial hand care products with the FDA and imposes specific criteria that the products must meet in order to be marketed for these regulated uses. Before we are able to advertise our product as an antibacterial soap or food-related product, we must generate, and maintain in our possession, information about the product that is consistent with the appropriate FDA monograph. FDA monographs dictate the necessary requirements for various product types such as antimicrobial handsoaps. In addition, the FDA regulates the labeling of these products. If the FDA determines that any of our products do not meet their standards for an antibacterial product, we will not be able to market the product as an antibacterial product. Some of our business operations are subject to similar restrictions and obligations under an order of the U.S. Federal Trade Commission which was issued in 1999 and will remain in effect until at least 2019.

To date, the cost of complying with product registration and compliance has not had a material adverse effect on our business, financial condition, results of operations or cash flow.

See “Risk Factors—Risks Relating to Our Business—We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.”

Legal Proceedings

We manufacture in the United States commercial warewashing, laundry and other products that bear the Auto-Chlor® System trademark and distribute these products directly or through dealers with rights in defined territories. In the Acquisition, the Auto-Chlor business was transferred from Unilever to Auto-C, LLC, a wholly owned subsidiary of JohnsonDiversey. Pursuant to a complaint filed on March 2, 2002, as amended on June 20, 2002, a group of Auto-Chlor System dealers are suing Diversey Lever, Inc., a subsidiary of Unilever, JohnsonDiversey and Auto-C, LLC in the United States District Court for the District of Minnesota. In the complaint, the plaintiffs claim statutory violations under state dealership, franchise and consumer practices laws, and also claim breach of contract, breach of the covenant of good faith and fair dealing, unfair competition and tortious interference with contractual relations and prospective business relations. The plaintiffs allege that the defendants failed to develop new products and failed to sell them machines, parts and concentrates at cost. The plaintiffs also allege that the defendants have encroached into each plaintiff’s respective territory, and that, under the terms of their agreements, they have exclusive rights within each plaintiff’s respective territory to the names, trademarks and brands of the defendants. The plaintiffs are seeking a declaration regarding various terms of the dealers’ agreements, unspecified damages, including lost profits, such treble damages as may be available under applicable statutes, and attorneys’ fees. Unilever has acknowledged that we are entitled to indemnification in respect of this suit under the acquisition agreement insofar as the amended complaint relates to pre-closing events, assuming that the litigation involves amounts in excess of $1,000,000, subject to the limitations and exclusions set forth in the acquisition agreement. Diversey Lever, Inc. is seeking indemnification from us insofar as any claims may be deemed assumed liabilities subject to indemnification. See “Risk Factors—Risks Relating to Our Business—We will not receive indemnification from Unilever for breaches of warranty or for environmental costs under the acquisition agreement until the aggregate amount of damages exceeds agreed dollar thresholds.” See also “The Acquisition—Indemnification” for a description of the indemnification provisions of the acquisition agreement. We believe that we have valid defenses to these claims and, together with Unilever, intend to defend the matter vigorously. We cannot, however, assure you that we will be successful in our defense of the matter, or that an adverse determination with respect to the matter would not adversely affect our business, financial condition, results of operations or cash flows.

In addition, we are party to various legal proceedings in the ordinary course of our business. We believe that these proceedings will not, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

THE ACQUISITION

On May 3, 2002, we and our parent, JohnsonDiversey Holdings, purchased the capital stock of specified subsidiaries of Unilever and specified assets of Unilever relating to, or used in connection with, the DiverseyLever business. In addition, with specified exceptions, we and JohnsonDiversey Holdings assumed liabilities to the extent they related to, or arose out of, the DiverseyLever business.

In the Acquisition, we acquired the DiverseyLever business, but did not acquire the Unilever consumer brands business. In connection with the Acquisition, we entered into a sales agency agreement with Unilever under which we act as Unilever’s exclusive sales agent in the sale of its consumer brand products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the Acquisition. See “—Related Agreements—Sales Agency Agreement.”

The following chart shows our ownership structure:

Acquisition Consideration

Initial Acquisition Consideration

At the closing of the Acquisition, Unilever transferred the DiverseyLever business to us. In consideration for the DiverseyLever business, Unilever received:

•	a net cash payment from JohnsonDiversey Holdings and CMI of $300,000,000 and €795,635,372;[1]

•	senior discount notes of JohnsonDiversey Holdings with a principal amount at issuance of about $241 million; and

•	a one-third equity interest in JohnsonDiversey Holdings.

(1)
At closing, we and JohnsonDiversey Holdings paid to Unilever $479,400,000 and €983,859,968 for the DiverseyLever business, and Unilever paid to JohnsonDiversey Holdings $179,400,000 and €188,224,596 for a one-third equity interest in JohnsonDiversey Holdings. This resulted in a net cash payment to Unilever at closing of $300,000,000 and €795,635,372, which net cash payment, at the exchange rate prevailing on May 3, 2002, equaled $1,029,836,327.

The consideration for the DiverseyLever business is subject to adjustment as described below under “—Post-Closing Adjustments to Consideration.”

The principal amount of the senior discount notes of JohnsonDiversey Holdings will accrete at a rate of 10.670017063% per annum. After May 15, 2007, interest will accrue on the accreted value of the senior discount notes at this rate, but will be payable in cash semiannually in arrears to the extent that we can distribute to JohnsonDiversey Holdings the cash necessary to make the payments in accordance with the restrictions contained in the indentures for the notes and the new credit facilities. The failure by JohnsonDiversey Holdings to make all or any portion of a cash semiannual interest payment on the senior discount notes will not constitute an event of default under the indenture for the senior discount notes if that failure results from our inability to distribute the cash necessary to make that payment in accordance with these restrictions. Instead, interest will continue to accrue on any unpaid interest at a rate of 10.670017063% per annum, and the unpaid interest will be payable on the next interest payment date on which we are able to distribute to JohnsonDiversey Holdings the cash necessary to make the payment in accordance with the provisions contained in the indentures for the notes and the new credit facilities. JohnsonDiversey Holdings has no income from operations and no meaningful assets. JohnsonDiversey Holdings receives all of its income from us and substantially all of its assets consist of its investment in us. The senior discount notes mature on May 15, 2013.

The indenture for the senior discount notes of JohnsonDiversey Holdings contains generally the same covenants as are contained in the indentures for the notes, except as provided above with respect to the failure to pay installments of interest and except for those other differences that are attributable to the fact that the senior discount notes and the notes are to be issued by different issuers.

Post-Closing Adjustments to Consideration

The consideration for the DiverseyLever business paid by us to Unilever at the closing of the Acquisition is subject to adjustment if, at closing, (1) the net debt of the DiverseyLever business or (2) the working capital of the DiverseyLever business, was less or more than the amounts estimated by the parties. In addition, the consideration paid by Unilever as its subscription price for its equity interest in JohnsonDiversey Holdings is subject to adjustment if, at closing, (1) the net debt of CMI or (2) the working capital of CMI, was less or more than the amounts estimated by the parties.

The acquisition agreement provides that any adjustments to the consideration resulting from differences in net debt or working capital of the DiverseyLever business or CMI at the closing of the Acquisition from the estimated amounts will be paid:

•
in the case of an excess or shortfall of the net debt or working capital of the DiverseyLever business, subject to a $1 million deductible in the case of any working capital adjustment, 100% in cash to us if net debt was more or working capital was less at closing than the estimated amounts and 100% in cash to them if net debt was less or working capital was greater at closing than the estimated amounts, each payable together with interest from and including the closing date at an agreed rate within five business days following final determination of the adjustment amount; and

•
in the case of an excess or shortfall of the net debt or working capital of CMI, in an amount equal to (1) the product of the amount of that excess or shortfall (subject to a $1 million deductible in the case of any working capital adjustment), together with interest from and including the closing date at an agreed rate, and  1/3, (2) multiplied by 1.5, that amount payable at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. Any amount paid by us to Unilever is intended to make Unilever whole with respect to its portion of any excess in net debt or deficit in working capital of CMI, recognizing Unilever’s one-third equity interest in JohnsonDiversey Holdings; similarly, any amount paid by Unilever to us is intended to make us whole with respect to our portion of any deficit in net debt or excess in working capital of CMI, recognizing our two-thirds equity interest in JohnsonDiversey Holdings.

In July 2002, we and Unilever determined the net debt adjustments to (1) the purchase price for the DiverseyLever business and (2) the subscription price Unilever paid for its one-third equity interest in JohnsonDiversey Holdings. We and Unilever agreed that DiverseyLever’s net debt at closing was less than estimated amounts by about €8.8 million, resulting in an adjustment to the purchase price for the DiverseyLever business equal to 100% in cash to Unilever. Accordingly, on July 24, 2002, we paid to Unilever about €8.7 million, which approximated $8.7 million at the exchange rate in effect on July 24, 2002. In addition, we and Unilever agreed that CMI’s net debt at closing exceeded estimated amounts by about $23.5 million, resulting in a reduction to Unilever’s subscription price for its JohnsonDiversey Holdings equity interest of about $11.7 million according to the formula described above. Under the acquisition agreement, we will pay this amount on behalf of JohnsonDiversey Holdings, together with interest from and including the closing date, to Unilever at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. See “—Put and Call Options.”

In November 2002, we agreed with Unilever that we will pay to Unilever about $33.7 million, representing the working capital adjustment to the purchase price for the DiverseyLever business. We will pay this amount to Unilever during the fourth quarter of 2002. Also, based on a preliminary determination of the working capital adjustment to the subscription price, we anticipate that Unilever will be required to pay to us about $37.6 million, representing an adjustment to the subscription price for Unilever’s equity interest in JohnsonDiversey Holdings. Unilever would be required to pay the working capital adjustment to the subscription price, together with interest from and including the closing date, to us at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. In addition, based on a preliminary determination of transferred pension assets and liabilities relating to specified plans, we anticipate that Unilever will be required to pay to us about $35.3 million, which amount is net of an estimated tax benefit of about $9.9 million, representing an adjustment to the purchase price for the DiverseyLever business. On September 30, 2002, Unilever paid to us $28.3 million, representing a portion of the transferred pension liabilities adjustment relating to those plans. Further adjustments to the purchase price will be made as we determine the transferred pension assets and liabilities relating to other plans.

Unilever will pay most of these adjustments over the next two years, with the remainder to be paid, together with interest from and including the closing date, at the time Unilever ceases to hold its equity interest in JohnsonDiversey Holdings. The working capital adjustment to the subscription price and the transferred pension liabilities adjustment to the purchase price have not been finalized and agreed with Unilever and, accordingly, are subject to change. We expect that the working capital adjustment to the subscription price will be finalized by December 2002 and the transferred pension liabilities adjustment will be finalized by December 2003. In addition to the transferred pension liabilities adjustment, the purchase price for the DiverseyLever business is also subject to adjustment relating to pension expenses of DiverseyLever’s employee benefit plans for the year ended June 29, 2001. This pension expense adjustment has not been estimated and is expected to be finalized by December 2002. The full amount of the pension expense adjustment will be paid upon finalization and agreement between Unilever and us. See note 3 to our unaudited historical condensed consolidated financial statements for the nine months ended September 27, 2002, included elsewhere in this prospectus.

At the closing of the Acquisition, post-employment benefit liabilities in respect of pre-closing service of DiverseyLever business employees and, in some cases, former employees, under most employee benefit plans maintained by Unilever were transferred to us or our employee benefit plans. To the extent that the value of any employee benefit plan assets transferred differs from the value of the transferred liabilities, in each case calculated as provided in the acquisition agreement and using actuarial methods and assumptions specified therein, the excess or shortfall, as the case may be, adjusted in some cases by a tax adjustment factor, is to be paid as an adjustment to purchase price for the DiverseyLever business (1) by us to Unilever in the case of any excess or (2) to us by Unilever in the case of any shortfall. Unilever may defer and pay to us with interest up to the time Unilever ceases to own any equity interest in JohnsonDiversey Holdings, 75% of any shortfall attributable to transferred liabilities under unfunded post-employment benefit plans. If the amount of any shortfall received by us from Unilever in respect of any funded post-employment benefit plan exceeds 10% of the transferred liabilities in respect thereof, we must pay over the excess to the relevant employee benefit plan that we have established to provide the transferred benefits.

Indemnification

Warranty Indemnity

In connection with the Acquisition, Unilever made representations and warranties to us in respect of the DiverseyLever business. In addition, in connection with the issuance to Unilever of the one-third equity interest in JohnsonDiversey Holdings and the senior discount notes of JohnsonDiversey Holdings, we made representations and warranties to Unilever in respect of CMI.

These representations and warranties cover, among other things:

•	the existence and good standing of the parties and their corporate power and authority to operate their businesses;

•
the power and authority of the parties to enter into and perform their obligations under the acquisition agreement for the Acquisition and the other agreements and documents contemplated by the acquisition agreement;

•	compliance with applicable laws;

•	capital structure;

•	the absence of violations, conflicts, breaches, defaults, liens or required consents;

•	the accuracy of specified financial statements;

•	the absence of litigation and undisclosed liabilities;

•	the absence of specified changes in the businesses;

•	compliance with, or absence of liability under, specified tax, labor and employee benefits laws;

•	ownership of and the absence of claims related to intellectual property;

•	the absence of environmental liabilities and compliance with environmental laws and regulations;

•	the disclosure, full force and effect, and the valid and binding obligations and enforceability of the material contracts; and

•	title to property and assets.

Subject to the limitations on indemnity described below, the parties will generally be liable for damages in the event of a breach of any warranty, other than damages less than $250,000 per occurrence, as well as for some specific losses and claims. Most claims for breaches of warranty must be brought on or prior to May 2, 2004, while claims under some warranties are subject to longer time limits.

Unilever generally will not be liable for any damages in respect of breaches of its warranties, excluding environmental warranties, unless (1) the amount of damages in respect of any individual breach of its warranties exceeds $250,000 per occurrence and (2) the aggregate amount of damages in respect of breaches of its warranties, excluding environmental warranties, exceeds $30 million. Once the $30 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $250,000 or for the first $15 million of damages that exceed the $250,000 per occurrence threshold. In any event, Unilever will not be liable for any damages, excluding environmental claims, that exceed $500 million in the aggregate.

We generally will not be liable for any damages in respect of our breaches of warranty, excluding environmental warranties, unless (1) the amount of damages in respect of any individual breach of our warranties exceeds $250,000 per occurrence and (2) the aggregate amount of damages in respect of breaches of our warranties exceeds $7 million. Once the $7 million threshold is reached, we will not be liable for any occurrence where the damages are less than $250,000 or for the first $3.5 million of damages that exceed the $250,000 per occurrence threshold. In any event, we will not be liable for any damages, excluding environmental claims, that exceed $120 million in the aggregate.

Other Indemnities

Unilever will also indemnify us for, among other things, damages arising out of or resulting from:

•	liabilities expressly retained by Unilever and its affiliates, including some of their discontinued businesses and some ongoing litigation of the DiverseyLever business;
•
•
liabilities with respect to the operation of the DiverseyLever business prior to closing relating to Unilever’s failure to comply with environmental laws and pre-closing discharges or contaminations at, of or relating to DiverseyLever facilities or waste disposal sites;

•	liabilities relating to pre-closing taxes; and

•	liabilities relating to employee benefits, including Unilever’s failure to comply with legal and regulatory requirements.

With respect to environmental matters, including environmental warranties, Unilever will not be liable for any damages (1) in the case of known environmental matters or breaches, that are less than

$250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate.

We will also indemnify Unilever for, among other things, damages arising out of or resulting from:

•	liabilities we assume in connection with the Acquisition;

•	liabilities relating to some of our discontinued businesses;

•
liabilities with respect to the operation of CMI prior to the closing of the Acquisition relating to our failure to comply with environmental laws and pre-closing discharges or contaminations at, of or relating to CMI facilities or waste disposal sites;

•	liabilities relating to post-closing taxes; and

•	liabilities relating to employee benefits, including our failure to comply with legal and regulatory requirements.

With respect to environmental matters, including environmental warranties, we will not be liable for any damages (1) in the case of known matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, Unilever will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, we will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will we be liable for any damages arising out of or resulting from environmental claims that exceed $60 million in the aggregate.

Indemnification Payments

Any damages for which we indemnify Unilever will be paid in cash at the time the damages are finally determined until the aggregate of the damages equals $17 million. Thereafter, any damages for which we indemnify Unilever will, with limited exceptions, be deferred and paid in cash on the date Unilever and its affiliates cease to own any equity interest in JohnsonDiversey Holdings.

Prior to the date on which Unilever ceases to own any equity interest in JohnsonDiversey Holdings, any damages for which Unilever indemnifies us will be paid two-thirds in cash at the time the damages are finally determined and one-third in cash on the date on which Unilever ceases to own any equity interest in JohnsonDiversey Holdings.

In calculating the amount of damages for which we will indemnify Unilever, the provisions of the acquisition agreement operate to make Unilever whole, but not more than whole, taking into account Unilever’s equity interest in JohnsonDiversey Holdings, as it may decrease or cease to exist over time, and whether the price paid by JohnsonDiversey Holdings to Unilever for any of its equity has been reduced to reflect any damages for which we are liable. This is accomplished by means of a gross-up to the amount of damages suffered and, in the case of damages suffered directly by us, by allocating one-third, or such lower number as represents Unilever’s equity interest in JohnsonDiversey Holdings from time to time, of damages to Unilever. Accordingly, the following rules apply in calculating the amount of damages:

•	if Unilever or another indemnified party actually pays, suffers or incurs damages, the damages will be paid dollar-for-dollar by JohnsonDiversey Holdings and us on a grossed-up basis; and

•
if we or JohnsonDiversey Holdings pays, suffers or incurs damages, one-third, or such lower number as represents Unilever’s equity interest in JohnsonDiversey Holdings from time to time, of the damages will be paid by JohnsonDiversey Holdings and us on a grossed-up basis.

After the date on which Unilever and its affiliates cease to own any equity interest in JohnsonDiversey Holdings, any damages for which we indemnify Unilever will be paid 100% in cash at the time those damages are finally determined.

Put and Call Options

In connection with the Acquisition, JohnsonDiversey Holdings and its stockholders, Commercial Markets Holdco and Marga B.V., a wholly owned subsidiary of Unilever N.V., entered into a stockholders’ agreement. See “—Related Agreements—Stockholders’ Agreement.”

Under the stockholders’ agreement, at any time after the fifth anniversary of the closing of the Acquisition, JohnsonDiversey Holdings has the option to purchase, and Unilever has the right to require JohnsonDiversey Holdings to purchase, the shares and senior discount notes of JohnsonDiversey Holdings then beneficially owned by Unilever. Any exercise by JohnsonDiversey Holdings of its call option must be for at least 50% of each of the shares and senior discount notes beneficially owned by Unilever. Any exercise by Unilever of its put option must be for all of its shares and senior discount notes.

Before the eighth anniversary of the closing of the Acquisition, JohnsonDiversey Holdings’ obligations in connection with a put by Unilever are conditioned on a refinancing of JohnsonDiversey Holdings’ and our senior indebtedness, including indebtedness under the notes, the senior discount notes of JohnsonDiversey Holdings not then beneficially owned by Unilever and the new credit facilities. In connection with the put, JohnsonDiversey Holdings must use its reasonable best efforts prior to the seventh anniversary of the closing of the Acquisition, and its best efforts after the seventh anniversary, to consummate a refinancing and may be required to purchase less than all of the shares and senior discount notes subject to the put under some circumstances. If JohnsonDiversey Holdings purchases less than all of the shares and senior discount notes subject to a put, Unilever may again put its remaining shares and senior discount notes after a specified suspension period.

Following the exercise by Unilever of its put rights, if JohnsonDiversey Holdings fails to purchase all of Unilever’s shares for cash by the eighth anniversary of the closing of the Acquisition, JohnsonDiversey Holdings must issue a promissory note to Unilever in exchange for the remaining shares. The maturity date of the JohnsonDiversey Holdings promissory note will be either 90 days or one year after its issuance, depending on the level of Unilever’s ownership interest in JohnsonDiversey Holdings at that time. The terms of the promissory note will provide Unilever with rights similar to its rights as a stockholder under the stockholders’ agreement, including board representation, veto and access and informational rights. The promissory note will contain various subordination provisions in relation to JohnsonDiversey Holdings’ and our senior indebtedness.

If, after the eighth anniversary, Unilever has not been paid cash with respect to its put option, Unilever may also:

•	negotiate a sale of its shares and the senior discount notes of JohnsonDiversey Holdings to a third party;

•	require JohnsonDiversey Holdings to privately sell Unilever’s shares or other shares of JohnsonDiversey Holdings’ capital stock to a third party; and

•	require JohnsonDiversey Holdings to sell our polymer and/or Japan businesses.

The exercise of these remedies, other than sales of Unilever’s shares, is subject to compliance with the agreements relating to JohnsonDiversey Holdings’ and our senior indebtedness. JohnsonDiversey Holdings has no income from operations and no meaningful assets. JohnsonDiversey Holdings receives all of its income from us and substantially all of its assets consist of its investment in us.

The price for the senior discount notes of JohnsonDiversey Holdings subject to a put or call option will be equal to the then-accreted value of those senior discount notes. The price for the shares of JohnsonDiversey Holdings subject to a put or call option will be based on the enterprise value of JohnsonDiversey Holdings at the time the relevant option is exercised, plus JohnsonDiversey Holdings’ cash and minus its indebtedness.

JohnsonDiversey Holdings’ enterprise value cannot be less than eight times the EBITDA of JohnsonDiversey Holdings and its subsidiaries, on a consolidated basis, for the preceding four fiscal quarters, as calculated in accordance with the terms of the stockholders’ agreement. If JohnsonDiversey Holdings, Unilever and their financial advisors cannot agree on an enterprise value, the issue will be submitted to an independent third-party for determination.

If JohnsonDiversey Holdings purchases less than all of the shares and senior discount notes beneficially owned by Unilever in connection with the exercise of the put or call option, Unilever may elect to fix the price for its remaining shares not purchased. If Unilever does not elect to fix the price, the price will float and a new price will be determined based on the enterprise value the next time a put or call option is exercised.

Contingent Payments

Under the stockholders’ agreement, JohnsonDiversey Holdings may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of JohnsonDiversey Holdings’ outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative cash flows of JohnsonDiversey Holdings and its subsidiaries, on a consolidated basis, for the period from the closing of the Acquisition through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received a payment in a prior year), exceeds the relevant target described in the stockholders’ agreement. The aggregate amount of all these payments cannot exceed $100 million. Payment of these amounts is subject to compliance with the agreements relating to JohnsonDiversey Holdings’ and our senior indebtedness including, without limitation, the new credit facilities, the notes and the senior discount notes of JohnsonDiversey Holdings. JohnsonDiversey Holdings has no income from operations and no meaningful assets. JohnsonDiversey Holdings receives all of its income from us and substantially all of its assets consist of its investment in us.

Related Agreements

    Stockholders’ Agreement

In connection with the Acquisition, JohnsonDiversey Holdings and its stockholders, Commercial Markets Holdco and Marga B.V., entered into a stockholders’ agreement relating to, among other things:

•	restrictions on the transfer of shares of JohnsonDiversey Holdings held by the stockholders;

•	the corporate governance of JohnsonDiversey Holdings, including board and committee representation and stockholder approval provisions;

•	the put and call options described under the caption “—Put and Call Options;”

•	the payments described under the caption “—Contingent Payments;” and

•
various other rights and obligations of JohnsonDiversey Holdings and its stockholders, such as provisions relating to delivery of and access to financial and other information, payment of dividends and indemnification of directors, officers and stockholders.

Marga B.V.’s obligations under the stockholders’ agreement are guaranteed by Unilever N.V.

Transfer Restrictions. Under the stockholders’ agreement, a stockholder controlled by Unilever may only transfer its shares of JohnsonDiversey Holdings to another entity of which Unilever owns at least 80%, and a stockholder controlled by Commercial Markets Holdco may transfer its shares of JohnsonDiversey Holdings to another entity of which Commercial Markets Holdco owns at least 80%.

Corporate Governance. The board of directors of JohnsonDiversey Holdings consists of eleven directors, including five independent directors appointed by Commercial Markets Holdco. So long as Unilever beneficially owns at least 20% of the outstanding shares of JohnsonDiversey Holdings, it is entitled to nominate two directors to the board of directors of JohnsonDiversey Holdings. If Unilever beneficially owns less than 20% but at least 5% of the outstanding shares of JohnsonDiversey Holdings, it will be entitled to nominate one director. Commercial Markets Holdco has agreed to vote its shares of JohnsonDiversey Holdings to cause the board of directors to include the directors nominated by Unilever if Unilever satisfies the conditions above.

A Unilever director representative will sit on the compensation committee of the board of directors of JohnsonDiversey Holdings, and Unilever may also designate one of its director representatives as an observer to attend, but not vote at, meetings of the audit committee. In addition, the authority of the board of directors of JohnsonDiversey Holdings with respect to specified formal bankruptcy or insolvency proceedings will be exercised by a special bankruptcy committee constituted in accordance with the terms of the bylaws and the stockholders’ agreement.

The stockholders’ agreement and JohnsonDiversey Holdings’ certificate of incorporation generally require, with specified exceptions, the approval of stockholders holding more than 90% of the outstanding shares of JohnsonDiversey Holdings before JohnsonDiversey Holdings or its subsidiaries (including us and the guarantor and non-guarantor subsidiaries) can affect various transactions, including, among others, transactions relating to:

•
any acquisition or disposition or any joint venture, alliance or capital project having an aggregate fair market value or which will result in aggregate expenditures or payments in excess of (1) $50 million individually, or (2) $10 million individually and $100 million collectively with other transactions entered into in the immediately preceding twelve months;

•	the issuance of any additional shares of capital stock, common stock equivalents, or other equity or equity-related interests;

•	any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect;

•	a liquidation or dissolution;

•	the purchase or investment of a minority equity investment or investment in the nature of indebtedness with a fair market value or resulting in payments that exceed $10 million;

•	the entering into of any material line of business unrelated to the business of JohnsonDiversey Holdings and its subsidiaries as of the closing of the Acquisition;

•	the closing, winding-up, discontinuation or other exiting or termination of any line of business, if such line of business generated more than $5 million of annualized EBITDA;

•
the modification of the policies governing dividends or distributions to the stockholders of JohnsonDiversey Holdings or the declaration by JohnsonDiversey Holdings of dividends or distributions in violation of that policy;

•	the incurrence of specified types of additional indebtedness;

•
the settlement of any legal proceedings that would impose any material restrictions on the operations of JohnsonDiversey Holdings and its subsidiaries or involve amounts in excess of $10 million, except for proceedings covered by insurance;

•	any change in independent auditors;

•	specified transactions with affiliates of Commercial Markets Holdco, including S.C. Johnson & Son;

•	the redemption or retirement of any of JohnsonDiversey Holdings’ common stock or other equity securities or common stock equivalents;

•	any amendment of JohnsonDiversey Holdings’ certificate of incorporation, bylaws or audit or compensation committee charters, with specified exceptions;

•	the adoption of any stock option or employee stock ownership plan or the issuance of any equity securities under any stock plan; and

•	the adoption of any new, or amendment of existing employee benefit plans that would result in increases above specified levels in annual costs of benefits, with specified exceptions.

The stockholders’ agreement also requires that agreements, contracts, arrangements or transactions relating to the compensation of our officers and directors be approved by the compensation committee of the board of directors of JohnsonDiversey Holdings in order to exempt those agreements, contracts, arrangements or transactions from the stockholder approval provisions. The stockholders’ agreement requires that JohnsonDiversey Holdings’ board of directors review, consider and approve annual capital and operating budgets, and strategic plans prepared from time to time. The stockholders’ agreement also requires that the board of directors of JohnsonDiversey Holdings approve the initiation of various material legal proceedings by or on behalf of JohnsonDiversey Holdings or any subsidiary, including us.

Stockholder Indemnification. Under the stockholders’ agreement, JohnsonDiversey Holdings will indemnify Unilever and its affiliates, officers, directors and employees against all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed with the Securities and Exchange Commission or provided to prospective investors or the omission or alleged omission from those documents of a material fact required to be stated in the documents or necessary to make the statements in the documents, in the light of the circumstances under which they were made, not misleading, if, and only to the extent, that those costs arise from Unilever or its affiliate, officer, director or employee being determined to be a person who controls JohnsonDiversey Holdings within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act. This indemnification does not apply to any costs to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to JohnsonDiversey Holdings for inclusion in any document described above by Unilever or any of its affiliates (other than JohnsonDiversey Holdings), including any financial statements required to be delivered under the purchase agreement.

Unilever will indemnify and hold harmless JohnsonDiversey Holdings from and against any and all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed by JohnsonDiversey Holdings or us with the Securities and Exchange Commission or provided to prospective investors, or the omission or alleged omission from a document of a material fact required to be stated in that document or necessary to make the statements in that document, in the light of the circumstances under which they were made, not misleading, if and only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in that document in reliance upon and in conformity with written information furnished to JohnsonDiversey Holdings for inclusion in any document described above by Unilever or any of its affiliates (other than JohnsonDiversey Holdings), including any financial statements required to be delivered under the acquisition.

Term. The stockholders’ agreement terminates, with respect to a stockholder, after its affiliates no longer own any shares of JohnsonDiversey Holdings, and with respect to Unilever, after Unilever no longer beneficially owns any shares or senior discount notes of JohnsonDiversey Holdings or, if issued, the promissory note of JohnsonDiversey Holdings to Unilever in exchange for shares put by Unilever. See “—Put and Call Options.”

Sales Agency Agreement

In connection with the Acquisition, we entered into a sales agency agreement with Unilever whereby, subject to limited exceptions, we act as its exclusive sales agent in the sale of Unilever’s consumer brand products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the closing of the Acquisition. In turn, we have agreed that we will not act on behalf of any other third parties in the sale or promotion of those parties’ products if the products are similar to products we are selling for Unilever as its agent, except with respect to sales of products for affiliates or under arrangements existing on the closing date of the Acquisition. The sales agency agreement terminates on May 2, 2007.

In exchange for our sales agency services, which include sales, promotion, collection and after-sales technical support and customer care, we will be paid an agency fee. The agency fee will be determined separately for each territory. The agency fee, expressed as a percentage of the net proceeds of sales, covers specified pre-determined costs for that territory based upon the costs incurred by the DiverseyLever business prior to the closing of the Acquisition, plus one half of the EBITDA margin of all territories combined, both for the twelve months ended June 30, 2001. In any given year, for amounts sold in excess of targeted sales, the agency fee will be one-half of the regular amount. The targeted sales amount will equal the net proceeds of sales for the twelve months ended June 30, 2001, subject to change through indexation.

In addition to the agency fee, we will be paid an additional agency fee per territory based on agreed-upon multipliers of the total amount of specified non-variable costs for each territory for the twelve months ended June 30, 2001. This additional agency fee is payable upon the termination of the entire agreement. A portion of the fee attributable to a territory is payable earlier if the sales agency agreement is terminated in part with respect to that territory, or, if we elect, if sales in that territory drop below 90% of the targeted sales for a given year.

Subject to paying the additional agency fee, with specified exceptions, Unilever may terminate the sales agency agreement in whole if sales drop below 75% of the targeted sales for the whole area for a given year or in part, by territory, if sales drop below 75% of the targeted sales for a territory or territories for a given year. Unilever may also terminate the sales agency agreement for specified other reasons, including insolvency and change of control.

While the agency fee contemplates historical levels and rates of enforcement and collection of bad debts, we will be responsible for 100% of all bad debts, if any, in excess of these historical levels until the bad debt rate rises to twice as high as those historical levels, at which time the parties will begin to share equally the costs of those bad debts.

Due to contractual obligations with S.C. Johnson & Son, we may not sell any products as agent for Unilever in some channels of trade that are not exclusively institutional and industrial, and we may not sell some products, such as general cleaning products, in any channels of trade that are not exclusively institutional and industrial. The sales agency agreement carves out these restricted channels of trade and products and allows Unilever to make sales associated with these channels of trade and products directly or through another agent or distributor. Our agreements with S.C. Johnson & Son do not affect our ability to sell products on behalf of Unilever in exclusively institutional and industrial channels of trade.

Intellectual Property Agreements

Retained Technology License Agreement. In connection with the Acquisition, we entered into a retained technology license agreement with Unilever under which Unilever has granted us a license of the patents, design rights, copyrights and know-how used in the DiverseyLever business, during the period from July 1, 2000 through the closing of the Acquisition, but that were retained by Unilever. The patents, design rights, copyrights and know-how that were retained by Unilever are those patents, design rights, copyrights and know-how that were either used in Unilever’s businesses, in addition to the DiverseyLever business, or are those specified patents that are the subject of retained litigation or license agreements that restrict assignments. In this prospectus, these specified patents are referred to as the “restricted patents.” Under the retained technology license agreement, Unilever has granted us:

•
a nonexclusive, royalty-free, worldwide, perpetual license (with a right to freely sublicense) of the proprietary know-how, trade secrets, unregistered design rights and copyrights used in the DiverseyLever business at any time during the period from July 1, 2000 through the closing date of the Acquisition and owned by Unilever on the closing date of the Acquisition;

•
a nonexclusive, royalty-free, worldwide, perpetual license of specified Unilever patents in the professional market (with rights to sublicense to our subsidiaries and affiliates and to the extent sublicenses were in effect in the DiverseyLever business on the closing date of the Acquisition); and

•	a nonexclusive, royalty-free, perpetual license of the restricted patents for all purposes, with a right to freely sublicense, in all jurisdictions in which the restricted patents are in effect.

The licenses to use Unilever’s intellectual property described above are irrevocable, subject to various exceptions described in the retained technology license agreement. Unilever’s ability to grant any further licenses of the patents in the professional market for a period ending May 2, 2005 is subject to specified conditions in the retained technology license agreement, and Unilever has agreed not to grant any further licenses of the restricted patents for any purpose, except to the extent necessary to resolve litigation or a dispute. Unilever has also agreed not to engage in any acts that would infringe on the restricted patents.

With respect to each licensed patent, the license granted will terminate with the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to know-how, unregistered design rights and copyrights will exist until the expiry of the relevant right unless terminated earlier by us. We may terminate the retained technology license agreement at any time by providing written notice to Unilever. Unilever may terminate the patent licenses granted to us if we challenge the validity of, or Unilever’s ownership of, any of its patents licensed under the retained technology license agreement or if we are in material or persistent breach of any provision of the retained technology license agreement and, if the breach is curable, have not cured the breach within ten business days after receipt of notice of the breach.

Transferred Technology License Agreement. At the closing of the Acquisition, we entered into a transferred technology license agreement with Unilever under which we have granted a license to

Unilever to use specified intellectual property rights (other than patents and registered designs) and specified patents and registered designs that were transferred to us as part of the Acquisition. Under the transferred technology license agreement, we have granted to Unilever:

•
a nonexclusive, irrevocable, royalty-free, worldwide, perpetual license of the transferred technology (with a right to freely sublicense), provided that Unilever may use the trademarks included in the transferred technology only in relation to goods and services in respect of, and only in countries in, which the trademarks were used on the closing date of the Acquisition; and

•
a nonexclusive, irrevocable, royalty-free license of the transferred patents in the consumer brands business of Unilever and for developing, manufacturing, marketing, distributing, keeping, importing and selling specified products permitted under the transferred technology license agreement, in all jurisdictions in which the transferred patents are in effect.

With respect to each licensed patent, the license will terminate upon the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to copyrights, unregistered design rights and know-how will exist until expiry of the relevant rights unless terminated earlier by Unilever. Unilever may terminate the transferred technology license agreement at any time upon providing written notice to us. We may terminate the license of the transferred patents if:

•	Unilever challenges the validity of or our ownership of any of the transferred patents;

•
Unilever is in material or persistent breach of a provision of the transferred technology license agreement and, if the breach is curable, has not cured the breach within ten business days after receipt of notice of the breach; or

•	a specified insolvency-related event involving Unilever is commenced or occurs.

Retained Trademark License Agreement. In connection with the Acquisition, we entered into a retained trademark license agreement with Unilever under which Unilever has granted us a license to use the “Lever” and “Unilever” names in our business. Under the retained trademark license agreement, Unilever has granted us:

•
an exclusive, royalty-free license (with the right to sublicense only to our subsidiaries and affiliates) to use the Lever mark in the same combinations and manner in which it was used in the DiverseyLever business on the closing date of the Acquisition, and in the word “DiverseyLever” until November 2, 2004; and

•
a nonexclusive, royalty-free license (with the right to sublicense only to our subsidiaries and affiliates) to use the Unilever mark until December 2, 2002 for the sole purpose of selling goods already branded with the Unilever mark on the closing date of the Acquisition, in each case only in the same manner and in relation to the same goods and services as those for which the Lever and Unilever marks were used, and in the countries in which the DiverseyLever business operated, on the closing date of the Acquisition. The license does not extend to the dispensed products, which are covered by their own license under the dispensed products license agreement discussed below.

The retained trademark license agreement will continue until the end of the periods for which the licenses are granted. We may terminate the licenses granted at any time. Unilever may terminate the retained trademark license agreement if:

•	we challenge the validity of or Unilever’s ownership of any rights or registrations in or in relation to any of the trademarks;

•	we are in breach of provisions of the retained trademark license agreement relating to the use of, or filings for, the trademarks;

•
we are in material or persistent breach of a provision of the retained trademark license agreement and, if the breach is curable, have not cured the breach within fifteen business days after receipt of notice of the breach;

•	there is a change of control of our company; or

•	a specified insolvency-related event involving our company is commenced or occurs.

Dispensed Products License Agreement. In connection with the Acquisition, we entered into a dispensed products license agreement with Unilever under which Unilever has granted us a license to use the trademarks, patents and know-how relating to the products we sell for use in our cleaner dispensing systems. Under the dispensed products license agreement, Unilever has granted us:

•
a nonexclusive license (with the right to sublicense only to our subsidiaries and affiliates) to use in specified countries (in accordance with Unilever’s guidelines on use) the relevant trademarks on the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications;

•
a nonexclusive license (with right to sublicense only to our subsidiaries and affiliates) of the patents and know-how relevant to the dispensed products in specified countries to use, keep, produce for sale, make, offer and import for sale and sell the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications and under its trademarks.

Under the dispensed products license agreement, we will pay to Unilever a royalty of 4% of the net sales of the dispensed products. We may not use the trademarks or formulation rights other than in the same manner and for the same purposes as they were used in the DiverseyLever business prior to the closing of the Acquisition.

The dispensed products license agreement terminates on May 2, 2007. At the end of the term the dispensed products license agreement automatically renews for successive one year periods. Either party may terminate the dispensed products license agreement or the licenses granted under the agreement by providing six months’ written notice prior to any anniversary of the dispensed products license agreement, provided that Unilever may terminate prior to May 2, 2007 only if:

•
we sell a product for use in (or by means of) any dispensing system similar to a specified dispensing system in the dispensed products license agreement, which product is branded with a trademark that is neither licensed under the dispensed products license agreement, owned by us or any of our subsidiaries or affiliates, nor owned by the professional end-user of that product; and

•	Unilever notifies us of those sales, and we do not cease those sales within twenty business days after the notice.

Unilever may also terminate the dispensed products license agreement if:

•	we challenge the validity of or Unilever’s ownership of any rights or registrations in or in relation to any of the licensed rights;

•	we are in breach of the provisions of the dispensed products license agreement that relate to the use of the trademarks and formulation rights and quality control;

•
we are in material or persistent breach of a provision of the dispensed products license agreement and, if the breach is curable, have not cured the breach within fifteen business days after receipt of notice of the breach;

•	there is a change of control of our company; or

•	a specified insolvency-related event involving our company is commenced or occurs.

Transitional Services Agreement

In connection with the Acquisition, we entered into a transitional services agreement with Unilever relating to a wide range of support services from Unilever and intended to ensure the smooth transition of the DiverseyLever business from Unilever to us. These services include various human resources, information technology, intellectual property administration, analytical, warehousing and transportation, administrative, provision of office space and other services. In addition, Unilever has agreed to allow our affiliates access to its computer network under a network access arrangement. The level and manner in which Unilever provides these services generally must be consistent with the level and manner in which they were provided to the DiverseyLever business immediately prior to the closing of the Acquisition.

The price for each service is at cost, and generally will be determined in a manner consistent with Unilever’s existing cost allocation methodology. Unilever may adjust the prices from time to time in the ordinary course of business, provided the adjustments reflect the cost for the relevant service.

Unilever will provide each service for the period agreed upon by the parties, but will not provide any service longer than 24 months, except for redirecting internet traffic to the appropriate new domain name or address, which Unilever will provide for up to 30 months. Unilever will provide most services for no more than 12 months.

Supply Agreements

We entered into two supply agreements with Unilever in connection with the Acquisition. Under these agreements, we and Unilever, through the members of our respective groups, manufacture, pack and store products for each other. Under one of the supply agreements, we act as the supplier and Unilever serves as the customer, and under the other agreement our roles are reversed. With the exception of this role reversal and the factories involved, the products that are supplied and some other less significant differences included in the supply agreement under which we act as supplier based on the integration of the DiverseyLever business with CMI, the two supply agreements are identical.

The supply agreements provide for the supply of all products that Unilever and the DiverseyLever business supplied to one another during the period immediately preceding the closing date of the Acquisition. Prices are based on the provisions relating to pricing and terms of payment that existed between Unilever and the DiverseyLever business prior to closing, subject to revision by agreement of the parties.

Supply of various products will continue in effect for a period of 12 months or less as we have expressly agreed with Unilever in the supply agreement. Other than with respect to those specifically enumerated arrangements and subject to the parties’ rights to terminate, each supply agreement remains in effect as to a particular product until that product will not be supplied any longer. We and Unilever may terminate either supply agreement in part or in its entirety in the event of an unremedied serious or persistent breach by the other party, upon a change in control or for any reason on the giving of six months’ written notice after August 2, 2002. Further, we or Unilever may terminate a particular order upon a breach of the terms of the order that remains uncured for a specified period. Finally, the customer under either supply agreement may terminate the agreement as to products supplied at a particular factory if the supplier does not implement reasonable suggestions that the customer makes, taking into account standards used in the supply of the products in the period immediately prior to the closing of the Acquisition, after visiting that factory.

Non-Competition Agreement

In connection with the Acquisition, we entered into a non-competition agreement with Unilever. The non-competition agreement restricts Unilever and its affiliates from competing with us in the Business (as defined below) (1) in the European Union, until May 2, 2005, and (2) in countries outside of the European Union in which the DiverseyLever business was engaged prior to the Acquisition, until May 2, 2007.

For purposes of the non-competition agreement, the term “Business” is defined as the business of:

(1) developing, manufacturing, marketing, distributing and selling to professional end-users and wholesalers, distributors, “cash and carry” outlets or similar resellers who purchase products for resale, directly or indirectly, to professional end-users:

•	fabric care products

•	machine warewashing products

•	kitchen cleaning products

•	personal care products

•	building care products

•	pest control products

•	air cleaning products

•	cleaning and hygiene utensils and paper products

which, in each case, are marketed and sold

(A) under a “professional brand,” i.e., one used exclusively or primarily on products sold to or for use by commercial, institutional or industrial end-users, or

(B) under a “consumer brand,” i.e., one used exclusively or primarily on products sold to or for use by domestic end-users, and where no equivalent product for the same general purpose is marketed and sold by Unilever or its affiliates in its consumer products business;

(2) developing, manufacturing, marketing, distributing, selling other specified categories of industrial cleaning, hygiene and maintenance products; and

(3) developing, marketing, distributing, selling and providing specified categories of services in relation to the products described above or in connection with the cleaning and hygiene requirements of commercial, institutional and industrial end-users.

Neither Unilever nor any of its affiliates will be in breach of the non-competition agreement if:

•	it acquires a business that includes a competing business if:

(1) the aggregate revenues of the competing business for the twelve months immediately preceding the closing of the acquisition of the acquired business represent less than 33% of the acquired business in the territory covered by the non-competition agreement for the twelve-month period and Unilever or an affiliate of Unilever uses its reasonable best efforts to sell the competing business within this twelve month period, subject to involving us in any auction sales process and to specified other requirements; or

(2) the aggregate revenues of the competing business for the twelve months immediately preceding the closing of the acquisition of the acquired business represent less than $50 million annually in the aggregate or less than $25 million annually in any one country;

•	it continues any operations carried out by Unilever and its affiliates under contracts with JohnsonDiversey Holdings or JohnsonDiversey or their subsidiaries; or

•
it continues to conduct the Business in Cote d’Ivoire, El Salvador, Ecuador, Honduras, Malawi and, pursuant to the distributorship operations of Unilex Cameroun S.A., in Cameroon, in which Unilever retained assets and operations of its institutional cleaning and hygiene business.

Moreover, the non-competition agreement does not prohibit Unilever and its affiliates from engaging in its consumer products business anywhere in the world or developing, manufacturing, marketing, distributing or selling any product which has the same general purpose as the products described in clause (1) of the definition of “Business” above to or for commercial, industrial or institutional end-users if an equivalent product is marketed or sold by Unilever or any of its affiliates in connection with its consumer products business, whether or not the product is reformulated and repackaged for use by commercial, industrial or institutional end-users.

Senior Discount Notes Registration Rights Agreement

At the closing of the Acquisition, JohnsonDiversey Holdings issued its senior discount notes to Unilever. In connection with the issuance of its senior discount notes, JohnsonDiversey Holdings entered into a registration rights agreement with Unilever. Under the senior discount notes registration rights agreement, at any time after August 1, 2002, the holder or holders of the senior discount notes representing at least $20 million may require JohnsonDiversey Holdings to:

•	effect a demand registration of all or a portion of the holder’s senior discount notes; or

•
cooperate with the holder in connection with the offer and sale by the holder of all or a portion of its senior discount notes to qualified purchasers that are not affiliates of the holder pursuant to Rule 144A of the Securities Act, Regulation S of the Securities Act and/or any other exemption from registration available under the Securities Act.

Under the senior discount notes registration rights agreement, JohnsonDiversey Holdings is obligated to comply only with an aggregate of three demand or resale notices. JohnsonDiversey Holdings will bear all fees and expenses incurred in connection with a demand registration or resale notice other than underwriting discounts and commissions, placement fees and agency fees. The registration rights under this agreement may be transferred by a holder of senior discount notes to any subsequent holder of senior discount notes.

MANAGEMENT

Our Directors and Executive Officers

The following is a list of our directors and executive officers, their ages as of November 1, 2002, and their positions and offices:

Name	Age	Position
S. Curtis Johnson III	47	Director and Chairman

Gregory E. Lawton	51	Director, President and Chief Executive Officer

Michael J. Bailey	50	Senior Vice President and Chief Financial Officer

JoAnne Brandes	49	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Sue Leboza	47	Vice President and Chief Information Officer

Timothy Ransome*	52	Senior Vice President—Human Resources

Clive A. Newman	38	Vice President and Corporate Controller

Andrew Webb	54	Vice President—Global Strategy Development

David S. Andersen	41	Vice President—Global Enterprise Development

Gregory F. Clark	49	Senior Vice President—Global Product Portfolio and Innovation

David G. Kennedy*	50	Senior Vice President—Global Integration Office

Roberto Sidoli	49	Senior Vice President—Global Supply Chain

Candan Karabagli	41	Senior Vice President—Global Strategic Sectors

Jean-Max Teissier	57	Regional President—Latin America

Morio Nishikawa	58	Regional President—Japan

Venkatesh Kasturirangan	55	Regional President—North America

Graeme Armstrong	40	Regional President—Europe

Paul A. Mathias	57	Regional President—Asia-Pacific

Todd C. Brown	53	Director

Irene M. Esteves	43	Director

Robert M. Howe	58	Director

Helen Johnson-Leipold	45	Director

Clifton D. Louis	47	Director

Neal R. Nottleson	65	Director

Reto Wittwer	53	Director

*
Messrs. Ransome and Kennedy are employed by Unilever. Under the acquisition agreement, they have been loaned to work for us for a specified period of time after the closing of the Acquisition. Their terms of service with us expire in December 2002 and may be extended by us and the respective employee to December 2003.

S. Curtis Johnson III has been Chairman since February 1996. He also has been Chairman of Commercial Markets Holdco since December 8, 1999. Mr. Johnson joined S.C. Johnson & Son in 1983 and became a general partner of Wind Point Partners, L.C., a $126 million venture capital partnership which he co-founded and in which S.C. Johnson & Son was a major limited partner. He also served as Vice President—Global Business Development of S.C. Johnson & Son from October 1994 to February 1996. Since joining S.C. Johnson & Son in August 1983, Mr. Johnson has served in several other offices, including Vice President and Managing Director of Mexican Johnson, a subsidiary of S.C. Johnson & Son, and Director—Worldwide Business Development. Mr. Johnson earned a Bachelor of Arts degree in Economics from Cornell University in 1977 and a Master of Business Administration in Marketing/Finance from Northwestern University in 1983. Mr. Johnson also serves as a director of Cargill, Incorporated. He is a lineal descendant of Herbert F. Johnson, Jr. and the brother of Helen Johnson-Leipold, another director of our company.

Gregory E. Lawton has been Director, President and Chief Executive Officer since September 2000. Mr. Lawton has also served as a director of Commercial Markets Holdco since April 12, 2000. He joined us as President and Chief Operating Officer in December 1998 and was Chief Operating Officer until August 2000. Prior to joining us, Mr. Lawton was President of NuTone, Inc., a supplier of residential ventilation products and electronics located in Cincinnati, Ohio, from August 1994 to December 1998. From 1972 to August 1994, Mr. Lawton served in various offices at The Procter & Gamble Company, most recently as Vice President and General Manager of their paper division from 1989 until 1994. Mr. Lawton earned a Bachelor of Arts degree in Government from St. Lawrence University. Mr. Lawton also serves as a director of Johnson Outdoors, Inc. and General Cable Corporation, a manufacturer and distributor of wire and cable products for the communications, energy and specialty markets. Mr. Lawton is also a member of the compensation committee of General Cable Corporation.

Michael J. Bailey has served as Senior Vice President and Chief Financial Officer since October 1999. He has also been the Senior Vice President and Chief Financial Officer of Commercial Markets Holdco since December 8, 1999. Before joining us, Mr. Bailey served as Senior Vice President, Finance and Administration and Chief Financial Officer for Standard Motor Products, Inc., a large manufacturer and distributor of a wide range of automotive replacement parts from June 1993 to September 1999. Mr. Bailey has held numerous financial leadership and business development positions for domestic and international companies, including Instituto Finanziazio Industriale S.P.A. and Ford Motor Company. Mr. Bailey earned a Bachelor of Business Administration from Western Michigan University in 1974 and a Master of Business Administration from the University of Michigan—Ann Arbor in 1976.

JoAnne Brandes has served as Senior Vice President, General Counsel and Secretary since October 1997 and as Chief Administrative Officer since January 2002. From October 1996 until October 1997, she was Vice President and General Counsel. She has also been the Senior Vice President and General Counsel of Commercial Markets Holdco since December 8, 1999. Ms. Brandes joined S.C. Johnson & Son in 1981. Prior to joining S.C. Johnson & Son, Ms. Brandes was in the private practice of law in Milwaukee, Wisconsin. Ms. Brandes earned a Bachelor degree from the University of Wisconsin—Eau Claire and a juris doctor degree from Willamette University College of Law, Salem, Oregon. Ms. Brandes also serves as a member of the boards of directors of Alternative Resources Corporation, Bright Horizons Family Solutions, Inc., Capital H, Inc. and Johnson Family Funds, Inc. She also is a Regent of the University of Wisconsin System.

Sue Leboza has been Vice President and Chief Information Officer since August 2000. Prior to that, Ms. Leboza was the Vice President of Baxter International, Inc., a supplier of medical products. She held that position from October 1996 until February 2000.

Timothy Ransome joined us as Senior Vice President—Human Resources upon the closing of the Acquisition. From July 1996 until the Acquisition, he served as Senior Vice President—Human Resources for DiverseyLever. Mr. Ransome joined Unilever in 1973 after previous experience in the British civil service and the construction industry. Within Unilever his early experience was in industrial relations in the chemical, packaging and food industries all based in the United Kingdom. In 1983, he became head of human resources for Unilever’s food business in the United Kingdom before moving to Unilever’s headquarters in London in 1985 to take responsibility for Unilever’s management compensation and development functions in the United Kingdom. In 1991, he became Vice President of Human Resources for the worldwide business of Elizabeth Arden based in New York.

Clive A. Newman joined us as Vice President and Corporate Controller upon the closing of the Acquisition. From May 2001 until the Acquisition, he was Controller and Vice President—Finance Europe of DiverseyLever. Prior to that, Mr. Newman was Finance Manager—Beverages of Unilever from 2000 until April 2001, Regional Finance Director of DiverseyLever from 1996 until 2000 and Chief Accountant and Corporate Secretary, UK of Lever Industrial from 1994 until 1996.

Andrew Webb has served as our Vice President—Global Strategy Development since the closing of the Acquisition. He served as our Regional President—Europe from September 1998 until May 3, 2002. Mr. Webb joined us as European Marketing Director in January 1998. Prior to joining us, Mr. Webb founded two businesses, Webb & Associates Management, a consulting firm, and Easy Languages Limited, a specialist in foreign language courses. From 1995 until 1996, Mr. Webb was director of strategic marketing for BET European Textile Rental Services. Prior to that, he worked for Perstorp Surface Materials from 1981 until 1995 in global business development. Mr. Webb has also held positions with McKinsey & Company, strategy consultants, Jaboneria Nacional SA, a Unilever licencee, The Procter & Gamble Company and The Gillette Company. Mr. Webb earned a Bachelor of Commerce degree from the University of Edinburgh.

David S. Andersen has been our Vice President—Global Enterprise Development since the closing of the Acquisition. He was our Vice President—eSolutions from October 2000 until May 3, 2002. He served as Vice President—Global Enterprise Development Group from July 1999 until October 2000, as Vice President Business Development from March 1998 to July 1999, as Managing Director of Total Solutions Inc. of our North American Operations from March 1996 until March 1998, and as Director of Global Mergers and Acquisitions from December 1994 until March 1996. Mr. Andersen also served as Corporate Acquisitions Director of S.C. Johnson & Son from October 1992 until December 1994. Mr. Andersen joined S.C. Johnson & Son in March 1991 as Business Development Manager. Mr. Andersen earned a Bachelor degree from Brown University and a Master of Business Administration from Harvard University.

Gregory F. Clark has been our Senior Vice President—Global Product Portfolio and Innovation since the closing of the Acquisition. He was our Vice President—Global Manufacturing and Sourcing from May 1999 until May 3, 2002. Mr. Clark joined S.C. Johnson & Son in 1978 and has served in a variety of manufacturing, operations and financial positions domestically and internationally with both us and S.C. Johnson & Son. Mr. Clark earned a Bachelor degree in Chemical Engineering from Purdue University and a Master of Business Administration from the University of Chicago.

David G. Kennedy joined us as Senior Vice President—Global Integration Office upon the closing of the Acquisition. Prior to that, he was Senior Vice President—Finance and Information Technology of DiverseyLever since June 1999. Mr. Kennedy joined Unilever in 1975, working in Unilever’s United Kingdom detergents’ subsidiary. He held numerous positions with Unilever, including Commercial Director in Lever Brothers Thailand from 1985 until 1989, Finance Director of Hindustan Lever in India from 1989 until 1992 and Senior Vice President, Finance, of Unilever’s detergents and personal care companies in Europe from 1992 until 1999. Mr. Kennedy is a graduate of Aberdeen University with a Master of Arts degree in Accountancy.

Roberto Sidoli joined us as Senior Vice President—Global Supply Chain upon the closing of the Acquisition. Prior to that, he was Senior Vice President—Supply Chain for DiverseyLever since August 1999. Dr. Sidoli joined Unilever Research in 1977, working as a research scientist in the gum health program. He then held a number of development roles in the Philippines, United Kingdom and Indonesia before returning to the United Kingdom as Factory Manager in Unilever’s Personal Care business. He also held supply chain positions in France and Italy before joining DiverseyLever, including Supply chain Director of Unilever Home Personal Care Europe from August 1996 until August 1999. Dr. Sidoli earned a Bachelor of Science degree and Ph.D. in Chemistry from Liverpool University.

Candan Karabagli joined us as Senior Vice President—Global Strategic Sectors upon the closing of the Acquisition. Prior to that, she was Senior Vice President—Strategic Sectors for DiverseyLever since September 2000. Ms. Karabagli was also Vice President—Customer Management Excellence from January 2000 until September 2000, Vice President—Global Business Development, Institutional and Laundry from April 1999 until January 2000 and Managing Director for DiverseyLever Turkey from June 1995 until April 1999. Ms. Karabagli joined Lever Brothers, Turkey in 1987 and led the customer management automation project for Lever, Elida and Lever Industrial International. Ms. Karabagli received a Bachelor of Science degree in Industrial Engineering from The Middle East Technical University and also a Master degree in Management Information Systems from the University of Arizona.

Jean-Max Teissier joined us as Regional President—Latin America upon the closing of the Acquisition. Prior to that, he was Regional Vice President of Latin America, based in Buenos Aires, Argentina, of DiverseyLever since 1999. He joined Unilever (United Africa Company) in 1969 in the Ivory Coast. Thereafter, he was transferred to Senegal to serve in his first general management role. After a six year tenure in Cameroon, he assumed a regional role for the Unilever business in the Middle East and was based in London. Mr. Teissier was appointed Chairman of the United Africa Company in Ivory Coast in 1987. Thereafter, he took a management position in France and was responsible for running businesses in Francophone, Africa. In 1993, he joined Lever Industrial as Manager Director (France) and served in that position until December 1998.

Morio Nishikawa has been Regional President—Japan since September 1997. He has also been President and Chief Executive Officer of Johnson Professional Co. Ltd., Japan since 1998.  Mr. Nishikawa joined S.C. Johnson & Son in 1968 and has held numerous positions, including Chief Executive Officer of Johnson Professional Co., Ltd., Marketing Manager of the Consumer Business and Household Products, and our Director Consumer Products Marketing and Sales Development and Senior Managing Director of CMI. Mr. Nishikawa earned a Bachelor of Arts degree in Economics from Kokugakuin University and has completed advanced management programs at Nomura Management School and the Harvard University.

Venkatesh Kasturirangan joined us as Regional President—North America upon the closing of the Acquisition. Prior to that, he was Senior Vice President—North America of DiverseyLever since July 2000. From July 1998 until June 2000, Mr. Kasturirangan served as Executive Vice-President and Chief Operating Officer (Personal Wash, Skin and Oral Care) for Unilever Home and Personal Care. Prior to that, he was the Chairman and Chief Executive Officer of Unilever Philippines from July 1995 until June 1998. Mr. Kasturirangan joined Unilever over 29 years ago after having worked for Warner Lambert in India and held various other sales, marketing and management positions with Unilever, including Director, Unilever India (HLL) where he was in charge of Personal Products and Director Ponds (India).

Graeme Armstrong joined us as Regional President—Europe upon the closing of the Acquisition. Prior to that, he was Senior Vice President of Portfolio and Innovation of DiverseyLever since 1998 and was responsible for the global DiverseyLever product range and product development and marketing functions. Mr. Armstrong joined Unilever in 1986, working in the Consumer Detergents Division on research on detergent enzymes. Thereafter, he ran detergents’ development projects in Brazil, South Africa and Indonesia. Mr. Armstrong returned to England in 1992 and served as Section Manager for the new cleaning technologies of DiverseyLever and then as Deputy Division Manager for exploratory research. In 1994, he joined Lever Industrial International as Vice President of Technology and became a member of the Lever Industrial International Board. From 1995 until 1996,  Mr. Armstrong served as Vice President of Research and Development of Lever Industrial International. He became Senior Vice President of Research and Development for DiverseyLever after Unilever acquired DiverseyLever in 1996 and held that position until 1998.

Paul A. Mathias has been Regional President—Asia Pacific since April 2000. Prior to that,  Mr. Mathias was Group Managing Director—Indochina of S.C. Johnson & Son from July 1992 until April 2000. Mr. Mathias joined S.C. Johnson & Son in 1972.

Todd C. Brown has been a Director since April 2001. Mr. Brown has also been a director of Commercial Markets Holdco since April 3, 2000. Mr. Brown is Executive Vice President of Kraft Foods, Inc. and President of its e-Commerce Division. He has held these positions since January 2001.  Mr. Brown has held various positions at Kraft Foods, Inc. since 1985, most recently as President of Kraft Foodservices Division from April 1998 until December 2000, General Manager of Beverages and Desserts Division from November 1997 until March 1998 and General Manager of Desserts Division form August 1996 until October 1997. Mr. Brown is also a director of ADVO Inc., a targeted direct mail marketing services company.

Irene M. Esteves has been a Director since June 1998. Ms. Esteves has also been a director of Commercial Markets Holdco since April 12, 2000 and the Chief Financial Officer of Putnam, LLC, a money management firm, since January 1997. She is also a director of Putnam, LLC.

Robert M. Howe has been a Director since April 1996. He has also been a director of Commercial Markets Holdco since April 12, 2000. Mr. Howe has been the Chairman of Scient, Inc., a provider of integrated e–Business strategy and technology services, since April 2000 and previously served Scient as its Chief Executive Officer. Mr. Howe also was General Manager of Global Financial Services at International Business Machines Corporation from 1997 until February 1998. He is a member of the boards of directors of Scient, Inc. and the Development Bank of Singapore. Mr. Howe earned a Bachelor in Business Administration degree from Southern Methodist University and a Master of Business Administration from Harvard University.

Helen Johnson-Leipold has been a Director since December 1999. Ms. Johnson-Leipold has also been a director of Commercial Markets Holdco since April 12, 2000 and the Chairman and Chief Executive Officer of Johnson Outdoors, Inc., a manufacturer and marketer of outdoor recreational equipment, since 1999. From 1997 until 1999, she served as the Vice President—North America Personal Care and Home Care of S.C. Johnson & Son. Prior to that, Ms. Johnson-Leipold was the Executive Vice President—North America Businesses of Johnson Outdoors, Inc. from 1995 until 1997 and the Vice President—Consumer Marketing Services Worldwide of S.C. Johnson & Son from 1992 until 1995. Ms. Johnson-Leipold is a lineal descendant of Herbert F. Johnson, Jr. and the sister of  S. Curtis Johnson III, the Chairman of our company.

Clifton D. Louis has been a Director since December 1999. Mr. Louis has also been a director of Commercial Markets Holdco since March 1, 1999. Mr. Louis is the owner of The Vineyard, Inc., a retail wine store, and has been its President and Chief Executive Officer since 1985. Mr. Louis is a lineal descendant of Henrietta Johnson Louis.

Neal R. Nottleson has been a Director since September 1999. Mr. Nottleson has also been a director of Commercial Markets Holdco since March 1, 1999. Mr. Nottleson retired in 1999. Prior to his retirement, he was the Vice Chairman of S.C. Johnson & Son from October 1996 until June 30, 1999. As Vice Chairman, Mr. Nottleson directed the finance, legal, environmental, public affairs, information technology and strategic planning departments at S.C. Johnson & Son.

Reto Wittwer has been a Director since July 2002. Mr. Wittwer has also been a director of JohnsonDiversey Holdings since July 2002. Mr. Wittwer is the President and Chief Executive Officer of Kempinski Hotel Group. Mr. Wittwer joined Kempinski Hotel Group in 1995 following three years as President and Chief Executive Officer of CIGA Hotels. Prior to that, he served in various positions with Swisshotel Group, including General Manager/Vice President Far East Asia, Senior Vice President for Operations and most recently as President and Chief Executive Officer.

Corporate Governance of JohnsonDiversey Holdings and JohnsonDiversey

The stockholders’ agreement among Unilever, Commercial Markets Holdco and JohnsonDiversey Holdings provides the board of directors and stockholders of JohnsonDiversey Holdings with rights of approval and consultation with respect to various matters relating to JohnsonDiversey Holdings’ subsidiaries, including us. In connection with any matter subject to the supermajority shareholder approval requirements of the stockholders’ agreement and JohnsonDiversey Holdings’ certificate of incorporation described under the caption “The Acquisition—Related Agreements—Stockholders’ Agreement,” the matter must first be considered at a meeting of the board of directors of JohnsonDiversey Holdings prior to any request for stockholder approval. Matters that must first be considered by JohnsonDiversey Holdings’ board of directors pursuant to the stockholders’ agreement include the entering into by us of the transactions described under the caption “The Acquisition—Related Agreements—Stockholders’ Agreement,” including the approval of certain stock based and other employee benefit plans described under that caption. The stockholders’ agreement also requires that agreements, contracts, arrangements or transactions relating to the compensation of our officers and directors be approved by the compensation committee of JohnsonDiversey Holdings. The stockholders’ agreement requires that JohnsonDiversey Holdings’ board of directors review, consider and approve annual capital and operating budgets, and strategic plans prepared from time to time. The stockholders’ agreement also requires that the board of directors of JohnsonDiversey Holdings approve the initiation of various material legal proceedings by or on behalf of JohnsonDiversey Holdings or any subsidiary, including us, and that any authority of the board of directors of JohnsonDiversey Holdings with respect to certain proceedings in bankruptcy be exercised only by a special bankruptcy committee of the board to be comprised of all of the independent directors of JohnsonDiversey Holdings.

The composition of the board of directors of JohnsonDiversey Holdings has been determined as described under the caption “The Acquisition—Related Agreements—Stockholders’ Agreement.” The board of directors of JohnsonDiversey Holdings consists of our directors identified under the caption
“—Our Directors and Executive Officers” and two representatives of Unilever appointed and elected pursuant to the stockholders’ agreement. One of the directors, Reto Wittwer, was nominated as an independent director by Commercial Markets Holdco pursuant to the stockholders’ agreement to serve on the board of directors of JohnsonDiversey Holdings. He was elected as a director of JohnsonDiversey Holdings and JohnsonDiversey in July 2002.

The following are the directors of JohnsonDiversey Holdings that were nominated by Unilever to serve on the board of JohnsonDiversey Holdings:

•
Rudy Markham. Mr. Markham is the Financial Director of Unilever and has held this position since August 2000. Mr. Markham joined Unilever in 1968 and was appointed director in May 1998. Prior to serving as Financial Director, Mr. Markham held various positions with Unilever, including Strategy and Technology Director in 1998, Business Group President, North East Asia from 1996 until 1998, Chairman of Nippon Lever Japan from 1992 until 1996 and Group Treasurer from 1986 until 1989.

•
John Rice. Mr. Rice is the Business Group President and Chief Executive Officer of Unilever Bestfoods North America and Slim-Fast Worldwide. Mr. Rice has held this position since November 1, 2002. He joined Unilever in 1981 and was Business President of Latin America and Slim-Fast Worldwide from January 2001 until October 2002. Prior to that, he was the President and Chief Executive Officer of Lipton USA.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation earned during CMI’s fiscal year 2001 by our Chief Executive Officer and our four other most highly compensated executive officers:

Summary Compensation Table

	Annual Compensation				Long–Term Compensation
					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)(1)		Securities underlying Options (#) (2)	LTIP Payouts ($)	All Other Compen- sation ($)
Gregory E. Lawton	2001	$685,000	$1,097,853	$52,160(3)	$1,472,093	(4)	1,695	—	$48,346	(5)
President and Chief Executive Officer

S. Curtis Johnson III	2001	513,750	705,648	101,699(6)	—		27,000	—	16,401	(7)
Chairman

Michael J. Bailey	2001	311,250	344,339	—	34,819	(8)	305	—	17,820	(9)
Senior Vice President and Chief Financial Officer

JoAnne Brandes	2001	311,250	368,423	—	34,819	(10)	305	—	13,768	(11)
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Alejandro Martinez de Hoz	2001	333,749	125,490	—	19,704	(12)	270	—	1,751	(13)
Regional President— Americas

(1)	Represents restricted shares of class C common stock of Commercial Markets Holdco.
(2)	All options were granted on November 1, 2000 and will vest 100% four years after the date of grant, or October 31, 2004. See “—Option/SAR Grants in Last Fiscal Year.”
(3)
Consists of $7,090 of country club and other personal expenses, $42,219 reimbursement of company loan interest expenses and $2,851 for the personal use of aircraft which is jointly owned by S.C. Johnson & Son and Commercial Markets Holdco. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son—Joint Operating Agreement.”

(4)
Mr. Lawton had an aggregate of 17,397 shares of unvested class C restricted stock of Commercial Markets Holdco with a fair value at June 29, 2001 of $2,366,862. Dividend equivalents are paid on unvested restricted stock and the amount paid during fiscal year 2001 is included in the column labeled “All Other Compensation.”

(5)	Consists of $12,530 of CMI’s deferred profit sharing and matching contributions to a 401(k) plan and $35,816 as dividend equivalents on unvested restricted stock.
(6)
Consists of $7,000 of personal tax preparation, $12,710 representing payments related to expiring phantom stock and $81,989 for the personal use of aircraft which is jointly owned by S.C. Johnson & Son and Commercial Markets Holdco. See “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son—Joint Operating Agreement.”

(7)	Consists of $16,001 of CMI’s deferred profit sharing and $400 of CMI’s contribution to a retiree medical savings account.
(8)
Mr. Bailey had an aggregate of 630 shares of unvested class C restricted stock of Commercial Markets Holdco with a fair value at June 29, 2001 of $85,712. Dividend equivalents are paid on unvested restricted stock and the amount paid during fiscal year 2001 is included in the column labeled “All Other Compensation.”

(9)
Consists of $15,949 of CMI’s deferred profit sharing and matching contributions to a 401(k) plan, $1,471 as dividend equivalents on unvested restricted stock and $400 of CMI’s contribution to a retiree medical savings account.

(10)
Ms. Brandes had an aggregate of 1,083 shares of unvested class C restricted stock of Commercial Markets Holdco with a fair value at June 29, 2001 of $147,342. Dividend equivalents are paid on unvested restricted stock and the amount paid during fiscal year 2001 is included the column labeled in “All Other Compensation.”

(11)
Consists of $10,701 of CMI’s deferred profit sharing and matching contributions to a 401(k) plan, $2,667 as dividend equivalents on unvested restricted stock and $400 of CMI’s contribution to a retiree medical savings account.

(12)
Mr. Martinez de Hoz had an aggregate of 704 shares of unvested class C restricted stock of Commercial Markets Holdco with a fair value at June 29, 2001 of $95,799. He also had an aggregate of 2,828 shares of unvested class B restricted stock of Commercial Markets Holdco with a fair value at June 30, 2001 of $202,994. Dividend equivalents are paid on unvested restricted stock and the amount paid during fiscal year 2001 is included in the column labeled “All Other Compensation.”

(13)	Consists of $1,751 as dividend equivalents on unvested restricted stock.

Option/SAR Grants in Last Fiscal Year

The following table summarizes pertinent information concerning individual grants of stock options to purchase class C common stock of Commercial Markets Holdco made during CMI’s fiscal year 2001, including a theoretical grant date present value for each such grant:

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Gregory E. Lawton	1,695	4.6%	$114.16	10/31/10	$121,684	$308,388
S. Curtis Johnson III	27,000	73.0%	$114.16	10/31/10	$1,938,330	$4,912,380
Michael J. Bailey	305	0.8%	$114.16	10/31/10	$21,896	$55,492
JoAnne Brandes	305	0.8%	$114.16	10/31/10	$21,896	$55,492
Alejandro Martinez de Hoz	270	0.5%	$114.16	10/31/10	$12,204	$30,930

(1)	All options listed above were granted on November 1, 2000 and vest 100% four years after the date of grant, or October 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year End Option/SAR Values

The following table summarizes pertinent information concerning the exercise of stock options to purchase class C common stock of Commercial Markets Holdco during CMI’s fiscal year 2001 by each of the named executives and the fiscal year-end value of unexercised options. None of the named executives exercised stock options in CMI’s fiscal year 2001.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End	Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Gregory E. Lawton	—	—	0/4,115	0/$ 166,380
S. Curtis Johnson III	—	—	0/52,416	0/$1,948,753
Michael J. Bailey	—	—	0/630	0/$ 24,038
JoAnne Brandes	—	—	0/1,002	0/$ 43,910
Alejandro Martinez de Hoz	—	—	0/640	0/$ 28,829

(1)	At June 29, 2001, an estimated market value of $136.05 per share of class C common stock was used to determine the value of the in-the-money options.

Pension Plan

Employees who have completed at least one year of service with us with more than 1,000 hours of service and who work a regular schedule of at least 20 hours a week are eligible to participate in our “cash balance” retirement plan. Each participant has an account balance which represents his or her benefit under the retirement plan. Under the retirement plan, we make annual credits to a participant’s cash balance account in an amount equal to 5% of the participant’s eligible compensation up to the Social Security wage base and 10% in excess thereof and an investment credit each plan year. The investment credit is based on the value of the participant’s cash balance account as of December 31 of the prior year and 75% of the rate of return earned by the pension trust. The investment credit will never be less than 4%. Our retirement plan consists of two components: a qualified retirement plan and a non-qualified plan. For purposes of the qualified retirement plan, “eligible compensation” is the participant’s salary and bonus as included in the Summary Compensation Table above, subject to an annual limitation imposed by law which for 2001 was $170,000. For amounts of eligible compensation above the annual limitation, the credits for each participant continue under the nonqualified plan. Each participant becomes fully vested in the benefits under the retirement plan after five years of employment. Vested benefits may be paid upon termination of employment or retirement. Under the plan, a participant is eligible to retire at age 50 with at least 10 years of service. The retirement plan specifies various options that participants may select for the distribution of their accrued balance, including forms of annuity payments and lump sum distributions.

The retirement plan has a “grandfather” clause under which employees who were employed by CMI on or before June 1, 1998, have their retirement benefit calculated under both the cash balance account and the grandfathered formula. The grandfathered employee receives whichever alternative, the cash balance account or grandfathered formula, results in the higher retirement plan benefit. Benefits will continue to grow in the grandfathered alternative until June 1, 2008, at which time the benefit under that formula will be frozen. There is a two-part formula to determine the grandfathered benefits: benefits for service before 1975 and benefits for service after January 1, 1975. These amounts are added together to determine the participant’s monthly pension amount upon retirement.

A participant’s pension benefit for service before 1975 is calculated by two formulas: the point formula and the percentage formula. The participant receives the greater of the two. The point formula is shown below:

Percentage of final average monthly pay	x	Final average monthly pay	x	Years of service before 1975	÷	Total years of service	=	Monthly pension service before 1975

The participant’s final average monthly pay is the average of his or her monthly base pay for the highest paid 60 consecutive months out of the last 12 years the participant worked for us before retirement or termination. The participant’s percentage of final average monthly pay is the percentage that corresponds to the sum of the participant’s age and years of service before retirement (which sum is referred to in the table as points) in the table below:

Points	Pension as % of Final Average Monthly Pay	Points	Pension as % of Final Average Monthly Pay	Points	Pension as % of Final Average Monthly Pay
62	6.0	75	12.5	88	19.0
63	6.5	76	13.0	89	19.5
64	7.0	77	13.5	90	20.0
65	7.5	78	14.0	91	20.5
66	8.0	79	14.5	92	21.0
67	8.5	80	15.0	93	21.5
68	9.0	81	15.5	94	22.0
69	9.5	82	16.0	95	22.5
70	10.0	83	16.5	96	23.0
71	10.5	84	17.0	97	23.5
72	11.0	85	17.5	98	24.0
73	11.5	86	18.0	99	24.5
74	12.0	87	18.5	100	25.0

The participant’s monthly pension for service before 1975 is calculated using the percentage formula as follows:

8/10 of 1% (.008)	x	Final average monthly pay	x	Years of service before 1975	=	Monthly pension service before 1975

For service to CMI before 1975, the participant receives the greater of the two monthly pension amounts calculated using the point formula and percentage formula.

A participant’s monthly benefit for service beginning in January 1975 or later is coordinated with Social Security using a three-step formula. First, the participant’s retirement amount is calculated using the following formula:

Final average monthly pay	x	1.75%	x	Years of Service after January 1, 1975	=	Retirement Amount

Next, the participant’s portion of primary Social Security paid by us is calculated:

Monthly Social Security benefit	x	Company’s share ( 1/2)	x	1/30	x	Years of service after January 1, 1975	=	Portion of primary Social Security paid for by the Company beginning January 1, 1975

Primary Social Security is an estimate of the participant’s monthly Social Security benefit he or she can receive at age 62. If the participant retires after age 62, primary Social Security is the estimated amount he or she can receive as of his or her retirement date.

The difference between the participant’s retirement amount and the primary Social Security paid by us since January 1, 1975 represents the participant’s monthly benefit for services after January 1,

1975. The total monthly benefit the participant receives under the grandfather clause of our retirement plan is equal to the sum of the monthly benefit for services before 1975 and the monthly benefit for services after January 1, 1975.

Finally, an employee eligible to participate under the grandfather clause of our retirement plan receives the greater of the amount calculated using the cash balance account and the amount calculated using the grandfather formula.

All of the named executives participate in our qualified and non-qualified retirement plans. The following table sets forth the estimated lump sum payable to each of the named executives at normal retirement age of 65, assuming 3% annual increases in eligible compensation until retirement, no change from 2001 levels of maximum includable compensation and Social Security wage base and an annual investment credit of 4% under our qualified retirement plan:

Executive Officer	Qualified Retirement Plan
Gregory E. Lawton	$360,206
S. Curtis Johnson III	$1,010,411
Michael J. Bailey	$399,203
JoAnne Brandes	$1,018,214
Alejandro Martinez de Hoz	$440	(1)

(1)
This amount represents the monthly payment to Mr. Martinez de Hoz as a single life annuity. The amount  Mr. Martinez de Hoz will receive may be less than the amount shown as the amount shown may be offset by various governmental pension, retirement and social security benefits.

The following table sets forth the estimated lump sum payable to each of the named executives at normal retirement age of 65, assuming 3% annual increases in eligible compensation until retirement, 2% annual increases in Social Security wage base and Consumer Price Index and an annual investment credit of 4% under our non-qualified retirement plan:

Executive Officer	Non-qualified Retirement Plan
Gregory E. Lawton	$1,923,708
S. Curtis Johnson III	$2,745,211
Michael J. Bailey	$666,898
JoAnne Brandes	$1,159,089
Alejandro Martinez de Hoz	$2,649,040	(1)

(1)
This amount represents the estimated non-qualified pension benefit for Mr. Martinez de Hoz at December 31, 2002 but does not include offsets from various governmental pension, retirement and social security benefits.

Long-Term Equity Incentive Plan

Commercial Markets Holdco’s long-term equity incentive plan permits the compensation committee of Commercial Markets Holdco’s board of directors broad discretion to grant stock options to purchase shares of class C common stock of Commercial Markets Holdco to Commercial Markets Holdco’s and its subsidiaries’, including us, outside directors, officers and employees who are responsible to contributing to the growth and profitability of its and the subsidiaries’ businesses. The total number of class C common stock of Commercial Markets Holdco that may be issued under our long-term equity incentive plan is 15% of the number of outstanding shares of class A, class B and class C common stock and series A preferred stock of Commercial Markets Holdco. The maximum share number may be adjusted if Commercial Markets Holdco undertakes a stock split, stock dividend or similar transaction. Under the terms of the long-term equity incentive plan, if an employee is terminated for cause or terminates his employment without good reason, his unvested stock options will be canceled, and if the employee is terminated for any other reason, the compensation committee has the discretion to determine if his unvested stock options will be canceled. Further, if an outside director’s services are terminated, his unvested stock options will be canceled. In any event, the terminated employee or director must exercise any vested stock options within 90 days after termination. Under the terms of the plan, an optionee may not sell or otherwise dispose of his stock options, and with respect to shares of class C common stock issued upon exercise of stock options, may not sell or otherwise dispose of those shares prior to six months after the exercise of the stock options. If the optionee wishes to sell his class C common stock after the six month period, the optionee must first offer those shares to Commercial Markets Holdco. Commercial Markets Holdco may purchase those shares within 60 days of receipt of the offer at the value determined in accordance with the terms of the long-term equity incentive plan. In addition, Commercial Markets Holdco has the right to repurchase any shares if the optionee ceases to be employed by us. Finally, in the event of a change in control, as defined in the plan, the compensation committee may:

•	accelerate the vesting of stock options;

•	purchase the stock options for cash;

•	adjust the terms of the stock options to reflect the change in control;

•	cause the stock options to be assumed, or new rights substituted for the stock options, by another entity, or

•	approve any other provision as the compensation committee considers advisable and in the best interests of Commercial Markets Holdco and its shareholders.

Director Compensation

The Chairman of the compensation committee of our board is paid $35,000 annually and is also granted stock options to purchase an aggregate of 945 shares of class C common stock of Commercial Markets Holdco under our long-term equity incentive plan. The other directors who are not our employees are paid $25,000 annually. Except for directors who are descendants of Samuel Curtis Johnson, these directors are also granted stock options to purchase an aggregate of 675 shares of class C common stock of Commercial Markets Holdco. For each meeting of the board or of a committee a director attends, he or she is paid $1,500. All of our directors are also directors of JohnsonDiversey Holdings. The above described fees are fees for serving on both our and JohnsonDiversey Holdings’ boards of directors. Members of our board of directors who are also our employees receive no additional compensation for service on the board.

Employment Agreements

On November 8, 1999, we entered into employment agreements with Gregory E. Lawton, Michael J. Bailey and JoAnne Brandes. Except for compensation provisions, the terms of these agreements are substantially similar. The employment agreements require the executive to maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from us during his or her employment and for a period of up to two years after termination. Under these agreements, in addition to their annual salary, the executives are eligible to receive a performance bonus. Mr. Bailey’s and Ms. Brandes’ target bonuses are 50% of base salary and Mr. Lawton’s target bonus is 70% of base salary. Depending on the achievement of specified objectives, the amount of the bonus may range between 0% and 200% of the target. In addition to salary and performance bonuses, the executives are entitled to an annual flexible spending account of $5,000, which may be used for specified personal expenses, and to participate in our long-term equity incentive plan under the terms described below. Under their employment agreements, if Mr. Bailey or Ms. Brandes are terminated without cause, he or she is entitled to receive continuation of his or her base salary for a period of one year following termination of his or her employment with us and a pro-rated performance bonus for the fiscal year in which the termination occurs. Under Mr. Lawton’s employment agreement, if he is terminated without cause, he is entitled to receive continuation of his base salary and bonus payments at the target level during the two year period following termination of his employment with us. In addition, the executives are entitled to reimbursement of expenses under their flexible spending accounts.

On February 22, 2000, we entered into an agreement with Alejandro Martinez de Hoz under which he is eligible to participate in our long-term equity incentive plan pursuant to the terms described below. We also entered into a confidentiality and non-compete agreement with Mr. Martinez de Hoz that requires him to maintain the confidentiality of our proprietary information and refrain from competing with and soliciting employees from us during his employment and for a period of up to two years after his termination.

As described above, Messrs. Lawton, Bailey and Martinez de Hoz and Ms. Brandes are eligible to participate in our long-term incentive plan pursuant to employment agreements with us. Each of these agreements set forth specific terms relating to their participation in the plan. Generally, the employment agreements provide that the executive may purchase shares of class C common stock of Commercial Markets Holdco. For each four shares purchased by the executive, the executive is awarded one share of restricted stock and a stock option to purchase one share of class C common stock of Commercial Markets Holdco. The restricted share becomes vested four years from the date of grant. If the executive resigns or is terminated for cause, he or she will forfeit all unvested shares of restricted stock. If the executive is terminated due to death, disability or retirement, all shares of restricted stock will become immediately vested. If the executive is terminated for other reasons, our compensation committee will determine if his or her options are forfeited. In connection with the executive’s stock purchase, we agree to lend the executive funds to purchase the shares at the applicable federal rate, or, in the case of Mr. Martinez de Hoz, the federal mid term rate. Each loan is due and payable four years after the date of the loan. If the executive remains employed by us when the loan is due, 50% of the principal amount of the loan is forgiven. Up to the remaining 50% may be forgiven at the discretion of our board of directors. To the extent the principal of the loan is forgiven, the executive receives a tax gross up bonus. For Mr. Martinez de Hoz, however, he receives a tax gross up bonus equal to 40% of the principal payment forgiven. In addition to the loan, during the term of employment with us, each executive receives a bonus that is equal to the interest due on the loan. The bonus is paid to the executive at the time interest is due on the loan. Under his agreement, Mr. Martinez de Hoz’s bonus is increased by the taxes due on the bonus.

The agreements provide that stock options granted to Messrs. Lawton, Bailey and Martinez de Hoz and Ms. Brandes will become vested four years after the date of grant, and vested options will be exercisable for a period of ten years following the date of grant. If the executive resigns or is terminated for cause, all of the executive’s unvested options will be forfeited. If the executive is terminated due to death, disability or retirement, all of his or her stock options will become immediately vested and exercisable. If he or she is terminated for other reasons, our compensation committee will determine if the executive’s options are forfeited. The executive will have 90 days after the date of his or her termination of employment with us to exercise vested stock options. In addition, under the agreements, we may repurchase any shares of common stock upon the executive’s termination of employment.

On December 6, 2001, we entered into an agreement with S. Curtis Johnson III under which he is eligible to participate in our long-term equity incentive plan. The agreement provides that stock options granted to Mr. Johnson will become vested four years after the date of grant, and his vested options will be exercisable for a period of seven years following the date of grant. Our compensation committee may accelerate the vesting of Mr. Johnson’s options. If Mr. Johnson resigns or is terminated for cause, he will forfeit all of his unvested options. If Mr. Johnson is terminated due to death, disability or retirement, all of his stock options will become immediately vested and exercisable. If Mr. Johnson is terminated for other reasons, our compensation committee will determine if his options are forfeited. Mr. Johnson will have 90 days after the date of his termination of employment with us to exercise his vested stock options.

In connection with the Acquisition, we have agreed to assume the continuation of retention bonuses to certain former employees of DiverseyLever, including Mr. Teissier, who joined us as our Regional President—Latin America upon the closing of the Acquisition. See “Management.” Under the retention agreements, we agreed to pay the executive a retention bonus equal to 12 months base salary if he remains employed with us until May 2, 2003. If we fail to offer the executive a position of comparable responsibility, status, pay and location to his former position at DiverseyLever, or if we terminate his employment for reasons other than willful misconduct before May 2, 2003, we must pay to the executive the retention bonus described above. Furthermore, we must provide the executive with two years prior notice of termination if we do not offer the executive a comparable position or terminate him for reasons other than willful misconduct within a period of three years from the closing of the Acquisition. Instead of the two year notice, however, we may elect to pay the executive an amount equal to two times his annual base salary, plus his bonus level and provide the executive with pensions and other benefits for a period of two years. In connection with these retention agreements, the executives agreed not to participate in any business venture that competes with us for a period of 12 months following the termination of employment.

Compensation Committee Interlocks and Insider Participation

Subject to the terms of the stockholders’ agreement among Unilever, Commercial Markets Holdco and JohnsonDiversey Holdings, the compensation committee of our board of directors establishes our compensation policies and the compensation of our officers and establishes and administers our compensation programs. See “Management—Corporate Governance of JohnsonDiversey Holdings and CMI.” The composition of the compensation committee of JohnsonDiversey Holdings has not yet been determined, however, under the stockholders’ agreement, a Unilever director representative will sit on the compensation committee of JohnsonDiversey Holdings. See “Risk Factors—Risks Relating to Our Business—Our relationship with Unilever is important to our future operations,” “The Acquisition—Related Agreements” and “Certain Relationships and Related Transactions—Relationships with Unilever” for a description of relationships between Unilever and us. The members of our compensation committee are Todd Brown, Irene Esteves, Robert Howe, S. Curtis Johnson III and Neal Nottleson. Other than S. Curtis Johnson III, our Chairman and a descendant of Samuel Curtis Johnson, none of these directors is, or has been, an officer or employee of JohnsonDiversey, JohnsonDiversey Holdings or Commercial Markets Holdco. See “Risk Factors—Risks Relating to Our Business—Our relationship with S.C. Johnson & Son is important to our future operations” and “Certain Relationships and Related Transactions—Relationships with S.C. Johnson & Son” for a description of relationships between descendants of Samuel Curtis Johnson, S.C. Johnson & Son and us.

BENEFICIAL OWNERSHIP

Except for one share owned by S.C. Johnson & Son, JohnsonDiversey Holdings owns all of our outstanding shares of common stock. Commercial Markets Holdco owns two-thirds of the equity interests of JohnsonDiversey Holdings and Marga B.V., which is 100% owned by Unilever, owns one-third of the equity interests of JohnsonDiversey Holdings. See “Prospectus Summary—The Transactions” and “The Acquisition.” The stockholders’ agreement among Unilever, JohnsonDiversey Holdings and Commercial Markets Holdco and the certificate of incorporation of JohnsonDiversey Holdings generally require, with specified exceptions, the approval of stockholders holding more than 90% of the outstanding shares of JohnsonDiversey Holdings to effect various transactions and actions by JohnsonDiversey Holdings and its subsidiaries, including the sale or other disposition of shares of our common stock. See “Risk Factors—Risks Relating to Our Business—Some decisions affecting our business require approval of Unilever” and “The Acquisition—Related Agreements—Stockholders’ Agreement.” In addition, two of the eleven members of the board of directors of JohnsonDiversey Holdings are officers and/or directors of Unilever. Accordingly, Unilever and Commercial Markets Holdco would be deemed to have shared investment power over all of the shares of our common stock owned by JohnsonDiversey Holdings.

None of our directors or officers owns shares of our common stock. However, several of our directors and officers own shares of the common stock of Commercial Markets Holdco.

The following table sets forth information regarding beneficial ownership of the common and preferred stock of Commercial Markets Holdco as of November 1, 2002 held by:

•	our directors;

•	our Chief Executive Officer and our four other most highly compensated executive officers; and

•	all directors and executive officers as a group.

In addition, the following table sets forth information regarding beneficial ownership of the common and preferred stock of Commercial Markets Holdco held by Samuel C. Johnson. Samuel C. Johnson has voting and investment power with respect to 242,136 shares of class A common stock of Commercial Markets Holdco, or 53.9% of the voting power, of Commercial Markets Holdco. Because Commercial Markets Holdco has a controlling interest in our direct parent, JohnsonDiversey Holdings, and has shared investment power over all of the shares of our common stock owned by JohnsonDiversey Holdings, Samuel C. Johnson may be deemed to share voting and investment power with respect to all shares of our common stock owned by JohnsonDiversey Holdings.

Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Except as otherwise noted, we believe that each of the holders listed below has sole voting and investment power over the shares beneficially owned by the holder.

Name and Address of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership(3)		Percent of Class Outstanding
Five Percent Owners:

Samuel C. Johnson	Class A Common	242,136	(4)	53.9%
4041 North Main Street	Class B Common	800,000	(5)	27.7%
Racine, Wisconsin 53402	Class C Common	0		*
	Series A Preferred	85,323	(6)	36.3%

Name and Address of Beneficial Owner(1)	Title of Class(2)	Amount and Nature of Beneficial Ownership(3)		Percent of Class Outstanding
Directors:

Todd Brown	Class A Common	0		*
	Class B Common	0		*
	Class C Common	0		*
	Series A Preferred	0		*

Irene M. Esteves	Class A Common	0		*
	Class B Common	0		*
	Class C Common	184		*
	Series A Preferred	0		*

Robert M. Howe	Class A Common	0		*
	Class B Common	0		*
	Class C Common	184		*
	Series A Preferred	0		*

Helen Johnson-Leipold	Class A Common	0		*
	Class B Common	525,271	(7)	18.2%
	Class C Common	0		*
	Series A Preferred	28,499	(8)	12.1%

Clifton D. Louis	Class A Common	0		*
	Class B Common	32,676	(9)	1.1%
	Class C Common	0		*
	Series A Preferred	0		*

Neal Nottleson	Class A Common	400		*
	Class B Common	4,925		*
	Class C Common	258		*
	Series A Preferred	0		*

Reto Wittwer	Class A Common	0		*
	Class B Common	0		*
	Class C Common	0		*
	Series A Preferred	0		*

Named Executive Officers:

Gregory E. Lawton	Class A Common	0		*
	Class B Common	0		*
	Class C Common	17,693	(10)	18.8%
	Series A Preferred	0		*

S. Curtis Johnson III	Class A Common	10,331	(11)	2.3%
	Class B Common	547,378	(12)	18.9%
	Class C Common	1,124	(13)	1.2%
	Series A Preferred	51,420	(14)	21.9%

Michael J. Bailey	Class A Common	0		*
	Class B Common	0		*
	Class C Common	3,296		3.5%
	Series A Preferred	0		*

JoAnne Brandes	Class A Common	0		*
	Class B Common	6,777		*
	Class C Common	5,361	(15)	5.7%
	Series A Preferred	200		*

Alejandro Martinez de Hoz	Class A Common	0		*
	Class B Common	3,957		*
	Class C Common	3,214	(16)	3.4%
	Series A Preferred	0		*

All Directors and Officers as a Group (26 persons)	Class A Common	10,731		2.4%
	Class B Common	663,566		23.0%
	Class C Common	47,900	(17)	50.3%
	Series A Preferred	53,510		22.8%

*	Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.
(1)	Except as otherwise indicated, the mailing address of each person shown is c/o JohnsonDiversey, Inc., 8310 16th Street, P.O. Box 902, Sturtevant, Wisconsin 53177-0902.

(2)
The equity securities of Commercial Markets Holdco consist of class A common stock, par value $1.00 per share, class B common stock, par value $1.00 per share, class C common stock, par value $1.00 per share and series A convertible preferred stock, par value $100.00 per share. The holders of class A common stock of Commercial Markets Holdco are entitled to one vote on all matters submitted for a vote of the security holders of the company. The class B common stock are non-voting securities. The holders of class C common stock have no voting rights other than the right to elect one director who must be an officer of Commercial Markets Holdco. The series A convertible preferred stock has no voting rights other than the right to vote on the creation or issuance of any equity securities that would rank senior to the series A convertible preferred stock and the right to elect one director if the company fails to pay cash dividends in specified circumstances.

(3)
For purposes of this table, shares are considered to be “beneficially” owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities, and a person is considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days of November 1, 2002. Unless otherwise noted, the beneficial owners have sole voting and dispositive power over their shares listed in this column.

(4)
These shares are owned by the H.F. Johnson Distributing Trust B, f/b/o Samuel C. Johnson et. al. Samuel C. Johnson is the trustee of the H.F. Johnson Distributing Trust B. Samuel C. Johnson has granted a one-year revocable proxy to vote the shares to S. Curtis Johnson III. The proxy expires in January 2003.

(5)
Consists of 500,000 shares of class B common stock owned by H.F.J. Holding Co., Inc., 200,000 shares of class B common stock owned by Windpoint 1970 Holding Company and 100,000 shares owned by Nomad Investment Co. Inc. The H.F. Johnson Family Trust is the sole shareholder of each of these companies. Samuel C. Johnson is the trustee of the H.F. Johnson Family Trust.

(6)
Includes 17,557 shares of series A convertible preferred stock owned by H.F. Johnson Distributing Trust B, f/b/o Samuel C. Johnson et al. See note 4 above. Also includes 36,254 shares of series A convertible preferred stock owned by H.F.J. Holding Co., Inc., 21,751 shares of series A convertible preferred stock owned by Windpoint 1970 Holding Company and 9,761 shares of series A convertible preferred stock owned by Samuel C. Johnson 1988 Trust No. 1. H.F. Johnson Family Trust is the sole shareholder of H.F.J. Holding Co., Inc. and of Windpoint 1970 Holding Company. Samuel C. Johnson is the trustee of the H.F. Johnson Family Trust and the Samuel C. Johnson 1988 Trust No. 1.

(7)
Includes 129,000 shares of class B common stock owned by Cayuga 1993 Limited Partnership, 105,830 shares of class B common stock owned by Rochester 1993 Limited Partnership, and 110,868 shares of class B common stock owned by Johnson Family Partnership L.P. Ms. Johnson-Leipold is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 26,000 shares of class B common stock owned by S, F & H Partners, L.P., 41,775 shares of class B common stock owned by HELSA Associates II, L.P., 21,306 shares of class B common stock owned by Combined Partners L.P. and 78 shares of class B common stock owned by H.P.J.L. Corporation. Ms. Johnson-Leipold is a majority shareholder of HELSA Associates II, L.P., which is a general partner of both Combined Partners, L.P. and S, F & H Partners, L.P. She is also an officer and director and the sole shareholder of H.P.J.L. Corporation. Finally, this number also includes 90,414 shares of class B common stock owned by C and H Investment Co., Inc. Ms. Johnson-Leipold is a general partner of Curelle II L.P., which is a general partner of Curelle Associates L.P. Curelle Associates L.P. owns all of the outstanding common stock of C and H Investment Co., Inc.

(8)
Includes 9,353 shares of series A convertible preferred stock owned by Cayuga 1993 Limited Partnership, 7,673 shares of series A convertible preferred stock owned by Rochester 1993 Limited Partnership, and 8,039 shares of series A convertible preferred stock owned by Johnson Family Partnership L.P. Ms. Johnson-Leipold is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 1,885 shares of series A convertible preferred stock owned by S, F & H Partners, L.P., 1,544 shares of series A convertible preferred stock owned by Combined Partners L.P. and 5 shares of series A convertible preferred stock owned by H.P.J.L. Corporation. Ms. Johnson-Leipold is a majority shareholder of HELSA Associates II, L.P., which is a general partner of both Combined Partners L.P. and S, F & H Partners L.P. She is also an officer and director and the sole shareholder of H.P.J.L. Corporation.

(9)
Includes 73 shares of class B common stock owned by the Christopher Chance Moreland 1981 Trust and 1,960 shares of class B common stock owned by each of the Henrietta J. Louis 1994 Irrevocable Trust, the Madeline Ann Louis 1994 Irrevocable Trust and the Timothy C. Louis, Jr. 1994 Irrevocable Trust. Mr. Louis is co-trustee of these trusts but has sole voting and investment power with respect to the shares.

(10)	Includes 820 shares of class C common stock subject to outstanding options.
(11)
Consists of 10,254 shares of class A common stock owned by the Herbert F. Johnson Foundation Trust #1 and 77 shares of class A common stock owned by the S. Curtis Johnson Third Party Gift Trust. S. Curtis Johnson III is the trustee of the Herbert F. Johnson Foundation Trust #1. The Johnson Trust Company is the trustee of the S. Curtis Johnson Third Party Gift Trust. S. Curtis Johnson III has voting and investment power with respect to shares owned by the Johnson Trust Company.

(12)
Includes 129,000 shares of class B common stock owned by Cayuga 1993 Limited Partnership, 105,830 shares of class B common stock owned by Rochester 1993 Limited Partnership, 47,651 shares of class B common stock owned by C and S Partners II L.P., 21,306 shares of class B common stock owned by Combined Partners II L.P. and 110,868 shares of class B common stock owned by Johnson Family Partnership L.P. S. Curtis Johnson III is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 90,414 shares of class B common stock owned by C and H Investment Co., Inc. S. Curtis Johnson III is a general partner of Curelle SCJ III L.P., which is a general partner of Curelle Associates L.P. Curelle Associates L.P. owns all of the outstanding common stock of C and H Investment Co., Inc. Finally, this number also includes 30,000 shares of class B common stock owned by the Herbert F. Johnson Foundation Trust #1, 2,014 shares of class B common stock owned by the S. Curtis Johnson Third Party Gift Trust and 10,295 shares of class B common stock owned by the S. Curtis Johnson III Family Trust. S. Curtis Johnson III is the trustee of the S. Curtis Johnson III Family Trust. See note 11 above.

(13)	These shares are owned by the S. Curtis Johnson Third Party Gift Trust. See note 11 above.
(14)
Includes 9,353 shares of series A convertible preferred stock owned by Cayuga 1993 Limited Partnership, 7,673 shares of series A convertible preferred stock owned by Rochester 1993 Limited Partnership, 1,544 shares of series A convertible preferred stock owned by Combined Partners L.P. and 8,039 shares of series A convertible preferred stock owned by Johnson Family Partnership L.P. S. Curtis Johnson is a general partner of each of these limited partnerships and shares voting and investment power. This number also includes 7,250 shares of series A convertible preferred stock owned by Herbert F. Johnson Foundation Trust #1, 746 shares of series A convertible preferred stock owned by S. Curtis Johnson III Family Trust, 363 shares of series A convertible preferred stock owned by SCJ III Family Line Investments, Inc., 8,334 shares of series A convertible preferred stock owned by S. Curtis Johnson Third Party Gift Trust and 8,118 shares of series A convertible preferred stock owned by Helen J. Leipold Third Party Gift Trust. S. Curtis Johnson III is the trustee of each of S. Curtis Johnson III Family Trust and SCJ III Family Line Investments, Inc. The trustee of Helen J. Leipold Third Party Gift Trust is the Johnson Trust Company. See note 11 above.

(15)	Includes 280 shares of class C common stock subject to outstanding options.
(16)	Includes 220 shares of class C common stock subject to outstanding options.
(17)	Includes 1,820 shares of class C common stock subject to outstanding options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes the material terms of various agreements and arrangements that we have entered into with our directors, executive officers, affiliates, including S.C. Johnson & Son and Unilever, and other beneficial owners of our company. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—DiverseyLever,” “Business—Professional Business—Manufacturing and Facilities,” “Business—Polymer Business—Manufacturing and Facilities,” “Business—Proprietary Rights; Research and Development,” and “The Acquisition.”

Relationships with S.C. Johnson & Son

Until 1999, we were part of S.C. Johnson & Son, a leading provider of innovative consumer home cleaning, maintenance and storage products that Samuel Curtis Johnson founded in 1886. In November 1999, CMI was separated from S.C. Johnson & Son in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of S.C. Johnson & Son. In connection with the 1999 spin-off, CMI entered into a number of agreements relating to the separation from S.C. Johnson & Son and the ongoing relationship of the two companies after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with S.C. Johnson & Son and CMI’s former status as a wholly owned subsidiary of S.C. Johnson & Son. The material terms of these agreements, amendments to these agreements and other agreements and arrangements entered into since the 1999 spin-off are summarized below.

Leases.    We have entered into several leases with S.C. Johnson & Son for space in S.C. Johnson & Son’s Waxdale manufacturing facility. Under two short-term leases, we lease about 45,600 square feet of manufacturing space for our professional business and about 17,000 square feet of manufacturing space for our polymer business. These leases expire on July 2, 2002, but automatically renew for additional one year terms, unless terminated earlier. Under two long-term leases, we lease about 160,000 square feet of manufacturing space for our professional business and about 143,000 square feet of manufacturing space for our polymer business. These long-term leases expire on June 2, 2009, but automatically renew for additional five year terms, unless terminated earlier. The leases may be terminated by S.C. Johnson & Son as a result of an event of default under the leases, if the license agreements or technology disclosure and license agreement referred to below terminate, or upon prior notice by S.C. Johnson & Son of 18 months in the case of the long-term lease for our professional business, 30 months in the case of the long-term lease for our polymer business and six months in the case of both short-term leases. In addition, if the long-term lease for our polymer business is terminated under specified circumstances by either party, we must pay to S.C. Johnson & Son an amount equal to the then-current net book value of the rented space. In fiscal year 2001, we paid to S.C. Johnson & Son an aggregate of about $2.9 million under the Waxdale leases. In addition to the Waxdale leases, we lease facilities at other locations from S.C. Johnson & Son, including facilities in Argentina, Brazil, Chile, France, Hong Kong, Italy, Japan, the Netherlands, Norway, the Philippines, Thailand and Sweden.

License Agreements.    Under a license agreement, S.C. Johnson & Son has granted us an exclusive license to use specified trade names, housemarks and brand names incorporating “Johnson,” including “Johnson Wax Professional,” and “Drackett” and the “Johnson” name, including “Johnson” with our owned trade name “Diversey,” in the institutional and industrial channels of trade and in specified channels of trade approved by S.C. Johnson & Son in which both our professional business and S.C. Johnson & Son’s consumer business operate, which we refer to as “cross-over” channels of trade. S.C. Johnson & Son has the unilateral right to eliminate any existing, or to withhold approval of any proposed future, cross-over channels of trade (including cross-over channels of trade in which DiverseyLever products are sold by us after the closing of the Acquisition) and can terminate the license agreement if we sell any products in the cross-over channels of trade that are not authorized under the license agreement. S.C. Johnson & Son has also granted us a license to use specified S.C. Johnson & Son brand names in connection with various products sold in institutional and industrial channels of trade and the cross-over channels of trade. We have the right to grant sublicenses under the license agreement to our subsidiaries.

Under this license agreement, we have paid to S.C. Johnson & Son a royalty fee equal to 4% of our and our sublicensees’ net sales of the products bearing the S.C. Johnson & Son brand names. For fiscal year 2001, we paid S.C. Johnson & Son a total royalty fee of about $3 million. The license agreement also provides for the future increase of the royalty fee to a profit sharing arrangement on sales of some products and to all of our profit from sales of some other products into the cross-over channels of trades, and the future sales of some products bearing S.C. Johnson & Son brand names and some of our own products on an agency basis.

The license agreement terminates on May 2, 2010 and may be extended to May 2, 2012 provided the license agreement has not been terminated by S.C. Johnson & Son prior to the extension. Thereafter, the license agreement automatically renews for successive two year terms, unless otherwise terminated. The license agreement automatically terminates if:

•	we, JohnsonDiversey Holdings or Commercial Markets Holdco undergo a change of control;

•	prior to the spinoff of any subsidiary, we fail to change the name of that subsidiary to a name that does not include “Johnson;”

•	we make any assignment for the benefit of creditors, a trustee or receiver is appointed to administer our business or we are in voluntary or involuntary bankruptcy; or

•	a country or governmental entity nationalizes or acquires any interest in us.

S.C. Johnson & Son may terminate the license agreement in whole or in part:

•	if we or any of our sublicensees are in material breach of the license agreement;

•
for any actions by us or our sublicensees that are detrimental to the best interests of S.C. Johnson & Son or the goodwill of any trade name, housemark or trademark, as determined by the board of directors of S.C. Johnson & Son;

•	if Unilever transfers any of its ownership interest in us or JohnsonDiversey Holdings to a third party;

•
if we, Commercial Markets Holdco, JohnsonDiversey Holdings or any of our sublicensees enters into a joint venture, co-marketing arrangement, or other strategic alliance with a competitor of S.C. Johnson & Son, or 10% or more of the voting shares or other issued and outstanding equity interests of us, JohnsonDiversey Holdings, Commercial Markets Holdco or any of our sublicensees is acquired by a competitor of S.C. Johnson & Son or if the license agreement is directly or indirectly assigned, assumed or in any way transferred to a competitor of S.C. Johnson & Son;

•	if any specified members of the Johnson family no longer possess beneficial ownership of a controlling interest in us;

•	if any rights under the license agreement are assigned or transferred;

•	if any of the following has occurred or is continuing with respect to indebtedness under any agreement or arrangement under which indebtedness of at least $25 million is outstanding:

(1) we, JohnsonDiversey Holdings or any subsidiary fails to make any payment in respect of indebtedness when due, (2) any event occurs that results in acceleration of indebtedness, or (3) any event or condition occurs that permits the lenders under the senior secured credit agreement for the new credit facilities or that permits a holder of notes or of the senior discount notes of JohnsonDiversey Holdings to accelerate the indebtedness thereunder; and

•
if we or any of our affiliates promote, market, sell or distribute, directly or indirectly, including through a joint venture, co-marketing arrangement or other strategic alliance, outside of the industrial channels of trade and the cross-over channels of trade, any product that competes with S.C. Johnson & Son’s consumer branded products (unless permitted by S.C. Johnson & Son).

In some circumstances, however, instead of terminating, the license agreement will convert into a license to use only the trade names and housemarks involving combinations of “Johnson” and “Diversey” until May 2, 2012.

In the event any dispute arising under the license agreement cannot be resolved through negotiation, the dispute will either be referred to the board of directors or chairman of the board of S.C. Johnson & Son, depending on the nature of the dispute. In either case, the chairman of the board has ultimate authority to resolve the dispute, and we cannot challenge that decision.

In addition, we have a license agreement with S.C. Johnson & Son under which S.C. Johnson & Son has granted us a license to use the Johnson trade name and housemark in our polymer business, the terms of which are similar to those of the license agreement discussed above. We do not, however, pay any fees to S.C. Johnson & Son under the license agreement relating to our polymer business.

Under a technology disclosure and license agreement with S.C. Johnson & Son and Johnson Polymer, Inc., our subsidiary, each party has granted to the other party a license, with the right to grant sublicenses to their subsidiaries, to use the technology being used by that party in connection with products sold by that party under its own brand names and in its own channels of trade. The technology disclosure and license agreement also provides guidelines pursuant to which the parties may voluntarily disclose and sublicense to each other new technologies that they develop internally, acquire or license from third parties. The technology disclosure and license agreement terminates on May 2, 2012 and automatically renews for successive two year terms, unless otherwise terminated. The licenses granted to us and Johnson Polymer terminate upon the occurrence of specified bankruptcy or insolvency-related events involving us or Johnson Polymer or upon thirty days’ notice of an uncured material breach by us or Johnson Polymer. No fees are paid under the technology disclosure and license agreement.

After our 1999 separation from S.C. Johnson & Son, S.C. Johnson & Son continued to operate the professional and polymer businesses in various countries where we did not have operations. Under a territorial license agreement, we license the intellectual property rights to S.C. Johnson & Son to allow it to manufacture and sell our products in those countries. Under this agreement, S.C. Johnson & Son pays a royalty fee based on its and its sublicensees’ net sales of products bearing our brand names. This agreement expires on July 2, 2004, but will automatically renew for additional two year terms. In fiscal year 2001, S.C. Johnson & Son paid an aggregate of about $353,000 to us under the territorial license agreement. Since the separation, we have established operations in several countries and have purchased the inventory and other assets relating to the professional or polymer business in those countries from S.C. Johnson & Son. In fiscal year 2001, we purchased the assets of the professional business from S.C. Johnson & Son in Malaysia for about $125,000 and in Singapore for about $100,000. Since fiscal year 2001, we have also purchased the assets of the professional business in Kenya for about $498,000, in South Africa for about $642,000 and in Turkey for about

$2,483,000, and the assets of the polymer business in South Africa for about $335,000. We plan to make similar purchases in additional countries in the future.

Administrative Services and Shared Services Agreements.    We have entered into several administrative services agreements with S.C. Johnson & Son. Under these agreements, S.C. Johnson & Son provides us with a wide range of central support services. These services include various information technology, office and mail support, property administration, risk management, accounting, medical center nursing and facilities maintenance, employee benefits administration, compensation and other services. In addition, the agreements provide for the use by us of several administrative and other properties owned by S.C. Johnson & Son. Generally, these agreements are for a one-year term but automatically renew for additional one-year terms, unless terminated earlier. S.C. Johnson & Son may terminate each agreement under specified circumstances, or for any reason by providing prior written notice to us. In addition, S.C. Johnson & Son provides us with various business support services pursuant to shared services agreements in several countries, including China, Hong Kong, Italy, Korea, the Netherlands, New Zealand, Norway, the Phillipines, Singapore, Switzerland, Taiwan, Thailand and the United Kingdom. In fiscal year 2001, we paid to S.C. Johnson & Son an aggregate of about $38.9 million under all of these administrative services and shared services agreements, including about $8.0 million of amounts paid to reimburse S.C. Johnson & Son for payroll and benefit related costs paid by S.C. Johnson & Son on our behalf.

Joint Operating Agreement.    Commercial Markets Holdco, our indirect parent, is party to a joint operating agreement with S.C. Johnson & Son, dated June 17, 1999, governing the use of several airplanes. Commercial Markets Holdco has a 17% ownership interest in those airplanes, and S.C. Johnson & Son holds the remaining ownership interests. Under the joint operating agreement, S.C. Johnson & Son agrees to provide Commercial Markets Holdco with various services relating to the airplanes, including administering the Federal Aviation Administration reporting requirements for Commercial Markets Holdco, providing all required maintenance and repairs for the airplanes, providing insurance and risk management services and maintaining qualified licensed pilots to pilot the airplanes. S.C. Johnson & Son may not terminate or reduce the level of any service without Commercial Markets Holdco’s prior consent. Under the joint operating agreement, Commercial Markets Holdco must pay S.C. Johnson & Son its proportional share of capital and operating costs for the airplanes. Commercial Markets Holdco’s share of the operating costs is based on the relative usage of the airplanes by our employees, and we have agreed to pay its share of the operating costs directly to S.C. Johnson & Son. The joint operating agreement terminates on July 2, 2004 and automatically renews for additional one year terms. The joint operating agreement will also terminate upon a material breach or default under the agreement, which is not cured within thirty days of written notice. In addition, the joint operating agreement terminates if at any time the voting control of either party is not directly or indirectly owned by a lineal descendant of Herbert Fisk Johnson, Jr. Finally, at any time after the joint operating agreement is terminated, S.C. Johnson & Son has the right to purchase Commercial Markets Holdco’s ownership interest in the airplanes at the fair market value of the airplanes. In fiscal year 2001, we paid an aggregate of about $944,000 for operating costs in connection with the joint operating agreement.

Environmental Agreement.    Under an environmental agreement with S.C. Johnson & Son, S.C. Johnson & Son has agreed to bear financial responsibility for, and indemnify us against, specified environmental liabilities existing on June 28, 1997 for sites used in our professional and polymer businesses and for which liability may have been incurred prior to our separation from S.C. Johnson & Son. Under the agreement, we are financially responsible for all other environmental liabilities that arise from or are related to the historic, current and future operation of our business and must indemnify S.C. Johnson & Son for any losses associated with these liabilities. Our obligation to indemnify S.C. Johnson & Son ranks senior to our obligation under the notes. Under the agreement, S.C. Johnson & Son has the authority to manage any environmental projects as to which circumstances make it appropriate for S.C. Johnson & Son to manage the project. No amounts were paid by us or S.C. Johnson & Son under the environmental agreement during fiscal year 2001.

Tax Sharing Agreement.    Our 1999 separation from S.C. Johnson & Son caused us, our subsidiaries, and Commercial Markets Holdco to cease to be members of the S.C. Johnson & Son affiliated tax group and to become a new affiliated tax group headed by Commercial Markets Holdco. To allocate responsibility for taxes following the separation, we, Commercial Markets Holdco and S.C. Johnson & Son entered into a tax sharing agreement. The tax sharing agreement provides generally that the S.C. Johnson & Son group is liable for all U.S. federal, state, and non-U.S. taxes for all periods before the separation and for its own taxes, but not the taxes of the Commercial Markets Holdco group, after the separation.The tax sharing agreement also requires the parties to make adjustments for differences between the S.C. Johnson & Son group’s tax liability under the consolidated tax returns filed for periods before the separation and what the parties’ respective liabilities would have been for the same periods had they filed separate returns. Based on current estimates, we owe S.C. Johnson & Son about $1.3 million for those periods, half of which is payable in October 2002 and the other half of which is payable in October 2003. This amount, however, is subject to further adjustment as a result of current and potential future audits as well as tax carryforward and carryback provisions. We and Commercial Markets Holdco are liable for the Commercial Markets Holdco group’s taxes after the separation. Under the tax sharing agreement, S.C. Johnson & Son is responsible for any taxes imposed as a result of the separation itself. However, if we or Commercial Markets Holdco take any action that is inconsistent with, or fail to take any action required by, the agreement pursuant to which the separation was effected, the parties’ application to the Internal Revenue Service for a determination that the separation would qualify for favorable U.S. federal income tax treatment, or the Internal Revenue Service’s determination, we and Commercial Markets Holdco would be responsible for any taxes that result from our action or failure to act. The tax sharing agreement also makes provision for the conduct of tax audits and contests, and for the retention of records. Our obligations under the tax sharing agreement rank senior to our obligation under the notes. No amounts were paid by us or S.C. Johnson & Son under the tax sharing agreement during fiscal year 2001.

Supply Agreements.    We have entered into numerous supply and manufacturing agreements with S.C. Johnson & Son. Under some of these agreements, we manufacture and supply raw materials and products, including polymers, to S.C. Johnson & Son in several countries, including Japan, the Netherlands and the United States. Under other supply and manufacturing agreements, S.C. Johnson & Son manufactures and supplies raw materials and products to us in several countries, including Argentina, Brazil, Greece, Japan, Mexico, the Netherlands, the Philippines and the United States. The terms of the agreements range between two to five years, with rights to renew the agreements for additional one year terms. In general, the agreements terminate for breach or default under the agreements, if a specified insolvency related event involving either party is commenced or occurs or by mutual agreement. In fiscal year 2001, we paid to S.C. Johnson & Son an aggregate of about $35.5 million under these supply and manufacturing agreements for inventory purchases and S.C. Johnson & Son paid us an aggregate of about $23.4 million under the agreements for inventory purchases.

Relationships with Other Johnson Family Businesses

Lease with Willow Holdings.    We lease office space in Sturtevant, Wisconsin from Willow Holdings, Inc., which is controlled by the descendants of Samuel Curtis Johnson. We entered into this lease on July 1, 2002, and it expires on June 30, 2007. We expect to pay an aggregate of about $475,000 under this lease during the twelve months ended June 30, 2003. Previously, we leased a portion of the space from Johnson Outdoors, Inc., which is also controlled by the descendants of Samuel Curtis Johnson, for use by our restaurant cleaning services business. In fiscal year 2001, we paid an aggregate of about $78,000 under the previous lease.

Promissory Note.    On November 5, 1999, we borrowed $12.0 million from Commercial Markets Holdco, evidenced by an unsecured promissory note. We repaid the principal amount of this promissory note in July 2002. See “Description of Other Indebtedness—Intercompany Note.”

Relationships with Unilever

Prior to the Acquisition, DiverseyLever was a division of Unilever and consequently relied on Unilever for various services, including administration, research and development, treasury, legal, tax planning and compliance, and other support services. In addition, prior to the Acquisition, DiverseyLever was party to a number of transactions with Unilever, including the sale of products to and the purchase of products from Unilever. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and note 27 to the special-purpose combined accounts of the DiverseyLever group for the three years ended 31 December 2001, 2000 and 1999.

Simultaneously with the closing of the Acquisition, we and Unilever and some of our affiliates, including JohnsonDiversey Holdings, entered into agreements which replaced a number of these prior agreements with Unilever, as well as agreements relating to our governance and the governance of JohnsonDiversey Holdings, commercial relationships and matters arising out of the Acquisition. These agreements include various intellectual property agreements, the transitional services agreement, the supply agreements, the stockholders’ agreement, the non-competition agreement and the registration agreement relating to the senior discount notes of JohnsonDiversey Holdings. All of the agreements with Unilever were negotiated before Unilever acquired its equity interest in JohnsonDiversey Holdings and its senior discount notes of JohnsonDiversey Holdings and are on arms-length terms. See “The Acquisition—Related Agreements.” We and Unilever are also parties to the acquisition agreement which imposes certain on-going obligations on the parties, including indemnity obligations. See “The Acquisition—Indemnification.”

Interests of Our Officers and Directors

S. Curtis Johnson, our Chairman, and Helen Johnson-Leipold and Clifton Louis, our directors, and some members of their respective immediate families, are descendants of Samuel Curtis Johnson and shareholders of S.C. Johnson & Son and Willow Holdings, Inc. Messrs. Johnson and Louis and Ms. Johnson-Leipold, and members of their respective immediate families, also beneficially own shares of Commercial Markets Holdco, our indirect parent. As a result of these relationships, these individuals may have an interest in our transactions with S.C. Johnson & Son and other Johnson family businesses, including Willow Holdings, Inc. In addition, Rudy Markham and John Rice, directors of JohnsonDiversey Holdings, our direct parent, are also officers of Unilever. As a result of Messrs. Markham’s and Rice’s relationships with Unilever, they may have an interest in our transactions with Unilever. See “Risk Factors—Risks Relating to Our Business—Descendants of Samuel Curtis Johnson beneficially own the majority of the common equity interests of S.C. Johnson & Son, with which we have material arrangements,” “Management—Corporate Governance of JohnsonDiversey Holdings and JohnsonDiversey” and “Beneficial Ownership.”

Transactions with Management

Several of our executive officers are indebted to us in connection with their purchases of shares of class C common stock of Commercial Markets Holdco. Under our long-term equity incentive plan, we agreed to lend the executives funds to purchase shares of class C common stock at the Applicable Federal Rate for mid-term debt instruments. There are two types of loans to our executive officers. The first type of loan is due and payable four years after the date of the loan. If the executive remains employed by us when the loan is due, 50% of the principal amount of the loan is forgiven. Up to the remaining 50% may be forgiven at the discretion of our board of directors. Under the second type of loan to our executive officers, 5% of the principal amount of the loan, plus interest, is due and payable semiannually for the first five years, with a balloon payment for the remaining 50% of principal on the fifth anniversary of the loan. No loan forgiveness is available for this type of loan. See “Executive

Compensation—Employment Agreements.” The table below sets forth the name of each executive officer who was indebted to us in an amount in excess of $60,000 during fiscal year 2001, the largest aggregate amount of indebtedness outstanding at any time during that period, the amount outstanding as of November 1, 2002 and the interest rate on the loans:

Name	Largest Aggregate Amount of Indebtedness Outstanding During Fiscal Year 2001		Amount Outstanding As of November 1, 2002		Interest Rate
Gregory E. Lawton	$1,483,548.61	*	$1,483,548.61	*	5.57%–6.08%
President and Chief Executive Officer

Michael J. Bailey	$246,694.20	*	$246,694.20	*	6.01%–6.08%
Senior Vice President and Chief Financial Officer	$39,956.00	**	$33,293.61	**	5.79%

JoAnne Brandes	$369,565.01	*	$369,565.01	*	5.57%–6.08%
Senior Vice President, Chief Administrative	$44,979.04	**	$37,482.47	**	5.79%
Officer, General Counsel and Secretary

Alejandro Martinez de Hoz	$232,973.20	*	$232,973.20	*	5.57%–6.08%
Regional President—Americas	$49,545.44	**	$41,287.80	**	5.79%

Sue Leboza	$77,628.80	*	$77,628.80	*	6.01%
Vice President and Chief Information Officer	$32,992.24	**	$27,493.49	**	5.79%

David S. Andersen	$143,732.80	*	$143,732.80	*	6.01%–6.08%
Vice President—Global Enterprise Development	$11,416.00	**	$9,513.32	**	5.79%

Gregory F. Clark	$143,732.80	*	$143,732.80	*	6.01%–6.08%
Senior Vice President—Global Supply Chain	$25,457.68	**	$21,214.70	**	5.79%

Andrew Webb	$299,303.39	*	$299,303.39	*	5.57%–6.08%
Vice President—Global Strategy Development	$35,161.28	**	$29,301.02	**	5.79%

Paul Mathias	$203,204.80	*	$203,204.80	*	6.01%
Regional President—Asia Pacific

Morio Nishikawa	$282,973.07	*	$282,973.07	*	5.57%–6.08%
Regional President—Japan	$42,353.36	**	$35,294.41	**	5.79%

*	Subject to possible loan forgiveness.
**	Not subject to possible loan forgiveness.

Also, on May 31, 2002, we loaned $97,500 to Clive Newman, our Controller, in connection with the purchase of his home. The interest rate on the loan is 5.16% per annum, payable semi-monthly. The loan has a term of five years and matures on May 31, 2007. If Mr. Newman’s employment with us is terminated for any reason before that date, the full amount of unpaid principal and any accrued interest will become due and payable immediately. As of November 1, 2002, the full amount of the loan was outstanding.

Commercial Markets Holdco is a party to buy-sell agreements with some of our employees, consultants or directors who also own shares of class A or class B common stock of Commercial Markets Holdco. These buy-sell agreements were entered into in connection with our separation from S.C. Johnson & Son. Under these buy-sell agreements, the holder has the right to sell to Commercial Markets Holdco, and Commercial Markets Holdco is required to purchase, shares of the holder’s class A or class B common stock at a formula price set forth in the agreements. This right may be exercised annually during the 60 day period from October 2 through November 30 of each year. Under the agreement, Commercial Markets Holdco has the option to purchase the holder’s shares upon termination of the holder’s employer-employee, director or consultant relationship with us. In addition, subject to specified exceptions, the holder agrees that it will not sell or otherwise dispose of any of its shares without first offering those shares to Commercial Markets Holdco. If Commercial Markets Holdco does not exercise its right to purchase those shares within a 60 day period, the holder may transfer its shares to the proposed transferee on the same terms and price as set forth in its offer.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facilities

General

In connection with the Acquisition, we, our Canadian subsidiary, one of our Japanese subsidiaries and one of our European subsidiaries, each as a borrower, entered into a senior secured credit agreement with JohnsonDiversey Holdings, Citicorp USA, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, Bank One, NA, ABN AMRO Bank N.A., General Electric Capital Corporation and Royal Bank of Scotland plc, New York Branch, as co-documentation agents, Salomon Smith Barney Inc. and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint book managers, and a syndicate of financial institutions, as lenders. Under the new credit agreement, the lenders provided an aggregate amount of up to about $1,200,000,000 available in U.S. dollars, euros, Canadian dollars or Japanese yen as set forth below.

The new credit facilities include three term loans: (1) a tranche A term loan facility in an aggregate principal amount of $220,250,000, (2) a tranche B term loan facility in aggregate principal amounts of $450,000,000 and €271,878,000, which euro loan was borrowed by one of our European subsidiaries and (3) a tranche C term loan facility in an aggregate principal amount of $29,750,000, which loan was borrowed by our Canadian subsidiary. We refer collectively in this prospectus to the tranche A term loan facility, the tranche B term loan facility and the tranche C term loan facility as the “term facilities.”

The new credit facilities also include two revolving credit facilities in an aggregate principal amount of up to $300,000,000. This aggregate amount is allocated between (1) a dollar/euro revolving credit facility in an aggregate principal amount of $200,000,000 available in U.S. dollars (with up to €170,000,000 of the revolving credit facility being available to us in euros) and (2) a yen revolving credit facility in an aggregate principal amount of yen equivalent, as determined daily, of $100,000,000 available in Japanese yen. We refer collectively in this prospectus to the dollar/euro revolving credit facility and the yen revolving credit facility as the “revolving facilities.” Up to $100,000,000 of the revolving facilities are available for the issuance of letters of credit. The proceeds of loans under the revolving facilities may be used for general corporate purposes.

Use of Proceeds

The full amount of the term facilities was drawn on the closing date of the Acquisition and applied to consummate the Transactions. In addition, on May 7, 2002, in connection with the Acquisition, we borrowed about $31 million equivalent in yen under the yen revolving credit facility.

On August 7, 2002, we used additional funds borrowed under the revolving facilities to prepay $50,000,000 outstanding under the tranche A term loan facility, including the $44,050,000 installment that would have been due on May 3, 2003. As of September 27, 2002, $170,250,000 were outstanding under the tranche A term loan facility, $450,000,000 and €271,878,000 were outstanding under the tranche B term loan facility, $29,750,000 were outstanding under the tranche C term loan facility and ¥8,100,000,000 were outstanding under the revolving facilities.

Maturity

The tranche A term facility matures on May 3, 2008 and amortizes in semiannual installments commencing on or about May 3, 2003. The amortization installments of the tranche A term facility include an initial amortization installment of $44,050,000 due on May 3, 2003, which installment was prepaid on August 7, 2002, followed by subsequent amortization installments that increase over time from $13,215,000 to $22,025,000, of which subsequent installments, $5,950,000 was prepaid on

August 7, 2002. The tranche B term facility matures on November 3, 2009 and amortizes in semiannual installments commencing on May 3, 2003. The amortization installments of the tranche B term facility are 1% of the original principal amount of the tranche B term facility for the first six years, increasing to 44% during the seventh year, with a final payment of 50% on the maturity date of the tranche B term facility. The tranche C term facility matures on May 3, 2008 and amortizes in semi-annual installments commencing on May 3, 2003. The amortization installments of the tranche C term facility include an initial amortization installment of $5,950,000 due on May 3, 2003, followed by subsequent amortization installments that increase over time from $1,785,000 to $2,975,000. The revolving facilities mature on May 3, 2008.

Interest and Fees

At our option, the new credit facilities bear interest at a rate equal to either (1) in the case of U.S. dollar denominated loans, the Applicable Margin plus the Alternate Base Rate payable quarterly in arrears or (2) the Applicable Margin plus the current LIBOR for the applicable currency for interest periods of one, two, three or six months, payable at the end of the relevant interest period, but at least quarterly. For the first full fiscal quarter ending after the closing date of the Acquisition, “Applicable Margin” means (a) with respect to the revolving facilities, the tranche A term facility, tranche B term facility and the tranche C term facility, 3.25% per annum with respect to LIBOR and 2.25% per annum with respect to the Alternate Base Rate and (b) with respect to the tranche B term facility, 2.50% per annum with respect to both LIBOR and the Alternate Base Rate. After the first full fiscal quarter, the Applicable Margin will be determined by reference to a pricing grid with margins varying between 1.50% and 3.25% per annum based on our leverage ratio. “Alternate Base Rate” is the highest of (1) Citibank, N.A.’s base rate, (2) the three-month certificate of deposit rate plus 0.50% and (3) the federal funds effective rate plus 0.50%. A default rate applies on all loans in the event of default at a rate per annum of 2.0% above the applicable interest rate.

We must pay a per annum fee equal to the Applicable Margin with respect to LIBOR under the revolving facilities on the aggregate face amount of outstanding letters of credit. In addition, we must pay a fronting fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit as well as other customary issuance and administration fees. We must also pay a commitment fee on the unused portion of the revolving facilities. The rate used to calculate the commitment fee is (1) for the first full fiscal quarter following the closing date of the Acquisition, 0.50% per annum and (2) thereafter, determined by reference to a pricing grid with rates of 0.50% or 0.375% per annum based on our leverage ratio.

Guarantee; Security

All of our obligations under the new credit facilities are unconditionally guaranteed by JohnsonDiversey Holdings and specified U.S. subsidiaries. All of our Japanese subsidiary’s obligations under the yen credit facility and all of our European subsidiary’s obligations under the tranche B term loan facility are unconditionally guaranteed by us, JohnsonDiversey Holdings and specified U.S. and foreign subsidiaries. The new credit facilities are secured by all of our assets and the assets of JohnsonDiversey Holdings and each other subsidiary-borrower and guarantor, including (1) a first–priority pledge of all of our capital stock held by JohnsonDiversey Holdings and all of the capital stock of each other subsidiary-borrower and guarantor held by us or any other subsidiary-borrower or guarantor (but limited to the extent necessary to avoid materially adverse tax consequences and, in any event, 65% of the capital stock of our first tier foreign subsidiaries was pledged to secure our U.S. obligations under the new credit facilities) and (2) a perfected first-priority security interest in, and mortgages on, substantially all of our tangible and intangible assets and all of the tangible and intangible assets of JohnsonDiversey Holdings and each other subsidiary-borrower and guarantor.

Prepayments

Optional prepayments of borrowings under the new credit facilities and optional reductions of the unutilized portion of the revolving facilities commitments will be permitted at any time, in minimum principal amounts without premium or penalty. However, with respect to LIBOR, we will be required to compensate the lenders for losses and expenses incurred as a result of prepayments made on any day other than on the last day of a relevant interest period.

The new credit agreement also provides for mandatory prepayments in an amount equal to (1) a percentage of Excess Cash Flow (as defined in the new credit agreement), (2) 100% of the net cash proceeds of any non-ordinary-course asset sale made by us, JohnsonDiversey Holdings or our subsidiaries, (3) 100% of the net proceeds of new securitization facilities or issuances of debt obligations, other than the notes and the senior discount notes of JohnsonDiversey Holdings, by us, JohnsonDiversey Holdings or our subsidiaries, (4) a percentage of the net proceeds of issuances of equity of us, JohnsonDiversey Holdings or our subsidiaries, (5) 100% of specified cash adjustments related to the debt to cash balance or working capital of us, JohnsonDiversey Holdings or our subsidiaries or adjustments to the purchase price under the acquisition agreement related to the Acquisition received by us, JohnsonDiversey Holdings or our subsidiaries, and (6) 100% of all net cash adjustments in excess of $5,000,000 received by us, JohnsonDiversey Holdings or our subsidiaries after the closing date of the Acquisition in connection with any indemnity under the acquisition agreement.

Conditions, Covenants, Events of Default

The new credit facilities contain customary affirmative and negative covenants. The affirmative covenants include obligations with respect to, among other things, preservation of corporate existence, compliance with laws, conduct of business, payment of taxes, maintenance of insurance, keeping of books, maintenance of properties, applications of proceeds, environmental liabilities, additional collateral and guaranties, obligations with respect to real property and interest rate contracts.

The negative covenants include restrictions on, among others, the incurrence of indebtedness and liens, dividends and other distributions, consolidations and mergers, the purchase and sale of assets, the issuance of stock, loans and investments, voluntary payments and modifications of indebtedness, and affiliate transactions.

The new credit facilities also contain customary events of default, including failure to make payments when due, breaches of representations and warranties, noncompliance with covenants, including financial covenants consisting of maximum total leverage ratio, minimum interest coverage ratio and maximum capital expenditures, defaults with respect to other agreements or instruments of indebtedness, bankruptcy, judgments in excess of specified amounts, the occurrence of specified events in connection with our employee benefits, invalidity of specified documents relating to collateral securing our new credit facilities, impairment of security interests in that collateral, change of control and failure of our and our subsidiaries’ obligations under the notes to be subordinated to our obligations under the new credit facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Covenants under New Credit Facilities.”

Intercompany Note

On November 5, 1999, we borrowed $12.0 million from Commercial Markets Holdco, evidenced by a promissory note due in full on November 30, 2009. Interest on the promissory note was payable semiannually based on Commercial Markets Holdco’s actual weighted average interest rate on short-term borrowings. The rate on the promissory note was 3.7% at December 28, 2001. The balance of this promissory note was repaid in July 2002.

Accounts Receivable Securitization

Since March 2001, we have funded a portion of our short-term liquidity needs through the securitization of some of our trade accounts receivable. We and some of our U.S. subsidiaries, including Johnson Polymer, Micro-Gen Research Laboratories, Inc. and U.S. Chemical Corporation, are parties to an agreement with Falcon Asset Securitization Corporation whereby each subsidiary sells on a continuous basis an undivided interest in all eligible trade receivables. Under the receivables facility, we formed JWPR Corporation, a wholly owned, special purpose, bankruptcy-remote subsidiary for the sole purpose of buying and selling receivables. Under the receivables facility, we and each of our subsidiaries, irrevocably and without recourse, transfer all of our United States trade receivables to JWPR. JWPR, in turn, sells an undivided interest in these receivables to Falcon to secure borrowings that JWPR incurs to finance its acquisition of the receivables from us and our subsidiaries. As of September 27, 2002, $40.0 million of borrowings were outstanding under our receivables facility. As of September 27, 2002, the weighted average interest rate on JWPR’s borrowings under the receivables facility was 2.0% per annum.

Interest Rate Swaps

In connection with the Transactions, we entered into a number of interest rate swap agreements with various commercial banks to hedge against interest rate exposures on our floating-rate indebtedness. These agreements had the effect of converting the floating-rate interest related to notional amounts of $250 million and €166 million of term loan B borrowings outstanding under the new credit facilities into borrowings bearing a fixed rate of interest of approximately 4.8% per annum. The swap agreements terminate on May 3, 2007.

DESCRIPTION OF THE EXCHANGE NOTES

The outstanding dollar notes were, and the exchange dollar notes will be, issued under an indenture (the “Dollar Indenture”), dated as of May 3, 2002, among us, the guarantors identified therein and BNY Midwest Trust Company, as trustee (the “Dollar Notes Trustee”), and the outstanding euro notes were, and the exchange euro notes will be, issued under an indenture (the “Euro Notes Indenture” and, together with the Dollar Notes Indenture, the “Indentures”), dated as of May 3, 2002, among us, the guarantors identified therein and The Bank of New York, as trustee (the “Euro Notes Trustee” and, together with the Dollar Notes Trustee, the “Trustee”). The terms of the notes include those stated in the Indentures and those made part of the Indentures by reference to the United States Trust Indenture Act of 1939, as amended. For purposes of this description of the exchange notes, references to “JohnsonDiversey” do not include its subsidiaries. Except as otherwise indicated, the following description relates to both the outstanding notes and the exchange notes, which we collectively refer to as the “Notes.” You can find the definitions of some of the terms used in this description under the caption “—Certain Definitions.”

The terms of the exchange notes are identical in all material respects to the outstanding notes, except that:

•	the exchange notes have been registered under the Securities Act and therefore will not be subject to the restrictions on transfer applicable to the outstanding notes and

•	holders of the exchange notes will not be entitled to rights of holders of outstanding notes under the exchange and registration rights agreements.

The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as a holder of Notes. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus is a part and are available as set forth under the caption “Where to Find More Information.” Some defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indentures.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders have rights under the Indentures.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	are general unsecured obligations of JohnsonDiversey;

•	are subordinated in right of payment to all existing and future Senior Debt of JohnsonDiversey;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of JohnsonDiversey; and

•	are fully and unconditionally guaranteed to the extent allowed by law, on a joint and several basis, by the Guarantors. See “—Subsidiary Guarantees.”

The Guarantees

The Notes are guaranteed by the co-registrants, which are all of JohnsonDiversey’s direct and indirect wholly owned Domestic Subsidiaries (other than the Receivables Subsidiary) and the Cayman Subsidiary.

Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	ranks equally in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of September 27, 2002, JohnsonDiversey and the Guarantors had total Senior Debt of about $933.4 million under the new credit facilities. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes and under the guarantees are subordinated to the payment of Senior Debt. The Indentures permit us and the Guarantors to incur additional Senior Debt.

Not all of our subsidiaries have guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, that non-guarantor subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. The Notes are effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. As of September 27, 2002, JohnsonDiversey’s non-guarantor subsidiaries had indebtedness and other liabilities of about $860.8 million, including trade and other operating indebtedness, but excluding indebtedness under our new credit facilities that is guaranteed on a senior secured basis by us or a subsidiary guarantor and included in the $933.4 million of senior indebtedness of our company and our subsidiary guarantors discussed above. JohnsonDiversey’s non-guarantor subsidiaries generated 60.4% of the historical net sales of JohnsonDiversey for the nine months ended September 27, 2002 and held 73.6% of the assets of JohnsonDiversey as of September 27, 2002. In addition, assuming we had closed the Transactions at the beginning of the twelve months ended December 28, 2001, about two-thirds of the combined net sales of CMI and the DiverseyLever business, including the Unilever consumer brands business, for that period would have been generated by non-guarantor subsidiaries.

The Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments,including trade payables and lease obligations, of JohnsonDiversey’s non-guarantor subsidiaries. Any right of JohnsonDiversey to receive assets of any of its non-guarantor subsidiaries upon the non-guarantor subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) are effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that JohnsonDiversey is itself recognized as a creditor of the non-guarantor subsidiary, in which case the claims of JohnsonDiversey would still be subordinated in right of payment to any security in the assets of the non-guarantor subsidiary and any indebtedness of the non-guarantor subsidiary senior to that held by JohnsonDiversey.

As of the date of the prospectus, all of our Domestic Subsidiaries, other than JWPR Corporation, are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indentures. Our Unrestricted Subsidiaries do not guarantee the Notes.

None of S.C. Johnson & Son, Commercial Markets Holdco, JohnsonDiversey Holdings, Unilever or any other person or entity other than JohnsonDiversey and the subsidiary guarantors has any obligation with respect to the notes.

Principal, Maturity and Interest

Dollar Notes with an aggregate principal amount of $300 million and Euro Notes with an aggregate principal amount of €225 million were issued on May 3, 2002 and are outstanding as of the date of this prospectus. Following the consummation of the exchange offer, JohnsonDiversey may from time to time issue additional Notes. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under an Indenture will be treated as a single class for all purposes under that Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Notes are issued in denominations of $1,000 and €1,000 and integral multiples of $1,000 and €1,000, respectively. The Notes mature on May 15, 2012.

Interest on the Dollar Notes and the Euro Notes accrues at the rate of 9.625% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2002. JohnsonDiversey will make each interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to JohnsonDiversey, JohnsonDiversey will pay, or cause to be paid, all principal, interest and premium, and Special Interest, if any, on that Holder’s Notes in accordance with those instructions. With respect to the Dollar Notes, all other payments will be made at the office or agency of the Paying Agent in New York City and, subject to any applicable laws and regulations, at the office of the Paying Agent in Luxembourg. With respect to the Euro Notes, all other payments will be made at the office of the Paying Agent in Luxembourg. Holders of Euro Notes who wish to receive payment in any currency other than euros must make arrangements at their own expense.

For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, JohnsonDiversey will maintain a Paying Agent in Luxembourg. If a payment date is not a Business Day (as defined in the Indentures), payment may be made at the appropriate place on the next succeeding Business Day and no interest will accrue for the intervening period.

Paying Agent and Registrar for the Notes

The Trustee currently acts as Paying Agent and Registrar at its offices in New York and Luxembourg. JohnsonDiversey may change the Paying Agent and Registrar without prior notice to the Holders of the Notes, and JohnsonDiversey or any of its Subsidiaries may act as Paying Agent and Registrar; provided, however, that for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, JohnsonDiversey will publish notice of the change in the Paying Agent in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the applicable Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. JohnsonDiversey is not required to transfer or exchange any Note selected for redemption. Also, JohnsonDiversey is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

The Notes are guaranteed by each of JohnsonDiversey’s current direct and indirect wholly owned Domestic Subsidiaries (other than the Receivables Subsidiary) and the Cayman Subsidiary, and will be guaranteed by any future Domestic Subsidiary of JohnsonDiversey that guarantees any Indebtedness of JohnsonDiversey (other than intercompany Indebtedness of JohnsonDiversey). These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantees are full and unconditional to the extent allowed by law. Under the Indentures, the obligations of a Guarantor on its Subsidiary Guarantee, after giving effect to the maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under applicable law, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of that other Guarantor, will not constitute a fraudulent transfer or conveyance. See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, in specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness, including guarantees and other contingent liabilities, of the applicable Guarantor, and, depending on the amount of that indebtedness, a Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. The other Guarantors, however, would remain liable for the full amount of principal of, and interest on, the Notes and for the other obligations of any Guarantor under the Indentures as described in the immediately preceding paragraph. Each Guarantor that makes a payment under a Subsidiary Guarantee has the right to seek contribution from any non-paying Guarantor so long as the exercise of this right does not impair the rights of the holders of Notes under the Subsidiary Guarantee.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not that Guarantor is the surviving Person), another Person, other than JohnsonDiversey or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the property in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger assumes all obligations of that Guarantor under the Indentures, its Subsidiary Guarantees and the Registration Rights Agreements pursuant to supplemental indentures satisfactory to the Trustee; or

(b)	the Net Proceeds of that sale or other disposition are applied in accordance with the applicable provisions of the Indentures.

The Subsidiary Guarantees of a Guarantor are full and unconditional to the extent allowed by law, and joint and several. The Subsidiary Guarantees of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to that transaction) a Subsidiary of JohnsonDiversey, if the sale or other disposition complies with the “Asset Sale” provisions of the Indentures;

(2)
in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to that transaction) a Subsidiary of JohnsonDiversey, if the sale complies with the “Asset Sale” provisions of the Indentures; or

(3)	if JohnsonDiversey designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indentures.

See “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

Any Guarantor that is not released from its obligations under its Subsidiary Guarantees will remain liable for the principal of, and interest on, the Notes and for the other obligations of any Guarantor under the Indentures.

Subordination

The payment of principal, interest and premium and Special Interest, if any, on, or any other Obligation payable in respect of, the Notes is subordinated to the prior payment in full in cash of all Senior Debt of JohnsonDiversey, including Senior Debt incurred after the date of the Indentures. Each Subsidiary Guarantee is subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor, including Senior Debt incurred after date of the Indentures.

The holders of Senior Debt are entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest accruing on or after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the Holders of Notes are entitled to receive any payment with respect to the Notes and Subsidiary Guarantees (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under the caption “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of JohnsonDiversey or any Guarantor:

(1)	in a liquidation or dissolution of JohnsonDiversey or any Guarantor;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to JohnsonDiversey or any Guarantor or their respective property;

(3)	in an assignment for the benefit of creditors of JohnsonDiversey or any Guarantor; or

(4)	in any marshaling of JohnsonDiversey’s or any Guarantor’s assets and liabilities.

JohnsonDiversey and the Guarantors also may not make any payment in respect of the Notes or the Subsidiary Guarantees (except in Permitted Junior Securities or from the trust described under the caption “—Legal Defeasance and Covenant Defeasance”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)
any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of that default (a “Payment Blockage Notice”) from the Representative of the holders of any Designated Senior Debt.

Payments on the Notes and the Subsidiary Guarantees may and will be resumed:

(1)	in the case of a payment default, upon the date on which that default is cured or waived; and

(2)
in the case of a nonpayment default, upon the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)
all scheduled payments of principal, interest and premium and Special Interest, if any, on the Notes that have come due (other than any payment in respect of which the Payment Blockage Notice is given) have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or be made, the basis for a subsequent Payment Blockage Notice.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes or the Subsidiary Guarantees (except in Permitted Junior Securities or from the trust described under the caption “—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

JohnsonDiversey must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of JohnsonDiversey or any Guarantor, Holders of Notes may recover less ratably than creditors of JohnsonDiversey or that Guarantor who are holders of Senior Debt. See “Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes and the guarantees on the notes are junior to our and the subsidiary guarantors’ other indebtedness and possibly all of our and their future borrowings.”

Optional Redemption

At any time on or prior to May 15, 2005, JohnsonDiversey may on any one or more occasions redeem:

(i)
up to 35% of the aggregate principal amount of Dollar Notes issued under the Dollar Indenture at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date; and

(ii)
up to 35% of the aggregate principal amount of Euro Notes issued under the Euro Indenture at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)
(a) in the case of a redemption of Dollar Notes, at least 65% of the aggregate principal amount of Dollar Notes issued under the Dollar Notes Indenture remains outstanding immediately after the occurrence of that redemption (excluding Dollar Notes held by JohnsonDiversey and its Subsidiaries) and (b) in the case of a redemption of Euro Notes, at least 65% of the aggregate principal amount of Euro Notes issued under the Euro Indenture remains outstanding immediately after the occurrence of that redemption (excluding Euro Notes held by JohnsonDiversey and its Subsidiaries); and

(2)	the redemption occurs within 45 days of the date of the closing of the Equity Offering.

Except pursuant to the preceding paragraph, the Notes are not redeemable at JohnsonDiversey’s option prior to May 15, 2007.

On or after May 15, 2007, JohnsonDiversey may redeem at any time or from time to time all or a part of the Dollar Notes and Euro Notes upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

Year	Dollar Notes Percentage	Euro Notes Percentage
2007	104.813%	104.813%
2008	103.208%	103.208%
2009	101.604%	101.604%
2010 and thereafter	100.000%	100.000%

Mandatory Redemption

JohnsonDiversey is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require JohnsonDiversey to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 with respect to Dollar Notes and equal to €1,000 or an integral multiple of €1,000 with respect to Euro Notes) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indentures. In a Change of Control Offer, JohnsonDiversey must offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, JohnsonDiversey must mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date must be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indentures and described in that notice. JohnsonDiversey will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indentures, JohnsonDiversey will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indentures by virtue of that conflict.

On a Change of Control Payment Date, JohnsonDiversey must, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by JohnsonDiversey.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for those Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Dollar Note will be in a principal amount of $1,000 or an integral multiple of $1,000 and each new Euro Note will be in a principal amount of €1,000 or an integral multiple of €1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant described under this caption, but in any event within 90 days following a Change of Control, JohnsonDiversey must either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this “Change of Control” covenant. JohnsonDiversey will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require JohnsonDiversey to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that JohnsonDiversey repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

JohnsonDiversey will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by JohnsonDiversey and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, conveyance, transfer or other disposition of “all or substantially all” of the properties or assets of Holdings, JohnsonDiversey and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require JohnsonDiversey to repurchase its Notes as a result of a sale, conveyance, transfer or other disposition of less than all of the assets of Holdings, JohnsonDiversey and its Restricted Subsidiaries, taken as a whole, to another Person or group is uncertain.

Asset Sales

JohnsonDiversey will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
JohnsonDiversey (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
the fair market value is determined in good faith by (a) JohnsonDiversey’s management, if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of is less than or equal to $10.0 million, or (b) by JohnsonDiversey’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the Trustee, if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of exceeds $10.0 million; and

(3)
at least 75% of the consideration received in the Asset Sale by JohnsonDiversey or that Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on JohnsonDiversey’s most recent consolidated balance sheet, of JohnsonDiversey or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases JohnsonDiversey or that Restricted Subsidiary from further liability; and

(b)
any securities, notes or other obligations received by JohnsonDiversey or that Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted by JohnsonDiversey or that Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, JohnsonDiversey may apply those Net Proceeds at its option:

(1)	to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect to the revolving credit Indebtedness;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3)	to make a capital expenditure; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, JohnsonDiversey may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indentures.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, JohnsonDiversey is required to make an Asset Sale Offer to all Holders of Notes, and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer to Holders of Notes will be equal to 100% of the principal amount of Notes offered to be repurchased, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after the completion of an Asset Sale Offer, JohnsonDiversey may use those Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis. Upon the completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

JohnsonDiversey will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indentures, JohnsonDiversey will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indentures by virtue of that conflict.

The agreements governing JohnsonDiversey’s outstanding Senior Debt, including the Credit Agreement, prohibit JohnsonDiversey from purchasing any Notes, and provide that specified change of control or asset sale events with respect to JohnsonDiversey would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which JohnsonDiversey becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when JohnsonDiversey is prohibited from purchasing Notes, JohnsonDiversey could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If JohnsonDiversey does not obtain a consent or repay those borrowings, JohnsonDiversey will remain prohibited from purchasing Notes. In that case, JohnsonDiversey’s failure to purchase tendered Notes would constitute an Event of Default under the Indentures, which would, in turn, constitute a default under the Senior Debt. In those circumstances, the subordination provisions in the Indentures would likely restrict payments to the Holders of Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

No Dollar Notes of $1,000 or less or Euro Notes of €1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of an Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

In the case of any redemption, JohnsonDiversey will notify the Luxembourg Stock Exchange, and a notice will be published. See “—Paying Agent and Registrar for the Notes.”

Certain Covenants

Restricted Payments

JohnsonDiversey may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of JohnsonDiversey’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving JohnsonDiversey or any of its Restricted Subsidiaries) or to the direct or indirect holders of JohnsonDiversey’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of JohnsonDiversey or dividends or distributions payable to JohnsonDiversey or a Subsidiary of JohnsonDiversey);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving JohnsonDiversey) any Equity Interests of JohnsonDiversey or any direct or indirect parent of JohnsonDiversey;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to that Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of that Restricted Payment; and

(2)
JohnsonDiversey would, at the time of that Restricted Payment and after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable Financial Covenant Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)
that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by JohnsonDiversey and its Restricted Subsidiaries after the date of the Indentures (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of JohnsonDiversey for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indentures to the end of JohnsonDiversey’s most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of that deficit), plus

(b)
100% of the aggregate net cash proceeds received by JohnsonDiversey after the date of the Indentures as a contribution to its common equity capital or from the issue or sale of Equity Interests of JohnsonDiversey (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of JohnsonDiversey that have been converted into or exchanged for those Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to Subsidiary of JohnsonDiversey), plus

(c)
to the extent that any Restricted Investment that was made after the date of the Indentures is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any), plus

(d)
50% of any dividends received by JohnsonDiversey or a Restricted Subsidiary after the date of the Indentures from an Unrestricted Subsidiary of JohnsonDiversey, to the extent that the dividends are not otherwise included in Consolidated Net Income of JohnsonDiversey for that period, plus

(e)
to the extent that any Unrestricted Subsidiary of JohnsonDiversey is redesignated as a Restricted Subsidiary after the date of the Indentures, the fair market value of JohnsonDiversey’s Investment in that Subsidiary as of the date of such redesignation.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indentures;

(2)
the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of JohnsonDiversey or any Guarantor or of any Equity Interests of JohnsonDiversey in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of JohnsonDiversey) of, Equity Interests of JohnsonDiversey (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3)
the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of JohnsonDiversey or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of JohnsonDiversey to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey held by any member of JohnsonDiversey’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 in any twelve-month period; and

(6)	cash dividends or other distributions to Holdings in amounts equal to:

(a)
payments required to be made by Holdings and Commercial Markets Holdco, Inc. in respect of foreign, United States federal, state or local taxes owed by Holdings and Commercial Markets Holdco, Inc. (a) in respect of themselves and (b) in respect of JohnsonDiversey and its Subsidiaries, but, in the case of this clause (b), only to the extent those taxes are consistent with the activities permitted under the Indentures and not greater than the amount that would be payable by JohnsonDiversey, on a consolidated basis, if JohnsonDiversey were the taxpayer;

(b)
payments necessary to permit Holdings to satisfy (1) its obligations under the Seller Notes Registration Rights Agreement, (2) its obligation as a reporting company under United States securities laws and (3) regulatory compliance costs and other miscellaneous administrative expenses, in an aggregate amount for this clause (3) only not to exceed $500,000 per annum;

(c)
amounts required to permit Holdings to make interest payments on the Seller Notes from and after the fifth anniversary of the date of the Indentures in accordance with the terms of the Seller Notes; provided that JohnsonDiversey would, at the time of that dividend or distribution and after giving pro forma effect thereto as if that dividend or distribution had been made at the beginning of the applicable Financial Covenant Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(d)
amounts required to permit Holdings to make dividend payments or other distributions to (1) Commercial Markets Holdco, Inc. and (2) Unilever, in an aggregate amount for clauses (1) and (2) not to exceed $25.0 million;

(7)
payments made to purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests or Subordinated Indebtedness of JohnsonDiversey pursuant to provisions requiring JohnsonDiversey to offer to purchase, redeem, defease or otherwise acquire or retire for value those Equity Interests or Subordinated Indebtedness upon the occurrence of a “change of control,” as defined in the charter provisions, agreements or instruments governing those Equity Interests or Subordinated Indebtedness; provided, however, that

JohnsonDiversey has made a Change of Control Offer and has purchased all Notes tendered in connection with that Change of Control; and

(8)	additional Restricted Payments in an amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) will be deemed to be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by JohnsonDiversey or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by the “Restricted Payment” covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment, JohnsonDiversey will deliver to the Trustee an officers’ certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the “Restricted Payments” covenant were computed, which calculations may be based upon JohnsonDiversey’s latest available financial statements together with a copy of any fairness opinion or appraisal required by the Indentures.

Incurrence of Indebtedness and Issuance of Preferred Stock

JohnsonDiversey will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and JohnsonDiversey will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that JohnsonDiversey may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio for the applicable Financial Covenant Period would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of that Financial Covenant Period.

The first paragraph of the “Incurrence of Indebtedness” covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by JohnsonDiversey and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the outstanding face amount thereof that has not been reimbursed) not to exceed $1.3 billion (provided that such amount will be reduced to the extent of any reduction or elimination of any commitment under any Credit Facility resulting from or relating to the formation of any Receivables Subsidiary or the completion of any Qualified Receivables Transaction) less the aggregate amount of all Net Proceeds of Assets Sales applied by JohnsonDiversey or any of its Restricted Subsidiaries since the date of the Indentures to repay any Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by JohnsonDiversey and its Restricted Subsidiaries of Existing Indebtedness;

(3)
the incurrence by JohnsonDiversey and the Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indentures and the related Subsidiary Guarantees, and the Exchange Notes and the related Subsidiary Guarantees to be issued as contemplated by the Registration Rights Agreements;

(4)
the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of JohnsonDiversey or that Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)
the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indentures to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (15) or (17) of this paragraph;

(6)	the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of intercompany Indebtedness between or among JohnsonDiversey and any of its Restricted Subsidiaries; provided, however, that:

(a)
if JohnsonDiversey or any Guarantor is the obligor on the Indebtedness, that Indebtedness (unless pledged as security for Obligations under the Credit Facilities) must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of JohnsonDiversey, or the Subsidiary Guarantees, in the case of a Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in that Indebtedness being held by a Person other than JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey (other than as security for Obligations under the Credit Facilities) and (ii) any sale or other transfer (other than as security for Obligations under the Credit Facilities) of that Indebtedness by JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey to a Person that is not either JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey, will be deemed, in each case, to constitute an incurrence, as of the date of issuance, transfer or sale, as the case may be, of that Indebtedness by JohnsonDiversey or that Restricted Subsidiary, as the case may be, that is not permitted by this clause (6);

(7)
the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of Hedging Obligations entered into the ordinary course of business to hedge or mitigate risks to which JohnsonDiversey or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(8)
the guarantee by JohnsonDiversey or any of the Guarantors of Indebtedness of JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey that was permitted to be incurred by another provision of the “Incurrence of Indebtedness” covenant;

(9)
the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the “Incurrence of Indebtedness” covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of JohnsonDiversey as accrued;

(10)
the incurrence by Foreign Subsidiaries of JohnsonDiversey of Indebtedness in the ordinary course of business for working capital purposes in an amount not to exceed $100.0 million at any time outstanding;

(11)
the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to JohnsonDiversey or to any other Subsidiary of JohnsonDiversey or their assets (other than that Receivables Subsidiary and its assets and, as to JohnsonDiversey or any Subsidiary of JohnsonDiversey, other than pursuant to representations, warranties, covenants and indemnities customary for those transactions) and is not guaranteed by JohnsonDiversey or any other Subsidiary of JohnsonDiversey (other than that Receivables Subsidiary);

(12)
the incurrence by JohnsonDiversey and any Restricted Subsidiary of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of JohnsonDiversey or that Restricted Subsidiary, as the case may be;

(13)
Indebtedness incurred by JohnsonDiversey or any of its Restricted Subsidiaries consisting of advances received in the ordinary course of business for cash management purposes from any Unrestricted Subsidiary;

(14)
the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with the Fixed Charge Coverage Ratio test described in the first paragraph of this caption;

(15)	start-up working capital advances from Unilever to JohnsonDiversey or any of its Subsidiaries pursuant to the Sales Agency Agreement;

(16)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that the Indebtedness is extinguished within five business days of incurrence; and

(17)
the incurrence by JohnsonDiversey or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or, with respect to Indebtedness issued at a discount, the original principal amount at the date of incurrence) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $10.0 million.

For purposes of determining compliance with the “Incurrence of Indebtedness” covenant:

(1)
in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, JohnsonDiversey will be permitted to (a) classify that item of Indebtedness on the date of its incurrence in any manner that complies with the “Incurrence of Indebtedness” covenant and (b) after the incurrence of any Permitted Indebtedness pursuant to the provisions described in the second paragraph of this caption, reclassify that Indebtedness to any other type of Permitted Indebtedness permitted by the provisions described in the second paragraph of this caption, provided, that the Indebtedness, at the time of reclassification, could have been incurred as such other type of Permitted Indebtedness;

(2)
Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indentures will be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt; and

(3)	for purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of that Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness is incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if that Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and that refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of that refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of that refinancing Indebtedness does not exceed the principal amount of that Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which that refinancing Indebtedness is denominated that is in effect on the date of the refinancing.

As stated above, JohnsonDiversey and the Guarantors may incur Indebtedness if the Fixed Charge Coverage Ratio for the applicable Financial Covenant Period would have been at least 2.0 to 1 after giving pro forma effect to that incurrence of Indebtedness and the application of the proceeds from that Indebtedness as if the Indebtedness had been incurred at the beginning of that Financial Covenant Period. Prior to the date on which JohnsonDiversey’s financial statements for the quarter ended June 27, 2003 are available, the Financial Covenant Period applicable to a proposed incurrence of Indebtedness is defined as the full fiscal quarter or quarters, as applicable, for which internal financial statements are available that commenced after May 3, 2002 and ended prior to the date of the proposed incurrence of Indebtedness. For the Financial Covenant Period that commenced on June 29, 2002 and ended on September 27, 2002, JohnsonDiversey’s Fixed Charge Coverage Ratio exceeded 2.0 to 1.

At any time, regardless of whether the incurrence of Indebtedness would be in compliance with the Fixed Charge Coverage Ratio test described above, JohnsonDiversey, the Guarantors and, in some cases, other Restricted Subsidiaries may incur the Indebtedness described in clauses (1) through (17) of the second paragraph under this subheading (previously defined as Permitted Debt). Among the types of Permitted Debt that may be incurred is Indebtedness available under the new credit facilities. As of September 27, 2002, about $234.4 million were available for borrowing under the new credit facilities. Indebtedness of foreign subsidiaries in the ordinary course of business for working capital purposes of up to $100 million at any time outstanding is also Permitted Debt. As of September 27, 2002, there were about $29.3 million outstanding under foreign working capital lines of credit. In addition to the specifically enumerated types of Permitted Debt, JohnsonDiversey or any Restricted Subsidiary may incur as Permitted Debt up to $10 million of additional Indebtedness for any reason. None of this additional Indebtedness had been incurred as of September 27, 2002. You should read clauses (1) through (17) of the second paragraph of this subheading for a description of all Indebtedness that qualifies as Permitted Debt.

Any of the Indebtedness that JohnsonDiversey and the Guarantors may incur in accordance with the Fixed Charge Coverage Ratio described above or as Permitted Debt may rank senior to the notes.

Anti-Layering

JohnsonDiversey will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of JohnsonDiversey and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of that Guarantor and senior in any respect in right of payment to that Guarantor’s Subsidiary Guarantees.

Liens

JohnsonDiversey will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness or trade payables upon any of their property or assets, now owned or hereafter acquired other than Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

JohnsonDiversey will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to JohnsonDiversey or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to JohnsonDiversey or any of its Restricted Subsidiaries;

(2)	make loans or advances to JohnsonDiversey or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to JohnsonDiversey or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and Credit Facilities and other agreements, including without limitation agreements entered into on the date of the Indentures in connection with the transactions contemplated by the Acquisition Agreement, as in effect on the date of the Indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in those agreements on the date of the Indentures;

(2)	the Indentures, the Notes, the Exchange Notes and the Subsidiary Guarantees;

(3)	applicable law;

(4)
any instrument governing Indebtedness or Capital Stock of a Person acquired by JohnsonDiversey or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent that Indebtedness or Capital Stock was incurred in connection with or in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted to be incurred by the terms of the Indentures;

(5)	customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practices;

(6)
Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)
Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)
Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of a Person to dispose of the assets subject to those Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(11)	Indebtedness permitted to be incurred by clause (10) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)
Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to that Receivables Subsidiary; and

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

JohnsonDiversey may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not JohnsonDiversey is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of JohnsonDiversey and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) JohnsonDiversey is the surviving corporation; or (b) the Person formed by or surviving that consolidation or merger (if other than JohnsonDiversey) or to which that sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving that consolidation or merger (if other than JohnsonDiversey) or the Person to which that sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of JohnsonDiversey under the Notes, the Indentures and the Registration Rights Agreements pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after that transaction, no Default or Event of Default exists; and

(4)
JohnsonDiversey or the Person formed by or surviving that consolidation or merger (if other than JohnsonDiversey), or to which that sale, assignment, transfer, conveyance or other disposition has been made will, on the date of that transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Financial Covenant Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

JohnsonDiversey may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The “Merger, Consolidation or Sale of Assets” covenant does not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among JohnsonDiversey and any of the Guarantors.

Transactions with Affiliates

JohnsonDiversey will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are not materially less favorable to JohnsonDiversey or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by JohnsonDiversey or that Restricted Subsidiary with an unrelated Person; and

(2)	JohnsonDiversey delivers to the Trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with the “Affiliate Transactions” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to JohnsonDiversey of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items are not deemed to be Affiliate Transactions and, therefore, are not subject to the provisions of the prior paragraph:

(1)	any employment agreement, stock option plan or other compensation plan entered into by JohnsonDiversey or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among JohnsonDiversey and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(3)	transactions with a Person that is an Affiliate of JohnsonDiversey solely because JohnsonDiversey owns an Equity Interest in, or controls, that Person;

(4)
payment of reasonable fees, expense reimbursements and customary indemnification, advances and similar agreements to directors and officers of Holdings, JohnsonDiversey or any of its Restricted Subsidiaries;

(5)	sales of Equity Interests (other than Disqualified Stock) to Affiliates of JohnsonDiversey;

(6)
transactions pursuant to any agreement in effect on the date of the Indentures as any such agreement may be amended from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to JohnsonDiversey or any Restricted Subsidiary;

(7)	Restricted Payments that are permitted by the provisions of the Indentures described above under the caption “—Restricted Payments;”

(8)
loans or advances (but excluding commission, travel and similar advances) to employees of JohnsonDiversey and its Restricted Subsidiaries in the ordinary course of business of JohnsonDiversey or that Restricted Subsidiary, as the case may be, not to exceed $3.0 million per annum;

(9)	purchases and sales or raw materials, inventory and services in the ordinary course of business;

(10)
transactions with Unilever or any of its Subsidiaries that are (a) entered into in the ordinary course of business or (b) pursuant to, contemplated by or entered into in connection with the Acquisition Agreement, any of the Ancillary Documents (as defined in the Acquisition Agreement), the Seller Note Indenture, or the Seller Note Registration Rights Agreement, in each case, as the same may be renewed, extended, amended or modified from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to JohnsonDiversey or any Restricted Subsidiary;

(11)
transactions with S.C. Johnson & Son, Inc. or any of its Affiliates that are (a) entered into in the ordinary course of business or (b) pursuant to, contemplated by or entered into in connection with the Acquisition Agreement or any of the agreements set forth in Exhibit 1 to the Stockholders’ Agreement, in each case, as the same may be renewed, extended, amended or modified from time to time; provided that such modifications, taken as a whole, do not contain terms materially less advantageous to JohnsonDiversey or any Restricted Subsidiary; and

(12)	the acquisition of 100% of the assets or interests in certain non-separated foreign entities currently owned by S.C. Johnson & Son, Inc.

Additional Subsidiary Guarantees

If any existing or newly acquired or created Subsidiary of JohnsonDiversey or any of its Subsidiaries that is not already a Guarantor (other than a Receivables Subsidiary) guarantees any Indebtedness of JohnsonDiversey (other than intercompany Indebtedness of JohnsonDiversey) after the date of the Indentures, then that existing or newly acquired or created Subsidiary will become a Guarantor and execute supplemental indentures and deliver an opinion of counsel satisfactory to the Trustee within 10 Business Days of the date on which it guaranteed that Indebtedness; provided that this covenant does not apply to all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indentures for so long as they continue to constitute Unrestricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by JohnsonDiversey and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by JohnsonDiversey. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

JohnsonDiversey will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to that extent as would not be material to JohnsonDiversey and its Restricted Subsidiaries taken as a whole.

Payments for Consent

JohnsonDiversey will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless that consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to that consent, waiver or agreement.

Reports

At any time on or after November 11, 2002, whether or not required by the Commission, so long as any Notes are outstanding, JohnsonDiversey will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if JohnsonDiversey were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by JohnsonDiversey’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if JohnsonDiversey were required to file those reports.

If JohnsonDiversey has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of JohnsonDiversey and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of JohnsonDiversey.

In addition, following the completion of the exchange offer contemplated by the Registration Rights Agreements, whether or not required by the Commission, JohnsonDiversey will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, JohnsonDiversey and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default under each Indenture:

(1)	default for 30 days in the payment when due of interest on, or Special Interest with respect to, the Notes whether or not prohibited by the subordination provisions of the Indentures;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indentures;

(3)
failure by JohnsonDiversey or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets,” which failure cannot be remedied or, if that failure can be remedied, is not remedied within 30 days after the date on which notice thereof requiring JohnsonDiversey to remedy the default has been given to JohnsonDiversey in accordance with the Indentures;

(4)	failure by JohnsonDiversey or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indentures;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by JohnsonDiversey or any of its Restricted Subsidiaries (or the payment of which is guaranteed by JohnsonDiversey or any of its Restricted Subsidiaries) whether that Indebtedness or guarantee now exists, or is created after the date of the Indentures, if that default:

(a)	is caused by a failure to pay at maturity principal of, or interest or premium, if any, on that Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of that Indebtedness prior to its express maturity,

and, in each case, the principal amount of any that Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)
failure by JohnsonDiversey or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25.0 million (exclusive of amounts covered by insurance other than self-insurance), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)
except as permitted by the Indentures, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(8)
either JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey that is a Significant Subsidiary or any group of Restricted Subsidiaries of JohnsonDiversey that, taken together, would constitute a Significant Subsidiary:

(a)	commences of a voluntary bankruptcy case;

(b)	consents to the entry of an order for relief against it in an involuntary bankruptcy case;

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property;

(d)	makes a general assignment for the benefit of its creditors; or

(e)	generally is not paying its debts as they become due; and

(9)	A court of competent jurisdiction enters an order or decree:

(a)
for relief against JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary bankruptcy case;

(b)
appoints a custodian of JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(c)
orders the liquidation of JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default arising from the events of bankruptcy or insolvency listed under (8) and (9) immediately above, with respect to JohnsonDiversey, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes under an Indenture may declare all the Notes under that Indenture to be due and payable immediately.

Holders of the Notes may not enforce the Indentures or the Notes except as provided in the Indentures. Subject to specified limitations, Holders of a majority in principal amount of the then-outstanding Notes under an Indenture may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding under an Indenture, by notice to the Trustee, may on behalf of the Holders of all of those Notes waive any existing Default or Event of Default and its consequences under the relevant Indenture except a continuing Default or Event of Default in the payment of interest or Special Interest on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of JohnsonDiversey with the intention of avoiding payment of the premium that JohnsonDiversey would have had to pay if JohnsonDiversey then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indentures, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to May 15, 2007 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of JohnsonDiversey with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2007 then the premium specified in the relevant Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

JohnsonDiversey is required to deliver to the Trustee annually a statement regarding compliance with the Indentures. Upon becoming aware of any Default or Event of Default, JohnsonDiversey is required to deliver to the Trustee a statement specifying that Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of JohnsonDiversey or any Guarantor, as such, will have any liability for any obligations of JohnsonDiversey or the Guarantors under the

Notes, the Indentures, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

JohnsonDiversey may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)
the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on the Notes when those payments are due from the trust referred to below;

(2)
JohnsonDiversey obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and JohnsonDiversey and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indentures.

In addition, JohnsonDiversey may, at its option and at any time, elect to have the obligations of JohnsonDiversey and the Guarantors released with respect to specified covenants that are described in the Indentures (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the affected Notes. In the event Covenant Defeasance occurs, specified events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the affected Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
JohnsonDiversey must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the affected Notes, cash in U.S. dollars or legal tender in the countries constituting the European Monetary Union, non-callable Government Securities or EEA Government Obligations, or a combination thereof, in amounts as will be sufficient, together with the interest or increment to accrue thereon (but without further reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on those outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and JohnsonDiversey must specify whether those Notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, JohnsonDiversey has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) JohnsonDiversey has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel will confirm that, the Holders of the affected outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, JohnsonDiversey has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the affected outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit);

(5)
that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indentures) to which JohnsonDiversey or any of its Restricted Subsidiaries is a party or by which JohnsonDiversey or any of its Restricted Subsidiaries is bound;

(6)
JohnsonDiversey must deliver to the Trustee an officers’ certificate stating that the deposit was not made by JohnsonDiversey with the intent of preferring the Holders of Notes over the other creditors of JohnsonDiversey with the intent of defeating, hindering, delaying or defrauding creditors of JohnsonDiversey or others; and

(7)
JohnsonDiversey must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance contained in the relevant Indenture or Indentures have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, with the consent of the Holders of a majority in principal amount of the then-outstanding Notes under an Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), that Indenture and the corresponding Notes may be amended or supplemented, and with the consent of the Holders of a majority in principal amount of the then-outstanding Notes under an Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), any existing default or compliance with any provision of that Indenture and the corresponding Notes may be waived.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from that acceleration);

(5)	make any Note payable in money other than that stated in the applicable Note;

(6)
make any change in the provisions of the relevant Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by any of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantees or the Indentures, except in accordance with the terms of the Indentures; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of an Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding under that Indenture.

Notwithstanding the preceding, without the consent of any Holder of Notes, JohnsonDiversey, the Guarantors and the Trustee may amend or supplement the Indentures or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of JohnsonDiversey’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of JohnsonDiversey’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indentures of any Holder; or

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

Satisfaction and Discharge

An Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)
all Notes that have been authenticated under that Indenture, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to JohnsonDiversey, have been delivered to the Trustee for cancellation; or

(b)
all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and JohnsonDiversey or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars or legal tender in the countries constituting the European Monetary Union, non-callable Government Securities or EEA Government Obligations, or a combination thereof, in amounts as will be sufficient, together with the interest or increment to accrue thereon (but without consideration of any further reinvestment), to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing under that Indenture on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which JohnsonDiversey or any Guarantor is a party or by which JohnsonDiversey or any Guarantor is bound;

(3)	JohnsonDiversey or any Guarantor has paid or caused to be paid all sums payable by it under that Indenture; and

(4)
JohnsonDiversey has delivered irrevocable instructions to the Trustee under that Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, JohnsonDiversey must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent contained in the relevant Indenture or Indentures to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of JohnsonDiversey or any Guarantor, the Indentures limit its right to obtain payment of claims in specified cases, or to realize on specified property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then-outstanding Notes under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specified exceptions. The Indentures provide that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of Notes, unless that Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Listing

The outstanding notes are listed on the Luxembourg Stock Exchange and we have applied to list the exchange notes on the Luxembourg Stock Exchange. The legal notice relating to the issuance of the exchange notes and the Articles of Incorporation of JohnsonDiversey will be registered prior to the listing with the Registrar of the District Court in Luxembourg, where such documents are available for inspection and where copies thereof can be obtained upon request. As long as the Notes are listed on the Luxembourg Stock Exchange, an agent for making payments on, and transfers of, Notes will be maintained in Luxembourg. JohnsonDiversey has initially designated The Bank of New York (Luxembourg) S.A. as its agent for those purposes. The address of The Bank of New York (Luxembourg) S.A. is Aerogolf Center, IA, Hoehenhof, L-1736 Senningerberg.

Book-Entry, Delivery and Form

Except as set forth below, the notes issued in the exchange offer will be issued in registered, global form in minimum denominations of $1,000 or €1,000 and integral multiples of $1,000 or €1,000.

The notes which are denominated in dollars to be issued in the exchange offer will be represented by one or more global notes in definitive, fully registered form without interest coupons (collectively, the “Dollar Global Note”) and will be deposited with the Trustee as custodian for the DTC and registered in the name of Cede & Co, as nominee for DTC. The notes denominated in euros to be issued in the exchange offer will be represented by one global note in fully registered form without interest coupons (the “Euro Global Note,” and, together with the Dollar Global Note, the “Global Notes”) and will be deposited with The Bank of New York, London Branch as common depositary for Euroclear (the “Common Depositary”) and registered in the name of a nominee of the Common Depositary. All holders of notes denominated in euros who exchange their outstanding notes denominated in euros in the exchange offer will hold their interests through the Euro Global Note, regardless of whether they purchased their interests pursuant to Rule 144A or Regulation S.

Ownership interests in the Dollar Global Notes (the “Dollar Book-Entry Interests”) and in the Euro Global Notes (the “Euro Book-Entry Interests” and, together with the Dollar Book-Entry Interests, the “Book-Entry Interests”) will be limited to participants and indirect participants of DTC, Euroclear and/or Clearstream Banking, as applicable. The Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream Banking will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by that participant. The laws of some jurisdictions, including some states of the United States, may require that specified purchasers of securities take physical delivery of those securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indentures for any purpose.

Under the terms of the Euro Indenture, JohnsonDiversey will exchange all Global Notes for Definitive Registered Notes (as defined) if:

(1)	JohnsonDiversey delivers to the Trustee notice from either Euroclear and/or Clearstream that it is no longer a clearing agency;

(2)	the Depositary is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by JohnsonDiversey within 120 days after the date of such notice from the Depositary;

(3)	if there has occurred a Default or Event of Default with respect to the Euro Notes; or

(4)	in whole (but not in part) at any time if JohnsonDiversey in its sole discretion determines that the Euro Global Notes should be exchanged for Definitive Registered Notes.

Under the terms of the Dollar Indenture, JohnsonDiversey will exchange all Global Notes for Definitive Registered Notes if:

(1)	JohnsonDiversey delivers to the Trustee notice from DTC that it is no longer a clearing agency;

(2)	DTC is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by JohnsonDiversey within 120 days after the date of such notice from DTC;

(3)	if there has occurred a Default or Event of Default with respect to the Euro Notes; or

(4)	in whole (but not in part) at any time if JohnsonDiversey in its sole discretion determines that the Dollar Global Notes should be exchanged for Definitive Registered Notes.

In such an event, the Registrar will issue Notes in definitive registered form (“Definitive Registered Notes”), registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Clearstream as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests) and will bear a restrictive legend, unless that legend is not required by applicable law.

To the extent permitted by law, JohnsonDiversey, the Trustee, the Paying Agent and the Registrar shall be entitled to treat the Holder of any Note as the absolute owner thereof.

JohnsonDiversey will not impose any fees or other charges in respect of the Notes; however, holders of the Book-Entry interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and/or Clearstream Banking.

Transfer and Exchange

Unless and until Book-Entry Interests are exchanged for Definitive Registered Notes, the Global Notes held by the DTC or the Depositary may not be transferred except as a whole to a nominee or a successor approved by JohnsonDiversey.

Book-Entry Interests will be subject to specified restrictions on transfer and certification requirements. After the Notes have been registered under the Securities Act, all certification requirements with respect to the Notes will cease.

Subject to the foregoing, a Book-Entry Interest in one of the Global Notes may be transferred to a person who takes delivery thereof in the form of a Book-Entry Interest in another of the Global Notes by means of an instruction originated through DTC, Euroclear or Clearstream Banking, as applicable. Any Book-Entry Interest that is so transferred will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in the other Global Note and will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in that other Global Note for as long as it remains such a Book-Entry Interest. In connection with that transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the first-mentioned Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable.

Book-Entry Interests in a Global Note may be exchanged for Definitive Registered Notes upon receipt by the Registrar of instructions from a Paying Agent. It is expected that those instructions of the Paying Agent will be based upon directions received by DTC, Euroclear or Clearstream Banking, as applicable, from the participant that owns the relevant Book-Entry Interests. Definitive Registered Notes issued in exchange for a Book-Entry Interest will, except as set forth in the Indentures or as otherwise determined by JohnsonDiversey in compliance with applicable law, be subject to certain restrictions and will have a restrictive legend.

Subject to that restriction, Euro Notes issued as Definitive Registered Notes may be transferred in whole or in part, in denominations of €1,000 in principal amount or integral multiples thereof and Dollar Notes issued as Definitive Registered Notes may be transferred in whole or in part, in denominations of $1,000 in principal amount or integral multiples thereof to persons who take delivery thereof in the form of Definitive Registered Notes or in the form of Book-Entry Interests in a Global Note. In connection with any such transfer, the Indentures will require the transferor to, among other things, furnish appropriate endorsements and transfer documents and to pay any taxes, duties and governmental charges in connection with that transfer.

Notwithstanding the foregoing, JohnsonDiversey is not required to register the transfer of any Definitive Notes:

(1)	selected for redemption;

(2)	for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

(3)	for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

(4)	which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with that transfer.

Redemption of Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC or the Depositary, as applicable, will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC or the Depositary, as applicable, in connection with the redemption of such Global Note (or any portion thereof), and a notice of such redemption price will be published in Luxembourg. See “—Paying Agent and Registrar for the Notes.” JohnsonDiversey understands that under existing practices of DTC, Euroclear and Clearstream Banking, if fewer than all of the Notes are to be redeemed at any time, DTC, Euroclear and Clearstream Banking will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of less than $1,000 principal amount or €1,000 principal amount, as applicable, may be redeemed in part.

Payments on Global Notes

Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, and Special Interest, if any) will be made by JohnsonDiversey in euros, in the case of Euro Global Notes, and U.S. Dollars, in the case of the Dollar Global Notes, to the relevant principal Paying Agent. The relevant principal Paying Agent will, in turn, make such payments to DTC or the Depositary, as applicable, which will distribute such payments to participants in accordance with the procedures of DTC, Euroclear and Clearstream, as applicable.

Under the terms of the Indentures, JohnsonDiversey and the Trustee will treat the Holder of the Global Notes as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of JohnsonDiversey, the Subsidiary Guarantees, the Trustee or any agent of JohnsonDiversey or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of the records of DTC, the Depositary, Euroclear, Clearstream Banking or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing any of the records of DTC, the Depositary, Euroclear, Clearstream Banking or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

(2)	DTC, the Depositary, Euroclear, Clearstream Banking or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Action by Owners of Book-Entry Interests

DTC has advised JohnsonDiversey that it will instruct the Trustee to take any action permitted to be taken by a Holder of Dollar Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account the Dollar Book-Entry Interests in the Dollar Global Notes are credited and only in respect of such portion of the aggregate principal amount of Dollar Notes as to which such participant or participants has or have given such direction. The Depositary has advised JohnsonDiversey that it will instruct the Trustee to take any action permitted to be taken by a Holder of Euro Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account the Euro Book-Entry Interests in the Euro Global Notes are credited and only in respect of such portion of the aggregate principal amount of Euro Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC, Euroclear and Clearstream Banking reserve the right to exchange the Global Notes for Definitive Registered Notes, and to distribute such Notes to its participants.

Action by Trustee Following a Default

Upon the occurrence of a Default with respect to the Notes, or in connection with any other right of a Holder of a Global Note under the Indentures, if requested in writing by DTC or the Depositary, the Trustee will take any such action as shall be requested in such notice; provided that the Trustee has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of Book-Entry Interests.

Global Clearance and Settlement Under Book-Entry System

Initial Settlement

Initial settlement for the Dollar Notes will be made in dollars. Initial settlement for the Euro Notes will be made in euros.

Book-Entry Interests owned through DTC (other than through accounts at Euroclear or Clearstream Banking) will follow the settlement applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Book-Entry Interests owned through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Clearstream Banking holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

The Dollar Book-Entry Interests will trade in DTC’s Same-Day Funds Settlement System or through Euroclear or Clearstream Banking, and secondary market trading activity in such Book-Entry Interests will therefore settle in same-day funds. The Euro Book-Entry Interests will trade through the participants of Euroclear or Clearstream Banking and will settle in same-day funds.

Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Information Concerning DTC, Euroclear and Clearstream Banking

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.

JohnsonDiversey understands as follows with respect to DTC, Euroclear and Clearstream Banking:

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do no participate in DTC, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through DTC will receive distributions attributable to the Global Notes only through DTC participants.

Euroclear and Clearstream Banking hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream Banking provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking interface with domestic securities markets. Euroclear and Clearstream Banking participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream Banking is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream Banking participant, either directly or indirectly.

Registration Rights; Special Interest

The following description is a summary of the material provisions of the exchange and registration rights agreements. It does not restate those agreements in their entirety. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read the registration rights agreements in their entirety because they, and not this description, define your registration rights as Holders of these Notes.

On May 3, 2002, JohnsonDiversey, the Guarantors and the initial purchasers of the Notes entered into the registration rights agreements. Pursuant to the registration rights agreements, JohnsonDiversey and the Guarantors agreed to file with the Commission the exchange offer registration statement of which this prospectus is a part. Upon the effectiveness of the exchange offer registration statement, JohnsonDiversey and the Guarantors will offer to the Holders of Transfer Restricted Securities who are able to make specified representations the opportunity to exchange their Transfer Restricted Securities for exchange notes pursuant to the exchange offer.

If:

(1)	JohnsonDiversey and the Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

(2)	any Holder of Transfer Restricted Securities notifies JohnsonDiversey prior to the 20th day following the completion of the exchange offer that:

(a)	it is prohibited by law or Commission policy from participating in the exchange offer;

(b)
that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for those resales; or

(c)	that it is a broker-dealer and owns Notes acquired directly from JohnsonDiversey or an affiliate of JohnsonDiversey; or

(3)	the exchange offer has not been completed by February 4, 2003,

JohnsonDiversey and the Guarantors will file with the Commission a shelf registration statement to cover resales of the Notes by the Holders of the Notes who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

For purposes of the preceding, “Transfer Restricted Securities” means each Note until:

(1)	the date on which that Note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)
following the exchange by a broker-dealer in the exchange offer of a Note for an exchange note, the date on which that exchange note is sold to a purchaser who receives from that broker-dealer on or prior to the date of that sale a copy of the prospectus contained in the exchange offer registration statement;

(3)	the date on which that Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

(4)	the date on which that Note is distributed to the public pursuant to Rule 144 under the Securities Act;

(5)	the date on which the Note is eligible to be sold pursuant to Rule 144(k); or

(6)	the date on which the Note ceases to be outstanding.

The registration rights agreements provide that:

(1)	JohnsonDiversey and the Guarantors must file an exchange offer registration statement with the Commission on or prior to August 31, 2002;

(2)	JohnsonDiversey and the Guarantors are required to use their best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to November 29, 2002;

(3)	unless the exchange offer would not be permitted by applicable law or Commission policy, JohnsonDiversey and the Guarantors are required to

(a)	commence the exchange offer; and

(b)
use their best efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the Commission, exchange notes in exchange for all Notes tendered prior thereto in the exchange offer; and

(4)
if obligated to file the shelf registration statement, JohnsonDiversey and the Guarantors are required to use their best efforts to file the shelf registration statement with the Commission on or prior to 90 days after that filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 180 days after that obligation arises.

On July 31, 2002, JohnsonDiversey and the Guarantors satisfied the registration requirement set forth in clause (1) above by filing with the Commission the exchange offer registration statement of which this prospectus is a part. In addition, on November 27, 2002, that exchange offer registration statement was declared effective by the Commission, thereby satisfying the registration requirement set forth in clause (2) above. If:

(1)
JohnsonDiversey and the Guarantors are obligated to file the shelf registration statement referred to in clause (4) above and fail to file that shelf registration statement on or prior to 90 days after that filing obligation arises; or

(2)
JohnsonDiversey and the Guarantors are obligated to file the shelf registration statement referred to in clause (4) above and that shelf registration statement is not declared effective by the Commission on or prior to 180 days after that filing obligation arises; or

(3)	JohnsonDiversey and the Guarantors fail to consummate the exchange offer described in this prospectus by February 3, 2003; or

(4)
the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreements (each of the events referred to in clauses (1) through (4) above, a “Registration Default”), then JohnsonDiversey and the Guarantors will pay Special Interest to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Dollar Notes or €.05 per week per €1,000 principal amount of Euro Notes held by that Holder, in each case, that are Transfer Restricted Securities.

The amount of Special Interest will increase by an additional $.05 per week per $1,000 principal amount of Dollar Notes or €.05 per week per €1,000 principal amount of Euro Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Special Interest for all Registration Defaults of $.50 per week per $1,000 principal amount of Dollar Notes or €.50 per week per €1,000 principal amount of Euro Notes.

All accrued Special Interest will be paid by JohnsonDiversey and the Guarantors on each interest payment date to Holders of Global Notes by wire transfer of immediately available funds or by federal funds check and to Holders of certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Special Interest with respect to those defaults will cease.

Holders of Notes will be required to make specified representations described in the registration rights agreement to JohnsonDiversey in order to participate in the exchange offer and will be required to deliver specified information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements in order to have their Notes included in the shelf registration statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify JohnsonDiversey and the Guarantors against specified losses arising out of information furnished by that Holder in writing for inclusion in any shelf registration statement. Holders of Notes will also be required to suspend their use of the prospectus included in the shelf registration statement in specified circumstances upon receipt of written notice to that effect from JohnsonDiversey.

Certain Definitions

Set forth below are some of the defined terms used in the Indentures. Reference is made to the Indentures for a full description of all terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, whether or not that Indebtedness is incurred in connection with, or in contemplation of, that other Person’s merging with or into, or becoming a Subsidiary of, that specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by that specified Person.

“Acquisition Agreement” means the Purchase Agreement, dated as of November 20, 2001, by and among Holdings, JohnsonDiversey and Conopco, Inc., a New York corporation, as amended by the First Amendment to the Purchase Agreement, dated as of February 11, 2002, the Second Amendment to the Purchase Agreement, dated as of April 5, 2002, and the Third Amendment to the Purchase Agreement, dated as of May 3, 2002.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than JohnsonDiversey or any Subsidiary of JohnsonDiversey) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of JohnsonDiversey or any of its Subsidiaries solely by reason of that Investment.

“Asset Sale” means:

(1)
the sale, lease, conveyance, transfer or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance, transfer or other disposition of all or substantially all of the assets of JohnsonDiversey and its Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of JohnsonDiversey’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)
any single transaction or series of related transactions that (a) involves assets having a fair market value of less than $5.0 million or (b) results in net proceeds to JohnsonDiversey and its Subsidiaries of less than $5.0 million;

(2)	a transfer of assets between or among JohnsonDiversey and its Restricted Subsidiaries,

(3)	an issuance of Equity Interests by a Restricted Subsidiary to JohnsonDiversey or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)
sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary of the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (6), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay those notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of JohnsonDiversey entered into as part of a Qualified Receivables Transaction;

(7)	any sale or other transfer of assets in connection with plant closings as described under the caption “Business—Strategy—Focus on Operating Efficiencies and Improving Margins”;
(8)
transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(9)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(10)
the sale or grant of any license in the ordinary course of business to use the patents, trade secrets, know-how and or intellectual property of JohnsonDiversey or any of its Restricted Subsidiaries to the extent that the license does not generally prohibit JohnsonDiversey or any of its Restricted Subsidiaries from using the technologies licensed or require JohnsonDiversey or any of its Restricted Subsidiaries to pay any fees for that use;

(11)	the sale or other disposition in the ordinary course of business of obsolete or worn-out assets or assets that management determines are no longer necessary to operate the business; and

(12)	the Whitmire Sale.

“Beneficial Owner” has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), that “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of that Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1)	euros and United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States government or any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, or the United States, respectively, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic or foreign commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, Inc. and in each case maturing within six months after the date of acquisition of that commercial paper; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cayman Subsidiary” means Johnson Diversey Cayman, Inc., a wholly owned Subsidiary of JohnsonDiversey organized under the laws of the Cayman Islands.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, conveyance, transfer or other disposition (other than by way of merger, amalgamation or consolidation) of all or substantially all of the properties or assets of Holdings, JohnsonDiversey and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group or any Guarantor, shall have occurred;

(2)	the adoption of a plan relating to the liquidation or dissolution of either of Holdings or JohnsonDiversey;

(3)
any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any member of the Johnson Family Group, becomes the “beneficial owner” (as defined in Rule I3d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of Holdings or JohnsonDiversey, calculated on a fully diluted basis;

(4)
at any time after a Public Market shall exist, during any period of two consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Holdings or JohnsonDiversey (together with (a) any directors whose election or appointment by the Board of Directors of Holdings or JohnsonDiversey, as applicable, or whose nomination for election by the stockholders of Holdings or JohnsonDiversey, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, (b) any directors whose election or appointment by the Board of Directors of Holdings or JohnsonDiversey, as applicable, or whose nomination for election by the stockholders of Holdings or JohnsonDiversey, as applicable, was approved by any member of the Unilever Group pursuant to the terms of the Stockholders’ Agreement or any member of the Johnson Family Group, and (c) any directors elected pursuant to the terms of any stockholders’ agreement among the stockholders of Holdings or JohnsonDiversey, as applicable) cease for any reason to constitute a majority of the Board of Directors of Holdings or JohnsonDiversey, as applicable, then in office; or

(5)
the merger, amalgamation or consolidation of Holdings or JohnsonDiversey, as applicable, with or into another Person or the merger of another Person with or into Holdings or JohnsonDiversey, as applicable (each, a “Business Combination”), shall have occurred, and the securities of Holdings or JohnsonDiversey, as applicable, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings or JohnsonDiversey, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to that transaction those securities are changed into or exchanged for, in addition to any other consideration, securities of the corporation or entity resulting from such Business Combination (including an entity which as a result of the Business Combination owns Holdings or JohnsonDiversey either directly or through one or more Subsidiaries) that represent immediately after giving effect to that transaction, greater than 50% of the outstanding Voting Stock of the corporation or entity resulting from that Business Combination (including an entity which as a result of the Business Combination owns Holdings or JohnsonDiversey either directly or through one or more Subsidiaries).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for that period, plus:

(1)
an amount equal to any extraordinary loss plus any net loss realized by that Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent that losses were deducted in computing that Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing that Consolidated Net Income; plus

(3)
consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing that Consolidated Net Income; plus

(4)
depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of that Person and its Restricted Subsidiaries for that period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing that Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent those losses were deducted in computing that Consolidated Net Income; plus

(6)
all non-recurring adjustments used in connection with the calculation of Pro Forma EBITDA as set forth in this prospectus under the caption "Unaudited Pro Forma and Historical Condensed Combined Financial Data" to the extent that the adjustments are not fully reflected in the applicable period and continue to be applicable; plus

(7)	all of the following non-recurring adjustments, to the extent that the adjustments are not fully reflected in the applicable period and continue to be applicable:

(a)
a restructuring adjustment relating to the DiverseyLever restructuring program that was initiated in 2000, which adjustment is an addition to EBITDA reflecting (1) fixed asset write-offs and severence costs from identified plant closures and right sizing initiatives, as well as inventory SKU rationalization, and (2) the cumulative effect of total salary cost savings that are a direct result of the restructuring severance programs;

(b)
a pension adjustment consisting of two components, the overall effect of which is to normalize our net pension expense following the Acquisition. The first component reverses the Unilever allocation of a net pension credit to DiverseyLever. The first component is a deduction from EBITDA, which results from Unilever retaining net pension surpluses for funded pension plans upon the closing of the Acquisition and the removal of interest costs related to unfunded pension plans. The second component is a deduction from EBITDA that represents an estimate of net pension expense that will be incurred by us on an ongoing basis;

(c)
a net corporate costs adjustment, which includes (1) a deduction from EBITDA of the Unilever corporate overhead costs that are included in DiverseyLever's historical accounts, but will not be required to operate our ongoing business, and (2) an addition to EBITDA of management's estimate of the incremental overhead required to operate our ongoing business;

(d)
a disposal/normalization of businesses adjustment, which includes (1) a deduction from EBITDA of the gain on sale by CMI of a joint venture and the gain on sale of two DiverseyLever businesses, (2) a deduction from EBITDA of the impact on operations of the two disposed of DiverseyLever businesses and (3) an addition to reflect in EBITDA the full-period impact of businesses that CMI and DiverseyLever acquired during specified periods;

(e)
a compensation arrangements adjustment, which consists of two components. The first component is an addition to EBITDA to reflect CMI's movement from historical stock appreciation rights and long-term incentive plans, which were compensatory arrangements, to a non-compensatory stock option plan. The second component is an addition to EBITDA of historical profit sharing expense in excess of the maximum contribution limit that our board of directors instituted upon the closing of the Acquisition; and

(f)
other adjustments, which consist of additions to EBITDA relating to (1) a one-time transfer tax paid by CMI relating to the consolidation of a specified foreign entity, (2) discontinued CMI e-Business initiatives that were one-time investments, (3) CMI's write-off of a technology asset deemed to be impaired, (4) a one-time value added tax payment by DiverseyLever, (5) non-recurring losses on asset disposals by DiverseyLever and (6) specified costs allocated to the DiverseyLever business from other Unilever entities, exclusive of the net corporate costs referred to in (c) above, that are not required to operate our combined company; minus

(8)	non-cash items increasing that Consolidated Net Income for that period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of JohnsonDiversey will be added to Consolidated Net Income to compute Consolidated Cash Flow of JohnsonDiversey only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to JohnsonDiversey by that Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)
the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restriction to the payment of dividends has been permanently waived;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

“Credit Agreement” means the Credit Agreement, dated as of May 3, 2002, by and among Holdings, JohnsonDiversey, the other borrowers thereunder, the several banks and other financial institutions or entities from time to time parties thereto, Citicorp USA, Inc., as Administrative Agent, Goldman Sachs Credit Partners, L.P., as Syndication Agent, and ABN AMRO Bank N.A., Bank One, NA, Royal Bank of Scotland plc, New York Branch and General Electric Capital Corporation, as Co-documentation Agents, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the foregoing as any or all of such agreements may be in effect from time to time, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as any or all of such agreements (or any other agreement that renews, refunds, refinances, restructures, replaces, repays or extends any or all of such agreements) may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements or otherwise.

“Designated Senior Debt” means:

(1)	all Obligations under the Credit Agreement; and

(2)
after payment in full of all Obligations under the Credit Agreement and termination of the commitments thereunder, any other Senior Debt permitted under the Indentures the principal amount of which is $25.0 million or more and that has been designated by JohnsonDiversey as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require JohnsonDiversey to repurchase that Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that JohnsonDiversey may not repurchase or redeem that Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Subsidiary of JohnsonDiversey that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of JohnsonDiversey.

“EEA Government Obligation” means direct non-callable obligations of, or non-callable obligations guaranteed by, any European Union member for the payment of which obligation or guarantee the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any underwritten public offering of common stock of Holdings or JohnsonDiversey; provided that with respect to any underwritten public offering of Holdings, the net proceeds of that offering are substantially concurrently contributed to JohnsonDiversey as cash.

“Existing Indebtedness” means Indebtedness of JohnsonDiversey and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indentures, including the Indebtedness under the Receivables Purchase Agreement dated as of March 2, 2001, as amended or supplemented from time to time, among JWPR Corporation, as seller and servicer, the financial institutions party thereto, Falcon Asset Securitization Corporation and Bank One, NA (Main Office Chicago), as agent, until those amounts are repaid.

“Financial Covenant Period” means (a) if prior to the date on which JohnsonDiversey’s financial statements for the second quarter of 2003 are available, JohnsonDiversey’s most recently ended full fiscal quarter or quarters, as applicable, that commenced after the date of the Indentures for which internal financial statements are available immediately preceding the date on which the applicable Restricted Payment is made, additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued or (b) if after the date on which JohnsonDiversey’s financial statements for the second quarter of 2003 are available, JohnsonDiversey’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the applicable Restricted Payment is made, additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of that Person and its Restricted Subsidiaries for that period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations entered into with respect to interest rates; plus

(2)	the consolidated interest of that Person and its Restricted Subsidiaries that was capitalized during that period; plus

(3)
any interest expense on Indebtedness of another Person that is Guaranteed by that Person or one of its Restricted Subsidiaries or secured by a Lien on assets of that Person or one of its Restricted Subsidiaries, whether or not that Guarantee or Lien is called upon; plus

(4)
the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of that Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of JohnsonDiversey (other than Disqualified Stock) or to JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then-current combined federal, state and local statutory tax rate of that Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of that Person and its Restricted Subsidiaries for that period to the Fixed Charges of that Person and its Restricted Subsidiaries for that period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable Financial Covenant Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the Financial Covenant Period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the Financial Covenant Period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiaries” means any Restricted Subsidiary of JohnsonDiversey that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in those other statements by any other entity that has been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each current direct and indirect wholly owned Domestic Subsidiary (other than the Receivables Subsidiary), the Cayman Subsidiary and any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indentures, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of that Person under any interest rate swap agreement, interest rate cap agreement and interest rate collar agreement, foreign currency exchange rate agreement, commodity price protection agreement or other agreement or arrangement designed to protect that Person against fluctuations in interest rates, foreign currency exchange rates or commodity prices.

“Holdings” means JohnsonDiversey Holdings, Inc.

“Indebtedness” means, with respect to any specified Person, any indebtedness of that Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not that Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by that Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of JohnsonDiversey such that, after giving effect to that sale or disposition, that Person is no longer a Subsidiary of JohnsonDiversey, JohnsonDiversey will be deemed to have made an Investment on the date of that sale or disposition equal to the fair market value of JohnsonDiversey’s Investments in that Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey of a Person that holds an Investment in a third Person will be deemed to be an Investment by JohnsonDiversey or that Restricted Subsidiary in that third Person in an amount equal to the fair market value of the Investments held by the acquired Person in that third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Johnson Family Group” means (1) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such descendant; (2) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (1) above; and (3) an entity controlled directly or indirectly by one or more individuals or entities described in clauses (1) or (2) above.

“Joint Liabilities” means JohnsonDiversey’s obligations in respect of certain joint ERISA, environmental and product liability obligations of JohnsonDiversey and S.C. Johnson & Son, Inc., up to a maximum aggregate cash payment amount of $8.0 million.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)
any gain (but not loss), together with any related provision for taxes on that gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on that extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by JohnsonDiversey or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of that Asset Sale and any reserve for adjustment in respect of the sale price of that asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither JohnsonDiversey nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of JohnsonDiversey or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of JohnsonDiversey or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means the businesses engaged in by JohnsonDiversey and its Restricted Subsidiaries on the date of the Indentures and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which JohnsonDiversey and its Restricted Subsidiaries are engaged on the date of the Indentures.

“Permitted Investments” means:

(1)	any Investment in JohnsonDiversey or in a Restricted Subsidiary of JohnsonDiversey;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey in a Person, if as a result of that Investment:

(a)	that Person becomes a Restricted Subsidiary of JohnsonDiversey; or

(b)
that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, JohnsonDiversey or a Restricted Subsidiary of JohnsonDiversey;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of JohnsonDiversey;

(6)
any Investments received in compromise of obligations incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations;

(8)
the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by that Receivables Subsidiary to effect that Qualified Receivables Transaction; and any other Investment by JohnsonDiversey or a Subsidiary of JohnsonDiversey in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that the other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of JohnsonDiversey entered into as part of a Qualified Receivables Transaction;

(9)
any Investments in joint ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indentures not to exceed $25.0 million;

(10)	advances with respect to ordinary course receivables made by JohnsonDiversey or any of its Restricted Subsidiaries to Unilever pursuant to the Sales Agency Agreement;

(11)	any Investments in endorsements of negotiable instruments and similar negotiable documents in the ordinary course of business; and

(12)	any Investments existing on the date of the Indentures.

“Permitted Junior Securities” means:

(1)	Equity Interests in JohnsonDiversey or any Guarantor; or

(2)
debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt under the Indentures and that have a stated maturity after (and do not provide for scheduled principal payments prior to) the stated maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that, if such Equity Interests or debt securities are distributed in a bankruptcy or insolvency proceeding of JohnsonDiversey or any Guarantor, such Equity Interests or debt securities are distributed pursuant to a plan of reorganization.

“Permitted Liens” means:

(1)	Liens securing Senior Debt (and intercompany loans pledged as security for Senior Debt) that was permitted by the terms of the Indentures to be incurred;

(2)	Liens in favor of JohnsonDiversey or the Guarantors;

(3)
Liens on property of a Person existing at the time that Person is merged with or into or consolidated with JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey; provided that those Liens were in existence prior to the contemplation of that merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with JohnsonDiversey or the Restricted Subsidiary;

(4)
Liens on property existing at the time of acquisition of the property by JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey, provided that those Liens were in existence prior to the contemplation of that acquisition;

(5)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with that Indebtedness;

(6)	Liens existing on the date of the Indentures;

(7)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)
Liens incurred in the ordinary course of business of JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(9)	Liens to secure Indebtedness permitted by clause (10) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(10)	Liens on assets of JohnsonDiversey or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(11)	Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(12)	Liens to secure Hedging Obligations permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(13)	Liens securing Permitted Refinancing Indebtedness, provided that those Liens do not extend to or cover any assets or property other than the collateral securing the Indebtedness to be refinanced;

(14)	Liens arising by operation of law in connection with judgments, which do not give rise to an Event of Default with respect thereto;

(15)	Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith, if reserves or other appropriate provision shall have been made therefor;

(16)
easements, rights of way, zoning restrictions and other similar encumbrances or title defects that do not materially detract from the value of the property or the assets subject thereto or interfere with the ordinary conduct of the business of JohnsonDiversey and it Subsidiaries, taken as a whole;

(17)
encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of that real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at that real property;

(18)
pledges or deposits securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which JohnsonDiversey or any of its Restricted Subsidiaries is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds in the ordinary course of business;

(19)
Liens arising from any transactions pursuant to, contemplated by or in connection with the Acquisition Agreement or any of the Ancillary Documents (as defined in the Acquisition Agreement), in each case, as the same may be renewed, extended, or modified from time to time in any manner not materially less favorable to holders of the Notes; and

(20)	Liens in favor of S.C. Johnson & Son, Inc. securing the Joint Liabilities.

“Permitted Refinancing Indebtedness” means any Indebtedness of JohnsonDiversey or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of JohnsonDiversey or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
the Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, that Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	the Indebtedness is incurred either by JohnsonDiversey or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Public Market” means any time after:

(1)	an Equity Offering has been consummated; and

(2)
at least 15% of the total issued and outstanding common stock of Holdings or JohnsonDiversey, as applicable, has been distributed by means of an effective registration statement under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by JohnsonDiversey or any of its Subsidiaries pursuant to which JohnsonDiversey or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by JohnsonDiversey or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of JohnsonDiversey or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means JWPR Corporation, a Nevada corporation and wholly owned Subsidiary of JohnsonDiversey, and any other Subsidiary of JohnsonDiversey which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of JohnsonDiversey (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by JohnsonDiversey or any Subsidiary of JohnsonDiversey (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates JohnsonDiversey or any Subsidiary of JohnsonDiversey in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of JohnsonDiversey or any Subsidiary of JohnsonDiversey (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither JohnsonDiversey nor any Subsidiary of JohnsonDiversey has any material contract, agreement, arrangement or understanding other than on terms no less favorable to JohnsonDiversey or that Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of JohnsonDiversey, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither JohnsonDiversey nor any Subsidiary of JohnsonDiversey has any obligation to maintain or preserve that Subsidiary’s financial condition or cause that Subsidiary to achieve specified levels of operating results. Any such designation by the Board of Directors of JohnsonDiversey will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of JohnsonDiversey giving effect to that designation and an officers’ certificate certifying that the designation complied with the foregoing conditions.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Seller Notes” means the Senior Discount Notes due 2013 of JohnsonDiversey Holdings, Inc. described under the caption “The Acquisition—Acquisition Consideration—Initial Acquisition Consideration” in this prospectus and issued and outstanding on the date of the Indentures, as the terms of the Seller Notes and/or the Seller Notes Indenture may be amended or modified from time to time and as such Seller Notes may be renewed, refunded, replaced or refinanced from time to time; provided that any such amendment, modification, renewal, refunding, replacement or refinancing (1) does not provide for cash interest payments on the Seller Notes in an amount greater than the cash interest payment provided by the terms of the Seller Notes as in effect on the date of the Indentures and (2) provides that the Seller Notes have a final maturity date later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Seller Notes as in effect on the date of the Indentures.

“Seller Notes Indenture” means the Indenture with respect to the Seller Notes between Unilever and Holdings, dated as of the date of the Indentures.

“Seller Notes Registration Rights Agreement” means the Registration Rights Agreement with respect to the Seller Notes between Unilever and Holdings, dated as of the date of the Indentures, and any exchange and registration rights agreement that Holdings is required to enter into thereunder with respect to the Seller Notes.

“Senior Debt” means:

(1)	all Indebtedness of JohnsonDiversey or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)
any other Indebtedness of JohnsonDiversey or any Guarantor permitted to be incurred under the terms of the Indentures, unless the instrument under which that Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3)
all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including, without limitation, all interest accruing on or after the commencement of any bankruptcy proceeding at the rate specified in the applicable Indebtedness, whether or not such interest is allowed in such proceeding).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by JohnsonDiversey;

(2)	any intercompany Indebtedness of JohnsonDiversey or any of its Subsidiaries to JohnsonDiversey or any of its Affiliates;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of the Indentures.

To the extent that any payment of Senior Debt (whether by or on behalf of JohnsonDiversey, as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect from time to time.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Agreement” means that certain stockholder’s agreement, dated May 3, 2002, by and among Holdings, Commercial Markets Holdco and Marga B.V., an indirect, wholly owned subsidiary of Unilever N.V.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unilever” means Unilever N.V., Unilever PLC and their respective Affiliates.

“Unrestricted Subsidiary” means any Subsidiary of JohnsonDiversey or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with JohnsonDiversey or any Restricted Subsidiary of JohnsonDiversey unless the terms of that agreement, contract, arrangement or understanding are no less favorable to JohnsonDiversey or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of JohnsonDiversey;

(3)
is a Person with respect to which neither JohnsonDiversey nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve that Person’s financial condition or to cause that Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of JohnsonDiversey or any of its Restricted Subsidiaries; and

(5)
has at least one director on its Board of Directors that is not a director or executive officer of JohnsonDiversey or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of JohnsonDiversey or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of JohnsonDiversey as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to that designation and an officers’ certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted

Subsidiary for purposes of the Indentures and any Indebtedness of that Subsidiary will be deemed to be incurred by a Restricted Subsidiary of JohnsonDiversey as of that date and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” JohnsonDiversey will be in default of that covenant. The Board of Directors of JohnsonDiversey may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of JohnsonDiversey of any outstanding Indebtedness of that Unrestricted Subsidiary and the designation will only be permitted if (1) that Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if that designation had occurred at the beginning of the reference period; and (2) no Default or Event of Default would be in existence following the designation.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of the Board of Directors of that Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

(2)	the then-outstanding principal amount of that Indebtedness.

“Whitmire Sale” means the sale of all or substantially all of the assets or Voting Stock of Whitmire Micro-Gen Research Laboratories, Inc.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders that purchased the outstanding notes upon their original issuance and that hold the outstanding notes, and will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, tax-exempt entities, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, foreign partnerships, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. You should consult with your own tax advisor about the application of the U.S. federal income tax laws to your particular situation as well as any consequences of the exchange under the tax laws of any state, local or foreign jurisdiction.

Your acceptance of the exchange offer and your exchange of outstanding notes for exchange notes will not be taxable for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes you receive will be treated as a continuation of your investment in the outstanding notes. Accordingly, you will not recognize gain or loss upon the exchange of outstanding notes for exchange notes pursuant to the exchange offer, your tax basis in the exchange notes will be the same as your adjusted tax basis in the outstanding notes immediately before the exchange, and your holding period for the exchange notes will include the holding period for the outstanding notes exchanged therefor. There will be no U.S. federal income tax consequences to holders that do not exchange their outstanding notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resales of the type described. In addition, until March 11, 2003, all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of those exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an ''underwriter'' within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an ''underwriter'' within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the subsidiary guarantees are being passed upon for us by Jones, Day, Reavis & Pogue, Chicago, Illinois.

EXPERTS

On June 24, 2002, we dismissed Arthur Andersen LLP and appointed Ernst & Young LLP as our independent public accountants. The decision to change our independent public accountants was recommended by our senior management and approved by our board of directors. As a result of this action, Ernst & Young will audit our financial statements for our fiscal year 2002.

During CMI’s two most recent fiscal years, which ended June 30, 2000 and June 29, 2001, the six month transition period ended December 28, 2001 and the subsequent interim period through June 24, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within CMI’s two most recent fiscal years and the subsequent interim period through June 24, 2002. The audit report of Arthur Andersen on the consolidated financial statements of CMI and its subsidiaries as of and for the fiscal years ended June 30, 2000 and June 29, 2001 and as of and for the six months ended December 28, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. As discussed below, subsequent to the issuance of that audit report, we modified some of the notes to the consolidated financial statements covered by that report. Arthur Andersen did not reissue its audit report subsequent to those changes.

During CMI’s two most recent fiscal years and the subsequent interim period through June 24, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The consolidated financial statements of CMI as of June 30, 2000 and June 29, 2001 and for each of the fiscal years in the three-year period ended June 29, 2001, and as of December 28, 2001 and for the six months then ended have been audited by Arthur Andersen, as stated in the copy of their report appearing in this prospectus, and are included in this prospectus in reliance upon the authority of Arthur Andersen as experts in giving that report. After reasonable efforts, we have been unable to obtain Arthur Andersen’s consent to the inclusion of their report in this prospectus. In these circumstances, Rule 437a under the Securities Act permits us to file a registration statement without a written consent from Arthur Andersen. Since Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Subsequent to the issuance of the audit report of Arthur Andersen on the consolidated financial statements of CMI referred to above, we modified some of the notes to those consolidated financial statements. Arthur Andersen did not reissue its audit report subsequent to those changes, and, consequently, the report of Arthur Andersen included in this prospectus is a copy of its original report. Because the audit report of Arthur Andersen on those consolidated financial statements of CMI does not cover the subsequent changes to the notes to those financial statements, your ability to recover from Arthur Andersen for material misstatements in or omissions from those financial statements may be further impaired. See “Risk Factors—Risks Relating to Our Business—There may be risks related to our prior use of Arthur Andersen LLP as our independent public accountant.”

The special-purpose combined accounts of the DiverseyLever Group as of December 31, 2000 and December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

JOHNSONDIVERSEY, INC. (FORMERLY KNOWN AS S.C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JULY 2, 1999, JUNE 30, 2000 AND JUNE 29, 2001 AND THE SIX MONTHS ENDED DECEMBER 28, 2001

Report of Independent Public Accountants	F-2

Consolidated Balance Sheets as of June 30, 2000 and June 29, 2001 and December 28, 2001	F-3

Consolidated Statements of Income for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 29, 2000 (unaudited) and December 28, 2001	F-4

Consolidated Statements of Stockholders’ Equity for the fiscal years ended July 3, 1998, July 2, 1999, June 30, 2000 and June 29, 2001 and as of December 28, 2001	F-5

Consolidated Statements of Cash Flows for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 29, 2000 (unaudited) and December 28, 2001	F-6

Notes to Consolidated Financial Statements for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001	F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2001 AND SEPTEMBER 27, 2002

Condensed Consolidated Balance Sheets as of December 28, 2001 and September 27, 2002 (unaudited)	F-40

Condensed Consolidated Statements of Income for the (unaudited) nine months ended September 28, 2001 and September 27, 2002	F-41

Consolidated Statements of Stockholders’ Equity as of December 28, 2001 and September 27, 2002 (unaudited)	F-42

Condensed Consolidated Statements of Cash Flows for the (unaudited) nine months ended September 28, 2001 and September 27, 2002	F-43

Notes to Condensed Consolidated Financial Statements for the nine months ended September 27, 2002 (unaudited)	F-44

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS FOR THE THREE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

Introduction to Special-Purpose Combined Accounts for the three years ended December 31, 2001, 2000 and 1999	F-71

Statement of Responsibilities of the Directors of Unilever and the President of the DiverseyLever Group	F-72

Report of Independent Auditors	F-73

Accounting Information and Policies	F-75

Profit and Loss Accounts for the years ended December 31, 2001, 2000 and 1999	F-82

Statements of Total Recognised Gains and Losses for the years ended December 31, 2001, 2000 and 1999	F-82

Balance Sheets as at December 31, 2001 and 2000	F-83

Cash Flow Statements for the years ended December 31, 2001, 2000 and 1999	F-84

Notes to the Special-Purpose Combined Accounts for the three years ended December 31, 2001, 2000 and 1999	F-85

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

Profit and Loss Accounts for the three months ended March 31, 2002 and 2001 (unaudited)	F-122

Statements of Total Recognised Gains and Losses for the three months ended March 31, 2002 and 2001 (unaudited)	F-122

Balance Sheets as at March 31, 2002 and December 31, 2001 (unaudited)	F-123

Cash Flow Statements for the three months ended March 31, 2002 and 2001 (unaudited)	F-124

Notes to the Unaudited Special-Purpose Interim Condensed Combined Accounts for the three months ended March 31, 2002 and 2001	F-125

THE FOLLOWING REPORT IS A COPY OF A PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

IN CONNECTION WITH THE PREPARATION OF THE PROSPECTUS OF WHICH THE FOLLOWING FINANCIAL STATEMENTS ARE A PART, WE HAVE MODIFIED THE NOTES TO SUCH FINANCIAL STATEMENTS TO INCLUDE SUPPLEMENTAL AND CLARIFYING DISCLOSURES. SPECIFICALLY, WE HAVE MODIFIED THE INFORMATION IN NOTES 2, 6, 21, 23 AND 26, AND ADDED NOTE 22. THESE CHANGES ARE NOT COVERED BY THE PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP, A COPY OF WHICH IS PROVIDED BELOW.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
JohnsonDiversey, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of JohnsonDiversey, Inc. (formerly S. C. Johnson Commercial Markets, Inc.) (a Delaware corporation) and subsidiaries as of June 30, 2000, June 29, 2001 and December 28, 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three fiscal years in the period ended June 29, 2001 and six month period ended December 28, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JohnsonDiversey, Inc. and subsidiaries as of June 30, 2000, June 29, 2001 and December 28, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 29, 2001 and six month period ended December 28, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
June 10, 2002

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, Except Share Data)

ASSETS	June 30, 2000	June 29, 2001	December 28, 2001
Current Assets:
Cash and Cash Equivalents	$23,607	$11,801	$8,093
Accounts Receivable, Less Allowance of $6,977, $6,802 and $7,055, Respectively	219,714	183,308	161,619
Inventories	85,055	89,473	99,082
Deferred Income Taxes	18,237	15,827	12,285
Other Current Assets	23,566	24,097	21,167

Total Current Assets	370,179	324,506	302,246
Property, Plant and Equipment, Net	204,465	208,288	207,060
Capitalized Software, Net	15,370	48,299	61,854
Goodwill, Net	198,956	272,795	271,958
Other Intangibles, Net	4,899	4,711	3,349
Deferred Income Taxes	24,489	26,893	37,542
Other Assets	45,135	28,056	42,275

Total Assets	$863,493	$913,548	$926,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings	$39,643	$41,017	$34,121
Current Portion of Long-Term Debt	—	6,244	58,144
Accounts Payable	115,479	151,568	132,617
Accrued Expenses	112,844	106,883	106,626
Accrued Profit Sharing	18,341	17,231	10,336
Accrued Income Taxes	23,828	—	2,655

Total Current Liabilities	310,135	322,943	344,499
Pension and Other Postretirement Benefits	59,032	50,457	83,280
Note Payable to Holdco	12,000	12,000	12,000
Long-Term Borrowings	246,820	283,381	257,518
Other Liabilities	20,903	18,230	19,327

Total Liabilities	648,890	687,011	716,624
Stockholders’ Equity:
Common Stock—$1.00 Par Value; 200,000 Shares Authorized; 24,422 Shares Issued and Outstanding	24	24	24
Class A 8% Cumulative Preferred Stock—$100.00 Par Value; 1,000 Shares Authorized; 96 Shares Issued and Outstanding	10	10	10
Class B 9% Cumulative Preferred Stock—$100.00 Par Value; 1,000 Shares Authorized; 407 Shares Issued and Outstanding	40	40	40
Capital in Excess of Par Value	140,036	140,036	140,036
Retained Earnings	66,253	84,284	88,142
Accumulated Other Comprehensive Income (Loss)	8,240	2,143	(18,592)

Total Stockholders’ Equity	214,603	226,537	209,660

Total Liabilities and Stockholders’ Equity	$863,493	$913,548	$926,284

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	Fiscal Year Ended			Six Months Ended
	1999	2000	2001	(Unaudited) December 29, 2000	December 28, 2001
Net Sales	$980,012	$1,028,199	$1,132,833	$547,036	$548,979
Cost of Sales	476,869	490,382	557,434	271,977	276,782

Gross Profit	503,143	537,817	575,399	275,059	272,197
Marketing, Distribution, Administrative and General Expenses	398,817	427,757	471,788	232,462	228,445
Research and Development Expenses	38,829	37,230	38,642	19,432	18,586
Restructuring Expense	16,871	—	—	—	—

Operating Profit	48,626	72,830	64,969	23,165	25,166
Other Expense (Income):
Interest Expense	17,653	12,699	19,251	9,067	7,252
Interest Income	(1,312)	(1,405)	(993)	(686)	(307)
Other Expense (Income), Net	52	(17,195)	(2,645)	(3,403)	2,141

Income Before Taxes	32,233	78,731	49,356	18,187	16,080
Provision for Income Taxes	17,312	28,868	16,512	6,486	4,908

Net Income Before Minority Interests	14,921	49,863	32,844	11,701	11,172
Minority Interests	84	205	237	141	25

Net Income	$14,837	$49,658	$32,607	$11,560	$11,147

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in Thousands)

	Comprehensive Income	Common Stock	Preferred Stock	Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, July 3, 1998		$24	$50	$140,036	$24,055	$28,165	$192,330
Comprehensive Income—
Net Income	$14,837	—	—	—	14,837	—	14,837
Foreign Currency Translation Adjustments	(4,701)	—	—	—	—	(4,701)	(4,701)
Adjustment to Minimum Pension Liability, Net of Tax	(11,125)	—	—	—	—	(11,125)	(11,125)

Total Comprehensive Loss	$(989)

Dividends Declared		—	—	—	(10,108)	—	(10,108)

Balance, July 2, 1999		$24	$50	$140,036	$28,784	$12,339	$181,233
Comprehensive Income—
Net Income	$49,658	—	—	—	49,658	—	49,658
Foreign Currency Translation Adjustments	(2,259)	—	—	—	—	(2,259)	(2,259)
Adjustment to Minimum Pension Liability, Net of Tax	(1,840)	—	—	—	—	(1,840)	(1,840)

Total Comprehensive Income	$45,559

Dividends Declared		—	—	—	(12,189)	—	(12,189)

Balance, June 30, 2000		$24	$50	$140,036	$66,253	$8,240	$214,603
Comprehensive Income—
Net Income	$32,607	—	—	—	32,607	—	32,607
Foreign Currency Translation Adjustments	(5,762)	—	—	—	—	(5,762)	(5,762)
Unrealized Losses on Derivatives, Net of Tax	(2,013)	—	—	—	—	(2,013)	(2,013)
Adjustment to Minimum Pension Liability, Net of Tax	1,678	—	—	—	—	1,678	1,678

Total Comprehensive Income	$26,510

Dividends Declared		—	—	—	(14,576)	—	(14,576)

Balance, June 29, 2001		$24	$50	$140,036	$84,284	$2,143	$226,537
Comprehensive Income—
Net Income	$11,147	—	—	—	11,147	—	11,147
Foreign Currency Translation Adjustments	(2,512)			—	—	(2,512)	(2,512)
Unrealized Gains on Derivatives, Net of Tax	638	—	—	—	—	638	638
Adjustment to Minimum Pension Liability, Net of Tax	(18,861)	—	—	—	—	(18,861)	(18,861)

Total Comprehensive Loss	$(9,588)

Dividends Declared		—	—	—	(7,289)	—	(7,289)

Balance, December 28, 2001		$24	$50	$140,036	$88,142	$(18,592)	$209,660

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Fiscal Year Ended			Six Months Ended
	1999	2000	2001	(Unaudited) December 29, 2000	December 28, 2001

Cash Flows from Operating Activities:
Net Income	$14,837	$49,658	$32,607	$11,560	$11,147
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities—
Depreciation	21,909	24,468	28,920	13,253	15,176
Amortization	7,976	9,448	20,829	9,479	2,983
Deferred Income Taxes	(4,691)	(3,153)	(6)	2,884	(7,107)
Gain from Divestitures	—	(15,177)	(2,979)	(2,979)	—
Gain on Property Disposals	—	(5,988)	—	—	—
Other	2,964	(2,590)	(82)	483	1,508
Changes in Assets and Liabilities, Net of Effects from Acquisitions of Businesses—
Accounts Receivable	13,132	(7,974)	28,459	24,344	27,333
Inventories	1,465	(2,312)	(1,398)	(3,124)	(10,244)
Other Current Assets	1,205	6,071	14,077	(3,558)	2,974
Other Assets	(3,632)	(8,495)	5,062	4,976	(8,223)
Accounts Payable and Accrued Expenses	1,869	37,220	5,968	(40,876)	(13,291)
Other Liabilities	9,217	(8,791)	10,131	9,381	(11,883)

Net Cash Provided by Operating Activities	66,251	72,385	141,588	25,823	10,373
Cash Flows from Investing Activities:
Capital Expenditures	(24,923)	(17,564)	(27,505)	(11,379)	(15,924)
Expenditures for Capitalized Computer Software	—	(15,370)	(34,286)	(28,992)	(17,005)
Cash from Property Disposals	—	14,049	1,457	1,151	1,866
Acquisitions of Businesses	(2,000)	(125,387)	(138,678)	(136,864)	—
Proceeds from Divestitures	—	25,813	4,834	4,834	—

Net Cash Used in Investing Activities	(26,923)	(118,459)	(194,178)	(171,250)	(31,063)
Cash Flows from Financing Activities:
(Decrease) Increase in Line of Credit	(47,621)	(70,616)	54,317	136,903	24,592
Proceeds from Issuance of Debt	10,320	126,028	—	—	—
Repayments of Debt	—	—	(337)	—	—
Dividends Paid	(10,108)	(12,189)	(14,576)	(5,812)	(7,289)

Net Cash (Used in) Provided by Financing Activities	(47,409)	43,223	39,404	131,091	17,303

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(842)	8,263	1,380	(802)	(321)

Change in Cash and Cash Equivalents	(8,923)	5,412	(11,806)	(15,138)	(3,708)
Beginning Balance	27,118	18,195	23,607	23,607	11,801

Ending Balance	$18,195	$23,607	$11,801	$8,469	$8,093

Supplemental Cash Flow Information:
Cash Paid During the Year—
Interest	$17,653	$11,865	$18,140	$8,647	$7,227
Income Taxes	19,794	27,941	16,530	5,399	457

The accompanying notes are an integral part of the Consolidated Financial Statements.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(1)    Description of the Company—

The accompanying consolidated financial statements include all of the operations, assets and liabilities of JohnsonDiversey, Inc. (formerly S. C. Johnson Commercial Markets, Inc.) (the “Company”). The Company is comprised of a Professional Division and a Polymer Division. The Professional Division is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. The Polymer Division is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

For the period presented prior to November 5, 1999, the Company was a wholly owned subsidiary of S.C. Johnson & Son, Inc. On November 5, 1999, ownership of S. C. Johnson Commercial Markets, Inc. including all of the assets and liabilities was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc. (“Holdco”) obtained substantially all shares of S.C. Johnson Commercial Markets, Inc. stock from S. C. Johnson & Son, Inc. The Company’s equity structure under S. C. Johnson & Son, Inc. and Commercial Markets Holdco, Inc. remained consistent after the tax-free reorganization. The consolidated financial statements reflect the historical financial position, results of operations and cash flows of JohnsonDiversey, Inc. during each respective period presented.

(2)    Summary of Significant Accounting Policies—

Principles of Consolidation—

The consolidated financial statements include the accounts of the Company, which is comprised of the Professional Division and the Polymer Division and their majority owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications—

Certain prior period financial statement amounts have been reclassified to be consistent with the current period presentation.

Year End—

The Company’s fiscal year ends on the Friday nearest June 30. All three fiscal years presented were comprised of 52 weeks. Subsequent to June 29, 2001, the Company elected to change its fiscal year end to the Friday nearest December 31.

Use of Estimates—

The preparation of these financial statements required the use of certain estimates made by management in determining the Company’s assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Revenue Recognition—

Revenue is recognized as risk of loss and title to the product transfer to the customer, which occurs at the time shipment is made. Revenues are recorded net of estimated allowances for returns and discounts.

The Company adopted the provisions of EITF Issue 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products, and Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products, in the year ended June 29, 2001. This guidance addresses the timing of recognition and income statement classification of costs incurred for certain selling expenses and sales incentive programs. The adoption of these issues resulted in the Company restating both net sales and marketing, distribution and administrative expenses by $12,590 and $22,200 for the years ended July 2, 1999 and June 30, 2000, respectively.

Cost of Sales—

Cost of sales includes material costs, packaging costs, production costs and other factory overhead costs.

Marketing, distribution, administrative and general expenses—

Marketing, distribution, administrative and general expenses include distribution expenses, advertising and promotion costs, marketing research and sales overhead costs. Administrative expenses include other administrative and general overhead costs.

Advertising Costs—

The Company expenses advertising costs as incurred. Total advertising expense was approximately $2,100, $1,500 and $1,900 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $852 and $674 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

Cash and Cash Equivalents—

Cash and cash equivalents include highly-liquid investments with original maturity dates of three months or less.

Inventories—

Inventories are stated at the lower of cost or market. As of June 30, 2000, June 29, 2001 and December 28, 2001, the cost of domestic inventories determined by the last-in, first-out (LIFO) method (LIFO) amounted to $31,055, $31,673 and $32,533, respectively. This represented approximately 34.3%, 33.4% and 31.1% of total inventories, respectively. For the balance of the Company’s inventory, cost is determined using the first-in, first-out (FIFO) method. If the FIFO method of accounting had been used for all inventories, inventories would have been approximately $5,582,

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

$5,308 and $5,533 higher than reported at June 30, 2000, June 29, 2001 and December 28, 2001, respectively. The components of inventory, as stated on a LIFO basis are as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Raw Materials and Containers	$25,059	$27,886	$30,966
Finished Goods	59,996	61,587	68,116

Total Inventories	$85,055	$89,473	$99,082

Property, Plant and Equipment—

Property, plant and equipment are stated at cost. Major replacements and improvements are capitalized while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is generally provided by using the straight-line method over the estimated useful lives of the assets which range from 20-40 years for buildings, 3-10 years for machinery and equipment and 5-20 years for improvements.

When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is reflected as other income or expense.

Property, buildings and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When possible impairment exists, the Company utilizes estimates of undiscounted cash flows over the remaining life of the asset to measure recoverability. No such impairment exists for the periods presented.

Goodwill and Other Intangible Assets—

Goodwill and other intangible assets are stated at cost less accumulated amortization computed by the straight-line method. Goodwill was amortized over periods ranging from fifteen to forty years prior to the adoption of SFAS No. 142 “Goodwill and Other Intangibles”. The Company adopted SFAS No. 142 on July 1, 2001. Upon adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer subject to amortization over its estimated useful life. Rather, they are subject to at least an annual assessment for impairment by applying a fair-value-based test. Upon the Company’s initial impairment assessment, no impairment exists for the periods presented.

Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred licensed, rented or exchanged. Amortization of definite-lived intangible assets over their useful lives is required. Trademarks, patents and other definite-lived identifiable intangible assets have been assigned an estimated finite life and are amortized on a straight-line basis over periods ranging from five to seventeen years.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Net income excluding goodwill amortization expense for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and the six months ended December 29, 2000 is as follows:

				(Unaudited)
	July 2, 1999	June 30, 2000	June 29, 2001	December 29, 2000
Net Income as Reported	$14,837	$49,658	$32,607	$11,560
Plus—Goodwill Amortization, Net of Tax	3,500	5,600	12,000	6,000

Net Income Excluding Goodwill Amortization	$18,337	$55,258	$44,607	$17,560

Foreign Currency Translation—

Foreign currency balance sheets of international subsidiaries have been translated at current exchange rates. Revenue and expenses have been translated at monthly weighted average rates. The aggregate effects of translation adjustments have been included in Accumulated Other Comprehensive Income (Loss). Gains and losses resulting from foreign currency transactions are recorded as a component of Other (Income) Expense, Net and are not material for the periods presented with the exception of the Argentina foreign currency devaluation discussed in Note 13.

The Company recognized gains and (losses) from foreign currency transactions totaling $322, ($252) and ($252) for the years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively and a gain of $152 for the six months ended December 28, 2001.

Other Comprehensive Income (Loss)—

Components of accumulated other comprehensive income (loss) are net income and all other nonowner changes in equity. A summary of the components of Accumulated Other Comprehensive Income (Loss) is as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Foreign Currency Translation Adjustments	$21,205	$15,443	$12,931
Additional Minimum Pension Liability, Net of Tax	(12,965)	(11,287)	(30,148)
Unrealized Losses on Derivatives, Net of Tax	—	(2,013)	(1,375)

	$8,240	$2,143	$(18,592)

New Accounting Pronouncements—

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains or losses associated with movements in the value of a derivative are to be accounted for in accordance with its intended use and whether it qualifies for hedge accounting. The Company adopted SFAS No. 133 on July 1, 2000. The impact on the consolidated financial statements upon adoption was immaterial.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

In May 2000, the Emerging Issues Task Force issued EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” EITF 00-10 addresses the income statement classification related to both shipping and handling fees and costs. The Company has historically recorded amounts charged for shipping as a component of net sales and recorded the related costs as a component of distribution expenses. As a result, the adoption of EITF 00-10 did not have any impact on the consolidated financial statements. Shipping and handling costs, recorded as a component of distribution expenses, were $71,954, $77,881 and $88,811 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively and $43,511 and $45,509 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement, which replaces SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral, and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. It is effective for recognition and reclassifications of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. See Note 6 regarding sales of certain qualifying trade accounts receivable.

(3)    Acquisitions—

In February 2000, the Company acquired Reinigings Techniek Benelux B.V. for approximately $7,080 in cash. The acquisition was accounted for under the purchase method of accounting. Goodwill booked with respect to the acquisition was approximately $5,648 and has been amortized over 15 years.

In April 2000, the Company acquired Teepol, Ltd. for approximately $116,605 in cash. The acquisition was accounted for under the purchase method of accounting. Goodwill booked with respect to the acquisition was approximately $102,000. Goodwill has been amortized over 15 years.

In September 2000, the Company acquired the stock of The Butcher Company for $131,452. Goodwill booked with respect to the acquisition was approximately $111,000 and has been amortized over 15 years. The acquisition was accounted for under the purchase method of accounting. In addition, the Company also purchased land and buildings from the previous owners of The Butcher Company for approximately $3,200.

The results of operations for the acquired companies accounted for as purchases are included in the consolidated financial statements from the date of acquisition.

(4)    Other Investments—

On March 19, 2000, the Company and Tennant Company (“Tennant”) formed a new company—NexGen Floorcare Systems Company (“NexGen”). The Company contributed $335 to obtain a 67% ownership in NexGen. This joint venture is consolidated into the Company’s financial statements.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

On October 10, 2000, the Company invested $4,026 of cash in Cleanwise Inc. (“Cleanwise”) in return for a 7% ownership. This investment is accounted for under the cost method and included with Other Assets on the Consolidated Balance Sheet.

(5)    Divestitures—

On October 31, 1999 the Company sold its PCO Canada operations for $25,813. The pretax gain realized from the sale was $15,177 and is included as a component of Other (Income) Expense, Net in the Consolidated Statements of Income.

On July 1, 2000 the Company sold its interest in the Acurid joint venture for $4,834. The pretax gain realized on the sale of Acurid was approximately $2,979 and is included as a component of Other (Income) Expense, Net in the Consolidated Statements of Income.

(6)    Accounts Receivable Securitization—

The Company and certain of its U.S. subsidiaries entered into an agreement (the Receivables Facility) in March 2001 with a nonconsolidated financial institution (Conduit) whereby it sells on a continuous basis an undivided interest in certain domestic trade receivables. Pursuant to the Receivables Facility, the Company formed a wholly owned, consolidated special purpose, bankruptcy-remote subsidiary (JWPRC). JWPRC was formed for the sole purpose of buying and selling receivables generated by the Company. Under the Receivables Facility, the Company and certain subsidiaries, irrevocably and without recourse, transfer all of their domestic trade receivables to JWPRC. JWPRC in turn sells an undivided interest in the total domestic accounts receivable to the Conduit for an amount equal to the percentage of total domestic receivables deemed eligible. The amounts of the beneficial interest of accounts receivable sold under these arrangements are excluded from accounts receivable in the Company’s Consolidated Balance Sheets. As of June 29, 2001 and December 28, 2001 the Conduit held $54,500 and $41,500, respectively, of accounts receivables, which are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

The Company has retained $28,817 and $17,377 in the receivables at JWPRC as of June 29, 2001 and December 28, 2001, respectively. The retained interest included in the accounts receivable balance reflected in the consolidated balance sheet is recorded at estimated fair value.

This arrangement is accounted for as a sale of receivables under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125.” Proceeds from the sale of receivables are primarily used to pay down existing debt facilities. Costs associated with the sale of beneficial interest in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $558 and $945 for the year ended June 29, 2001 and the six months ended December 28, 2001, respectively, and are included in other (income) expense, net in the consolidated statements of income.

The Company has retained responsibility for servicing accounts receivable of JWPRC. No servicing asset or liability has been recorded because the benefits of servicing are expected to be just adequate to compensate the Company for its servicing responsibilities.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(7)    Property, Plant and Equipment—

Property, plant and equipment at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Land and Improvements	$28,376	$24,668	$23,870
Buildings and Leasehold Improvements	79,269	98,041	97,780
Equipment	209,349	231,560	246,465
Capital Leases	1,623	1,070	1,536
Construction in Progress	14,901	13,192	14,533

	333,518	368,531	384,184
Less—Accumulated Depreciation	(129,053)	(160,243)	(177,124)

Property, Plant and Equipment, Net	$204,465	$208,288	$207,060

(8) Capitalized Software—

The Company has capitalized both internal and external costs to develop computer software for internal use. These costs are accounted for under the provisions of Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires the capitalization of certain costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use. Accordingly, the costs of this internal-use software are capitalized beginning at the software application development phase.

Capitalized software costs are amortized using the straight-line method over the expected useful life of the software, which is generally five years. Amortization expense related to capitalized software was $1,357 for the fiscal year ended June 29, 2001, and $1,807 for the six months ended
December 28, 2001. No amortization of capitalized software was incurred prior to the last six months of fiscal 2001 as no projects were put in service prior to January 2001. Periodically, the Company assesses potential impairment of capitalized software balances. No impairment of capitalized balances was identified during the periods presented.

(9)     Goodwill and Other Intangible Assets—

Intangible assets at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Goodwill	$277,855	$369,103	$368,285
Trademarks and Patents	6,720	7,571	5,391

	284,575	376,674	373,676
Accumulated Amortization	(80,720)	(99,168)	(98,369)

Intangible Assets, Net	$203,855	$277,506	$275,307

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

The changes in goodwill between the periods above are due to the acquisitions discussed in Note 3 and fluctuations in foreign currency exchange rates. Amortization expense for intangibles was $7,976, $9,448 and $19,472 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $9,479 and $602 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

(10)     Indebtedness and Credit Arrangements—

Short-term borrowings consist of various informal lines of credit for working capital loans throughout the world. These lines of credit are generally available to the Company at the option of the banks. At June 30, 2000, June 29, 2001 and December 28, 2001, such working capital facilities totaled $141,000, $144,000 and $103,000, respectively. As of June 30, 2000, June 29, 2001 and December 28, 2001, outstanding borrowings under these credit facilities totaled $39,643, $41,017 and $34,121, respectively.

The Company also has a $250,000 five-year Revolving Credit Agreement with 11 banks. The date of this agreement is November 5, 1999 with a maturity date of November 5, 2004. Under the terms of the agreement, the Company has the ability to borrow up to the aggregate amount of the facility in United States Dollars (“USD”) or any other currency that is freely transferable and convertible into USD and the deposits of which are traded in the London interbank market, subject to certain financial covenants. The Company pays an annual facility fee to the banks based on the total amount of the commitment. Borrowings under the facility are priced at a spread over LIBOR and are based on a pricing grid that changes with the Company’s ratio of funded debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The agreement includes covenants which, among others, restrict the amount of liens and indebtedness the Company may incur, limit the amount of the Company’s asset dispositions, and provide for a minimum level of interest coverage as well as restrict the transfer of ownership of the Company. As of June 29, 2001 and December 28, 2001, the Company was in compliance with all covenants. As a result of the transaction discussed in Note 24, all of the company’s borrowings under the revolving credit facility were refinanced in May 2002. Accordingly, borrowings under this agreement as of June 30, 2000, June 29, 2001 and December 28, 2001 are included in long-term debt. The floating rate Japanese Yen debt was also refinanced in May 2002. The balance sheet presentation of the floating rate debt has been reflected consistent with the terms of these facilities at December 28, 2001.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Long-term debt at year end consisted of:

	June 30, 2000	June 29, 2001	December 28, 2001
Borrowings Outstanding Under the Revolving Credit Facility (Weighted Average Interest Rates of 7.0%, 5.0% and 3.9% at June 30, 2000, June 29, 2001 and December 28, 2001, Respectively)	$74,000	$143,000	$174,429
Floating Rate Senior Notes at Yen LIBOR (0.11% at December 28, 2001), Principal Due in July 2002 (Denominated in Japanese Yen)	56,592	48,108	46,338
Floating Rate Bank Debt at Yen LIBOR (0.69% at December 28, 2001), Due in Semiannual Installment Payments with Balance Due in May 2005 (Denominated in Japanese Yen)	73,447	62,436	60,141
Floating Rate Bank Debt at Yen LIBOR (0.84% at December 28, 2001), Principal Due in May 2007 (Denominated in Japanese Yen)	42,444	36,081	34,754
Note Payable to Holdco	12,000	12,000	12,000
Other Borrowings	337	—	—

	258,820	301,625	327,662
Less—Current Portion	—	6,244	58,144

	$258,820	$295,381	$269,518

On November 5, 1999, the Company entered into a promissory note with Holdco for $12,000, with the entire principal due in full on November 30, 2009. Interest on the note is due semiannually based on Holdco’s actual weighted average interest rate on short-term borrowings. This rate was 7.0%, 5.0% and 3.7% at June 30, 2000, June 29, 2001 and December 28, 2001, respectively. Interest expense related to this note was $486 and $791 for the years ending June 30, 2000 and June 29, 2001, respectively, and $791 and $232 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

Long-term debt outstanding at December 28, 2001 is payable in annual amounts totaling $58,144, $12,115, $185,485, $25,164, $0 and $46,754 in calendar 2002, 2003, 2004, 2005, 2006 and thereafter, respectively.

(11)    Financial Instruments—

The Company utilizes financial instruments, primarily forward exchange contracts, to manage exposure to foreign currency fluctuations. The Company does not hold or issue financial instruments for trading purposes.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties with regard to these off-balance sheet financial instruments. To minimize the risk of credit losses, the Company monitors the credit standing of the counterparties and deals only with

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

counterparties that have “A” or better credit ratings on their senior debt. Credit exposure is also limited through diversification of counterparties, thus reducing the exposure to any one financial institution. The Company does not anticipate any nonperformance by its counterparties.

As of December 28, 2001, the Company was party to one forward exchange contract to sell Dutch guilders for a notional amount of $3,782, seven forward exchange contracts to sell euros for a notional amount of $21,000, and twelve forward exchange contracts to sell Japanese yen for a notional amount of $1,800. These forward contracts effectively hedge the Company’s exposure related to foreign currency fluctuations. Accordingly, unrealized gains and losses on these forward contracts are recognized through Other Comprehensive Income (Loss) and will be reclassified to earnings upon payment of intercompany loans. The Company’s policy is to hedge such exposures within the next 12 months.

As of December 28, 2001, the Company was a party to one interest rate swap originally entered into in July 1995. The swap expires in July 2002. The swap was purchased to hedge the floating interest rate exposure on 6 billion of yen loans, which mature in July 2002. Also as of December 28, 2001, the Company was a party to two interest rate swaps entered into in June 2000. The latest expiration date is May 2004. These swaps were purchased to hedge the floating interest rate exposure on 2.5 billion of yen debt with a final maturity of May 2007. Under the terms of these swaps the Company pays a fixed rate and receives yen LIBOR on the notional amount for the life of the swaps. Unrealized gains and losses on these interest rate swaps are recognized through Other Comprehensive Income and will be reclassified to earnings upon repayment of the debt. As of December 28, 2001, the net unrealized loss (net of tax) was $1,375. The Company estimates that $1,375 will be reclassified out of Other Comprehensive Income in the next 12 months.

(12)    Restructuring—

During fiscal 1999, the Company’s Board of Directors approved and management implemented a restructuring plan designed to reduce administrative costs stemming from duplicate responsibilities. The restructuring resulted in the Company recording a charge of $16,871. Such costs included $15,333 of severance and termination benefit costs. Other restructuring costs including assets write-downs totaled $1,538. The charge was recorded during fiscal 1999 and thus $621 of severance and other costs were paid during fiscal 1999. Following is a rollforward of the restructuring reserve through June 29, 2001:

	Severance	Other	Total Liability
Balance, July 2, 1999	$14,733	$1,517	$16,250
Payments	(12,698)	(1,131)	(13,829)

Balance, June 30, 2000	2,035	386	2,421
Payments	(2,035)	(386)	(2,421)

Balance, June 29, 2001	$—	$—	$—

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(13)    Other (Income) Expense, Net—

The components of Other (Income) Expense, Net in the Consolidated Statements of Income, include the following:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Gain on PCO Divestiture	$—	$(15,177)	$—	$—	$—
Gain on Japan Professional Land Sale	—	(5,988)	—	—	—
Gain on Acurid Divestiture	—	—	(2,979)	(2,979)	—
Other, Net	52	3,970	334	(424)	2,141

	$52	$(17,195)	$(2,645)	$(3,403)	$2,141

Other, Net for the six months ended December 28, 2001 includes $2,000 related to foreign currency devaluation in Argentina.

(14)    Income Taxes—

The provision for income taxes was comprised of:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Current:
Federal	$4,937	$11,345	$5,571	$2,076	$186
State	885	2,695	1,334	498	979
Foreign	16,181	17,981	9,613	1,028	10,850
Deferred Taxes	(4,691)	(3,153)	(6)	2,884	(7,107)

	$17,312	$28,868	$16,512	$6,486	$4,908

A reconciliation of the difference between the statutory U.S. Federal income tax rate to the Company’s effective income tax rate was:

	For the Fiscal Year Ended			For the Six Months Ended
	July 2, 1999	June 30, 2000	June 29, 2001	(Unaudited) December 29, 2000	December 28, 2001
Statutory U.S. Rate	35.0%	35.0%	35.0%	35.0%	35.0%
State Income Taxes, Net of Federal Benefit	2.4	2.2	3.4	2.8	5.5
Foreign Operations	10.5	(1.2)	(7.3)	(3.3)	(10.0)
Other	5.8	0.7	2.4	1.2	0.0

	53.7%	36.7%	33.5%	35.7%	30.5%

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

The reduction of the effective tax rate from fiscal 1999 to fiscal 2000 and fiscal 2000 to fiscal 2001 is primarily due to lower foreign tax rates.

Under the liability method prescribed by SFAS No. 109, “Accounting for Income Taxes,” deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end. Deferred tax (income) expense is the result of changes in the liability for deferred taxes.

The differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include the following:

	June 30, 2000	June 29, 2001	December 28, 2001
Current Deferred Tax Assets—
Employee Benefits	$2,434	$3,492	$5,367
Inventory	586	735	1,327
Other Accrued Liabilities	8,045	5,495	3,178
Other, Net	7,172	6,105	2,413

	$18,237	$15,827	$12,285

	June 30, 2000	June 29, 2001	December 28, 2001
Long-Term Deferred Tax Assets (Liabilities)—
Depreciation	$(6,147)	$(7,056)	$(7,411)
Intangibles	4,531	5,684	3,429
Employee Benefits	21,339	21,710	25,028
Inventory	942	882	1,848
Other Accrued Liabilities	2,449	2,707	5,849
Other, Net	1,375	2,966	8,799

	$24,489	$26,893	$37,542

The Company has unbenefitted foreign net operating loss carryforwards totaling $79.6 million that expire as follows: fiscal 2002—$200, fiscal 2003—$200, fiscal 2004—$3,000, fiscal 2005—$9,200, fiscal 2006—$62,200, fiscal 2009—$500 and $4,300 with no expiration. The Company also has unbenefitted U.S. state net operating loss carryforwards totaling $37.1 million. These carryforwards expire in various amounts over five to twenty years.

Pretax income of foreign operations was $31,399, $70,311 and $36,357 for the years ending July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $18,893 and $18,804 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively. Federal and state income taxes are provided on international subsidiary income distributed to or taxable in the U.S. during the year. As of December 28, 2001, Federal and state taxes have not been provided for the repatriation of unremitted earnings of the foreign subsidiaries, which are considered to be permanently invested. If such earnings were remitted, foreign tax credits would substantially offset a resulting United States income tax.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

The Company’s operations were included in the consolidated Federal and state (where allowed) income tax returns of S. C. Johnson & Son, Inc. through November 5, 1999, the date of the spin-off from S. C. Johnson & Son, Inc. Through that period, the income tax provisions and tax liabilities have been allocated to the Company as if it had been a stand-alone company filing separate tax returns.

(15)    Profit Sharing Plan—

The Company has a discretionary profit sharing plan that covers substantially all employees. The Company expensed $15,139, $27,595 and $23,224 under the plan for the years ending July 2, 1999,
June 30, 2000 and June 29, 2001, respectively and $10,923 and $9,287 for the six months ended December 29, 2000 (unaudited) and December 28, 2001.

(16)    Defined Benefit Plans—

The Company has defined benefit plans covering most of its U.S. and Japan employees. In connection with the spin-off of the Company, new defined benefit plans were created for the Company’s employees. Pension plan benefits are generally based on years of service and compensation. The plans are funded in conformity with funding requirements of applicable government regulations. In response to the change in fiscal year end to the Friday nearest December 31, the Company changed the measurement date of the U.S. and Japan plans. The plans’ adjustment to pension expense based on this remeasurement will be recorded prospectively over the balance of the fiscal year. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows.

	June 30, 2000		June 29, 2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Change in Benefit Obligations:
Benefit Obligation at Beginning of Year	$72,995	$53,993	$81,137	$69,877	$81,648	$58,627
Service Cost	3,726	1,280	3,901	2,122	2,207	1,031
Interest Cost	5,001	2,208	5,973	2,225	3,016	1,129
Actuarial Loss or (Gain)	4,424	7,764	(1,626)	(1,178)	3,422	10,423
Benefits Paid	(5,009)	(2,922)	(7,737)	(5,280)	(2,720)	(2,569)
Foreign Currency Exchange Rate Changes	—	7,554	—	(9,139)	—	(3,789)

Benefit Obligation at End of Year	$81,137	$69,877	$81,648	$58,627	$87,573	$64,852

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$51,070	$34,269	$83,392	$41,845	$71,228	$34,467
Actual Return on Plan Assets	11,600	1,457	(4,583)	(2,365)	(4,687)	(2,324)
Employer Contribution	25,731	4,044	156	5,690	—	1,874
Benefits Paid	(5,009)	(2,681)	(7,737)	(5,280)	(2,720)	(1,538)
Foreign Currency Exchange Rate Changes	—	4,756	—	(5,423)	—	(1,787)

Fair Value of Plan Assets at End of Year	$83,392	$41,845	$71,228	$34,467	$63,821	$30,692

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

	June 30, 2000		June 29, 2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Net Amount Recognized:
Funded Status	$2,255	$(28,032)	$(10,420)	$(24,160)	$(23,752)	$(34,160)
Unrecognized Net Actuarial Loss	9,497	26,760	19,757	22,738	30,648	33,071
Unrecognized Prior Service Cost	397	—	366	—	347	—
Unrecognized Transition Obligation	(420)	1,583	—	2,076	—	1,019

Net Amount Recognized	$11,729	$311	$9,703	$654	$7,243	$(70)

Net Amount Recognized in Consolidated Balance Sheets Consists of:
Prepaid Benefit Cost	$12,870	$9,931	$11,228	$654	$9,167	$—
Accrued Benefit Liability	(1,141)	(33,778)	(1,525)	(20,752)	(22,103)	(30,546)
Intangible Assets	—	1,574	—	1,365	1,058	1,020
Accumulated Other Comprehensive Income (Pretax)	—	22,284	—	19,387	19,121	29,456

Net Amount Recognized	$11,729	$311	$9,703	$654	$7,243	$(70)

Pension plans with accumulated benefit obligations in excess of plan assets at year end were as follows:

	June 30, 2000	June 29, 2001	December 28, 2001
	Japan Plans	Japan Plans	U.S. Plans	Japan Plans
Projected Benefit Obligation	$55,131	$47,413	$87,573	$53,514
Accumulated Benefit Obligation	51,220	44,013	76,757	51,437
Fair Value of Plan Assets	37,294	31,116	63,821	27,788

Actuarial calculations were computed using the following weighted average rates:

	1999		2000		2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Weighted Average Discount Rate	7.0%	4.5%	7.5%	3.5%	7.5%	3.5%	7.25%	3.0%
Weighted Average Rate of Increase in Future Compensation Levels	5.5%	3.3%	5.5%	3.5%	5.5%	3.6%	5.5%	0.0%
Weighted Average Expected Long-Term Rate of Return on Plan Assets	9.0%	1.6%	9.0%	1.0%	9.0%	0.0%	9.0%	0.0%

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

The components of net periodic benefit cost for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001 were as follows:

	1999		2000		2001		December 28, 2001
	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans	U.S. Plans	Japan Plans
Service Cost	$3,555	$797	$3,726	$1,280	$3,901	$2,112	$2,207	$1,031
Interest Cost	4,590	1,490	5,001	2,208	5,973	2,225	3,016	1,129
Expected Return on Plan Assets	(5,599)	(419)	(6,194)	(352)	(7,375)	(113)	(3,152)	(65)
Amortization of Transition Obligation	(421)	194	(421)	223	(420)	270	—	98
Amortization of Prior Service Cost	33	—	33	—	31	—	19	—
Recognized Net Actuarial Loss	30	523	228	1,251	72	1,274	384	597

Net Periodic Pension Cost	$2,188	$2,585	$2,373	$4,610	$2,182	$5,768	$2,474	$2,790

As permitted under SFAS No. 87, “Employers’ Accounting for Pensions,” the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

In addition to the above pension plans, the Company also has an unfunded supplemental separation pay plan. This plan provides retirement benefits for employees formerly with S. C. Johnson & Son, Inc. who were hired before 1995. The projected benefit obligation as of June 30, 2000, June 29, 2001 and December 28, 2001 was $5,383, $5,604 and $5,702, respectively, and is included in Pension and Other Postretirement Benefits on the consolidated balance sheet. Accumulated benefit obligations were $3,008, $3,133 and $3,314 for June 30, 2000, June 29, 2001 and December 28, 2001, respectively.

(17)    Retiree Medical and Insurance Benefits—

In addition to providing pension benefits, the Company provides for a portion of health care, dental, vision and life insurance benefits for retired domestic employees. In connection with the spin-off of the Company, new benefit plans were created for the Company’s employees. Covered employees retiring from the Company on or after attaining age 50 who have rendered at least ten years of service to the Company are entitled to postretirement health care, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations. Contributions made by the Company are equivalent to benefits paid. The Company may change or terminate the benefits at any time. The Company has elected to amortize the transition obligation over a 20-year period. In response to the change in fiscal year end to the Friday nearest December 31, the Company changed the measurement date of the postretirement plan. The plan’s adjustment to postretirement expense will be recorded prospectively over the balance of the fiscal year. The status of these plans, including a

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows:

	June 30, 2000	June 29, 2001	December 28, 2001
Change in Benefit Obligations:
Benefit Obligation at Beginning of Year	$21,884	$24,604	$31,849
Service Cost	1,163	1,179	755
Interest Cost	1,526	1,824	1,236
Actuarial Loss	193	4,405	9,229
Benefits Paid	(162)	(163)	(221)

Benefit Obligation at End of Year	$24,604	$31,849	$42,848

Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	$—	$—	$77
Actual Return on Plan Assets	—	—	—
Employer Contribution	162	240	221
Benefits Paid	(162)	(163)	(298)

Fair Value of Plan Assets at End of Year	$—	$77	$—

Net Amount Recognized:
Funded Status	$(24,604)	$(31,772)	$(42,848)
Unrecognized Transition Obligation	9,382	8,660	7,938
Unrecognized Net Actuarial Loss (Gain)	(3,808)	536	9,981

Accrued Benefit Cost	$(19,030)	$(22,576)	$(24,929)

The accumulated postretirement benefit obligations were determined using a weighted average discount rate of 7.0% at July 2, 1999, 7.5% at June 30, 2000, 7.5% at June 29, 2001 and 7.25% at December 28, 2001. The components of net periodic benefit cost for the years ended July 2, 1999, June 30, 2000 and June 29, 2001 and six months ended December 28, 2001 were as follows:

	1999	2000	2001	December 28, 2001
Service Cost	$1,121	$1,163	$1,179	$755
Interest Cost	1,402	1,526	1,824	1,236
Amortization of Transition Obligation	722	722	722	361
Amortization of Unrecognized Gain	(138)	(127)	(84)	—

Net Periodic Benefit Cost	$3,107	$3,284	$3,641	$2,352

The health care cost trend rates were assumed to be 7.0%, 6.0%, 5.0% and 10.0% downgrading to 5.0% for fiscal 1999, fiscal 2000, fiscal 2001 and the six months ended December 28, 2001, respectively. The assumed health care cost trend rate has a significant effect on the amounts reported for the health care plans. A one percentage point change on assumed health care cost trend rates would have the following effect for the six months ended December 28, 2001:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on Total of Service and Interest Cost Components	$408	$(358)
Effect on Postretirement Benefit Obligation	7,697	(6,209)

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(18)    Fair Value of Financial Instruments—

The book values and estimated fair values of financial instruments as of June 30, 2000, June 29, 2001 and December 28, 2001 are reflected below:

	June 30, 2000		June 29, 2001		December 28, 2001
Financial Instruments	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	$23,607	$23,607	$11,801	$11,801	$8,093	$8,093
Financial Liabilities:
Short-Term Borrowings	39,643	39,643	47,261	47,261	92,265	92,265
Long-Term Borrowings	258,820	236,065	295,381	280,212	269,518	256,851

The following methods and assumptions were used in estimating the fair value for financial instruments.

Cash and Cash Equivalents—

The carrying amounts reported for cash and cash equivalents approximate the fair values for those assets.

Borrowings—

Long-term borrowings were valued using a discounted cash flow analysis with a discount rate based on current incremental borrowing rates for similar types of arrangements. The carrying amounts reported for short-term borrowings approximate the fair values for those liabilities.

(19)    Stock-Based Compensation—

The Company has in place a Long-Term Incentive Plan (the “Plan”) that provides for the right to purchase stock of Holdco for certain senior management of the Company. Prior to July 1, 2001 the Plan provided for the award of one share of restricted stock and one stock option for every four shares purchased. Shares are acquired at a formula value, which is an estimation of fair value by the Company based on overall Holdco performance. All restricted shares vest over a three-to-four year period from the grant date and have an exercise period of ten years from the date of grant. Stock options have an exercise term of ten years from the date of grant. Also, employees that remain with the Company for four years after the purchase date are granted debt forgiveness of at least 50% of the purchase price of the stock. Restricted stock issued under the Plan was 14,539 and 18,222 for fiscal 2000 and 2001, respectively. Further, the Board of Directors approved discretionary stock options to certain employees under the Plan. Total discretionary stock options issued under the Plan were 29,196 and 29,295 for the fiscal years ended 2000 and 2001.

Subsequent to June 29, 2001, the Plan was modified so that all awards granted under the Plan were stock option grants. Newly issued stock options vest over four years and have an exercise period

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

of seven years from the date of grant. Nine thousand eight hundred fifty discretionary stock options were issued under the Plan during the period ended December 28, 2001.

During the period ended December 28, 2001 the Board of Directors approved the grant of 15,750 restricted shares of Holdco stock to certain senior officers of the Company. These shares vest based on certain identified performance criteria.

The Company also conducted an equity offering (“Supplemental Sale”) to senior management and directors of the Company in November 2001. Restricted shares of stock were granted in conjunction with the Supplemental Sales at the rate of one restricted share for every share purchased. Restricted shares issued under the Supplemental Sales were 7,088 for the six months ended December 28, 2001. Restricted shares issued were valued at the shareholder valuation date nearest the grant date and vest over three to four years.

Compensation expense recorded by the Company related to restricted stock and debt forgiveness was $0, $419 and $674 for the three fiscal years ended June 29, 2001, and $337 and $445 for the six month period ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

A summary of stock option activity and average exercise price is as follows:

	Number of Shares	Weighted Average Exercise Price
Shares Under Option at July 2, 1999	—	$—
Options Granted	41,302	82.63
Options Lapsed or Surrendered	(900)	82.63
Options Exercised	—	—

Shares Under Option at June 30, 2000	40,402	$82.63
Options Granted	36,997	114.16
Options Lapsed or Surrendered	(143)	99.39
Options Exercised	(126)	97.39

Shares Under Option at June 29, 2001	77,130	97.74
Options Granted	49,686	136.05
Options Lapsed or Surrendered	(260)	103.97

Shares Under Option at December 28, 2001	126,556	$112.74

Information related to stock options outstanding and stock options exercisable as of December 28, 2001 is as follows:

Weighted Average Price Range (1)	Number of Shares		Weighted Average Remaining Contractual Life (in Years)
	Outstanding	Exercisable
$82.63	38,739	1,445	8
114.16	36,686	—	9
136.05	49,686	—	7

	126,556	1,445	8

(1)	Outstanding and exercisable.

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Options held by employees which were exercisable at June 28, 2001 were 1,361. The weighted- average exercise price for options exercisable at June 28, 2001 was $97.74.

The Company measures compensation cost for stock-based compensation plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“ABP 25”). Under the intrinsic-value-based method, compensation cost is the excess, if any, of the fair value of the stock at grant date or other measurement date over the amount paid to acquire the stock.

The pro forma impact of compensation expense had the Company used the fair-value-based method of accounting to measure compensation expense according to the provisions of SFAS No. 123 “Accounting for Stock Based Compensation” would have reduced net income by approximately $86, $215 and $211 for fiscal 2000, 2001 and the six months ended December 28, 2001, respectively.

(20)    Lease Commitments—

The Company leases land, various facilities and equipment under long-term, noncancelable operating leases. Minimum annual rental commitments at December 28, 2001 are as follows:

Fiscal Year
2002	$20,561
2003	17,065
2004	10,031
2005	5,746
2006	4,533
Thereafter	8,891

$67,097

Total rent expense under all leases was approximately $16,602, $21,662 and $28,472 for fiscal 1999, 2000 and 2001 and $15,034 and $13,947 for the six months ended December 29, 2000 (unaudited) and December 28, 2001, respectively.

(21)    Related Parties—

The Company purchases certain raw materials and products from S.C. Johnson and Son, Inc., which, like the Company, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from S.C. Johnson and Son was approximately $29,700, $35,300 and $35,500 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $17,300 and $17,200 for the six months ended December 29, 2000 and December 28, 2001, respectively.

S.C. Johnson and Son also provides certain administrative, servicing and general expenses such as accounting, payroll and shared facility expenses to the Company. Charges for these services totaled approximately $68,200, $50,700 and $38,900 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $18,500 and $18,400 for the six months ended December

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

29, 2000 and December 28, 2001, respectively, of which $14,958, $10,294 and $8,016 of these charges for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $6,265 and $3,624 of these charges for the six months ended December 29, 2000 and December 28, 2001, respectively, represent amounts paid to reimburse S.C. Johnson and Son for payroll and benefit related costs paid by S.C. Johnson and Son on behalf of the Company.

The Company licenses the use of certain trade names, housemarks and brand names from S.C. Johnson and Son. Payments to S.C. Johnson and Son under the license agreements governing the names and marks totaled approximately $2,600, $2,800 and $3,000 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $1,400 and $1,400 for the six months ended December 29, 2000 and December 28, 2001, respectively.

S.C. Johnson and Son purchases certain raw materials and products from the Company. Total inventory purchased by S.C. Johnson and Son from the Company was approximately $24,100, $21,300 and $23,400 for the fiscal years ended July 2, 1999, June 30, 2000 and June 29, 2001, respectively, and $11,000 and $14,400 for the six months ended December 29, 2000 and December 28, 2001, respectively.

Several of the Company’s executive officers are indebted to the Company in connection with their purchases of shares of class C common stock of Commercial Markets Holdco, Inc. These loans were outstanding in the aggregate amount of approximately $1,852, $3,961 and $4,318 as of June 30, 2000, June 29, 2001 and December 28, 2001, respectively.

Related party receivables and payables at June 30, 2000. June 29, 2001 and December 28, consist of the following:

	June 30, 2000	June 29, 2001	December 28, 2001
Included in accounts receivable:
Receivable from S.C. Johnson & Son	$1,794	$6,358	$6,053

Included in other assets:
Officers’ loans	1,852	3,961	4,318

Included in long-term borrowings:
Note payable to Holdco	12,000	12,000	12,000

Included in accounts payable:
Payable to S.C. Johnson & Son	14,280	6,506	12,663

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(22)

Components of accumulated other comprehensive income (loss) are disclosed, net of tax, in the consolidated statements of stockholders’ equity. The following table reflects the gross accumulated other comprehensive income (loss) and related income tax (expense) benefit.

	Foreign Currency Translation Adjustments	Adjustment to Minimum Pension Liability	Unrealized Gains (Losses) on Derivatives
For the fiscal year ended July 2, 1999
Before income tax amount	$(4,701)	$19,110	$—
Income tax (expense) benefit	—	(7,985)	—

Net of income tax amount	$(4,701)	$11,125	$—

For the fiscal year ended June 30, 2000
Before income tax amount	$(2,259)	$(3,174)	$—
Income tax (expense) benefit	—	1,334	—

Net of tax amount	$(2,259)	$(1,840)	$—

For the fiscal year ended June 29, 2001
Before income tax amount	$(5,762)	$2,897	$(3,471)
Income tax (expense) benefit	—	(1,219)	1,458

Net of tax amount	$(5,762)	$1,678	$(2,013)

For the six months ended December 28, 2001
Before income tax amount	$2,512	$(29,191)	$967
Income tax (expense) benefit	—	10,330	(329)

Net of tax amount	$2,512	$(18,861)	$638

The Company does not recognize a tax benefit on the foreign currency translation adjustment.

	Fiscal Year Ended June 30, 2001	Six Months Ended December 28, 2001
Unrealized Gains (Losses) on Derivatives:
Unrealized holding gains (losses) arising during period	$(1,701)	$691
Less: reclassification adjustment for gains realized in net income	312	53

Net unrealized gains (losses)	$(2,013)	$638

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(23)    Contingencies—

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome will have a significant effect on the Consolidated Financial Statements.

The Company has purchase commitments for materials, supplies, and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, the Company normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on the Company’s financial condition.

(24)    Segment Information—

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the executive management. Each segment’s accounting policies are consistent with those used by the Company. The operating segments include:

Professional—The Professional Business is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. In addition, the Professional Business provides services to customers including pest control, hood and duct cleaning, facilities maintenance, and warewashing.

Polymer—The Polymer Business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

The following table represents operating segment information.

	Fiscal 1999
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$767,750	$224,459	$(12,197)	$980,012
Operating Profit	37,283	16,375	(5,032)	48,626
Total Assets	525,151	165,657	11,457	702,265
Depreciation and Amortization	17,857	7,954	4,074	29,885
Capital Expenditures	20,082	10,988	(6,147)	24,923
Interest Expense	15,395	2,289	(31)	17,653
Interest Income	1,216	127	(31)	1,312

	Fiscal 2000
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$802,673	$243,403	$(17,877)	$1,028,199
Operating Profit	50,168	27,173	(4,511)	72,830
Total Assets	699,514	155,993	7,986	863,493
Depreciation and Amortization	22,166	7,755	3,995	33,916
Capital Expenditures	14,163	9,063	(5,662)	17,564
Interest Expense	13,135	1,854	(2,290)	12,699
Interest Income	2,536	1,159	(2,290)	1,405

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

	Fiscal 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$912,616	$240,450	$(20,233)	$1,132,833
Operating Profit	51,865	16,710	(3,606)	64,969
Total Assets	761,134	142,537	9,877	913,548
Depreciation and Amortization	38,497	8,153	3,099	49,749
Capital Expenditures	22,084	4,045	1,376	27,505
Interest Expense	24,512	2,818	(8,079)	19,251
Interest Income	1,301	1,842	(2,150)	993

	(Unaudited) Six Months Ended December 29, 2000
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$436,444	$119,988	$(9,396)	$547,036
Operating Profit	17,627	7,666	(2,128)	23,165
Total Assets	791,325	166,825	(14,008)	944,142
Depreciation and Amortization	17,246	3,885	1,601	22,732
Capital Expenditures	8,282	1,766	1,331	11,379
Interest Expense	10,672	1,720	(3,325)	9,067
Interest Income	817	971	(1,102)	686

	Six Months Ended December 28, 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Net Sales	$437,407	$120,941	$(9,369)	$548,979
Operating Profit	15,696	12,005	(2,535)	25,166
Total Assets	764,698	147,155	14,431	926,284
Depreciation and Amortization	12,808	3,849	1,502	18,159
Capital Expenditures	13,401	2,434	89	15,924
Interest Expense	12,694	857	(6,299)	7,252
Interest Income	351	641	(685)	307

Pertinent financial data by geographical location for the three years ended June 29, 2001 and the six months ended December 29, 2000 (unaudited) and December 28, 2001 are as follows:

	United States	Europe	Japan	Americas	Asia Pacific	Eliminations/ Other	Total Company
Net Sales:
June 1999	$545,672	$197,962	$127,246	$83,492	$43,450	$(17,810)	$980,012
June 2000	541,317	196,127	178,354	71,012	59,769	(18,380)	1,028,199
June 2001	590,220	198,713	236,343	64,323	63,846	(20,612)	1,132,833
December 2000	271,182	93,960	126,391	32,970	32,118	(9,585)	547,036
December 2001	282,780	101,055	114,577	28,583	33,925	(11,941)	548,979
Long-Lived Assets:
June 1999	$211,415	$39,642	$54,577	$7,505	$3,156	$10,198	$326,493
June 2000	202,475	44,560	166,757	7,432	2,961	1,300	425,485
June 2001	346,870	42,102	136,727	7,477	3,641	1,302	538,119
December 2001	354,625	45,985	132,528	6,861	7,004	1,282	548,285

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

(25)    Subsequent Event—

On May 3, 2002, the Company and its parent acquired from Unilever PLC (“Unilever”), Unilever’s institutional and industrial cleaning business (the “DiverseyLever business”). In exchange for the DiverseyLever business, Unilever will receive approximately $1.3 billion in cash and notes (subject to closing adjustments) and a one-third equity interest in the Company. The Company has financed the acquisition primarily through external bank financing and the issuance of Senior Subordinated Notes (the “Notes”) concurrent with the closing of the acquisition. Upon the closing of the acquisition, all existing debt facilities will be refinanced to a new revolving loan agreement.

(26)    Subsidiary Guarantors of Senior Subordinated Notes—

In connection with the acquisition discussed in Note 24, the Notes are guaranteed by certain of the Company’s wholly owned subsidiaries (the “Guarantor Subsidiaries”). Such guarantees are full, unconditional and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company’s management has determined that they would not be material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statement of operations, balance sheet, and statement of cash flow information for the Company (“Parent Company”), for the Guarantor Subsidiaries and for the Company’s non-guarantor subsidiaries (the “Non-guarantor Subsidiaries”). The supplemental financial information reflects the investments of the Company in the Guarantor and Non-guarantor Subsidiaries using the equity method of accounting.

Consolidating condensed statements of operations for the year ended July 2, 1999:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$225,583	$291,195	$503,509	$(40,275)	$980,012
Cost of Sales	83,818	175,636	257,690	(40,275)	476,869

Gross Profit	141,765	115,559	245,819	—	503,143
Marketing, Distribution, Administrative and General Expenses	124,049	76,156	198,612	—	398,817
Research and Development	13,904	17,363	7,562	—	38,829
Restructuring	5,980	6,180	4,711	—	16,871

Operating (Loss) Profit	(2,168)	15,860	34,934	—	48,626

Other Expense (Income):
Interest Expense	12,123	6,788	4,872	(6,130)	17,653
Interest Income	(5,307)	(1,189)	(946)	6,130	(1,312)
Other (Income) Expense, Net	(41,219)	(7,941)	3,691	45,521	52

Income Before Taxes	32,235	18,202	27,317	(45,521)	32,233
Provision for Income Taxes	17,312	9,774	14,670	(24,444)	17,312

Net Income Before Minority Interests	14,923	8,428	12,647	(21,077)	14,921
Minority Interests	—	—	84	—	84

Net Income	$14,923	$8,428	$12,563	$(21,077)	$14,837

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of operations for the year ended June 30, 2000:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$244,928	$284,509	$537,008	$(38,246)	$1,028,199
Cost of Sales	92,991	164,600	271,037	(38,246)	490,382

Gross Profit	151,937	119,909	265,971	—	537,817
Marketing, Distribution, Administrative and General Expenses	135,210	79,787	212,760	—	427,757
Research and Development	15,684	14,372	7,174	—	37,230

Operating Profit	1,043	25,750	46,037	—	72,830

Other Expense (Income):
Interest Expense	10,798	6,445	4,575	(9,119)	12,699
Interest Income	(7,748)	(2,048)	(728)	9,119	(1,405)
Other (Income) Expense, Net	(80,738)	(320)	(290)	64,153	(17,195)

Income Before Taxes	78,731	21,673	42,480	(64,153)	78,731
Provision for Income Taxes	28,868	7,954	15,590	(23,544)	28,868

Net Income Before Minority Interests	49,863	13,719	26,890	(40,609)	49,863
Minority Interests	—	—	205	—	205

Net Income	$49,863	$13,719	$26,685	$(40,609)	$49,658

Consolidating condensed statements of operations for the year ended June 29, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$253,275	$335,225	$565,083	$(20,750)	$1,132,833
Cost of Sales	92,400	204,455	281,329	(20,750)	557,434

Gross Profit	160,875	130,770	283,754	—	575,399
Marketing, Distribution, Administrative and General Expenses	139,309	97,944	234,535	—	471,788
Research and Development	14,616	15,541	8,485	—	38,642

Operating Profit	6,950	17,285	40,734	—	64,969

Other Expense (Income):
Interest Expense	17,265	12,778	7,779	(18,571)	19,251
Interest Income	(9,099)	(9,125)	(1,340)	18,571	(993)
Other (Income) Expense, Net	(50,572)	671	(4,534)	51,790	(2,645)

Income Before Taxes	49,356	12,961	38,829	(51,790)	49,356
Provision for Income Taxes	16,512	4,342	13,007	(17,349)	16,512

Net Income Before Minority Interests	32,844	8,619	25,822	(34,441)	32,844
Minority Interests	—	—	237	—	237

Net Income	$32,844	$8,619	$25,585	$(34,441)	$32,607

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of operations for the six months ended December 29, 2000 (unaudited):

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$115,635	$155,436	$296,272	$(20,307)	$547,036
Cost of Sales	42,438	96,279	153,567	(20,307)	271,977

Gross Profit	73,197	59,157	142,705	—	275,059
Marketing, Distribution, Administrative and General Expenses	65,693	45,226	121,543	—	232,462
Research and Development	7,322	7,830	4,280	—	19,432

Operating Profit	182	6,101	16,882	—	23,165

Other Expense (Income):
Interest Expense	7,879	6,445	3,140	(8,397)	9,067
Interest Income	(5,224)	(3,441)	(418)	8,397	(686)
Other (Income) Expense, Net	(20,660)	(705)	(3,638)	21,600	(3,403)

Income Before Taxes	18,187	3,802	17,798	(21,600)	18,187
Provision for Income Taxes	6,486	1,356	6,355	(7,711)	6,486

Net Income Before Minority Interests	11,701	2,446	11,443	(13,889)	11,701
Minority Interests	—	—	141	—	141

Net Income	$11,701	$2,446	$11,302	$(13,889)	$11,560

Consolidating condensed statements of operations for the six months ended December 28, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$115,884	$161,931	$280,847	$(9,683)	$548,979
Cost of Sales	48,990	95,530	141,945	(9,683)	276,782

Gross Profit	66,894	66,401	138,902	—	272,197
Marketing, Distribution, Administrative and General Expenses	66,975	46,700	114,770	—	228,445
Research and Development	6,874	7,615	4,097	—	18,586

Operating (Loss) Profit	(6,955)	12,086	20,035	—	25,166

Other Expense (Income):
Interest Expense	6,622	4,484	4,722	(8,576)	7,252
Interest Income	(77)	(7,601)	(1,205)	8,576	(307)
Other (Income) Expense, Net	(29,643)	1,497	1,728	28,559	2,141

Income Before Taxes	16,143	13,706	14,790	(28,559)	16,080
Provision for Income Taxes	4,908	4,372	4,718	(9,090)	4,908

Net Income Before Minority Interests	11,235	9,334	10,072	(19,469)	11,172
Minority Interests	—	—	25	—	25

Net Income	$11,235	$9,334	$10,047	$(19,469)	$11,147

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidated condensed balance sheets at June 30, 2000:

Assets	Parent Company	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$3,206	$3,815	$16,586	$—	$23,607
Accounts Receivable	57	18,982	200,675	—	219,714
Intercompany Receivables	58,812	61,487	15,253	(135,552)	—
Inventories	14,081	28,345	42,629	—	85,055
Other Current Assets	29,707	8,128	3,968	—	41,803

Total Current Assets	105,863	120,757	279,111	(135,552)	370,179
Property, Plant and Equipment, Net	68,999	38,480	112,356	—	219,835
Goodwill and Other Intangible Assets, Net	18,643	59,581	125,631	—	203,855
Deferred Income Taxes	14,094	924	9,471	—	24,489
Other Assets	27,291	7,440	10,404	—	45,135
Investments in Subsidiaries	215,703	—	—	(215,703)	—

Total Assets	$450,593	$227,182	$536,973	$(351,255)	$863,493

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$39,643	$—	$39,643
Accounts Payable	18,957	14,488	82,034	—	115,479
Intercompany Payables	45,748	12,963	76,841	(135,552)	—
Accrued Expenses	47,218	17,542	48,084	—	112,844
Accrued Profit Sharing	6,959	3,934	7,448	—	18,341
Accrued Income Taxes	10,746	4,673	8,409	—	23,828

Total Current Liabilities	129,628	53,600	262,459	(135,552)	310,135
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	74,000	—	172,820	—	246,820
Other Liabilities	20,362	22,082	37,491	—	79,935

Total Liabilities	235,990	75,682	472,770	(135,552)	648,890
Stockholders’ Equity	214,603	151,500	64,203	(215,703)	214,603

Total Liabilities and Equity	$450,593	$227,182	$536,973	$(351,255)	$863,493

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidated condensed balance sheets at June 29, 2001:

Assets	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$1,525	$—	$10,276	$—	$11,801
Accounts Receivable	2,916	20,818	159,574	—	183,308
Intercompany Receivables	39,693	114,306	27,588	(181,587)	—
Inventories	14,555	34,620	40,298	—	89,473
Other Current Assets	12,069	6,318	21,537	—	39,924

Total Current Assets	70,758	176,062	259,273	(181,587)	324,506
Property, Plant and Equipment, Net	114,856	55,309	86,422	—	256,587
Goodwill and Other Intangible Assets, Net	14,365	158,258	104,883	—	277,506
Deferred Income Taxes	15,686	927	10,280	—	26,893
Other Assets	10,161	4,876	13,019	—	28,056
Investments in Subsidiaries	395,554	18,724	—	(414,278)	—

Total Assets	$621,380	$414,156	$473,877	$(595,865)	$913,548

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$41,017	$—	$41,017
Current Portion of Long-Term Debt	—	—	6,244	—	6,244
Accounts Payable	37,356	29,918	84,294	—	151,568
Intercompany Payables	131,734	3,000	46,853	(181,587)	—
Accrued Expenses	43,678	21,115	42,090	—	106,883
Accrued Profit Sharing	7,919	1,898	7,414	—	17,231
Accrued Income Taxes	(5,363)	7,711	(2,348)	—	—

Total Current Liabilities	215,324	63,642	225,564	(181,587)	322,943
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	143,000	—	140,381	—	283,381
Other Liabilities	24,519	14,041	30,127	—	68,687

Total Liabilities	394,843	77,683	396,072	(181,587)	687,011
Stockholders’ Equity	226,537	336,473	77,805	(414,278)	226,537

Total Liabilities and Equity	$621,380	$414,156	$473,877	$(595,865)	$913,548

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidated condensed balance sheets at December 28, 2001:

Assets	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Current Assets:
Cash and Cash Equivalents	$735	$953	$6,405	$—	$8,093
Accounts Receivable	957	13,123	147,539	—	161,619
Intercompany Receivables	23,566	143,932	16,710	(184,208)	—
Inventories	16,169	38,542	44,371	—	99,082
Other Current Assets	8,763	8,005	16,684	—	33,452

Total Current Assets	50,190	204,555	231,709	(184,208)	302,246
Property, Plant and Equipment, Net	123,754	52,047	93,113	—	268,914
Goodwill and Other Intangible Assets, Net	13,986	160,728	100,593	—	275,307
Deferred Income Taxes	20,622	2,553	14,367	—	37,542
Other Assets	27,096	2,933	12,246	—	42,275
Investments in Subsidiaries	419,352	18,724	—	(438,076)	—

Total Assets	$655,000	$441,540	$452,028	$(622,284)	$926,284

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-Term Borrowings	$—	$—	$34,121	$—	$34,121
Current Portion of Long-Term Debt	—	—	58,144	—	58,144
Accounts Payable	36,507	18,997	77,113	—	132,617
Intercompany Payables	148,297	9,206	26,705	(184,208)	—
Accrued Expenses	36,969	22,491	47,166	—	106,626
Accrued Profit Sharing	4,240	1,697	4,399	—	10,336
Accrued Income Taxes	(10,814)	4,101	9,368	—	2,655

Total Current Liabilities	215,199	56,492	257,016	(184,208)	344,499
Note Payable to Holdco	12,000	—	—	—	12,000
Long-Term Borrowings	174,429	—	83,089	—	257,518
Other Liabilities	43,712	19,647	39,248	—	102,607

Total Liabilities	445,340	76,139	379,353	(184,208)	716,624
Stockholders’ Equity	209,660	365,401	72,675	(438,076)	209,660

Total Liabilities and Equity	$655,000	$441,540	$452,028	$(622,284)	$926,284

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of cash flows for the year ended June 30, 2000:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows Provided by (Used in) Operating Activities	$101,826	$53,546	$(42,378)	$(40,609)	$72,385
Cash Flows from Investing Activities:				—
Capital Expenditures	(2,778)	(8,162)	(21,994)	—	(32,934)
Cash from Property Disposals	—	—	14,049	—	14,049
Acquisitions of Businesses	(125,387)	—	—	—	(125,387)
Proceeds from Divestitures	25,813	—	—	—	25,813

Net Cash Used in Investing Activities	(102,352)	(8,162)	(7,495)	—	(118,459)

Cash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	74,000	—	(144,616)	—	(70,616)
Increase (Decrease) in Intercompany Payables	(58,079)	(40,424)	98,503	—	—
Proceeds from Issuance of Debt	—	—	126,028	—	126,028
Dividends Paid	(12,189)	(8,628)	(31,981)	40,609	(12,189)

Net Cash Provided by (Used in) Financing Activities	3,732	(49,052)	47,934	40,609	43,223

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	8,263	—	8,263

Change in Cash and Cash Equivalents	3,206	(3,668)	5,874	—	5,412
Beginning Balance	—	7,483	10,712	—	18,195

Ending Balance	$3,206	$3,815	$16,586	$—	$23,607

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of cash flows for the year ended June 29, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by Operating Activities	$98,577	$51,683	$25,768	$(34,440)	$141,588
Cash Flows from Investing Activities:
Capital Expenditures	(50,505)	(4,626)	(5,203)	—	(26,048)
Acquisitions of Businesses	(138,678)	—	—	—	(138,678)
Proceeds from Divestitures	4,834	—	—	—	4,834

Net Cash Used in Investing Activities	(184,349)	(4,626)	(5,203)	—	(194,178)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	69,000	—	(14,683)	—	54,317
Increase (Decrease) in Line of Intercompany Payables/ Receivables	29,667	(42,957)	13,290	—	—
Payments of Long-Term Debt	—	—	(337)	—	(337)
Dividends Paid	(14,576)	(7,915)	(26,525)	34,440	(14,576)

Net Cash Provided by (Used in) Financing Activities	84,091	(50,872)	(28,255)	34,440	39,404

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	1,380	—	1,380

Change in Cash and Cash Equivalents	(1,681)	(3,815)	(6,310)	—	(11,806)
Beginning Balance	3,206	3,815	16,586	—	23,607

Ending Balance	$1,525	$—	$10,776	$—	$11,801

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of cash flows for the six months ended December 29, 2000 (unaudited):

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash (Used in) Provided by Operating Activities	$(15,858)	$(22,030)	$77,600	$(13,889)	$25,823
Cash Flows for Investing Activities:
Capital Expenditures	(23,023)	(709)	(16,639)	—	(40,371)
Cash from Property Disposals	—	—	1,151	—	1,151
Acquisitions of Businesses	(136,864)	—	—	—	(136,864)
Proceeds from Divestitures	4,834	—	—	—	4,834

Net Cash Used in Investing Activities	(155,053)	(709)	(15,488)	—	(171,250)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	140,800	—	(3,897)	—	136,903
Increase (Decrease) in Line of Intercompany Payables/ Receivables	33,704	28,161	(61,865)	—	—
Dividends Paid	(5,812)	(9,237)	(4,652)	13,889	(5,812)

Net Cash Provided by (Used in) Financing Activities	168,692	18,924	(70,414)	13,899	131,091

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(802)	—	(802)

Change in Cash and Cash Equivalents	(2,219)	(3,815)	(9,104)	—	(15,138)
Beginning Balance	3,206	3,815	16,586	—	23,607

Ending Balance	$987	$—	$7,482	$—	$8,469

JOHNSONDIVERSEY, INC.
(FORMERLY S. C. JOHNSON COMMERCIAL MARKETS, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2, 1999, June 30, 2000, June 29, 2001 and December 28, 2001
(Dollars in Thousands)

Consolidating condensed statements of cash flows for the six months ended December 28, 2001:

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net Cash Provided by (Used in) Operating Activities	$(16,728)	$9,447	$40,422	$(22,768)	$10,373
Cash Flows for Investing Activities:
Capital Expenditures	(15,312)	(1,605)	(14,146)	—	(31,063)

Clash Flows from Financing Activities:
Increase (Decrease) in Line of Credit	31,429	—	(6,837)	—	24,592
Increase (Decrease) in Intercompany Payables/ Receivables	7,111	255	(7,366)	—	—
Dividends Paid	(7,290)	(7,145)	(15,622)	22,768	(7,289)

Net Cash Provided by (Used in) Financing Activities	31,250	(6,890)	(29,825)	22,768	17,303

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(321)	—	(321)

Change in Cash and Cash Equivalents	(790)	952	(3,870)	—	(3,708)

Beginning Balance	1,525	—	10,276	—	11,801

Ending Balance	$735	$952	$6,406	$—	$8,093

As discussed in Note 1 on November 5, 1999, ownership of S.C. Johnson Commercial Markets, Inc., was spun-off. For purposes of cash flow presentation, cash flows for 1999 are only available on a consolidated basis. Thus, no 1999 guarantor subsidiary cash flows have been presented.

JOHNSONDIVERSEY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, except Share Data)

ASSETS	December 28, 2001	(Unaudited) September 27, 2002
Current assets:
Cash and cash equivalents	$8,093	$109,213
Accounts receivable, less allowance of $7,055 and $29,110, respectively	161,619	516,598
Inventories	99,082	260,052
Deferred income taxes	12,285	24,631
Other current assets	21,167	106,554

Total current assets	302,246	1,017,048
Property, plant, and equipment, net	207,060	568,336
Capitalized software, net	61,854	71,697
Goodwill, net	271,958	1,103,225
Other intangibles, net	3,349	356,263
Deferred income taxes	37,542	58,160
Other assets	42,275	169,087

Total assets	$926,284	$3,343,816

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$34,121	$94,876
Current portion of long-term borrowings	58,144	12,628
Accounts payable	132,617	330,662
Accrued expenses	119,617	354,434

Total current liabilities	344,499	792,600
Long-term borrowings	269,518	1,376,028
Other liabilities	102,607	294,985

Total liabilities	716,624	2,463,613
Stockholders’ equity:
Common stock—$1.00 par value; 200,000 shares authorized; 24,422 shares issued and outstanding	24	24
Class A 8% cumulative preferred stock—$100 par value; 1,000 shares authorized; 96 shares issued and outstanding at December 28, 2001; no shares issued and outstanding at September 27, 2002	10	—
Class B 8% cumulative preferred stock—$100 par value; 1,000 shares authorized; 407 shares issued and outstanding at December 28, 2001; no shares issued and outstanding at September 27, 2002	40	—
Notes receivable from officers	—	(4,071)
Capital in excess of par value	140,036	773,545
Retained earnings	88,142	119,489
Accumulated other comprehensive loss	(18,592)	(8,784)

Total stockholders’ equity	209,660	880,203

Total liabilities and stockholders’ equity	$926,284	$3,343,816

The accompanying notes are an integral part of the condensed consolidated financial statements.

JOHNSONDIVERSEY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in Thousands)

	Nine Months Ended
	September 28, 2001	September 27, 2002
Net sales:
Net product and service sales	$863,965	$1,473,265
Sales agency fee income	—	34,140

	863,965	1,507,405
Cost of sales	420,677	688,086

Gross profit	443,288	819,319
Marketing, distribution, administrative and general expenses	356,667	678,357
Research and development expenses	28,644	43,484

Operating profit	57,977	97,478
Other expense (income):
Interest expense	14,116	57,481
Interest income	(417)	(2,421)
Other expense (income), net	1,579	(23,592)

Income before income taxes	42,699	66,010
Provision for income taxes	13,932	23,113

Income before minority interests	28,767	42,897
Minority interest in net (income) loss of subsidiaries	(89)	238

Net income	$28,678	$43,135

The accompanying notes are an integral part of the condensed consolidated financial statements.

JOHNSONDIVERSEY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY (UNAUDITED)
(Dollars in Thousands)

	Comprehensive Income	Common Stock	Preferred Stock	Notes Receivable From Officers	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 28, 2001		$24	$50	$—	$140,036	$88,142	$(18,592)	$209,660
Comprehensive income:
Net income	$43,135	—	—	—	—	43,135	—	43,135
Foreign currency translation adjustments	24,358	—	—	—	—	—	24,358	24,358
Unrealized losses on derivatives, net of tax	(14,550)	—	—	—	—	—	(14,550)	(14,550)

Total comprehensive income	$52,943

Retirement of preferred stock		—	(50)	—	—	—	—	(50)
Capital contributions		—	—	—	626,573	—	—	626,573
Dividends declared		—	—	—	—	(11,788)	—	(11,788)
Contribution of notes receivable from officers		—	—	(6,936)	6,936	—	—	—
Forgiveness of notes receivable from officers		—	—	2,865	—	—	—	2,865

Balance, September 27, 2002		$24	$—	$(4,071)	$773,545	$119,489	$(8,784)	$880,203

The accompanying notes are an integral part of the condensed consolidated financial statements.

JOHNSONDIVERSEY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	Nine Months Ended
	September 28, 2001	September 27, 2002
Operating activities
Net income	$28,678	$43,135
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,210	58,991
Amortization	12,437	8,901
Deferred income taxes	(3,214)	(4,207)
Gain on disposals of property and product lines	—	(9,498)
Other	(110)	1,191
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Accounts receivable	22,658	(98,030)
Inventories	(3,948)	(13,160)
Other current assets	19,298	17,686
Other assets	(1,451)	12,131
Accounts payable and accrued expenses	16,862	90,980
Other liabilities	2,835	10,240

Net cash provided by operating activities	117,255	118,360
Investing activities
Capital expenditures	(24,268)	(44,567)
Expenditures for capitalized computer software	(12,100)	(16,793)
Cash from property and product line disposals	1,147	18,107
Acquisitions of businesses	(1,814)	(1,420,929)

Net cash used in investing activities	(37,035)	(1,464,182)
Financing activities
Proceeds from (repayments of) short-term borrowings	(70,704)	17,875
Proceeds from (repayments of) long-term borrowings	—	1,121,040
Capital contributions	—	385,783
Retirement of preferred stock	—	(50)
Payment of debt issuance costs	—	(66,614)
Dividends paid	(8,766)	(11,788)

Net cash (used in) provided by financing activities	(79,470)	1,446,246
Effect of exchange rate changes on cash and cash equivalents	2,859	696

Change in cash and cash equivalents	3,609	101,120
Beginning balance	8,469	8,093

Ending balance	$12,078	$109,213

Supplemental Cash Flow Information
Cash paid during the year:
Interest	$14,906	$23,016
Income taxes	17,257	15,647
Noncash investing and financing activities:
Capital contribution—Investments in subsidiaries	—	240,790

The accompanying notes are an integral part of the condensed consolidated financial statements.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

September 27, 2002
(Dollars in Thousands)

1.    Business and Basis of Presentation

The condensed consolidated financial statements included herein have been prepared by JohnsonDiversey, Inc. (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, contain all adjustments (consisting primarily of normal recurring adjustments) necessary to present fairly the Company’s financial position, results of operations and cash flows. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (US GAAP) have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The results of operations for the interim periods disclosed are not necessarily indicative of future financial results. These consolidated financial statements are condensed and should be read in conjunction with the Company’s audited financial statements.

The Company is comprised of a Professional Division and a Polymer Division. The Professional Division is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. The Polymer Division is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

2.    Summary of Significant Accounting Policies

Inventories

Inventories are stated at the lower of cost or market. The cost of certain domestic inventories is determined by the last in, first out method (LIFO). As of December 28, 2001 and September 27, 2002, these inventories represented approximately 31.1% and 12.6% of total inventories, respectively. For the balance of the Company’s inventory, cost is determined using the first in, first out (FIFO) method. If the FIFO method of accounting had been used for all inventories, the balance would have been approximately $5,533 and $4,510 higher than reported at December 28, 2001 and September 27, 2002, respectively. The components of inventory are as follows:

	December 28, 2001	(Unaudited) September 27, 2002
Raw materials and containers	$30,966	$68,554
Finished goods	68,116	191,498

Total inventories	$99,082	$260,052

Cost of Sales

Cost of sales includes material costs, packaging costs, production costs and other factory overhead costs.

Marketing, Distribution, Administrative and General Expenses

Marketing, distribution, administrative and general expenses include distribution expenses, advertising and promotion costs, marketing research and sales overhead costs. Administrative expenses include other administrative and general overhead costs.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Revenue Recognition

Revenue is recognized when risk of loss and title to the product is transferred to the customer, substantially all of which occurs at the time shipment is made. Revenues are recorded net of estimated allowances for returns and discounts.

On May 3, 2002, the Company acquired the DiverseyLever business (see Note 3). The Company did not acquire the Unilever consumer brands business. Unilever’s consumer brand products are branded with specified Unilever consumer brands, but, prior to the acquisition, were sold directly or indirectly by DiverseyLever to institutional and industrial end-users. In connection with the acquisition, the Company entered into a sales agency agreement with Unilever relating to these products.

Under the sales agency agreement, the Company acts as Unilever’s exclusive sales agent for the sale of its consumer branded products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the acquisition. In exchange for the Company’s sales agency services, which include sales, promotion, collection and after-sales technical support and customer care, the Company is paid an agency fee. Sales agency fee income is recognized based on a percentage of the net proceeds of sales of Unilever consumer branded products in the relevant period. Expenses incurred pursuant to sales agency services are recorded as marketing, distribution, administrative and general expenses.

Rebates and Customer Incentives

Rebates granted to customers are accounted for on an accrual basis as a reduction in net sales in the period in which the related sales are recognized.

Volume rebates are supported by customer contracts, which typically extend over two- to five-year periods. In the case where rebate rates are not contractually fixed, the rates used in the calculation of accruals are estimated based on forecasted annual volumes, subject to regular review.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets are stated at cost, less accumulated amortization computed using the straight-line method. Goodwill was being amortized over periods ranging from 15 to 40 years prior to the adoption of SFAS No. 142, “Goodwill and Other Intangibles.” Upon adoption of SFAS No. 142 on June 30, 2001, goodwill and indefinite-lived intangible assets are no longer subject to amortization. Rather, such assets are subject to, at a minimum, an annual assessment for impairment by applying a fair-value-based test. The Company has completed the initial impairment assessment and concluded that no impairment exists for the periods presented.

Other intangible assets are required to be separately recognized if the benefit of the intangible asset can be sold, transferred, licensed, rented or exchanged. Amortization of such intangible assets over their estimated useful lives is required. Each trademark, patent and other definite-lived identifiable intangible asset has been assigned an estimated finite life and is being amortized on a straight-line basis over a period ranging from 1 to 17 years.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Foreign Currency Translation

The Company’s foreign subsidiaries use their local currency as their functional currency. Accordingly, assets and liabilities are translated at exchange rates in effect at the respective balance sheet dates and revenues and expenses are translated at monthly weighted-average exchange rates for the respective periods presented. The aggregate effects of translation adjustments have been included in accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions are recorded as a component of other (income) expense, net and are not material for the periods presented with the exception of losses resulting from the Argentina foreign currency devaluation in the nine months ended September 27, 2002 (see Note 10).

Comprehensive Income

	(Unaudited) Nine Months Ended
	September 28, 2001	September 27, 2002
Comprehensive income:
Net income	$28,678	$43,135
Foreign currency translation adjustments	(1,803)	24,358
Additional minimum pension liability, net of $1,050 tax benefit	(1,450)	—
Unrealized losses on derivatives, net of $8,629 tax benefit	—	(14,550)

Total comprehensive income (loss)	$25,425	$52,943

A summary of the components of accumulated other comprehensive income is as follows:

	December 28, 2001	(Unaudited) September 27, 2002
Foreign currency translation adjustments	$12,931	$37,289
Additional minimum pension liability, net of $18,430 and $18,430 tax benefit, respectively	(30,148)	(30,148)
Unrealized losses on derivatives, net of $0 and $8,629 tax benefit, respectively	(1,375)	(15,925)

	$(18,592)	$(8,784)

Reclassifications

The Company reclassified $16,045 of costs previously reflected as other expenses in its June 28, 2002 condensed consolidated financial statements. These costs are primarily transaction-related costs pertaining to the acquisition of the DiverseyLever business that were not deemed capitalizable in purchase accounting. The costs were reclassified from other expenses to marketing, distribution, administrative and general expenses in the condensed consolidated statements of income for the nine months ended September 27, 2002 (see Note 10).

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

3.    Acquisition of the DiverseyLever Business

On May 3, 2002, the Company acquired the assets and equity interests of the institutional and industrial cleaning and sanitation business of Unilever (the DiverseyLever business). In addition, with specified exceptions, the Company and its parent, JohnsonDiversey Holdings, Inc. (Holdings), assumed liabilities to the extent relating to, or arising out of, the DiverseyLever business.

The acquisition consisted of numerous individual transactions carried out by various entities within the consolidated group making up the Company and by Holdings. Holdings received $352,059 from Unilever in exchange for a 33 1/3% equity interest in Holdings, subject to subscription price adjustments described below. The cash received from this transaction was contributed to the Company and certain of its subsidiaries to fund individual transactions at local levels. In addition, Holdings issued to Unilever senior discount notes (Senior Discount Notes) in the original principal amount of $240,790 in exchange for certain shares and assets, which were contributed to the Company and certain of its subsidiaries. The obligations under the Senior Discount Notes were retained by Holdings and were not assumed by the Company. The Company does not guarantee the Senior Discount Notes nor are its assets pledged as collateral for the Senior Discount Notes.

The Company believes that the acquisition will provide revenue growth and cost savings through the integration of the DiverseyLever business. The Company seeks to achieve these goals through cross-selling opportunities due to the complementary product offerings and geographic footprint of the combined businesses. The acquisition greatly increases the Company’s network of international distributors and the size of its direct sales force, thus broadening global access to existing and new end-users. The Company also intends to obtain significant cost savings from the rationalization of manufacturing plants, consolidation of physical distribution infrastructure and reduction in overlapping back-office and administrative functions.

Results of operations of the DiverseyLever business are included in the Company’s condensed consolidated statements of income for the nine months ended September 27, 2002 from the date of acquisition.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

The following represents the preliminary allocation of purchase price:

Cash purchase price[1]	$1,029,836
Senior Discount Notes of Holdings	240,790
Equity in Holdings issued to Unilever[2]	352,059
Transaction-related costs	29,462
Net debt adjustment payable in cash[3]	8,717
Net debt adjustment to subscription price[3]	11,750
Working capital adjustment payable in cash[3]	28,718
Working capital adjustment to subscription price[3]	(37,630)
Pension adjustment—fully funding[3]	(35,267)

Total purchase price	1,628,435
Fair value of net tangible assets acquired[4]	(435,027)

Excess purchase price	1,193,408
Allocation to intellectual property[5]	(123,400)
Allocation to other identified intangible assets[5]	(234,900)

Goodwill	$835,108

[1]	U.S. dollar equivalent of cash paid in consideration of shares and assets, net of cash received by Holdings in consideration of Unilever’s 33 1/3% interest in Holdings.
[2]	U.S. dollar equivalent of cash received in consideration of Unilever’s 33 1/3% equity interest in JohnsonDiversey Holdings, representing fair value.
[3]	See Subsequent Purchase Price Adjustments, below.
[4]	See Determination of Net Tangible Assets Acquired, below.
[5]	See Identified Intangible Assets, below.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Determination of Tangible Net Assets Acquired

The following is a preliminary condensed statement of net assets reflecting the fair value of tangible net assets acquired at May 3, 2002.

Assets
Current assets:
Net accounts receivable	$269,340
Total inventories	142,324
Other current assets	49,040

Total current assets	460,704
Deferred income taxes	18,380
Net fixed assets	357,096
Other assets	17,663

Total assets	853,843
Liabilities
Current liabilities:
Accounts payable	119,042
Accrued income taxes	12,166
Other current liabilities	147,489

Total current liabilities	278,697
Other noncurrent liabilities	140,119

Total liabilities	418,816

Net assets acquired	$435,027

General

Except with respect to the specific items discussed below, the Company performed an analysis of the closing balance sheet of the DiverseyLever business provided by Unilever in order to identify adjustments to arrive at fair market values of net assets acquired.

Adjustments to Fair Market Value of Fixed Assets

The Company arrived at a preliminary adjustment to fixed assets based on an independent valuation currently in process. The valuation preliminarily resulted in an adjustment of $46,192 to DiverseyLever’s preacquisition fixed asset cost, which is included in net fixed assets in the preceding schedule of tangible net assets acquired. The valuation is expected to be completed by December 2002 and, accordingly, the preliminary estimate is subject to change.

Adjustment to Pension Liabilities

The Company preliminarily adjusted pension liabilities to reflect the excess of Projected Benefit Obligations assumed in excess of plan assets acquired based on actuarial valuations currently in process. The estimated adjustment represents a $44,898 increase to DiverseyLever’s preacquisition

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

recorded pension liabilities, which is included in other liabilities in the preceding schedule of tangible net assets acquired. The actuarial valuations are expected to be completed by December 2003 and, accordingly, the preliminary estimate is subject to change.

Exit Liabilities

Prior to the acquisition date, the Company began to formulate an exit plan for certain of the former DiverseyLever business operations, which will include the involuntary termination of employees and the closing of a currently undetermined number of facilities. The Company recorded an estimated liability in the amount of $34,431, which is included in other current liabilities in the preceding schedule of tangible net assets acquired, primarily consisting of severance and related benefits pertaining to the involuntary termination of approximately 500 DiverseyLever employees mainly in selling, administrative, finance, human resources and manufacturing positions within the DiverseyLever business. The Company has not determined the specific DiverseyLever facilities that will be closed and, therefore, has not accrued any other exit costs, such as lease termination penalties or other incremental costs associated with the plan. These costs will be recorded as an adjustment to the purchase price allocation when the determination is made to close specific facilities.

Identified Intangible Assets

The Company’s preliminary allocation of purchase price to identified intangible assets is based on preliminary conclusions of independent valuations that are currently in process. The valuations are expected to be completed by December 2002 and, accordingly, the preliminary allocation is subject to change.

Intellectual Property

Intellectual property, including trademarks, patents and licenses, was preliminarily valued based on the capitalized earnings method. This method takes into account the present value of the expected royalties that would be received by the Company from a third party for the use of the brands and other intellectual property. Trademarks, including the DiverseyLever name, are not amortized, as the lives of these assets are deemed indefinite. Trademarks will be reviewed on an annual basis to identify indicators of impairment and will be written down to the extent that future impairment is determined. Patents are amortized over the average remaining patent life, which was deemed to be 12 years. Licenses are amortized over their remaining license periods, which were 1 to 10 years.

Other Identified Intangible Assets

Other identified intangible assets include customer lists and the sales agency agreement with Unilever (see Note 2). Customer lists were valued based on an analysis of internal and external costs associated with the creation of the lists. Customer lists are amortized over 13 years based on the average life cycle of the customers included in the list. The sales agency agreement was valued based on the capitalized earnings method. This method takes into account the present value of the expected agency fees that would be received over the 5-year life of the contract based on forecasted sales volumes, net of related costs. The sales agency agreement is being amortized over 5 years, representing the remaining life of the contract.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Goodwill

A portion of goodwill recognized for financial reporting purposes will be deductible for tax purposes. That portion will be determined based on the final allocation of purchase price.

Subsequent Purchase Price Adjustments

Net Debt Adjustment Payable in Cash

The purchase agreement required Unilever to prepare a schedule of outstanding DiverseyLever debt and cash balances existing at the closing date. In the event that DiverseyLever’s debt balance exceeded its cash balance at the closing date, the purchase agreement required Unilever to pay to the Company the amount of such excess (or vice-versa) as an adjustment to the purchase price. The adjustment was determined and agreed with Unilever to be $8,717 and was paid by the Company to Unilever in August 2002. The payment was recorded in the September 27, 2002 condensed consolidated financial statements as an increase to purchase price.

Net Debt Adjustment to Subscription Price

The purchase agreement required the Company to prepare a schedule of outstanding pre-acquisition debt and cash balances existing at the closing date. In the event that the Company’s pre-acquisition debt balance exceeded its cash balance in excess of $380,500, the purchase agreement requires the Company to pay to Unilever the amount of such excess (or vice-versa) as an adjustment to the subscription price paid by Unilever for the equity interest in Holdings. The adjustment, together with interest from the closing date, will be paid at the time that Unilever ceases to hold its equity interest in Holdings. This adjustment was determined and agreed with Unilever to be $11,750 payable from the Company to Unilever. The adjustment was recorded in the September 27, 2002 condensed consolidated financial statements as an increase to purchase price. Interest will be recognized as an expense over the period that the liability remains outstanding.

Working Capital Adjustment Payable in Cash

Based on DiverseyLever’s final preclosing balance sheet prepared by Unilever, a comparison will be made of the final working capital amount as defined in the purchase agreement to a predetermined working capital amount defined in the purchase agreement. To the extent that the final working capital deviates from the predetermined working capital amount, subject to certain thresholds, the purchase agreement requires the Company to pay or grants the Company the right to receive payment as an adjustment to the purchase price for such deviation, subject to certain factors. Based on a preliminary determination of the adjustment, the Company will be required to pay to Unilever an amount of $28,718 upon final agreement of the adjustment. The estimated adjustment was recorded in the September 27, 2002 condensed consolidated financial statements as an increase to purchase price. The adjustment is expected to be finalized and agreed with Unilever by December 2002 and, accordingly, is subject to change.

Working Capital Adjustment to Subscription Price

Based on the Company’s final preclosing balance sheet, a comparison will be made of the final working capital amount as defined in the purchase agreement to a predetermined working capital

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

amount defined in the purchase agreement. To the extent that the final working capital deviates from the predetermined working capital amount, subject to certain thresholds, the purchase agreement requires Unilever to pay or grants Unilever the right to receive payment for such deviation as an adjustment to the subscription price paid by Unilever for its equity interest in Holdings subject to certain factors. The adjustment, together with interest from the closing date, will be paid at the time that Unilever ceases to hold its equity interest in Holdings. Based on a preliminary determination of the adjustment, the Company will receive a payment from Unilever in the amount of $37,630. The estimated adjustment was recorded in the September 27, 2002 condensed consolidated financial statements as a reduction to purchase price. Interest will be recognized as income over the period that the receivable remains outstanding. The adjustment is expected to be finalized and agreed with Unilever by December 2002 and, accordingly, is subject to change.

Pension-related Adjustments

EBITDA Adjustment

The purchase price of the DiverseyLever business was calculated as a multiple of projected earnings before interest, taxes, depreciation and amortization (EBITDA). The calculation included an adjustment to pension expense from that recognized for statutory purposes to an estimate of such expenses under US GAAP. An actuary is currently determining the actual US GAAP expense for the year ended June 29, 2001. To the extent that the actual expense is higher than the estimated expense used in the determination of the purchase price, the Company will receive a payment from Unilever in an amount equal to the variance multiplied by the factor used in determining the purchase price. To the extent that the actual expense is lower than the estimated expense used in the determination of the purchase price, the Company will make a payment to Unilever in an amount equal to the variance multiplied by the factor used in determining the purchase price. Payment is due upon finalization and agreement of the adjustment between the parties. Currently, no estimate of this adjustment is determinable and, therefore, no amounts were recorded in the September 27, 2002 condensed consolidated financial statements. The purchase price will be adjusted for the pension related EBITDA adjustment when an amount is reasonably estimable. The adjustment is expected to be finalized and agreed with Unilever by December 2002.

Fully Funded Adjustment

The purchase price of the DiverseyLever business will be adjusted to the extent that transferred pension liabilities (the Projected Benefit Obligation as determined under US GAAP) exceed related plan assets. This adjustment will be applied to plans classified as funded and unfunded, and will be reduced for anticipated future tax benefits. Payments by Unilever will occur over a seven-year period, primarily consisting of cash payments over the following two years, with the remainder to be paid, together with interest, at the time that Unilever ceases to hold its equity interest in Holdings. The September 27, 2002 condensed consolidated financial statements include an estimated adjustment pertaining to the top seven plans, which would result in aggregate payments to the Company in the amount of $35,267, net of anticipated future tax benefits of $9,909. This preliminary receivable and related future tax benefit were recorded as a reduction of purchase price. The adjustment is expected to be finalized and agreed with Unilever by December 2003 and is, accordingly, subject to change.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Pro Forma Results

Pro forma net revenues were $1,944,551 and $1,969,905 for the nine months ended September 28, 2001 and September 27, 2002, respectively. Pro forma net income was $13,676 and $19,896 for the nine months ended September 28, 2001 and September 27, 2002, respectively. The unaudited pro forma consolidated net revenues and net income of JohnsonDiversey, Inc. were prepared by applying pro forma adjustments to the unaudited historical consolidated statements of income of the Company for the nine months ended September 28, 2001 and September 27, 2002. The unaudited pro forma consolidated net revenues and net income give effect to the acquisition of the DiverseyLever Business and the related financings as if they had occurred at the beginning of each period. As a result, the amortization of a $3,000 license, which has a one-year useful life, is reflected in both periods.

4.    Goodwill and Other Intangible Assets

Intangible assets consisted of:

	December 28, 2001	(Unaudited) September 27, 2002
Goodwill	$368,285	$1,203,393
Customer lists and contracts	—	234,900
Trademarks, patents and licenses	5,391	127,683

	373,676	1,565,976
Accumulated amortization	(98,369)	(106,488)

Intangible assets, net	$275,307	$1,459,488

The changes in goodwill between the periods above are due to the acquisition discussed in Note 3. Amortization of intangibles was $12,437 and $8,119 for the nine months ended September 28, 2001 and September 27, 2002, respectively. Included in the $12,437 of amortization for the nine months ended September 28, 2001 was $9,653 of amortization of goodwill and indefinite lived intangible assets.

5.    Related Party Transactions

The Company purchases certain raw materials and products from S.C. Johnson & Son, Inc., which, like the Company, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from S.C. Johnson & Son was approximately $27,124 and $31,239 for the nine months ended September 28, 2001 and September 27, 2002 respectively.

S.C. Johnson & Son also provides certain administrative, servicing and general expenses, such as accounting, payroll and shared facility expenses to the Company. Charges for these services totaled approximately $29,631 and $23,670 for the nine months ended September 28, 2001 and September 27, 2002, respectively. Of these amounts, $7,512 and $7,634 for the nine months ended September 28, 2001 and September 27, 2002, respectively, represent amounts paid to reimburse S.C. Johnson & Son for payroll and benefit related costs paid by S.C. Johnson & Son on behalf of the Company.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

The Company licenses the use of certain trade names, housemarks and brand names from S.C. Johnson & Son. Payments to S.C. Johnson & Son under the license agreements governing the names and marks totaled approximately $2,298 and $1,260 for the nine months ended September 28, 2001 and September 27, 2002, respectively.

S.C. Johnson & Son purchases certain raw materials and products from the Company. Total inventory purchased by S.C. Johnson & Son from the Company was approximately $21,280 and $20,103 for the nine months ended September 28, 2001 and September 27, 2002, respectively.

Several of the Company’s executive officers are indebted to the Company in connection with their purchases of shares of class C common stock of Commercial Markets Holdco, Inc. (see Note 12). These loans were outstanding in the aggregate amount of $4,071, net of the forgiven portion, as of September 27, 2002.

On May 3, 2002, in connection with the acquisition of the DiverseyLever business from Unilever, the Company entered into a sales agency agreement, a transition services agreement, a dispensed products license agreement and two supply agreements with Unilever (see Note 2). The sales agency agreement terminates on May 2, 2007. Payments from Unilever under the sales agency agreement totaled approximately $34,140 for the nine months ended September 27, 2002.

Under the dispensed products license agreement, Unilever has granted the Company a license to use certain intellectual property relating to the products the Company sells for use in its cleaner dispensing systems. The dispensed products license agreement expires on May 2, 2007 and automatically renews for successive one-year periods unless terminated by either party under certain circumstances. Payments to Unilever under the dispensed products license agreement totaled approximately $524 for the nine months ended September 27, 2002.

Under the transition services agreement, Unilever provides the Company with a wide range of support services that are intended to ensure the smooth transition of the DiverseyLever business from Unilever to the Company. Unilever will provide most services for no more than 12 months. Payments to Unilever under the transition services agreement totaled approximately $9,092 for the nine months ended September 27, 2002.

The supply agreements provide for the supply of all products that Unilever and DiverseyLever supplied to one another during the period immediately preceding the closing date of the acquisition. Under one of the supply agreements, the Company acts as the supplier and Unilever serves as the customer while under the other agreement the roles are reversed. Supply of various products will

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

continue in effect for a period of 12 months or less from the date of acquisition, as the Company has expressly agreed with Unilever under the supply agreements. Other than with respect to those specifically enumerated arrangements and subject to the parties’ rights to terminate, each supply agreement will remain in effect as to a particular product until that product is no longer supplied. Payments to Unilever under the supply agreements totaled approximately $2,517 for the nine months ended September 27, 2002, while payments to the Company from Unilever under the supply agreements totaled approximately $6,081 for the nine months ended September 27, 2002.

The Company also purchases certain raw materials and products from Unilever which are not covered under the supply agreements. Such inventory purchases by the Company from Unilever were approximately $14,630 for the nine months ended September 27, 2002. The Company also sells certain raw materials and products to Unilever which are not covered under the supply agreements. Such sales to Unilever were approximately $3,106 for the nine months ended September 27, 2002.

Related party receivables and payables at December 28, 2001 and September 27, 2002, consist of the following:

	(Unaudited)
	December 28, 2001	September 27, 2002
Included in accounts receivable:
Receivable from S.C. Johnson & Son	$6,053	$4,129
Receivable from Unilever	—	15,883
Short-term acquisition-related receivables from Unilever	—	28,269
Included in other assets:
Long-term acquisition-related receivables from Unilever	—	44,628
Included in current portion of long-term borrowings:
Note payable to Holdco	12,000	—
Included in accounts payable:
Payable to S.C. Johnson & Son	12,663	7,532
Payable to Unilever	—	72,910
Short-term acquisition-related payables to Unilever	—	28,718
Included in other liabilities:
Long-term acquisition-related payables to Unilever	—	11,750
Payable to Holdco:
Forgiveness of notes receivable from officers	2,618	—
Included in equity:
Notes receivable from officers	—	4,071

6.    Financial Instruments

The Company utilizes financial instruments, primarily forward exchange contracts, to manage exposure to foreign currency fluctuations. The Company does not hold or issue financial instruments for trading purposes.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

The Company is exposed to credit-related losses in the event of nonperformance by counterparties with regard to these off-balance sheet financial instruments. To minimize the risk of credit losses, the Company monitors the credit standing of the counterparties and deals only with counterparties that have “A” or better credit ratings on their senior debt. Credit exposure is also limited through diversification of counterparties, thus reducing the exposure to any one financial institution. The Company does not currently anticipate any nonperformance by its counterparties.

As of September 27, 2002, the Company was party to five forward exchange contracts to sell various foreign currencies for a notional amount of $38,568 for the purpose of hedging open balance sheet positions. The ineffective portion of the gains (losses) on forward exchange contracts was $106 and $293 for the nine months ended September 28, 2001 and September 27, 2002, respectively, and were reported as other income in the condensed consolidated statements of income.

As of September 27, 2002, the Company was party to forty-nine forward exchange contracts to purchase and sell various foreign currencies for a notional amount of $18,523 for the purpose of hedging future cash flows on imports. Net unrealized gains of $33 associated with the effective portions of these contracts are included in other comprehensive income as of September 27, 2002. All such gains and losses, based on the maturities of the contracts, are expected to be reclassified out of comprehensive income over the next twelve months. The ineffective portion of the gains or losses associated with such contracts is recognized in the condensed consolidated statements of income in the period in which these gains and losses are incurred. No such gains and losses were recognized during the nine months ended September 27, 2002.

As of September 27, 2002, the Company was party to seven interest rate swaps entered into in May 2002. The latest expiration date is May 2007. These swaps were purchased to hedge the Company’s floating interest rate exposure on term loan B (see Note 8) with a final maturity of November 2009. Under the terms of these swaps, the Company pays a fixed rate of 4.8% and receives three-month LIBOR on the notional amount of US Dollar swaps and three-month EURIBOR on the notional amount of EURO swaps for the life of the swaps. Unrealized gains and losses on these interest rate swaps are recognized through other comprehensive income and will be reclassified to earnings as needed to adjust interest expense on the hedged debt to the rates being paid under the swaps. As of September 27, 2002, the net unrealized loss included in other comprehensive income was $15,958.

7.    Accounts Receivable Securitization

The Company and certain of its U.S. subsidiaries entered into an agreement (the Receivables Facility) in March 2001 with a nonconsolidated financial institution (Conduit) whereby it sells on a continuous basis an undivided interest in certain domestic trade receivables. Pursuant to the Receivables Facility, the Company formed a wholly owned, consolidated special purpose, bankruptcy-remote subsidiary (JWPRC). JWPRC was formed for the sole purpose of buying and selling receivables generated by the Company. Under the Receivables Facility, the Company and certain subsidiaries, irrevocably and without recourse, transfer all of their domestic trade receivables to JWPRC. JWPRC in turn sells an undivided interest in the total domestic accounts receivable to the Conduit for an amount equal to the percentage of total domestic receivables deemed eligible. The

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

amounts of the beneficial interest of accounts receivable sold under these arrangements are excluded from accounts receivable in the Company’s condensed consolidated balance sheets. As of December 28, 2001 and September 27, 2002, the Conduit held $41,500 and $40,000, respectively, of accounts receivables, which are not included in the accounts receivable balance reflected in the Company’s condensed consolidated balance sheets.

The Company has retained interests of $17,377 and $20,925 in the receivables at JWPRC as of December 28, 2001 and September 27, 2002, respectively. The retained interests included in the accounts receivable balances reflected in the condensed consolidated balance sheets are recorded at estimated fair value.

The accounts receivable securitization arrangement is accounted for as a sale of receivables under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125.” Proceeds from the sale of receivables are primarily used to pay down existing debt facilities. Costs associated with the sale of beneficial interest in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $1,108 and $803 for the nine months ended September 28, 2001 and September 27, 2002, respectively, and are included in other (income) expense, net in the condensed consolidated statements of income.

The Company has retained responsibility for servicing accounts receivable of JWPRC. No servicing asset or liability has been recorded because the benefits of servicing are expected to be just adequate to compensate the Company for its servicing responsibilities.

8.    Restructuring liabilities

In May 2002, in connection with the acquisition of the DiverseyLever Business, the Company recorded an estimated liability of $34,431 in the allocation of purchase price, representing a preliminary estimate of costs of involuntary termination benefits associated with eliminating redundancies resulting from the acquisition (see Note 3). These costs pertain solely to the planned termination of approximately 500 employees of the former DiverseyLever business, 173 of which were terminated prior to September 27, 2002. The Company is also in the process of product line rationalization and identifying redundant facilities as part of the overall plan. Estimates of associated costs, including additional severance, incremental lease costs, clean up and other exit costs, will be made when specific employee terminations and site closures are identified and approved. Adjustments to the liability resulting from revised estimates will be recorded as an adjustment to purchase price allocation.

Additionally, in July 2002, the Company developed a plan to restructure certain facilities that it owned prior to the acquisition of the DiverseyLever Business (Restructuring Plan), primarily for the purpose of eliminating redundancies resulting from the acquisition. In connection with this plan, the Company recorded a liability of $10,815 pertaining primarily to the planned involuntary termination of approximately 105 pre-acquisition employees of the Company, 35 of which were terminated prior to September 27, 2002. The related costs were included in marketing, distribution, administrative and general expenses in the condensed consolidated statements of income. The Company is also in the

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

process of product line rationalization and identifying redundant facilities as part of the overall Restructuring Plan. Estimates of associated costs, including additional severance, incremental lease costs, clean up and other exit costs, will be made when specific employee terminations and site closures are identified and approved. Adjustments to the liability resulting from revised estimates will be recorded as marketing, distribution, administrative and general expenses in the condensed consolidated statements of income.

	Former DiverseyLever Business	Restructuring Plan
Liability established in purchase accounting	$34,431	$—
Liability recorded as expense	—	10,815
Cash paid as of September 27, 2002	(3,706)	(4,235)

Liability balances as of September 27, 2002	$30,725	$6,580

9.    Indebtedness and Credit Arrangements

Following represents the Company’s indebtedness and credit arrangements at December 28, 2001 and September 27, 2002:

	December 28, 2001	(Unaudited) September 27, 2002
Short-term borrowings:
Lines of credit	$34,121	$29,258
Revolving credit facilities, bearing interest at 3.3225%	—	65,618

	$34,121	$94,876

Long-term borrowings:
Revolving credit facilities	$174,429	$—
Floating Rate Senior Note	46,338	—
Floating Rate Bank Debt	94,895	—
Note payable to Holdco	12,000	—
Term loan A, bearing interest at LIBOR, plus 325 basis points	—	170,250
Term loan B, bearing interest at LIBOR or EURIBOR, plus 350 basis points	—	667,796
Term loan C, bearing interest at LIBOR, plus 325 basis points	—	29,750
Senior subordinated notes, bearing interest at 9.625%	—	520,860

	327,662	1,388,656
Less: Current portion	58,144	12,628

	$269,518	$1,376,028

New Credit Facilities

Pursuant to the acquisition, the Company entered into new credit facilities. Under the terms of the new credit facilities, the Company is subject to specified financial covenants. The most restrictive covenants under the new credit facilities require the Company to meet the following targets and ratios:

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Maximum Leverage Ratio

The Company is required to maintain a leverage ratio for each financial coverage period of no more than the maximum ratio specified in the new credit facilities for that financial covenant period. The maximum leverage ratio is the ratio of: (i) the Company’s consolidated indebtedness (excluding up to $55 million of indebtedness incurred under the Company’s securitization facility and indebtedness relating to specified interest rate hedge agreements) as of the last day of each financial covenant period to (ii) the Company’s consolidated EBITDA for the same financial covenant period. EBITDA is generally defined in the new credit facilities as earnings before interest, taxes, depreciation and amortization, plus the addback of specified expenses. The new credit facilities require that the Company’s maximum leverage ratio not exceed a continuously declining range from 5.25 to 1 for the financial covenant period ending September 27, 2002, to 2.50 to 1 for the financial covenant periods ending on or after March 31, 2006.

Minimum Interest Coverage Ratio

The Company is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the new credit facilities for that financial covenant period. The minimum interest coverage ratio is the ratio of: (i) the Company’s consolidated EBITDA for a financial covenant period to (ii) the Company’s cash interest expense for that same financial period. The new credit facilities require that the Company’s minimum interest coverage ratio not exceed a continuously increasing range from 2.15 to 1 for the financial covenant period ending September 27, 2002, to 4.50 to 1 for the financial covenant periods ending on or after March 31, 2005.

Capital Expenditures

The new credit facilities prohibit the Company from making capital expenditures during any year in an amount exceeding a continuously declining range from $148,400 in 2002 to $113,200 in 2007.

Beginning in 2003, however, the Company can exceed the limitation in any year by the amount, if any, by which the limitation for the previous year exceeded actual capital expenditures made in that previous year.

In addition, the new credit facilities contain covenants that restrict the Company’s ability to declare dividends and to redeem and repurchase capital stock. The new credit facilities also limit the Company’s ability to incur additional liens, engage in sale-leaseback transactions and incur additional indebtedness and make investments.

As of September 27, 2002, the Company was in compliance with all covenants under the new credit facilities.

Indentures for the Notes

The indentures for the senior subordinated notes of the Company restrict the Company’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; issue or allow any person to own preferred stock of

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

restricted subsidiaries; in the case of nonguarantor subsidiaries, guarantee indebtedness without also guaranteeing the notes; in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the Company; make investments; incur or permit to exist liens; enter into transactions with affiliates; merge, consolidate or amalgamate with another company; and transfer or sell assets.

As of September 27, 2002, the Company was in compliance with all covenants under the indentures for the notes.

Cross Defaults

The Company’s failure to comply with the covenants in its new credit facilities or its indentures for the senior subordinated notes or the Company’s inability to comply with financial ratio tests or other restrictions could result in an event of default under the indentures for the senior subordinated notes or the new credit facilities. Additionally, a payment default or default that results in the acceleration of indebtedness aggregating $25,000 or more, including, without limitation, indebtedness under the new credit facilities, the indentures for the senior subordinated notes and indebtedness under the Company’s securitization facility and foreign lines of credit, is also an event of default under the new credit facilities, the indentures for the senior subordinated notes and the indenture for Holdings’ Senior Discount Notes. Further, specified defaults under the new credit facilities and the indentures for the senior subordinated notes constitute defaults under the Company’s securitization facility, some of the Company’s foreign lines of credit and the Company’s license agreements with S.C. Johnson & Son, Inc. A default, if not cured or waived, may permit acceleration of the Company’s indebtedness or result in a termination of its license agreements.

Interest Rate Swaps

In connection with term loan B, the Company was party to seven interest rate swaps, as described in Note 6.

Stockholders Agreement

In connection with the acquisition of DiverseyLever, Holdings entered into a stockholders’ agreement with its stockholders—Commercial Markets Holdco, Inc. and Marga B.V., a subsidiary of Unilever N.V. The stockholders’ agreement limits Holdings’ and the Company’s abilities to effect various transactions, including among others, entering into certain transactions, including transactions with affiliates, issuing additional shares of capital stock or other equity or equity-related interests, incurring certain types of indebtedness and making certain investments.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

10.    Other (Income) Expense, Net

The components of other (income) expense, net in the condensed consolidated statements of income are as follows:

	Nine Months Ended
	September 28, 2001	September 27, 2002
Gain on acquisition-related forward contract	$—	$(15,711)
Revaluation gains on unhedged positions and ineffective portion of hedge instruments	(106)	(358)
Loss on devaluation of Argentine Peso	—	3,066
Gain on sale of product line	—	(9,566)
Other	1,685	(1,023)

	$1,579	$(23,592)

In May 2002, the Company disposed of a nonstrategic dishwash detergent product line for $10,444. The pretax gain realized on the sale was $9,566 and is included as a component of other (income) expense in the condensed consolidated statements of income. Annual revenues for the product line approximated $6,900 for the year ended December 28, 2001. The product line disposed of was part of a larger cash-flow-generating group and does not represent a separate component of the entity. Therefore, the disposal of the product line is not reported as discontinued operations.

The Company purchased forward currency contracts to hedge the Company’s exposure to the Euro in connection with the DiverseyLever acquisition. A total of €340,000 notional amount forward currency contracts were purchased on February 12, 2002 and March 5, 2002. The Company received proceeds of $15,711 upon settlement of the contracts from the date of inception to May 3, 2003, the date of the DiverseyLever acquisition, when the contracts were settled. Although the Company entered into the forward contract to hedge its foreign currency exposure, accounting principles generally accepted in the United States prohibit accounting for the gain on the forward contract as an adjustment to the purchase price. Accordingly, the Company recognized the proceeds as a nonoperating gain in the income statement.

11.    Contingencies

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome will have a significant effect on the condensed consolidated financial statements.

In connection with the acquisition of the DiverseyLever business, the Company conducted environmental assessments and investigations at DiverseyLever facilities in various countries. These investigations disclosed the likelihood of soil and/or groundwater contamination at eight facilities. This contamination may need to be remediated and, in certain circumstances, the source of the contamination may need to be addressed. The Company continues to evaluate the nature and extent

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

of the identified contamination and has not yet completed plans to address the contamination or finalized cost estimates. No liabilities have been recorded in the September 27, 2002 condensed consolidated financial statements because a range of estimated costs cannot yet be reasonably determined. The Company intends to further develop the estimated costs and record a liability prior to the end of fiscal year 2002 (January 3, 2003). To the extent that contamination is determined to be in violation of local environmental laws, the Company intends to seek recovery under indemnification clauses contained in the purchase agreement. Expected recoveries under indemnification clauses will be evaluated, recorded and disclosed separately from related liabilities.

In connection with the acquisition of DiverseyLever, Holdings entered into a stockholders’ agreement with its stockholders, Commercial Markets Holdco, Inc. and Marga B.V., a subsidiary of Unilever N.V. Under the stockholders’ agreement, at any time after May 3, 2007, Holdings has the option to purchase, and Unilever has the right to require Holdings to purchase, the shares of Holdings and Senior Discount Notes of Holdings then beneficially owned by Unilever. If, after May 3, 2010, Holdings is unable to fulfill its obligations in connection with the put option, Unilever may require Holdings to take certain actions including selling certain assets of the Company.

Under the stockholders’ agreement, Holdings may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of Holdings’ outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative cash flows of Holdings and its subsidiaries, on a consolidated basis, for the period from the closing of the acquisition through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received payment in a prior year), exceeds the relevant target described in the stockholders’ agreement. The aggregate amount of these payments cannot exceed $100,000. Payment of these amounts, which may be funded with cash flows generated by the Company, is subject to compliance with the agreements relating to Holdings and the Company’s senior indebtedness including, without limitation, the new credit facilities, the notes and the Senior Discount Notes of Holdings.

12.    Stockholders’ Equity

In connection with the acquisition of the DiverseyLever business, Holdings made cash ($385,783) and noncash ($240,790) capital contributions to the Company, which were recorded as additional paid-in capital.

The Class A 8% Cumulative Preferred Stock and the Class B 8% Cumulative Preferred Stock of the Company were both redeemed by the Company at par value on June 3, 2002 for $50. Holdings, the holder of the preferred stock, contributed the proceeds back to the Company. This amount is in addition to the equity contributions discussed above.

During calendar 1999 and 2000, the Company received notes from several of its executive officers (the Notes) in connection with their purchases of shares of Class C common stock of Commercial Markets Holdco, Inc. (Holdco), which currently owns two-thirds of the equity interests of Holdings, the Company’s parent. A minimum of fifty percent of the balance due on the Notes is being forgiven over a four-year vesting period. The Notes were recorded by Holdco with an increase to equity and the Company recorded a charge for the amortization of the amount to be forgiven over the vesting period, with a corresponding payable to Holdco.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

In connection with the acquisition of the DiverseyLever business in May 2002 and related financings, the Notes were recorded by the Company and the Company’s liability to Holdco was reclassified as an offset to the carrying value of the Notes. The carrying value of the Notes has been classified as a contra-equity account.

13.    Segment Information

Information regarding the Company’s operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the executive management. Each segment’s accounting policies are consistent with those used by the Company. The operating segments are:

Professional—The Professional business is a global manufacturer of commercial, industrial and institutional building maintenance and sanitation products. In addition, the Professional business provides services to customers, including pest control, hood and duct cleaning, facilities maintenance and warehousing. The DiverseyLever business operates solely in the Professional segment.

Polymer—The Polymer business is a global manufacturer of polymer intermediates marketed to the printing and packaging, coatings, adhesives and related industries.

	Nine Months Ended September 28, 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Net sales	$696,372	$183,464	$(15,871)	$863,965
Operating profit	44,017	16,602	(2,642)	57,977
Depreciation and amortization	27,204	6,195	2,248	35,647
Capital expenditures	20,636	3,587	45	24,268
Interest expense	20,641	1,547	(8,072)	14,116
Interest income	648	1,243	(1,474)	417

	Nine Months Ended September 27, 2002
	Professional	Polymer	Eliminations/ Other	Total Company
Net sales	$1,324,254	$197,610	$(14,459)	$1,507,405
Operating profit	64,518	32,960	—	97,478
Depreciation and amortization	62,084	5,808	—	67,892
Capital expenditures	39,408	5,159	—	44,567
Interest expense	57,582	750	(851)	57,481
Interest income	2,829	443	(851)	2,421

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)
	As of December 28, 2001
	Professional	Polymer	Eliminations/ Other	Total Company
Total assets	$875,578	$147,155	$(96,449)	$926,284
Goodwill, net	271,765	193	—	271,958

	As of September 27, 2002
	Professional	Polymer	Eliminations/ Other	Total Company
Total assets	$3,309,610	$169,120	$(134,914)	$3,343,816
Goodwill, net	1,102,703	522	—	1,103,225

Financial statement data by geographical location as of December 28, 2001 and September 27, 2002, and for the nine months ended September 28, 2001 and September 27, 2002, follows:

	United States	Europe	Japan	Americas	Asia Pacific	Eliminations/ Other	Total Company
Net sales:
Nine months ended September 28, 2001	478,787	157,111	165,728	52,288	50,188	(40,137)	863,965
Nine months ended September 27, 2002	637,088	556,655	167,605	73,102	87,414	(14,459)	1,507,405
Long-Lived Assets:
December 28, 2001	354,625	45,985	132,528	6,861	7,004	1,282	548,285
September 27, 2002	766,318	1,019,628	170,617	90,649	66,647	–	2,113,859

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

14.    Subsidiary Guarantors of Senior Subordinated Notes

On May 3, 2002, the Company issued $520,860 of 9.625% senior subordinated notes due 2012 (the Senior Subordinated Notes) to finance a portion of the cash purchase price of the DiverseyLever business. The Senior Subordinated Notes are guaranteed by certain of the Company’s wholly owned subsidiaries (the Guarantor Subsidiaries). Such guarantees are full and unconditional, to the extent allowed by law, and joint and several. Separate financial statements of the Guarantor Subsidiaries are not presented because the Company’s management has determined that they are not material to investors. The following supplemental financial information sets forth, on an unconsolidated basis, statement of income, balance sheet and statement of cash flows information for the Company (Parent Company), for the Guarantor Subsidiaries and for the Company’s nonguarantor subsidiaries (the Non-guarantor Subsidiaries), each of which were determined on a combined basis with the exception of eliminating investments in combined subsidiaries, which are eliminated at the consolidated level. The supplemental financial information reflects the investments of the Company in the Guarantor and Nonguarantor Subsidiaries using the equity method of accounting.

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Condensed consolidated balance sheet at December 28, 2001:

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$735	$953	$6,405	$—	$8,093
Accounts receivable	957	13,123	147,539	—	161,619
Intercompany receivables	23,566	143,932	16,710	(184,208)	—
Inventories	16,169	38,542	44,371	—	99,082
Other current assets	8,763	8,005	16,684	—	33,452

Total current assets	50,190	204,555	231,709	(184,208)	302,246
Property, plant and equipment and capitalized software, net	123,754	52,047	93,113	—	268,914
Goodwill and other intangible assets, net	13,986	160,728	100,593	—	275,307
Deferred income taxes	20,622	2,553	14,367	—	37,542
Other assets	27,096	2,933	12,246	—	42,275
Investments in subsidiaries	419,352	18,724	–	(438,076)	—

Total assets	$655,000	$441,540	$452,028	$(622,284)	$926,284

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—	$34,121	$—	$34,121
Current portion of long-term borrowings	—	—	58,144	—	58,144
Accounts payable	36,507	18,997	77,113	—	132,617
Intercompany payables	148,297	9,206	26,705	(184,208)	—
Accrued expenses	30,395	28,289	60,933	—	119,617

Total current liabilities	215,199	56,492	257,016	(184,208)	344,499
Long-term borrowings	186,429	—	83,089	—	269,518
Other liabilities	43,712	19,647	39,248	—	102,607

Total liabilities	445,340	76,139	379,353	(184,208)	716,624
Stockholders’ equity	209,660	365,401	72,675	(438,076)	209,660

Total liabilities and stockholders’ equity	$655,000	$441,540	$452,028	$(622,284)	$926,284

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Condensed consolidated balance sheet at September 27, 2002 (unaudited):

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$20,312	$4,326	$84,575	$—	$109,213
Accounts receivable	54,428	20,637	441,533	—	516,598
Intercompany receivables	54,687	167,189	33,483	(255,359)	—
Inventories	46,762	35,583	179,202	(1,495)	260,052
Other current assets	10,723	9,067	111,395	—	131,185

Total current assets	186,912	236,802	850,188	(256,854)	1,107,048
Property, plant and equipment and capitalized software, net	218,502	54,268	367,263	—	640,033
Goodwill and other intangible assets, net	95,126	216,436	1,122,054	25,872	1,459,488
Deferred income taxes	20,616	522	37,022	—	58,160
Intercompany advances	343,480	575,466	84,567	(1,003,513)	—
Other assets	120,492	9,427	24,829	14,339	169,087
Investments in subsidiaries	1,371,530	79,745	20,693	(1,471,968)	—

Total assets	$2,356,658	$1,172,666	$2,506,616	$(2,692,124)	$3,343,816

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$—	$94,876	$—	$94,876
Current portion of long-term borrowings	—	—	12,628	—	12,628
Accounts payable	48,980	18,828	262,854	—	330,662
Intercompany payables	—	75,888	179,471	(255,359)	—
Accrued expenses	98,154	46,063	210,217	—	354,434

Total current liabilities	147,134	140,779	760,046	(255,359)	792,600
Intercompany note payable	113,184	36,405	853,924	(1,003,513)	—
Long-term borrowings	1,136,610	—	239,418	—	1,376,028
Other liabilities	109,568	22,375	163,042	—	294,985

Total liabilities	1,506,496	199,559	2,016,430	(1,258,872)	2,463,613
Stockholders’ equity	850,162	973,107	490,186	(1,433,252)	880,203

Total liabilities and stockholders’ equity	$2,356,658	$1,172,666	$2,506,616	$(2,692,124)	$3,343,816

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Condensed consolidating statement of income for the nine months ended September 28, 2001 (unaudited):

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$198,626	$265,231	$407,534	$(7,426)	$863,965
Cost of sales	73,092	158,991	196,020	(7,426)	420,677

Gross profit	125,534	106,240	211,514	—	443,288
Marketing, distribution and administrative and general expenses	107,302	75,429	173,936	—	356,667
Research and development expenses	10,644	11,699	6,301	—	28,644

Operating profit	7,588	19,112	31,277	—	57,977
Other expense (income):
Interest expense	12,964	8,768	6,737	(14,353)	14,116
Interest income	(3,941)	(9,743)	(1,086)	14,353	(417)
Other (income) expense, net	(58,136)	2,710	(4,283)	61,288	1,579

Income before income taxes	56,701	17,377	29,909	(61,288)	42,699
Provision for income taxes	18,656	5,764	9,652	(20,140)	13,932

Net income before minority interests	38,045	11,613	20,257	(41,148)	28,767
Minority interest in income of subsidiaries	—	—	(89)	—	(89)

Net income (loss)	$38,045	$11,613	$20,168	$(41,148)	$28,678

Condensed consolidating statement of income for the nine months ended September 27, 2002:

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net sales	$340,985	$276,615	$910,152	$(20,347)	$1,507,405
Cost of sales	142,147	159,017	407,269	(20,347)	688,086

Gross profit	198,838	117,598	502,883	—	819,319
Marketing, distribution and administrative and general expenses	195,412	70,630	412,315	—	678,357
Research and development expenses	11,967	8,664	22,853	—	43,484

Operating profit (loss)	(8,541)	38,304	67,715	—	97,478
Other expense (income):
Interest expense	54,788	1,769	45,188	(44,264)	57,481
Interest income	(16,825)	(24,971)	(4,889)	44,264	(2,421)
Other (income) expense, net	(34,625)	(7,572)	(13,829)	32,434	(23,592)

Income (loss) before income taxes	(11,879)	69,078	41,245	(32,434)	66,010
Provision for income taxes (benefit)	(4,158)	24,177	14,437	(11,343)	23,113

Net income (loss) before minority interest in losses of subsidiaries	(7,721)	44,901	26,808	(21,091)	42,897
Minority interest in losses of subsidiaries	—	—	238	—	238

Net income (loss)	$(7,721)	$44,901	$27,046	$(21,091)	$43,135

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Condensed consolidating statement of cash flows for the nine months ended September 28, 2001 (unaudited):

	Parent Company	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$113,724	$97,188	$(43,556)	$(50,101)	$117,255
Net cash flows provided by (used in) investing activities:
Capital expenditures/cash from property disposals, net	(36,389)	(4,229)	3,583	—	(37,035)
Cash flows provided by (used in) financing activities:
(Decrease) increase in line of credit	(71,800)	—	1,096	—	(70,704)
Increase (decrease) in line of intercompany payables/receivables	21,477	(90,821)	69,344	—	—
Dividends paid	(26,554)	(1,774)	(30,539)	50,101	(8,766)

Net cash provided by (used in) financing activities	(76,877)	(92,595)	39,901	50,101	(79,470)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,859	—	2,859

Change in cash and cash equivalent	458	364	2,787	—	3,609
Beginning balance	987	—	7,482	—	8,469

Ending balance	$1,445	$364	$10,269	$—	$12,078

JOHNSONDIVERSEY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

September 27, 2002
(Dollars in Thousands)

Condensed consolidating statement of cash flows for the nine months ended September 27, 2002 (unaudited):

	Parent Company	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$237	$4,584	$141,853	$(28,314)	$118,360
Capital expenditures	(9,604)	(5,797)	(29,166)	—	(44,567)
Expenditures for capitalized software	(5,163)	(159)	(11,471)	—	(16,793)
Cash from property and product line disposals	5,801	117	12,189	—	18,107
Acquisitions of businesses	(1,090,750)	(113,180)	(1,829,107)	1,612,108	(1,420,929)

Net cash provided by (used in) investing activities	(1,099,716)	(119,019)	(1,857,555)	1,612,108	(1,464,182)
Proceeds from (repayments of) short-term debt	(44,050)	—	61,925	—	17,875
Proceeds from long-term debt	1,010,461	—	110,579	—	1,121,040
Increase (decrease) in intercompany receivables/payables	(409,714)	(495,636)	905,350	—	—
Retirement of preferred stock	(50)	—	—	—	(50)
Payment of debt issuance costs	(66,614)	—	—	—	(66,614)
Increase in additional paid-in capital	640,811	637,446	719,634	(1,612,108)	385,783
Dividends paid	(11,788)	(24,002)	(4,312)	28,314	(11,788)

Net cash provided by (used in) financing activities	1,119,056	117,808	1,793,176	(1,583,794)	1,446,246
Effect of exchange rate changes on cash and cash equivalents	—	—	696	—	696

Change in cash and cash equivalents	19,577	3,373	78,170	—	101,120
Beginning balance	735	953	6,405	—	8,093

Ending balance	$20,312	$4,326	$84,575	$—	$109,213

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS

For the 3 years ended 31 December 2001, 2000 and 1999

Introduction

These special-purpose combined accounts for the three years ended 31 December 2001, 2000, and 1999 are non-statutory in nature and present the combined figures for those subsidiaries and operations of Unilever PLC and Unilever N.V. (together “Unilever”) which form part of the DiverseyLever Group operations of Unilever (collectively the “DiverseyLever Group” or the “Group”).

The special-purpose combined accounts have been specifically prepared in connection with the disposal by Unilever of the DiverseyLever Group for the purposes of presenting, as far as practicable, the assets, liabilities, revenues and expenses of the DiverseyLever Group on a stand-alone basis. The special-purpose combined accounts are an aggregation of financial information from the individual companies and operations (whether legal entities or not) which make up the DiverseyLever Group. The basis of preparation, combination and presentation of the special-purpose combined accounts of the DiverseyLever Group is more fully described under paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77.

The DiverseyLever Group is not required to prepare audited consolidated accounts. No such accounts have been prepared prior to the special-purpose combined accounts. The financial information set out in the special-purpose combined accounts is based on an aggregation of certain financial information in the consolidation returns of the companies and operations which comprise the DiverseyLever Group for the years ended 31 December 2001, 2000, and 1999 (prepared solely for the purpose of producing the consolidated accounts of Unilever) after making such adjustments as were considered necessary by the management of the DiverseyLever Group and the directors of Unilever.

The special-purpose combined accounts are not necessarily representative or indicative of the financial position, results of operations or cash flows that would have been obtained had the DiverseyLever Group operated independently or under separate ownership.

The principal companies and operations included in these accounts are set out in note 28.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Statement of Responsibilities of the Directors of Unilever and the President of the DiverseyLever Group

The directors of Unilever are required by Book 2 of the Civil Code in the Netherlands and the United Kingdom Companies Act 1985 to prepare accounts for each financial year which give a true and fair view of the state of affairs of the Unilever Group, NV and PLC as at the end of the financial year and of the profit or loss for that year.

The directors of Unilever consider that in preparing the accounts for the Unilever Group, including the DiverseyLever Group, they have used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates, and that all accounting standards which they consider to be applicable have been followed. The directors of Unilever are required to prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors of Unilever have responsibility for ensuring that the Unilever Group, including the DiverseyLever Group, keeps accounting records which disclose with reasonable accuracy the financial position of the Unilever Group, including (until the date of disposal) the DiverseyLever Group. They also have a general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Unilever Group, including (until the date of disposal) the DiverseyLever Group, and to prevent and detect fraud and other irregularities.

In performing these duties, the responsibilities in respect of the DiverseyLever Group are delegated to the President of the DiverseyLever Group.

The same responsibilities as described above apply to these special-purpose combined accounts, which are based on an aggregation of certain financial information included in the consolidation returns of the companies and operations which comprise the DiverseyLever Group. These returns were prepared for the purpose of preparing the consolidated accounts of Unilever and were adjusted as the directors of Unilever and the management of the DiverseyLever Group considered necessary.

This statement, which should be read in conjunction with the ‘Report of Independent Auditors’ set out on pages F-73 and F-74, is made with a view to distinguishing the respective responsibilities of the directors of Unilever and the President of the DiverseyLever Group and of the auditors in relation to the special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

REPORT OF INDEPENDENT AUDITORS

Report of the Auditors to the Directors of Unilever

We have audited the special-purpose combined accounts on pages F-82 to F-121 which comprise the profit and loss accounts, the balance sheets, the cash flow statements, the statements of total recognised gains and losses and the related notes. The special-purpose combined accounts have been prepared under the historical cost convention and in accordance with the basis of preparation set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77.

These special-purpose combined accounts have not been prepared for the purposes of Companies legislation. They were prepared solely for the use of the directors of Unilever.

Respective responsibilities of directors and auditors

As described on page F-72, the directors of Unilever and the President of the DiverseyLever Group are responsible for the preparation of the special-purpose combined accounts. Our responsibility is to audit the special-purpose combined accounts in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board and United States Generally Accepted Auditing Standards.

We report to you our opinion as to whether the special-purpose combined accounts present fairly, in all material respects and on the basis of preparation set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77, the financial position, results of operations, total recognised gains and losses and cash flows of the DiverseyLever Group.

Basis of opinion

We conducted our audit in accordance with auditing standards generally accepted in the United Kingdom and the United States of America. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the special-purpose combined accounts. It also includes an assessment of the significant estimates and judgements made by the directors of Unilever and the President of the DiverseyLever Group in the preparation of the special-purpose combined accounts, and of whether the accounting policies are appropriate to the DiverseyLever Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the special-purpose combined accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

REPORT OF INDEPENDENT AUDITORS—(Continued)

Opinion

In our opinion, the special-purpose combined accounts present fairly, in all material respects, the financial position of the DiverseyLever Group at 31 December 2001 and 2000, and the results of its operations, total recognised gains and losses and its cash flows for each of the three years in the three-year period ended 31 December 2001, in accordance with the basis of preparation set out in paragraph 2 of the ‘Accounting Information and Policies’ on pages F-75 to F-77.

The accounting principles adopted in the special-purpose combined accounts vary in certain significant respects from accounting principles generally accepted in the United States and as required by Item 17 to Form 20-F. The effect of the significant differences on the determination of net profit of the DiverseyLever Group, Unilever’s net investment in the DiverseyLever Group and the cash flows of the DiverseyLever Group is shown on pages F-117 to F-120 of the special-purpose combined accounts.

PRICEWATERHOUSECOOPERS

Chartered Accountants
London, England

8 March 2002

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Accounting Information and Policies

1    Business description

The DiverseyLever Group is a fully integrated business of Unilever. The DiverseyLever Group has manufacturing facilities and selling activities throughout the world and comprises the institutional and industrial cleaning business of Unilever.

Relationships with Unilever are of particular significance for the business operations of the DiverseyLever Group. The DiverseyLever Group has relied on Unilever and other Unilever group companies to provide certain services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary.

The DiverseyLever Group comprises a number of companies and operations (together “the operations”) which are included within these special-purpose combined accounts, details of which are set out in note 28.

2    Basis of preparation

The special-purpose combined accounts are not prepared under section 226 of the United Kingdom Companies Act 1985 and have been prepared under the historical cost convention and, in all material respects, in accordance with United Kingdom Accounting Standards solely for the use of the directors of Unilever. The Principal Accounting Policies, which have been applied consistently for all the periods covered by the special-purpose combined accounts, are set out in paragraph 3 below. A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out on pages F-117 to F-120.

As a fully integrated business of Unilever, the DiverseyLever Group does not prepare separate accounts in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”) in the normal course of operations. Accordingly, the special-purpose combined accounts have been derived by extracting certain assets, liabilities, and revenues and expenses of the DiverseyLever Group from the assets, liabilities, and revenues and expenses reflected in the accounting records of Unilever. The special-purpose combined accounts have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows, of the DiverseyLever Group on a stand-alone basis.

The special-purpose combined accounts of the DiverseyLever Group reflect assets, liabilities and revenues and expenses directly attributable to the DiverseyLever Group as well as allocations deemed reasonable by the management of the DiverseyLever Group and the directors of Unilever necessary to present the financial position, results of operations and cash flows of the DiverseyLever Group on a stand-alone basis, for all periods presented. Costs have been allocated to the DiverseyLever Group from Unilever and Unilever group companies using various allocation methodologies, including, but not limited to, personnel costs, turnover and working capital. These allocation methodologies are discussed in greater detail below. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Unilever and Unilever group companies had been purchased from independent third parties, management considers the allocations to be reasonable. However, the financial position, results of operations and cash flows of the DiverseyLever Group are not necessarily representative or indicative of those that would have been achieved had the DiverseyLever Group operated autonomously or as an entity independent from Unilever.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Acquisitions and disposals

The results of material acquisitions and disposals during the period are set out in note 20 of the special-purpose combined accounts.

No account has been taken of the effect the disposal of the DiverseyLever Group by Unilever might have on the financial position of the DiverseyLever Group, the results of its operations and its cash flows.

Financial service fees

For each of the three years ended 31 December 2001 the accounts include financial service fees, the cost recovery mechanism used by Unilever to recover certain central management and other similar costs. These financial service fees have either been directly attributed to individual operations of the DiverseyLever Group or, for costs incurred centrally in each country, allocated between the relevant Unilever businesses and the DiverseyLever Group operation in that country. Costs have principally been allocated on the basis of turnover.

Retirement benefits

For each of the three years ended 31 December 2001 the pension costs attributed to the DiverseyLever Group have been based on the pension charge incurred by individual operations in respect of specific pension schemes of which DiverseyLever Group employees are members or an allocation of the pension charge incurred by the Unilever business in the relevant country. These charges reflect the pension arrangements of Unilever and are therefore not necessarily representative of the pension cost of the DiverseyLever Group under separate ownership. Costs have principally been allocated on the basis of pensionable payroll unless more detailed information such as an actuarial study was available.

Employee share options

Employees of the DiverseyLever Group in a number of countries participate in share option plans operated by the Unilever Group in those countries. Shares to meet Unilever’s obligations to deliver shares of Unilever N.V. are purchased by certain Unilever companies and shares to meet Unilever’s obligations to deliver shares of Unilever PLC are purchased by a number of employee benefit trusts. Detailed accounting for the costs of operating the plans takes place in Unilever companies not included in these special-purpose combined accounts. DiverseyLever group companies and operations recognise their appropriate share of the holding costs of these companies and trusts, together with any difference between the purchase price of shares and the price at which the related options are exercised.

Interest

For each of the three years ended 31 December 2001 the interest charge attributable to the DiverseyLever Group has been based on the interest charge incurred by individual operations on specific external borrowings or financing by Unilever, or directly attributed to the DiverseyLever Group based on an allocation of the interest charge or credit incurred by the Unilever business in the relevant country. Interest has principally been allocated on the basis of net capital employed. For a number of

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

operations included in these special-purpose combined accounts, working capital financing is provided by means of interest-free current accounts with other Unilever businesses. The disclosed interest charges are therefore not necessarily representative of the interest charges of the DiverseyLever Group under separate ownership. Only specific external borrowings of the DiverseyLever Group have been included in the balance sheet within creditors.

Net investment

Because the DiverseyLever Group has not in the past formed a separate legal group or been structured with a DiverseyLever holding company as a separate legal entity, the proportion of share capital and reserves of Unilever attributable to the DiverseyLever Group have been shown in the balance sheet as ‘funding’ as part of the “Net investment of Unilever”. The DiverseyLever Group has a number of interest-bearing long-term loans from other Unilever businesses. These balances have been shown on the balance sheet as part of ‘Net amounts owed to other Unilever businesses’. In addition, the DiverseyLever Group has a number of short-term current account balances with other Unilever businesses. These balances arise from trading transactions and the settlement of other items and have been aggregated on the balance sheet as part of ‘Net amounts owed to other Unilever businesses’.

Taxation

During the period under review, the operations of the DiverseyLever Group were not in all cases separate legal entities or did not operate within the DiverseyLever Group’s structure reflected in these special-purpose combined accounts, and were not necessarily subject to specific taxation of their results. As a result, the tax position shown is not necessarily representative of the tax position of the DiverseyLever Group under separate ownership. For each of the three years ended 31 December 2001, the tax charge attributable to the DiverseyLever Group has been based on the tax provision recorded by individual operations or in the case of operations which are a division of another legal entity on an allocation of the tax charge or credit incurred by the Unilever business in the relevant country based on the rate of tax applying to that Unilever business. The tax charge may therefore include benefits, reliefs or penalties which arise as a result of membership of a Unilever tax group. Tax liabilities which may arise from the separation of the operations of DiverseyLever in specific countries from Unilever tax groups have not been reflected in these special-purpose combined accounts.

Cash

A number of individual DiverseyLever operations participate in cash sweep arrangements operated by Unilever under which cash balances are cleared regularly to a central account held by another Unilever business. For this reason, the cash position shown is not necessarily representative of the cash position of the DiverseyLever Group under separate ownership.

Dividends

The dividends recorded in the profit and loss account are an aggregation of the actual dividends, paid or payable outside of the DiverseyLever Group, recorded in the accounts of the individual operations. Dividend payments were made in the context of the Unilever Group as a whole.

Basis of combination

All transactions within the DiverseyLever Group are eliminated as are any intragroup profits included in a DiverseyLever operation’s profit and loss account but not realised at the balance sheet date.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

3    Principal accounting policies

Foreign currencies

The DiverseyLever Group uses the Euro as its principal reporting currency.

Exchange differences arising in the accounts of individual companies and operations are dealt with in their respective profit and loss accounts. Those arising on trading transactions are taken to operating profit; those arising on cash, current investments and borrowings are classified as interest.

In preparing the special-purpose combined accounts, the profit and loss accounts, the cash flow statements and all other movements in assets and liabilities of individual companies and operations are translated into euros at annual average rates of exchange. The balance sheets, other than the “Net Investment of Unilever”, are translated into euros at year-end rates of exchange. Where forward foreign exchange contracts have been entered into, the rate specified in the contract is used. In the case of hyper-inflationary economies, the accounts of individual companies and operations are adjusted to remove the influences of inflation before being translated.

The effects of exchange rate changes during the year on net assets at the beginning of the year are recorded as a movement in the “Net investment of Unilever”, as is the difference between profit for the year retained at average rates of exchange and at year-end rates of exchange.

Goodwill and intangible assets

No value is attributable to internally generated intangible assets. Goodwill (being the difference between the fair value of consideration paid for new interests in group companies and joint ventures, and the fair value of the DiverseyLever Group’s share of their net assets at the date of acquisition) and identifiable intangible assets purchased after 1 January 1998 are capitalised and amortised in operating profit over the period of their expected useful life, up to a maximum of twenty years. Periods in excess of five years are used only where management are satisfied that the life of these assets will clearly exceed that period. Goodwill and intangible assets purchased prior to 1 January 1998 were written off in the year of acquisition as a movement in the “Net investment of Unilever”.

On disposal of a business acquired prior to 1 January 1998, purchased goodwill written off on acquisition is reinstated in arriving at the profit or loss on disposal.

Tangible fixed assets

Tangible fixed assets are stated at cost less depreciation. Depreciation is provided on a straight-line basis at percentages of cost based on the expected average useful lives of the assets. Estimated useful lives by major class of assets are as follows:

Freehold buildings (no depreciation on freehold land)	33 to 40 years
Leasehold land and buildings	*33 to 40 years
Plant and equipment	4 to 20 years
Computers and IT equipment	3 years
Feeders	4 years
Motor vehicles	3 to 6 years

*	or life of lease if less than 33 years

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Fixed assets are subject to review for impairment in accordance with United Kingdom Financial Reporting Standard 11 ‘Impairment of Fixed Assets and Goodwill’. Any impairment in the value of such fixed assets is charged to the profit and loss account as it arises.

DiverseyLever Group companies and fixed investments

All undertakings (whether companies or operations) over which DiverseyLever Group management exercises control, being the ability to direct the operating and financing policies, are included in the special-purpose combined accounts.

Joint ventures are undertakings in which the DiverseyLever Group has a long-term participating interest and which are jointly controlled by the DiverseyLever Group and one or more other parties. Interests in joint ventures are stated in the balance sheet at the DiverseyLever Group’s share of their assets and liabilities.

Other fixed investments are stated at cost less any amounts written off to reflect a permanent impairment in value.

Current assets

Stocks are valued at the lower of cost and estimated net realisable value. Cost is mainly average cost and comprises direct costs and, where appropriate, a proportion of production overheads.

Debtors are stated after deducting adequate provision for doubtful debts.

Current investments are liquid funds temporarily invested and are stated at their realisable value. The difference between this and their original cost is taken to interest in the profit and loss account.

Retirement benefits

The individual operations which comprise the DiverseyLever Group generally participate in pension and other employee benefit arrangements operated by other Unilever businesses.

The expected costs of providing retirement pensions under defined benefit schemes, as well as the cost of other post-retirement benefits, are charged to the profit and loss account over the periods benefiting from the employees’ services. Variations from expected cost are normally spread over the average remaining service lives of current employees.

Contributions to defined contribution pension schemes are charged to the profit and loss account as incurred.

Liabilities arising under defined benefit schemes are either externally funded or provided for in the balance sheet.

Deferred taxation

Deferred taxation is accounted for at expected tax rates on differences arising from the inclusion of items of income and expenditure in taxation computations in periods different to those in which they are included in the accounts. A deferred tax asset or provision is established to the extent that it is more likely than not that an asset or liability will crystallise in the foreseeable future.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Derivative financial instruments

The Unilever Group has comprehensive policies in place, approved by the directors of Unilever, covering the use of straightforward derivative financial instruments. These policies apply to the DiverseyLever Group. Derivative financial instruments are used for hedging purposes only. The DiverseyLever Group does not hold or issue derivative financial instruments for trading purposes. The use of leveraged instruments is not permitted. Established controls are in place covering all financial instruments. These include policies, guidelines, exposure limits, a system of authorities and independent reporting. Performance is closely monitored with independent reviews undertaken by internal audit.

The principal financial risk faced by the DiverseyLever Group is exposure to foreign currencies; this exposure is managed predominantly through the use of forward foreign exchange contracts.

Changes in the value of forward foreign exchange contracts are recognised in the results in the same period as changes in the values of the assets and liabilities they are intended to hedge.

Payments made or received in respect of the early termination of derivative financial instruments are spread over the original life of the instrument so long as the underlying exposure continues to exist.

Details of the instruments used for foreign exchange exposure management, together with information on exposure, are set out in notes 14 and 15.

Research, development and market support costs

Expenditure on research and development and on market support costs, such as advertising, is charged against the profit of the year in which it is incurred.

Turnover

Turnover comprises sales of goods and services after deduction of discounts, certain sales incentives and sales taxes. Discounts and rebates given to customers are accounted for on an accruals basis as a reduction in net sales in the period in which the related sales are recorded. Group turnover includes sales to joint ventures and other Unilever businesses but does not include sales between individual operations within the DiverseyLever Group or sales by joint ventures. Total turnover includes the DiverseyLever Group’s share of the turnover of joint ventures. The DiverseyLever Group generates revenues from selling industrial cleaning and hygiene products and services, including maintenance of product dispensers and other related services. Fees for these products and services are charged based on a variety of contractual arrangements. The DiverseyLever Group recognises revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; collection of fixed or determinable revenues is probable; and the risks and rewards of the underlying products and services have been substantially transferred to the customer.

Leases

Lease payments in respect of operating leases are charged to the profit and loss account on a straight-line basis over the lease term, or over the period between rent reviews where these exist.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Tangible fixed assets held under finance leases (i.e. leases which transfer to the business substantially all the benefits and risk of ownership) are treated as if they had been purchased outright.
The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profits in proportion to the reducing capital element outstanding. Assets held under finance leases are depreciated over the shorter of the lease term and the useful life of the equivalent owned asset.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Profit and Loss Accounts

		Years ended 31 December
	Notes	2001 €m	2000 €m	1999 €m
Total turnover	1	1,861.9	1,834.7	1,698.9
Less: Share of turnover of joint ventures		(23.6)	—	—

Group turnover		1,838.3	1,834.7	1,698.9
Operating costs	2	(1,717.5)	(1,790.4)	(1,568.9)

Group operating profit		120.8	44.3	130.0
Add: Share of operating profit of joint ventures		0.6	—	—

Operating profit	1	121.4	44.3	130.0
Operating profit before exceptional items	1	155.1	147.1	127.0
Exceptional items	5	(33.7)	(102.8)	3.0
Interest—net	6	(22.0)	(25.3)	(17.8)

Profit on ordinary activities before taxation		99.4	19.0	112.2
Taxation	7	(45.4)	(12.3)	(39.3)

Profit on ordinary activities after taxation		54.0	6.7	72.9
Minority interests		(1.4)	(0.4)	0.9

Net profit		52.6	6.3	73.8
Dividends	8	(28.1)	(31.7)	(25.8)

Profit/(loss) of the year retained	19	24.5	(25.4)	48.0

The basis on which interest, taxation and other charges have been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77. The charges set out above are not necessarily representative of those which would be incurred by the DiverseyLever Group under separate ownership.

Earnings per share information has not been presented as the DiverseyLever Group is a fully integrated business of Unilever and therefore does not have a defined capital structure.

All operations are continuing.

The notes on pages F-85 to F-121 form an integral part of these special-purpose combined accounts.

Statements of Total Recognised Gains and Losses

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Net profit	52.6	6.3	73.8
Currency retranslation	1.3	3.1	(11.4)

Total recognised gains relating to the year	53.9	9.4	62.4

The basis on which the currency retranslation adjustment has been calculated is set out in paragraph 3 of ‘Accounting Information and Policies’ on pages F-78 to F-81.

The notes on pages F-85 to F-121 form an integral part of these special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Balance Sheets

		At 31 December
	Notes	2001 €m	2000 €m
Fixed assets		392.6	399.5
Goodwill and intangible assets	9	43.1	44.4
Tangible fixed assets	10	338.9	355.0
Fixed investments	11	10.6	0.1
Current assets
Stocks	12	172.9	174.2
Debtors	13	417.5	410.6
Current investments	14	0.8	0.7
Cash at bank and in hand	14	36.4	36.1

Total current assets		627.6	621.6
Creditors due within one year		(284.2)	(292.7)
Borrowings	14	(21.5)	(16.2)
Trade and other creditors	16	(262.7)	(276.5)
Net current assets		343.4	328.9

Total assets less current liabilities		736.0	728.4
Creditors due after more than one year	16	(38.9)	(41.8)
Provisions for liabilities and charges		(132.2)	(128.6)
Pensions and similar obligations	17	(100.9)	(94.2)
Deferred taxation and other provisions	18	(31.3)	(34.4)
Net assets		564.9	558.0

Net investment
Funding		141.7	147.0
Reserves		12.2	8.0

Net investment of Unilever	19	153.9	155.0
Net amounts owed to other Unilever businesses	1/27	408.0	400.1

Net investment before minorities		561.9	555.1
Minority interests		3.0	2.9

Net investment		564.9	558.0

The basis on which the net investment of Unilever has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77. The capital structure shown above is not necessarily representative of the capital structure of the DiverseyLever Group under separate ownership.

Net amounts owed to other Unilever businesses includes all balances which are described further in note 27.

The notes on pages F-85 to F-121 form an integral part of these special-purpose combined accounts.

The special-purpose combined accounts were approved by the Board of Directors of Unilever and the President of the DiverseyLever Group:

Director: R H P Markham
President: M C Yuceulug

8 March 2002

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Cash Flow Statements

		Years ended 31 December
	Notes	2001 €m	2000 €m	1999 €m
Cash flow from operating activities	21	112.4	163.4	103.1
Dividends from joint ventures		0.4	—	—
Returns on investment and servicing of finance	22	(23.6)	(25.9)	(17.4)
Taxation		(17.2)	(22.4)	(16.0)
Capital expenditure and financial investment	22	(63.3)	(77.4)	(59.1)
Acquisitions and disposals	22	1.5	(3.1)	0.7

Cash (outflow)/inflow before management of liquid resources and financing		10.2	34.6	11.3
Management of liquid resources	22	(0.1)	—	(0.2)
Financing	22	(14.1)	(27.6)	(8.7)

(Decrease)/increase in cash in the year		(4.0)	7.0	2.4

The cash flows shown above are not necessarily representative of those which would be incurred by the DiverseyLever Group under separate ownership.

Reconciliation of cash flow to movement in net funds/(debt)

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
(Decrease)/increase in cash in the year	(4.0)	7.0	2.4
Cash flow from movement in borrowings and lease financing	9.0	30.4	9.1
Cash flow from movement in liquid resources	0.1	—	0.2

Change in net funds/(debt) resulting from cash flows	5.1	37.4	11.7
Borrowings and finance leases from acquisitions	—	—	(0.2)
Liquid resources acquired	—	0.1	—
New finance leases	(3.3)	(12.0)	(1.6)
Non-cash movements	—	0.6	—
Currency retranslation	(0.9)	(2.6)	(2.5)

Change in net funds/(debt) in the year	0.9	23.5	7.4
Net funds/(debt) at 1 January	(3.9)	(27.4)	(34.8)

Net funds/(debt) at 31 December	(3.0)	(3.9)	(27.4)

The notes on pages F-85 to F-121 form an integral part of these special-purpose combined accounts.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Notes to the Special-Purpose Combined Accounts

1    Segmental information

Turnover

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
By geographical area:
Europe	975.5	972.2	949.4
North America	501.5	489.5	436.5
Africa, Middle East and Turkey	92.9	99.1	81.9
Asia Pacific	165.1	142.7	119.7
Latin America	126.9	131.2	111.4

Total turnover	1,861.9	1,834.7	1,698.9

The analysis of turnover by geographical area is stated on the basis of origin. Turnover on a destination basis would not be materially different.

Turnover of €25.1 million, €30.7 million and €48.4 million for the years ended 31 December 2001, 2000 and 1999, respectively, is in respect of sales to other Unilever businesses.

The DiverseyLever Group’s share of turnover from joint ventures arises predominantly in the Asia Pacific area.

    Operating profit

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
By geographical area:
Europe	115.2	104.5	107.7
North America	7.1	9.3	3.8
Africa, Middle East and Turkey	6.7	7.3	(0.4)
Asia Pacific	13.9	11.6	5.5
Latin America	12.2	14.4	10.4

Operating profit before exceptional items	155.1	147.1	127.0
Exceptional items (see note 5)	(33.7)	(102.8)	3.0

Operating profit	121.4	44.3	130.0

The DiverseyLever Group’s share of operating profit from joint ventures arises predominantly in the Asia Pacific area.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Net operating assets

	At 31 December
	2001 €m	2000 €m
By geographical area:
Europe	249.2	246.1
North America	189.9	184.3
Africa, Middle East and Turkey	26.6	32.0
Asia Pacific	32.2	31.1
Latin America	22.2	22.4

	520.1	515.9

Net operating assets are goodwill and intangible assets, tangible fixed assets, stocks and third party debtors less trade and other third party creditors (excluding taxation on profits and dividends) and less provisions for liabilities and charges other than deferred taxation.

Net amounts owed to/(receivable from) other Unilever businesses

	At 31 December
	2001 €m	2000 €m
By geographical area:
Europe	185.1	176.9
North America	210.2	203.4
Africa, Middle East and Turkey	12.7	16.4
Asia Pacific	20.9	18.1
Latin America	(20.9)	(14.7)

	408.0	400.1

2    Operating costs

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Cost of sales	(791.1)	(806.1)	(726.7)
Distribution and selling costs	(659.7)	(681.4)	(582.2)
Administrative expenses	(266.7)	(302.9)	(260.0)

	(1,717.5)	(1,790.4)	(1,568.9)

Gross profit was €1,047.2 million, €1,028.6 million and €972.2 million for the years ended 31 December 2001, 2000 and 1999, respectively.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Administrative expenses include financial service fees — the cost recovery mechanism for certain central management and other similar costs — charged to the DiverseyLever Group by Unilever. These financial service fees comprise charges in respect of royalty and holding company charges, other allocated central corporate administrative and research costs and exchange differences on intra-group charges. The allocation of these financial service fees have either been directly attributed to individual operations of the DiverseyLever Group or, for costs incurred in each country, attributed between the relevant Unilever businesses and the DiverseyLever Group operations in that country. Financial service fees amounted to €31.6 million, €30.9 million and €31.1 million in 2001, 2000, and 1999, respectively, and were made up as follows for 2001 and 2000:

	Years ended 31 December
	2001 €m	2000 €m
Royalty and holding company charges	(10.6)	(10.9)
Corporate administrative and research costs	(20.3)	(15.2)
Exchange differences on intra-group charges	(0.7)	(4.8)

	(31.6)	(30.9)

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Operating costs include:
Staff costs (see note 4)	(510.7)	(532.4)	(475.8)
Raw materials and packaging	(488.1)	(501.5)	(476.4)
Amortisation of goodwill and intangibles	(2.7)	(3.1)	(2.0)
Depreciation of owned tangible fixed assets	(74.9)	(83.1)	(48.5)
Depreciation of tangible fixed assets held under finance leases	(6.9)	(6.9)	(3.1)
Advertising and promotions	(21.0)	(21.5)	(19.7)
Research and development	(30.3)	(29.3)	(32.3)
Foreign currency transaction gains and losses	0.8	—	0.1
Operating lease rentals:
—Plant and machinery	(20.0)	(19.2)	(14.0)
—Other	(26.5)	(27.4)	(25.0)
Remuneration of auditors:
—Audit fees	(0.8)	(0.6)	(0.7)
—Non audit fees	(0.3)	(1.5)	(1.6)

Audit fees include only amounts actually paid by individual operations in the relevant year. In some countries, audit fees are dealt with centrally by Unilever and are therefore not reflected in these accounts other than as part of financial service fees referred to above.

3    Directors’ emoluments

The DiverseyLever Group was not structured as a discrete legal group with a separate holding company during the periods covered by these special-purpose combined accounts. As a result, there were no directors during these periods and, accordingly, no directors’ remuneration information is disclosed.

Directors of entities comprising the DiverseyLever Group are employed and remunerated by the individual operations that form part of the DiverseyLever Group or are employed by Unilever. The cost of these services is included within administrative expenses.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

4    Staff costs

	Years ended 31 December
	2001 ‘000s	2000 ‘000s	1999 ‘000s
Average number of employees during the year:
Europe	5.5	5.8	6.0
North America	2.7	2.9	3.2
Africa, Middle East and Turkey	0.5	0.5	0.5
Asia Pacific	1.1	1.1	1.1
Latin America	1.2	1.2	1.3

	11.0	11.5	12.1

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Staff costs:
Remuneration of employees	(470.5)	(499.0)	(445.5)
Pension costs (see note 17)
—Defined benefit schemes
Regular cost	(21.8)	(22.6)	(19.7)
Other	(13.4)	(10.4)	(4.7)
Amortisation of surpluses/(deficits)	39.6	45.2	40.6
—Defined contribution schemes	(0.8)	—	(0.2)
Post-retirement health benefits	(2.9)	(2.3)	(2.3)
Social security costs	(40.9)	(43.3)	(44.0)

	(510.7)	(532.4)	(475.8)

5    Exceptional items

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Included in operating profit:
Restructuring	(41.9)	(104.0)	(3.9)
Other—net	8.2	1.2	6.9

	(33.7)	(102.8)	3.0

By geographical area:
Europe	(28.6)	(51.7)	3.3
North America	(5.1)	(36.8)	(2.8)
Africa, Middle East and Turkey	0.1	(4.9)	(0.5)
Asia Pacific	(1.0)	(3.3)	2.2
Latin America	0.9	(6.1)	0.8

	(33.7)	(102.8)	3.0

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

These amounts are mainly included in administrative expenses.

Exceptional items are those items within ordinary activities which because of their size or nature, are disclosed to give a proper understanding of the underlying results for the period.

In 2000 and 2001 all restructuring exceptional charges relate to the Unilever Path to Growth programme announced in February 2000. In the context of the DiverseyLever Group, this initiative consists of harmonising product portfolios, the rationalisation of manufacturing sites and sales and administration activities and disposal of non core operations. The programme is planned to be completed by 2004.

In 2000 the amounts charged to restructuring exceptional items include the following projects and costs:

•	Harmonisation of product portfolios—costs include the write off of raw materials, packaging, finished goods and feeders.

•	Rationalisation of the European sales and administration activities—costs are primarily redundancy and severance costs arising from a restructuring of these activities in Western Europe.

•	Rationalisation of the European supply chain—costs are primarily in respect of asset write offs relating to the closure of a manufacturing site in the United Kingdom.

•
Rationalisation of activities in developing markets—costs are primarily in respect of redundancies arising out of the rationalisation of sales and administration activities in 25 countries, and also include asset write downs arising from site disposals in Argentina, Brazil and Venezuela, as well as the closure of a manufacturing plant in Israel.

•
Rationalisation and integration of the North American operations—costs are primarily in respect of the closure and reorganisation of manufacturing and warehousing sites in Canada and the United States together with the reorganisation of sales and administration activities across North America. Costs represent both fixed asset write offs and severance costs.

In 2000 restructuring exceptional items comprise (i) the write off and disposal of certain fixed assets of €22.1 million; (ii) the provision and write off of stock of €27.3 million; (iii) the provision for redundancy and severance costs in respect of approximately 900 people of €51.3 million; and (iv) other restructuring cost of €3.3 million.

In 2001 the amounts charged to restructuring exceptional items include the following projects and costs:

•
Further rationalisation of the European supply chain—costs are primarily in connection with the closure announced in 2000 and asset write offs and redundancy payments due to the closure of another manufacturing site in the United Kingdom, reorganisation of production facilities in France and Italy and reorganisation of the warehousing and distribution operations in the UK and Ireland.

•
Further rationalisation of the European sales and administration activities in Denmark, France, Italy, Spain and certain other countries—costs are primarily redundancy and severance payments arising from these activities.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

•
Further rationalisation of activities in developing markets—costs are primarily in respect of redundancies incurred in further reducing the sales and administration activities, principally in 7 countries.

•
Integration of North American operations—costs are primarily in respect of charges for asset write offs in connection with the redesignation of a facility in Canada from manufacturing to warehousing, and severance and redundancy costs incurred as part of the North American integration project.

In 2001 restructuring exceptional items comprise (i) the write off and disposal of certain fixed assets of €12.7 million; (ii) the provision for redundancy and severance costs in respect of approximately 360 people of €21.2 million; and (iii) other restructuring cost of €8.0 million.

In 2001 other exceptional income-net primarily comprises the profit on disposal of businesses of €8.2 million (see note 20).

6    Interest

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Interest payable and similar charges:
Interest on loans from other Unilever group companies	(19.2)	(21.2)	(11.8)
Interest on loans and overdrafts falling due within 5 years	(3.0)	(4.3)	(4.4)
Finance charges payable under finance leases	(1.2)	(1.6)	(1.2)

Interest payable	(23.4)	(27.1)	(17.4)

Interest receivable and similar income:
Interest on loans to other Unilever group companies	1.1	0.5	—
Interest on bank balances	0.8	0.7	0.3

Interest receivable	1.9	1.2	0.3

Exchange differences	(0.5)	0.6	(0.7)

Net interest payable	(22.0)	(25.3)	(17.8)

The basis on which the interest charge has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77. The interest charges set out above are not necessarily representative of the interest charges that would be incurred by the DiverseyLever Group under separate ownership.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

7    Taxation

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Corporation tax on profit on ordinary activities
—United Kingdom Corporation tax at 30%	3.4	3.0	(4.6)
—Overseas tax	(48.8)	(15.3)	(34.7)

	(45.4)	(12.3)	(39.3)

Of which, adjustments to previous years
—United Kingdom Corporation tax	(0.7)	—	(1.7)
—Overseas tax	(0.2)	1.5	1.3

Of which, tax credits on exceptional items amounted to	10.0	36.0	0.8

Overseas tax for the year ended 31 December 2001 includes the DiverseyLever Group’s share of tax on joint ventures of €(0.5) million (2000 and 1999: €nil).

Deferred taxation has been included in the tax (charge)/credit on a partial provision basis for:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Accelerated depreciation	(11.7)	12.0	(1.6)
Short-term and other timing differences	7.3	8.4	(19.8)

	(4.4)	20.4	(21.4)

The basis on which the tax charge has been determined is set out in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77. The tax charges set out above are not necessarily representative of the tax charges that would be incurred by the DiverseyLever Group under separate ownership.

Europe is the principal domestic tax base of the DiverseyLever Group. The reconciliation between the computed rate of income tax expense which is generally applicable to the DiverseyLever Group’s European companies and the actual rate of taxation charged in these special-purpose combined accounts, expressed in percentages of the profit of ordinary activities before taxation, is as follows:

	2001%	2000%	1999%
Computed rate of tax (see below)	34.4	31.9	33.3
Differences due to:
—Other rates applicable to non-European countries	(1.8)	(13.6)	0.3
—Incentive tax credits	(0.3)	(0.6)	(0.1)
—Withholding tax on dividends	0.6	1.8	0.2
—Adjustments to previous years	1.5	1.5	(1.4)
—Other	3.2	41.4	5.6
—SSAP 15 adjustment	8.1	2.3	(2.8)

Actual rate of tax	45.7	64.7	35.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

In the above reconciliation, the computed rate of tax is the average of the standard rate of tax applicable in the European countries in which the DiverseyLever Group operates, weighted by the amount of profit on ordinary activities before taxation generated in each of those countries.

Other differences in 2000 principally comprise the effect of non tax deductible restructuring charges which give rise to permanent timing differences.

8    Dividends

The following dividends were paid or payable to other Unilever group companies outside of the DiverseyLever Group, representing an aggregation of the actual dividends recorded in the accounts of the individual operations:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Dividends	(28.1)	(31.7)	(25.8)

	(28.1)	(31.7)	(25.8)

9    Goodwill and intangible assets (a)

	At 31 December
	2001 €m	2000 €m
At cost less amortisation:
Goodwill	40.4	40.9
Intangible assets	2.7	3.5

	43.1	44.4

Movements during the years
	Goodwill €m	Intangibles €m
Cost
At 1 January 1999	37.5	—
Acquisitions/disposals	0.1	0.2
Currency retranslation	5.4	—

At 31 December 1999	43.0	0.2

Acquisitions/disposals	1.0	3.7
Currency retranslation	3.0	—

At 31 December 2000	47.0	3.9

Transfers (to)/from other Unilever businesses	—	(0.4)
Currency retranslation	2.3	0.1

At 31 December 2001	49.3	3.6

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999
	Goodwill €m	Intangibles €m
Amortisation
At 1 January 1999	1.2	—
Charged to profit and loss account	2.0	—
Currency retranslation	0.3	—

At 31 December 1999	3.5	—

Charged to profit and loss account	2.7	0.4
Currency retranslation	(0.1)	—

At 31 December 2000	6.1	0.4

Charged to profit and loss account	2.4	0.3
Transfers (to)/from other Unilever businesses	—	0.2
Currency retranslation	0.4	—

At 31 December 2001	8.9	0.9

Net book value
31 December 1999	39.5	0.2

Net book value
31 December 2000	40.9	3.5

Net book value
31 December 2001	40.4	2.7

(a)	Arising on businesses purchased after 1 January 1998.

Intangible assets principally consist of trademarks.

10    Tangible fixed assets

	At 31 December
	2001 €m	2000 €m
At cost less depreciation:
Land and buildings (a)	95.5	102.3
Plant and machinery	243.4	252.7

	338.9	355.0

(a) includes: freehold land	15.6	16.7
Leasehold land—short-term	0.5	0.5

Commitments for capital expenditure at 31 December	2.5	3.6

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Movements during the years

	Land and buildings €m	Plant and machinery €m	Total €m
Cost
At 1 January 1999	155.1	386.6	541.7
Currency retranslation	11.3	28.9	40.2
Capital expenditure	8.4	67.3	75.7
Disposals	(15.3)	(41.6)	(56.9)
Acquisition/disposal of operations	—	0.3	0.3
Other adjustments	1.0	(1.0)	—

At 31 December 1999	160.5	440.5	601.0

Currency retranslation	4.2	11.1	15.3
Capital expenditure	3.1	84.9	88.0
Disposals	(3.2)	(28.6)	(31.8)
Acquisition/disposal of operations	—	(0.1)	(0.1)
Other adjustments	0.8	(0.8)	—

At 31 December 2000	165.4	507.0	672.4

Currency retranslation	1.9	4.6	6.5
Capital expenditure	5.7	68.4	74.1
Disposals	(6.0)	(34.9)	(40.9)
Acquisition/disposal of operations	—	(6.0)	(6.0)
Other adjustments	0.1	(0.1)	—

At 31 December 2001	167.1	539.0	706.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999
	Land and buildings €m	Plant and machinery €m	Total €m
Depreciation
At 1 January 1999	48.1	168.5	216.6
Currency retranslation	1.5	10.7	12.2
Disposals	(6.6)	(28.6)	(35.2)
Charged to profit and loss account (b)	3.9	47.7	51.6
Other adjustments	2.0	(2.0)	—

At 31 December 1999	48.9	196.3	245.2

Currency retranslation	1.2	4.4	5.6
Disposals	—	(23.3)	(23.3)
Acquisition/disposal of operations	—	(0.1)	(0.1)
Charged to profit and loss account (b)	11.7	78.3	90.0
Other adjustments	1.3	(1.3)	—

At 31 December 2000	63.1	254.3	317.4

Currency retranslation	1.0	1.3	2.3
Disposals	(2.1)	(28.7)	(30.8)
Acquisition/disposal of operations	—	(3.5)	(3.5)
Charged to profit and loss account (b)	9.5	72.3	81.8
Other adjustments	0.1	(0.1)	—

At 31 December 2001	71.6	295.6	367.2

31 December 1999—net book value	111.6	244.2	355.8
Includes payments on account and assets in course of construction	2.1	9.0	11.1

31 December 2000—net book value	102.3	252.7	355.0
Includes payments on account and assets in course of construction	0.8	14.9	15.7

31 December 2001—net book value	95.5	243.4	338.9
Includes payments on account and assets in course of construction	0.2	9.3	9.5

(b)	including in 2001 a charge of €12.7 million in respect of certain fixed assets written down to net realisable value in connection with restructuring projects (2000: €22.1 million; 1999: €0.6 million).

The above includes tangible assets held under finance leases at 31 December 2001 with a cost of €45.0 million (2000: €42.8 million) and accumulated depreciation of €23.2 million (2000: €18.6 million). Depreciation of €6.9 million (2000: €6.9 million; 1999: €3.1 million) has been charged against these assets in the year ended 31 December 2001.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

11    Fixed investments

	At 31 December
	2001 €m	2000 €m
Share of joint ventures:
Assets (a)	23.0	—
Liabilities	(12.5)	—

Net assets	10.5	—
Other fixed investments	0.1	0.1

Total (b)	10.6	0.1

Movements during the years:
At 1 January	0.1	0.1
Acquisitions/disposals (see note 20)	11.5	—
Currency retranslation	(0.7)	—
Share of retained losses of joint ventures	(0.3)	—

At 31 December	10.6	0.1

(a)
Includes goodwill of €3.2 million, the amortisation charge for which, taken within share of operating profit of joint ventures, was €0.5 million in 2001 (2000 and 1999: €nil). Goodwill is being amortised over a period of 5 years. During the year ended 31 December 2001, dividends from joint ventures amounted to €0.4 million (2000 and 1999: €nil).

(b)	All investments are unlisted.

12    Stocks

	At 31 December
	2001 €m	2000 €m
Raw materials and consumables	48.0	45.0
Finished goods and goods for resale	124.9	129.2

	172.9	174.2

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

13    Debtors

	At 31 December
	2001 €m	2000 €m
Due within one year:
Trade debtors	346.9	343.1
Other debtors	19.6	13.2
Prepayments and accrued income	12.3	13.6
Current taxes	6.8	12.2

	385.6	382.1

Due after more than one year:
Other debtors	5.5	2.0
Deferred taxation (see note 18)	26.4	26.5

	31.9	28.5

Total debtors	417.5	410.6

14    Net funds/(debt)

	At 31 December
	2001 €m	2000 €m
Current investments
Unlisted	0.8	0.7

	0.8	0.7

Cash at bank and in hand
On call and in hand	36.4	36.1

	36.4	36.1

Financial assets	37.2	36.8

Financial liabilities
Borrowings	(21.5)	(16.2)
Obligations under finance leases (see note 16)	(18.7)	(24.5)

Financial liabilities	(40.2)	(40.7)

Total net funds/(debt)	(3.0)	(3.9)

Current investments principally comprise short-term deposits.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Except for the description of the DiverseyLever Group’s currency exposures set out below, all debtor and trade and other creditor balances (except for obligations under finance lease creditors) have been excluded from the analysis below and from the interest rate and currency profiles below and from the disclosures in note 15 either due to the exclusion of short-term items, as permitted by United Kingdom Financial Reporting Standard 13, or because the amounts are not material.

	At 31 December
	2001 €m	2000 €m
Financial liabilities—additional details
The repayments fall due as follows:
Amounts due within one year:
Bank loans and overdrafts	(21.5)	(16.2)
Obligations under finance leases	(8.5)	(9.1)

	(30.0)	(25.3)

Amounts due after more than one year:
Obligations under finance leases due after one year but within two years	(7.7)	(9.0)
Obligations under finance leases due after two years but within five years	(2.5)	(6.4)

	(10.2)	(15.4)

Total financial liabilities	(40.2)	(40.7)

There are no fixed repayment terms for borrowings and no security is given. No borrowings at 31 December 2001 and 2000 were secured.

The interest rate profiles of the DiverseyLever Group’s financial assets and liabilities analysed by principal currency are set out in the tables below. These tables take into account the various forward foreign currency contracts entered into by the DiverseyLever Group.

Interest rate profile and currency analysis of financial assets

	At 31 December
	Floating rate
	2001 €m	2000 €m
Euro	11.5	8.7
Sterling	10.1	8.1
US Dollar	—	0.3
Other	15.6	19.7

Total	37.2	36.8

The floating rate financial assets are at interest rates linked to either Euribor or Libor rates.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Interest rate profile and currency analysis of financial liabilities

	At 31 December
	Fixed rate			Floating rate	Total
	€m	Weighted average interest rate	Weighted average fixed period
				€m	€m
2001
Euro	—	—	—	(8.0)	(8.0)
US Dollar	(9.0)	4.0%	2 years	(9.5)	(18.5)
Other	—	—	—	(13.7)	(13.7)

Total	(9.0)			(31.2)	(40.2)

2000
Euro	—	—	—	(3.7)	(3.7)
US Dollar	(14.3)	4.0%	3 years	(9.6)	(23.9)
Other	—	—	—	(13.1)	(13.1)

Total	(14.3)			(26.4)	(40.7)

The floating rate financial liabilities are at interest rates linked to either Euribor, Libor or US Prime Commercial paper rates.

15    Financial instruments

Under the Unilever Group’s foreign exchange policy, exposures with a maximum of one-year maturity are normally hedged; this is achieved through the use of forward foreign exchange contracts. The market value of these instruments at 31 December 2001 represented a deferred loss of €0.3 million (2000: €nil) which was largely offset by deferred gains on the underlying assets and liabilities.

Currency exposures of the DiverseyLever Group’s net monetary assets/(liabilities)

Unilever Group treasury manages the foreign exchange exposures that arise from the DiverseyLever Group’s financing activities in accordance with Unilever Group Policies.

The objectives of the Unilever Group’s foreign exchange policies are to allow companies to manage foreign exchange exposures that arise from trading activities effectively within a framework of control that does not expose the DiverseyLever Group to unnecessary foreign exchange risks. Companies are required to cover substantially all foreign exchange exposure arising from trading activities and each company operates within a specified maximum exposure limit. Compliance with the Unilever Group’s policies means that the net amount of monetary assets and liabilities at 31 December 2001 and 2000 that are exposed to currency fluctuations is not material.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The following table summarises the fair values and carrying amounts of the various classes of financial instruments as at 31 December:

	Fair value		Carrying amount
	2001 €m	2000 €m	2001 €m	2000 €m
Financial assets:
Current investments	0.8	0.7	0.8	0.7
Cash	36.4	36.1	36.4	36.1

	37.2	36.8	37.2	36.8

Financial liabilities:
Bank loans and overdrafts	(21.5)	(16.2)	(21.5)	(16.2)
Obligations under finance leases	(18.8)	(23.8)	(18.7)	(24.5)

	(40.3)	(40.0)	(40.2)	(40.7)

Derivatives:
Foreign exchange contracts
—assets	0.1	0.4	0.1	0.4
—liabilities	(0.4)	(0.4)	(0.4)	(0.4)

	(0.3)	—	(0.3)	—

Current investments, cash and bank loans and overdrafts have fair values which equate to their carrying amounts due to their short term nature. The fair value of obligations under finance leases has been determined by applying available market rates. The fair values of forward foreign exchange contracts represents the unrealised gain or loss on revaluation of the contracts to year-end rates of exchange.

16    Trade and other creditors

	At 31 December
	2001 €m	2000 €m
Due within one year:
Trade creditors	121.2	146.6
Obligations under finance leases	8.5	9.1
Taxation on profits	7.5	7.3
Other taxation and social security	17.9	16.8
Other creditors	13.2	6.5
Accruals and deferred income	94.4	90.2

	262.7	276.5

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

	At 31 December
	2001 €m	2000 €m
Due after one year:
Obligations under finance leases	10.2	15.4
Taxation on profits	7.2	10.0
Other creditors	13.5	10.4
Accruals and deferred income	8.0	6.0

	38.9	41.8

Total trade and other creditors	301.6	318.3

17 Pensions and similar obligations
	At 31 December
	2001 €m	2000 €m
These are predominantly long-term liabilities:
Unfunded pension schemes	66.6	63.3
Funded pension schemes	1.6	1.5
Post-retirement health benefits	32.7	29.4

	100.9	94.2

Movements during the years

€m
At 1 January 1999	83.4
Currency retranslation	1.2
Profit and loss before amortisation of (surpluses)/deficits	26.9
Payments	(10.3)
Amortisation of (surpluses)/deficits	(40.6)
Other adjustments	29.1

At 31 December 1999	89.7

Currency retranslation	0.6
Profit and loss before amortisation of (surpluses)/deficits	35.3
Payments	(15.6)
Amortisation of (surpluses)/deficits	(45.2)
Other adjustments	29.4

At 31 December 2000	94.2

Currency retranslation	(1.3)
Profit and loss before amortisation of (surpluses)/deficits	38.9
Payments	(14.6)
Amortisation of (surpluses)/deficits	(39.6)
Other adjustments	23.3

At 31 December 2001	100.9

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The basis on which the pension charges and pension liabilities have been determined is set out in paragraphs 2 and 3, respectively, of ‘Accounting Information and Policies’ on pages F-75 to F-81. The pension charges and pension liabilities set out above are not necessarily representative of those that would be incurred by the DiverseyLever Group under separate ownership.

Further details of the DiverseyLever Group’s retirement benefits are set out in note 24.

18    Deferred taxation and other provisions

	At 31 December
	2001 €m	2000 €m
Deferred taxation on:
Accelerated depreciation	1.7	(10.0)
Short-term and other timing differences	(28.1)	(16.5)

	(26.4)	(26.5)
Less: asset balances reclassified as debtors (see note 13)	26.4	26.5

	—	—
Restructuring provisions	20.2	20.3
Other provisions	11.1	14.1

	31.3	34.4

Unprovided deferred tax on:
Accelerated depreciation	8.4	12.0
Short-term and other timing differences	(37.9)	(27.7)

	(29.5)	(15.7)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Movements during the years

	Deferred taxation assets €m	Deferred taxation provisions €m	Restructuring provisions €m	Other provisions €m	Total provisions €m
At 1 January 1999	(26.6)	—	21.3	43.7	65.0
Currency retranslation	(1.3)	—	1.7	0.8	2.5
Acquisition/disposal of operations	—	—	—	(1.1)	(1.1)
Profit and loss account	20.9	0.5	5.5	(5.7)	0.3
New charges			6.0
Releases			(0.5)
Utilisation and transfers	0.4	—	(21.9)	(25.8)	(47.7)

At 31 December 1999	(6.6)	0.5	6.6	11.9	19.0

Currency retranslation	—	—	(0.5)	0.2	(0.3)
Profit and loss account	(19.9)	(0.5)	26.5	3.7	29.7
New charges			28.4
Releases			(1.9)
Utilisation and transfers	—	—	(12.3)	(1.7)	(14.0)

At 31 December 2000	(26.5)	—	20.3	14.1	34.4

Currency retranslation	(1.4)	—	0.7	0.2	0.9
Profit and loss account	4.4	—	32.6	(1.3)	31.3
New charges			33.9
Releases			(1.3)
Utilisation and transfers	(2.9)	—	(33.4)	(1.9)	(35.3)

At 31 December 2001	(26.4)	—	20.2	11.1	31.3

Restructuring provisions primarily include provisions for severance costs in connection with business reorganisations which have been announced. Other provisions primarily include warranty provisions arising on the acquisition of Diversey in 1996 and guarantees on cleaning machinery.

Restructuring provisions at 31 December 2001 amounted to €20.2 million, the cash impact of which is currently expected to be a cash outflow of €16.5 million in 2002 and €3.7 million thereafter. Other provisions at the end of 2001 amounted to €11.1 million, the cash impact of which is currently expected to be a cash outflow of €11.1 million in 2002.

19    Net investment of Unilever

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
At 1 January	155.0	177.7	75.9
Profit/(loss) of the year retained	24.5	(25.4)	48.0
Less: Share of joint venture retained losses	(0.3)	—	—
(Decrease)/increase in Unilever funding	(23.6)	(1.2)	63.0
Currency retranslation	(1.7)	3.9	(9.2)

At 31 December	153.9	155.0	177.7

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The cumulative total amount of goodwill written off against net investment at 31 December 2001 is €573.0 million (2000: €561.0 million; 1999: €556.7 million).

20    Acquisitions and disposals

Acquisitions

The net assets and results of acquired businesses are included in the accounts from their respective dates of acquisition. The following tables set out the effect of acquisitions in 1999, 2000 and 2001 on the combined balance sheet. Acquisition accounting (or purchase accounting) has been applied in all cases. The fair values for all acquisitions are final.

1999

During 1999, the DiverseyLever Group acquired Suncoast Autochlor and minorities in Egypt for a total consideration of €1.8 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustments recognised the revaluation of tangible fixed assets together with an adjustment to provisions relating to the previous year’s acquisition of Americlean.

	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
1999
Intangible assets	0.2			0.2
Tangible fixed assets	0.6		(0.3)	0.3
Current assets	0.9		0.1	1.0
Creditors	(0.7)			(0.7)
Provisions for liabilities and charges	—		1.1	1.1

Net assets acquired	1.0	—	0.9	1.9
Goodwill				0.1

Consideration				2.0

Of which:
Cash				1.8
Current investments, cash deposits and borrowings of businesses acquired				0.2

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

2000

During 2000, the DiverseyLever Group acquired Global Hygienne Standard, Tego Hygiene and the acquisition of minorities in Israel for a total consideration of €3.2 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustments recognised the revaluation of assets. The accounting policy adjustment reflects the acquisition of minorities in Israel.
	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
2000
Intangible assets	3.7			3.7
Tangible fixed assets	0.1			0.1
Current liabilities	—		(0.1)	(0.1)
Minority interests	—	(1.5)		(1.5)

Net assets acquired	3.8	(1.5)	(0.1)	2.2
Goodwill				1.0

Consideration				3.2

Of which:
Cash				3.2

2001

During 2001, the DiverseyLever Group acquired a 49.9% holding in Daisan Kogyo Co. Ltd, a joint venture in Japan for a total consideration of €11.5 million in cash. The book values of the net assets acquired have been restated to fair values as at the date of acquisition. The principal adjustment recognised the revaluation of fixed investments.

	Book value €m	Accounting policy adjustments €m	Revaluations €m	Fair value at date of acquisition €m
2001
Fixed investments acquired	7.3	—	1.0	8.3
Goodwill arising in joint ventures				3.2

Consideration				11.5

Of which:
Cash				11.5

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Disposals

The results of disposed businesses are included in the special-purpose combined accounts up to their date of disposal.

In 1999, disposed businesses principally comprise a water treatment business in Hong Kong and Singapore and Nalgo in France. In 2000, disposed businesses principally comprise the DiverseyLever Equipment business in Denmark and the DiverseyLever business in Bulgaria. In 2001, disposed businesses principally comprise the UBA business in Canada and the food and beverages business in Japan.

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Tangible fixed assets	2.5	0.1	—
Current assets	2.4	0.6	0.1
Creditors	(0.1)	(0.2)	—

Net assets sold	4.8	0.5	0.1
Profit/(loss) on disposal	8.2	(0.4)	2.4

Consideration	13.0	0.1	2.5

Of which:
Cash	13.0	0.2	2.5
Cash balances of business sold	—	(0.1)	—

Turnover and operating profit include €1.2 million and €0.2 million respectively, in respect of businesses disposed of in 2001.

21    Reconciliation of operating profit to operating cash flows

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Operating profit	120.8	44.3	130.0
Depreciation and amortisation	84.5	93.1	53.6
Changes in working capital
Stocks	1.3	29.1	23.4
Debtors	(13.1)	(12.9)	(0.9)
Creditors	(5.2)	10.4	17.2
Pension and similar provisions less payments	(15.4)	(25.7)	(22.9)
Restructuring and other provisions less payments	0.6	17.9	(42.7)
Elimination of (profits)/losses on disposal of businesses	(8.2)	0.4	(2.4)
Other adjustments	(3.0)	(2.7)	(1.0)

Net cash inflow from operations before movements in balances with other Unilever businesses	162.3	153.9	154.3
Movements in balances with other Unilever businesses	(49.9)	9.5	(51.2)

Cash flow from operating activities	112.4	163.4	103.1

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The movements in balances with other Unilever businesses includes movements in trading balances and other current account items, together with dividends and taxation payable to other Unilever businesses but excludes interest payable.

22    Analysis of cash flows for headings netted in the cash flow statement

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Returns on investment and servicing of finance:
Interest received	1.8	1.3	0.2
Interest paid	(22.7)	(24.4)	(16.4)
Dividends and other payments to minority interests	(1.5)	(1.2)	—
Interest element of finance lease rental payments	(1.2)	(1.6)	(1.2)

	(23.6)	(25.9)	(17.4)

Capital expenditure and financial investment:
Purchase of tangible fixed assets	(75.1)	(87.7)	(77.0)
Disposal of tangible fixed assets	11.8	10.3	18.0
Acquisition of fixed investments	—	—	(0.1)

	(63.3)	(77.4)	(59.1)

Acquisition and disposals:
Acquisition of group companies and joint ventures	(11.5)	(3.2)	(1.8)
Cash balances of acquired companies	—	—	—

Disposal of group companies	13.0	0.2	2.5
Cash balances of businesses sold	—	(0.1)	—

	1.5	(3.1)	0.7

Management of liquid resources:
Purchase of current investments	(1.2)	(0.8)	(1.0)
Sale of current investments	1.1	0.8	0.8

	(0.1)	—	(0.2)

Financing:
Increase in Unilever funding	(5.3)	2.6	0.3
Issue of shares by group companies to minority shareholders	0.2	0.2	0.1
Debt due within one year:
Increases	6.3	4.6	5.5
Repayments	(5.2)	(24.0)	(6.5)
Debt due after one year:
Repayments	—	—	(1.7)
Capital element of finance leases	(10.1)	(11.0)	(6.4)

	(14.1)	(27.6)	(8.7)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

23    Analysis of net funds/(debt)

	At 1 January 1999 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 1999 €m
Cash on call and in hand	24.5	4.2	—	—	2.5	31.2
Overdrafts	(7.9)	(1.8)	—	—	(0.2)	(9.9)

	16.6	2.4	—	—	2.3	21.3

Borrowings due within one year	(14.0)	1.0	(0.2)	(12.9)	(1.3)	(27.4)
Borrowings due after one year	(14.7)	1.7	—	12.9	0.1	—
Finance lease obligations	(23.1)	6.4	—	(1.6)	(3.6)	(21.9)

	(51.8)	9.1	(0.2)	(1.6)	(4.8)	(49.3)

Current investments	0.4	0.2	—	—	—	0.6

Net funds/(debt)	(34.8)	11.7	(0.2)	(1.6)	(2.5)	(27.4)

	At 1 January 2000 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 2000 €m
Cash on call and in hand	31.2	4.6	—	—	0.3	36.1
Overdrafts	(9.9)	2.4	—	—	(0.3)	(7.8)

	21.3	7.0	—	—	—	28.3

Borrowings due within one year	(27.4)	19.4	—	0.6	(1.0)	(8.4)
Borrowings due after one year	—	—	—	—	—	—
Finance lease obligations	(21.9)	11.0	—	(12.0)	(1.6)	(24.5)

	(49.3)	30.4	—	(11.4)	(2.6)	(32.9)

Current investments	0.6	—	—	—	0.1	0.7
Repayment notice required	—	—	0.1	—	(0.1)	—

Net funds/(debt)	(27.4)	37.4	0.1	(11.4)	(2.6)	(3.9)

	At 1 January 2001 €m	Cashflow €m	Acquisitions/ Disposals €m	Other Non-Cash Movements €m	Currency Movement €m	At 31 December 2001 €m
Cash on call and in hand	36.1	0.1	—	—	0.2	36.4
Overdrafts	(7.8)	(4.1)	—	—	0.1	(11.8)

	28.3	(4.0)	—	—	0.3	24.6

Borrowings due within one year	(8.4)	(1.1)	—	—	(0.2)	(9.7)
Finance lease obligations	(24.5)	10.1	—	(3.3)	(1.0)	(18.7)

	(32.9)	9.0	—	(3.3)	(1.2)	(28.4)

Current investments	0.7	0.1	—	—	—	0.8

Net funds/(debt)	(3.9)	5.1	—	(3.3)	(0.9)	(3.0)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

24    Retirement benefits

Retirement arrangements for the employees of the DiverseyLever Group are, in the majority of cases, provided through Unilever defined benefit schemes based on employee pensionable remuneration and length of service. These are either externally funded, with the assets of the scheme held separately from those of Unilever in independently administered funds, or are unfunded but with provisions maintained in the Unilever balance sheet. All are subject to regular actuarial review. Actuarial advice is provided by both external consultants and by actuaries employed by Unilever.

Actuarial valuations are usually carried out triennially using the projected unit method, with the aim of ensuring that as far as possible current and future regular charges to the profit and loss account remain a stable percentage of pensionable payroll. The actuarial assumptions used to calculate the benefit obligation vary according to the economic conditions of the country in which the scheme is situated. It is usually assumed that, over the long term, the annual rate of return on scheme investments will be higher than the annual increase in pensionable remuneration and in present and future pensions in payment.

In general, detailed accounting for these pensions arrangements takes place in Unilever businesses other than those operations included in these special-purpose combined accounts. The charge for the year in respect of individual operations of the DiverseyLever Group will be an allocation of the charge for the scheme as a whole.

In recent years a number of Unilever schemes, notably in the UK and the Netherlands have developed substantial actuarial surpluses. Accounting for the amortisation of these surpluses, other than the impact on contributions payable, is normally dealt with in the accounts of Unilever businesses not included in these accounts. However, an appropriate allocation of any amortisation has been included in these special-purpose combined accounts on the basis of pensionable payroll. For Unilever as a whole, and consequently for the DiverseyLever Group, pension costs and contributions have been reduced in recent years as a result of these surpluses.

For Unilever as a whole, the market value of the assets of externally funded defined benefits schemes at 31 December 2001 was €16,976 million (2000: €18,937 million; 1999: €17,948 million) and in addition there were net provisions in the Unilever accounts amounting to €2,401 million (2000: €2,458 million; 1999: €1,882 million). The level of funding of all defined benefit schemes at the date of the last valuations, in aggregate, was 120%, (2000: 121%; 1999: 122%). The level of funding represents the actuarial value of funds and the provisions held in the Unilever accounts at the dates of the most recent valuations expressed as a percentage of the value of benefits that accrued to members at those dates, after allowing for expected future increases in pensionable remuneration and pensions in the course of payment.

The average assumptions for valuing the principal plans, weighted by liabilities were:

	Years ended 31 December
	2001%	2000%
Interest rate	7.0	7.1

Salary increases	4.3	4.3

Pension increases	2.9	3.0

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Unilever also operates a number of defined contribution schemes. The assets of all such schemes are held in independently administered funds. The pension costs charged in these special-purpose combined accounts for individual operations of the DiverseyLever Group participating in such schemes represent contributions payable to the funds.

Unilever companies provide post-retirement health care benefits to a number of retired employees in certain countries, principally the United States, under several different plans which are predominantly unfunded. DiverseyLever operations in a number of countries participate in these plans.

In assessing the liability in respect of these benefits, advice is obtained from independent actuaries. For Unilever as a whole, the valuations assume that medical cost inflation will fall from its current level of approximately 7.5% over the next few years and reach a constant level of approximately 5% by the year 2006. The weighted average discount rate assumed at both 1 January 2001 and 31 December 2001 was approximately 7.5% and 7.25% respectively. In general, detailed accounting for these arrangements takes place in Unilever businesses other than those operations included in these special-purpose combined accounts. The charge for the year in respect of individual operations of the DiverseyLever Group will normally represent an allocation of the costs determined on a Statement of Financial Accounting Standards No. 106 (‘SFAS 106’) basis for the Unilever Group as a whole.

Further disclosures required in accordance with United Kingdom FRS 17:

FRS 17 requires certain additional disclosures with respect to retirement benefits. The required information is set out below and has been disclosed in respect of the Unilever Group as a whole.

In respect of the Unilever Group’s principal defined benefit pension plans and plans providing other post retirement benefits, the major actuarial assumptions at 31 December 2001, weighted by liabilities, were:

	Pensions	Other benefits
Discount rate	6.00%	7.25%
Rate of increase in salaries	3.50%	4.50%
Rate of increase for pensions in payment	2.00%	N/a
Rate of increase for pensions in deferment (where provided)	1.50%	N/a
Inflation assumption	2.25%	N/a
Medical cost inflation	N/a	5.00%

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The assets, liabilities and surplus position of these Unilever plans and the expected rates of return were:

	Pensions value at 31 December 2001 €m	Other benefits value at 31 December 2001 €m	Long term rate of return expected at 31 December 2001%
Equities	10,494	—	9.00
Bonds	4,138	—	5.50
Other	1,808	3	6.00

Total market value of assets	16,440	3	7.79
Present value of plan liabilities	(15,039)	(1,171)

Aggregate net surplus/(deficit) in the plans	1,401	(1,168)
Irrecoverable surplus	(268)	—
Related deferred tax (liability)/asset	(634)	467

Net pension asset/(liability)	499	(701)

Of which, in respect of funded plans in surplus:
Aggregate surplus	2,723
Irrecoverable surplus	(268)
Related deferred tax liability	(832)

Net pension asset	1,623

And, in respect of funded plans in deficit and unfunded plans:
Aggregate deficit	(1,322)	(1,168)
Related deferred tax asset	198	467

Net pension liability	(1,124)	(701)

The surplus in the plans is only recoverable to the extent that the Unilever Group can benefit from either refunds formally agreed or future contribution reductions. All risk benefits were valued using the expected cost of benefits payable in the year.

For the remaining Unilever defined benefit plans, the market value of assets as at 31 December 2001 was €536 million (2000: €487 million). At the most recent valuations, the aggregate deficit and unfunded obligations in these plans was €1,245 million. The related deferred tax amount was €388 million.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

If the above amounts had been recognised in the Unilever Group’s accounts, the Unilever Group’s net assets and profit retained at 31 December 2001 would be as follows:

	Net assets €m	Profit retained €m
Unilever Group as reported	7,859	6,619
Add: SSAP 24 liability	2,842	2,817

Net assets/profit retained excluding pension liability	10,701	9,436
Less: FRS 17 pension liability	(1,059)	(1,040)

Net assets/profit retained including FRS 17 pension liability	9,642	8,396

25    Commitments

	At 31 December
	2001 €m	2000 €m
Long-term lease commitments under operating leases in respect of:
Land and buildings	102.4	105.9
Other tangible fixed assets	44.7	44.6

	147.1	150.5

The commitments fall due as follows:
Within 1 year	32.5	34.1
After 1 year but within 5 years	69.7	64.5
After 5 years	44.9	51.9

	147.1	150.5

Finance lease obligations are disclosed in notes 14 and 16.

26    Contingent liabilities

Contingent liabilities at 31 December 2001 amounting to €1.0 million (2000: €3.5 million, 1999: €2.1 million) mainly arise from trade bill guarantees which are not expected to give rise to any material loss.

27    Related party transactions

Transactions and balances with other Unilever businesses

Throughout the period covered by these special-purpose combined accounts, the individual operations of the DiverseyLever Group have entered into a number of transactions with other Unilever businesses. Substantially all of these transactions are exempt from the disclosure provisions of FRS 8 “Related Party Disclosures” as they have been undertaken between subsidiaries of Unilever, where 90% or more of whose voting rights are controlled within the group, and are eliminated in the

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

consolidated accounts of Unilever. However, brief details of the nature of these transactions are set out below.

DiverseyLever Group products are sold to other Unilever businesses and the aggregate value of such sales in each of the years covered by these special-purpose combined accounts is set out in note 1. The DiverseyLever Group also purchases products from other Unilever businesses.

In a number of territories, individual operations trade from sites shared with or operated by other Unilever businesses. In addition, some sites owned by the DiverseyLever Group are used by other Unilever businesses. The related rental charges and income are included in operating costs.

Certain individual operations receive from or provide to other Unilever businesses administration or similar support services. The related charges and income are included within operating costs. Individual operations also participate in a number of joint purchasing arrangements with other Unilever businesses.

The DiverseyLever Group uses central management and research and development services provided by the Unilever corporate headquarters. The aggregate charges for such services for each of the years covered by these special-purpose combined accounts are set out in note 2. The individual operations in certain countries also utilise central management services provided by Unilever in those countries.

DiverseyLever Group employees participate in a number of pension schemes and other employee benefit arrangements operated by other Unilever businesses. Further details of these arrangements are set out in note 24.

The individual operations which comprise the DiverseyLever Group are included in a number of Unilever tax groupings and the basis on which the tax charge in these special-purpose combined accounts has been determined is described in paragraph 2 of ‘Accounting Information and Policies’ on pages F-75 to F-77. Tax receipts or payments to other Unilever businesses that arise from these tax arrangements are dealt with through current accounts.

Individual operations in a number of countries participate in cash sweep arrangements operated by Unilever and receive part of their funding through current accounts with other Unilever businesses.

The DiverseyLever Group is also financed through a combination of long-term loans and share capital invested by Unilever. Interest charges and dividend payments to other Unilever businesses are set out in notes 6 and 8 respectively. Dividend payments are generally dealt with through current accounts.

The transactions described above give rise to unsettled balances between individual operations of the DiverseyLever Group and Unilever businesses at each year end. These amounts have been aggregated and included in the balance sheet. The gross amounts receivable and payable by the DiverseyLever Group are as follows:

	At 31 December
	2001 €m	2000 €m	1999 €m
Receivable	43.7	33.2	15.8
Payable	(451.7)	(433.3)	(370.6)

	(408.0)	(400.1)	(354.8)

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

28    Principal group companies and operations

The companies and operations listed below are those which in the opinion of DiverseyLever Group management principally affect the amount of profit and assets shown in these DiverseyLever Group special-purpose combined accounts. DiverseyLever Group management consider that those companies and operations not listed are not significant in relation to the DiverseyLever Group as a whole. Unless otherwise indicated the companies are incorporated and/or principally operate in the countries under which they are shown. The letters PLC or NV after the name of each company indicate whether the shares are held directly or indirectly by Unilever PLC and/or by Unilever NV. The percentage of equity capital directly or indirectly held by PLC or NV is shown in the margin, except where it is 100%. All percentages are rounded down to the nearest whole number.

All subsidiaries are wholly owned by Unilever except where shown otherwise.

(a) Legal entities included in the DiverseyLever Group

% owned	Country	PLC/NV	Unit Name
Europe
	Czech Republic	NV	DiverseyLever s.r.o.
	France	NV	DiverseyLever S.A.
	Germany	NV	DiverseyLever GmbH
Diversey GmbH
Dubois Chemie GmbH
99%	Ireland	PLC	Diversey (Ireland) Limited
	Italy	NV	DiverseyLever SpA
	The Netherlands	NV	DiverseyLever B.V.
DiverseyLever International B.V.
	Poland	NV	DiverseyLever Sp. z.o.o.
60%	Portugal	NV	DiverseyLever Sistemas de Higiene e Limpeza S.A.
	Spain	NV	DiverseyLever S.A.
	Sweden	NV	DiverseyLever AB
	Switzerland	NV	DiverseyLever AG
	UK	PLC	DiverseyLever Limited

North America
	USA	NV (75%); PLC (25%)	DuBois International Inc.
	USA	NV (75%); PLC (25%)	DiverseyLever, Inc.

Asia Pacific
	Australia	PLC	DiverseyLever Australia Pty Limited
	Hong Kong	PLC	DiverseyLever (Hong Kong) Limited
Weiss Chemicals (China) Limited
Weiss Investment Limited
	Japan	NV	DiverseyLever KK Limited
70%	Malaysia	PLC	DiverseyLever (Malaysia) Sdn. Bhd
	New Zealand	PLC	DiverseyLever New Zealand Limited
	Philippines	PLC	DiverseyLever (Philippines) Corp.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

(a) Legal entities included in the DiverseyLever Group (Continued)

% owned	Country	PLC/NV	Unit Name
Latin America
99%	Argentina	NV	DiverseyLever de Argentina S.A.
99%	Chile	NV	DiverseyLever S.A.
99%	Guatemala	NV	DiverseyLever Centroamerica S.A.
	Jamaica	NV	Wyandotte Chemicals Jamaica Limited
DiverseyLever Jamaica Limited
	Mexico	NV	Lever Industrial Mexico S.A. de C.V.
	Peru	NV	DiverseyLever Peru SAC
Middle East
	Turkey	NV	Diversey Kimya Sanayi ve Ticaret AS
	UAE	PLC	DiverseyLever Gulf FZE
	Israel	PLC	DiverseyLever Israel Limited
Africa
	Egypt	PLC	DiverseyLever Egypt Limited
	Kenya	PLC	DiverseyLever East Africa Limited
99%	Morocco	PLC	DiverseyLever Maroc S.A.
	South Africa	PLC	DiverseyLever (Proprietary) Limited

(b) DiverseyLever Group operations that form part of other Unilever legal entities

% owned	Country	PLC/NV	Unit Name
	Austria	NV	Osterreichische Unilever GmbH
	Belgium	NV	NV Unilever Belgium S.A.
	Brazil	NV	Unilever Brazil Ltda
	Canada	PLC	UL Canada Inc.
	Colombia	NV	Unilever Andina Colombia S.A.
	Denmark	NV	Unilever Danmark A/S
	Finland	NV	Suomen Unilever OY
	Greece	NV	Unilever Hellas AEBE
	Hungary	NV	Unilever Magyarorszog Kft
51%	India	PLC	Hindustan Lever Limited
85%	Indonesia	PLC	PT Unilever Indonesia Tbk
	Puerto Rico	NV	Unilever de Puerto Rico, Inc.
	Romania	NV	Unilever South Central Europe Srl
	Russia	NV	Unilever Sng
	Singapore	PLC	Unilever Singapore Pte Limited
	Slovak Republic	NV	Unilever Slovensko Spol s.r.o/
	Sweden	NV	Unilever Invest AB
	Slovenia	NV	Unilever Slovenia d.o.o.
	Taiwan	NV	Unilever Taiwan Limited
	Thailand	NV	Unilever Thai Holdings Limited
	Venezuela	NV	Unilever Andina S.A.

(c) Joint ventures included in the DiverseyLever Group

% owned	Country	PLC/NV	Unit Name
49%	Japan	NV	Daisan Kogyo Co. Ltd

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

29    Subsequent events

On 20 November 2001, Unilever announced a definitive agreement to sell DiverseyLever to Johnson Wax Professional. The total value of the transaction to Unilever is $1.6 billion (€1.75 billion). Unilever will retain a one-third holding in the combined business for five years. The transaction, which is subject to regulatory approval and normal consultative procedures, is expected to be completed in the first half of 2002.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Summary of significant differences between UK and US generally accepted accounting principles

The special-purpose combined accounts have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Certain differences between UK GAAP and US GAAP relevant to the DiverseyLever Group are summarised below. These differences principally relate to the following items and the effect on net profit (net income) and net investment of Unilever (stockholders’ equity) is set out below.

	Fiscal Year ended December 31,
Effect on net income of differences between UK GAAP and US GAAP	2001 €m	2000 €m	1999 €m
Net profit as reported in the profit and loss accounts	52.6	6.3	73.8
US GAAP adjustments:
Goodwill amortisation	(20.5)	(20.4)	(18.9)
Identifiable intangibles amortisation	(6.3)	(6.4)	(5.9)
Restructuring costs	(3.9)	3.9	—
Interest capitalisation	0.8	0.7	0.7
Retirement benefits	5.5	6.9	(1.5)
Software capitalisation	13.6	8.9	3.0
Software amortisation	(6.6)	(3.7)	(2.8)
Deferred taxation	10.8	4.6	(2.9)
Taxation effect of above adjustments	(2.8)	(6.0)	0.2

Net decrease	(9.4)	(11.5)	(28.1)

Net income/(loss) under US GAAP	43.2	(5.2)	45.7

	As of December 31,
Effect on stockholders’ equity of differences between UK GAAP and US GAAP	2001 €m	2000 €m
Net investment of Unilever as reported in the balance sheets	153.9	155.0
US GAAP adjustments:
Goodwill capitalisation	294.0	301.9
Identifiable intangibles capitalisation	94.2	98.6
Restructuring costs	—	3.9
Interest capitalisation	5.1	4.3
Retirement benefits	29.3	25.2
Software capitalisation	25.3	14.6
Software amortisation	(8.8)	(5.2)
Deferred taxation	29.5	15.7
Taxation effect of above adjustments	(18.1)	(17.5)

Net increase	450.5	441.5

Stockholders’ equity under US GAAP	604.4	596.5

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

The special-purpose combined accounts of the DiverseyLever Group have been prepared in accordance with accounting principles generally accepted in the United Kingdom which differ in certain significant respects from those generally accepted in the United States. The principal differences are  discussed below.

Goodwill and identifiable intangibles

Prior to 1 January 1998, the DiverseyLever Group wrote off goodwill and identifiable intangible assets arising on the acquisition of new interests in group companies directly to net investment in the year of acquisition.

Under US GAAP, goodwill and identifiable intangibles, principally trademarks, are capitalised and amortised over their estimated useful lives.

Subsequent to 1 January 1998, the DiverseyLever Group capitalised and amortised goodwill and identifiable intangibles over their estimated useful economic life in accordance with United Kingdom Financial Reporting Standard 10 ‘Goodwill and Intangible Assets’. Consequently there are no differences between UK and US GAAP in accounting for goodwill and identifiable intangible assets arising on acquisitions after 1 January 1998 in these special-purpose combined accounts.

Restructuring costs

Under UK GAAP, certain restructuring costs relating to employee terminations are recognised when a restructuring plan has been publicly announced.

Under US GAAP, certain additional criteria must be met before costs relating to employee terminations can be recognised. Accordingly, $3.9 million of such charges were recorded in the year ended 31 December 2000 under UK GAAP but adjusted for under US GAAP, with the expense being presented in the year ended 31 December 2001 under US GAAP.

Exceptional items

Under UK GAAP exceptional items are items which derive from events or transactions that fall within the ordinary activities of the reporting entity which individually or, if of a similar type, in aggregate, need to be disclosed by virtue of their size or incidence, and are included in operating profit.

Under US GAAP only items which are deemed unusual in nature and infrequent in occurrence (not reasonably expected to recur in the foreseeable future) qualify for presentation as “extraordinary” items and which are presented below income before extraordinary items in the statement of profit and loss. Restructuring costs, disclosed as an exceptional operating expense under UK GAAP, do not meet the criteria for presentation as an extraordinary item under US GAAP, and would also be included in operating profit.

Interest capitalisation

As permitted under UK GAAP, the DiverseyLever Group treats all interest costs as a charge to the profit and loss account in the period they are incurred.

Under US GAAP, interest incurred during the construction period of tangible fixed assets is capitalised and depreciated over the expected useful life of the tangible fixed asset to which it relates.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

Retirement benefits

Under UK GAAP the expected cost of providing retirement benefits are charged to the profit and loss account over the periods benefiting from the employees’ services. Variations from expected cost are normally spread over the average remaining service lives of current employees.

Under US GAAP pension costs and liabilities are calculated in accordance with Statement of Financial Accounting Standards No. 87 (‘SFAS 87’), which requires the use of a prescribed actuarial method and a set of measurement principles.

Software capitalisation

Under UK GAAP, costs incurred to develop software for internal use are expensed in the profit and loss account in the period in which they are incurred.

Under US GAAP, internal-use software costs incurred during the preliminary project and post-implementation/operation stages are expensed as incurred, whilst costs incurred during the application and development stages are capitalised and amortised over the expected useful life of the software.

Deferred taxation

Under UK GAAP, a provision is recorded for deferred taxation under the liability method, at the expected applicable rates, to the extent that such taxation is expected to crystallise within the foreseeable future. This means that the full potential liability is not necessarily provided. Additionally, deferred tax assets are recognised only when they are expected to be recoverable within the foreseeable future.

Under US GAAP, deferred taxation is provided for on a full liability basis. Under the full liability method, deferred taxation assets or liabilities are recognised for differences between the financial and taxation basis of assets and liabilities and for tax loss carry forwards at the statutory rates expected to be in effect when the temporary differences reverse and then adjusted through a charge to income if the tax rates change. A valuation allowance is established when it is more likely than not that some portion or all of the deferred taxation assets will not be realised.

Cash flow statement

Under US GAAP cash and cash equivalents comprise cash balances and current investments with an original maturity (at the date of investment) of less than three months. Under UK GAAP, cash includes only cash in hand or available on demand less bank overdrafts. Under US GAAP bank overdrafts are treated as a financing activity.

Movements in those current investments which are included under the heading of cash and cash equivalents under US GAAP form part of the movement entitled ‘Management of liquid resources’ in the cash flow statements. At 31 December 2001, the balance of such investments was €0.8 million (2000: €0.7 million, 1999: €0.6 million).

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

There are also certain differences in classification of items within the cash flow statement between  UK and US GAAP. Under UK GAAP, cash flows are presented in the following categories; (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment; (v) acquisitions and disposals; (vi) management of liquid resources; and (vii) financing activities.

Cash flows from taxation, returns on investments, and servicing of finance would be, with the exception of any interest paid but capitalised, included as operating activities under US GAAP. Capitalised interest would be included under investing activities for US GAAP. Additionally, under US GAAP cash flows from the purchase and sale of tangible fixed assets and the sale of debt and equity investments would be shown within investing activities.

A summary of the DiverseyLever Group’s operating, investing and financing activities on a UK GAAP basis but classified in accordance with US GAAP presentation, is presented below:

	Years ended 31 December
	2001 €m	2000 €m	1999 €m
Net cash flow from operating activities	57.7	115.1	69.7
Net cash flow from investing activities	(61.8)	(80.5)	(58.4)
Net cash flow from financing activities	0.1	(27.6)	(8.9)

Net movement in cash and cash equivalents	(4.0)	7.0	2.4
Currency movement	0.3	—	2.3
Cash and cash equivalents at beginning of year	28.3	21.3	16.6

Cash and cash equivalents at end of year – UK GAAP	24.6	28.3	21.3
Plus – Overdrafts	11.8	7.8	9.9
Plus – Current investments	0.8	0.7	0.6

Cash and cash equivalents at end of year – US GAAP	37.2	36.8	31.8

Recently issued accounting pronouncements

SFAS 141 ‘Business Combinations’ and SFAS 142 ‘Goodwill and Other Intangible Assets’

In June 2001, the FASB issued Statement No. 141, ‘Business Combinations’ (‘SFAS 141’), and Statement No. 142, ‘Goodwill and Other Intangible Assets’ (‘SFAS 142’). SFAS 141 applies to all business combinations with a closing date after 30 June 2001. This Statement eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill.

SFAS 142 eliminates the amortisation of goodwill and certain intangible assets and initiates an annual review for impairment, as measured under US GAAP. The amortisation provisions apply to goodwill and other intangibles acquired after 30 June 2001. Goodwill and other intangibles acquired prior to 30 June 2001 will be affected upon adoption. The impact of these standards on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts. If SFAS 142 had been applicable for the years ended 31 December 2001, 2000 and 1999, the impact on US GAAP net income would have been €30.0 million, €29.9 million and €26.8 million, respectively.

DIVERSEYLEVER GROUP

SPECIAL-PURPOSE COMBINED ACCOUNTS—(Continued)

For the 3 years ended 31 December 2001, 2000 and 1999

SFAS 143 ‘Accounting for Asset Retirement Obligations’

In August 2001, the FASB issued Statement No. 143, ‘Accounting for Asset Retirement Obligations’ (‘SFAS 143’). This statement is effective for fiscal years beginning after 15 June 2002 and requires that obligations associated with the retirement of a tangible long-lived asset to be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognising a liability for an asset retirement obligation, an entity must capitalise  the cost by recognising an increase in the carrying amount of the related long-lived asset. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts.

SFAS 144 ‘Accounting for the Impairment or Disposal of Long-Lived Assets’

In October 2001, the FASB issued Statement No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’ (‘SFAS 144’). SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell and eliminates the requirement that discontinued operations be measured at net realisable value or that entities be included under ‘discontinued operations’ in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (a) can be distinguished from the rest of the entity and (b) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after 15 December 2001 and, generally, its provisions are to be applied prospectively. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of differences between UK and US generally accepted accounting principles’ section of these special-purpose combined accounts.

United States EITF 00-10 ‘Accounting for Shipping and Handling Fees and Costs’

United States EITF 00-10 ‘Accounting for Shipping and Handling Fees and Costs’ issued November 2000 provides guidance on accounting classification for shipping and handling revenues and costs. The application of EITF 00-10 would not have a material effect on the DiverseyLever Group’s financial position or results of operations.

United States EITF 01-09 ‘Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products’

United States EITF 01-09 ‘Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products’ issued January 2002 codifies and reconciles the consensus on certain interpretative issues, primarily United States EITF 00-14, 00-22 and 00-25 which address the recognition, measurement and profit and loss account classification of certain sales incentives. The required implementation date of this pronouncement would be 1 January 2002 except for certain provisions which would have been effective as of 1 April 2001. The application of EITF 01-09 would not have a material effect on the DiverseyLever Group’s results of operations.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS

For the three months ended 31 March 2002 and 2001

Profit and Loss Accounts (Unaudited)

		Three months ended 31 March
	Notes	2002 €m	2001 €m
			Restated

Total turnover	4	437.8	445.6
Less: Share of turnover of joint ventures		(6.2)	—

Group turnover		431.6	445.6

Operating costs	5	(417.0)	(410.6)

Group operating profit		14.6	35.0
Less: share of operating loss of joint ventures		(0.1)	—

Operating profit	4	14.5	35.0
Operating profit before exceptional items	4	24.9	33.1
Exceptional items	6	(10.4)	1.9

Interest—net		(2.8)	(6.6)

Profit on ordinary activities before taxation		11.7	28.4
Taxation	7	(0.5)	(10.7)

Profit on ordinary activities after taxation		11.2	17.7
Minority interests		(0.3)	(0.2)

Net profit		10.9	17.5
Dividends		(21.7)	(4.2)

(Loss)/profit of the period retained		(10.8)	13.3

Earnings per share information has not been presented as the DiverseyLever Group was a fully integrated business of Unilever and therefore does not have a defined capital structure.

All operations are continuing.

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-125 to F-134 form an integral part of these unaudited special-purpose interim condensed combined accounts.

Statements of Total Recognised Gains and Losses (Unaudited)
	Three months ended 31 March
	2002 €m	2001 €m
		Restated

Net profit	10.9	17.5
Currency retranslation	1.1	1.7

Total recognised gains relating to the period	12.0	19.2

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-125 to F-134 form an integral part of these unaudited special-purpose interim condensed combined accounts.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Balance Sheets (Unaudited)

		At 31 March	At 31 December
	Notes	2002 €m	2001 €m
			Restated

Fixed assets		389.7	392.6
Goodwill and intangible assets		43.0	43.1
Tangible fixed assets		336.2	338.9
Fixed investments		10.5	10.6
Current assets
Stocks	10	181.1	172.9
Debtors		449.3	458.4
Current investments		1.0	0.8
Cash at bank and in hand		31.0	36.4

Total current assets		662.4	668.5

Creditors due within one year		(298.7)	(284.2)
Borrowings		(22.5)	(21.5)
Trade and other creditors		(276.2)	(262.7)

Net current assets		363.7	384.3

Total assets less current liabilities		753.4	776.9
Creditors due after more than one year		(42.1)	(38.9)
Provisions for liabilities and charges		(150.4)	(143.6)
Pensions and similar obligations		(104.7)	(100.9)
Deferred taxation and other provisions		(45.7)	(42.7)
Net assets		560.9	594.4

Net investment
Funding		134.8	141.7
Reserves		22.1	41.7

Net investment of Unilever		156.9	183.4
Net amounts owed to other Unilever businesses		400.7	408.0

Net investment before minorities		557.6	591.4
Minority interests		3.3	3.0

Net investment		560.9	594.4

The restatement results from the implementation of UK FRS19 (see note 3).

The notes on pages F-125 to F-134 form an integral part of these unaudited special-purpose interim condensed combined accounts.

The unaudited special-purpose interim condensed combined accounts were approved by the Board of Directors of Unilever and the Senior Vice President-Finance of the DiverseyLever Group:

Director: R H P Markham	Senior Vice President-Finance: D G Kennedy

31 May 2002

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Cash Flow Statements (Unaudited)

		Three months ended 31 March
	Notes	2002 €m	2001 €m
Cash flow from operating activities	9	3.9	22.6

Returns on investment and servicing of finance		(2.7)	(6.7)
Taxation		6.8	(2.5)
Capital expenditure and financial investment		(13.4)	(16.7)
Acquisitions and disposals		—	11.9

Cash flow before management of liquid resources and financing		(5.4)	8.6
Management of liquid resources		(0.1)	(0.2)
Financing		(6.1)	(2.6)

Increase/(decrease) in cash in the period		(11.6)	5.8

Reconciliation of cash flow to movement in net funds/(debt)

	Three months ended 31 March
	2002 €m	2001 €m
Increase/(decrease) in cash in the period	(11.6)	5.8
Cash flow from movement in borrowings and lease financing	6.1	2.7
Cash flow from movement in liquid resources	0.1	0.2

Change in net funds/(debt) resulting from cash flows	(5.4)	8.7
New finance leases	(2.3)	(2.4)
Currency retranslation	0.3	(1.2)

Change in net funds/(debt) in the period	(7.4)	5.1

Net funds/(debt) at beginning of period	(3.0)	(3.9)

Net funds/(debt) at end of period	(10.4)	1.2

The notes on pages F-125 to F-134 form an integral part of these unaudited special-purpose interim condensed combined accounts.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Notes to the Unaudited Special-Purpose Interim Condensed Combined Accounts

1    Business description

The DiverseyLever Group was a fully integrated business of Unilever. The DiverseyLever Group has manufacturing facilities and selling activities throughout the world and comprised the institutional and industrial cleaning business of Unilever.

Relationships with Unilever are of particular significance for the business operations of the DiverseyLever Group. The DiverseyLever Group has relied on Unilever and other Unilever group companies to provide certain services including, but not limited to, treasury, legal, tax planning and compliance, and other support services, as necessary.

The DiverseyLever Group comprises a number of companies and operations (together “the operations”) which are included within these unaudited special-purpose interim condensed combined accounts.

2    Basis of preparation

The unaudited special-purpose interim condensed combined accounts are not prepared under section 226 of the United Kingdom Companies Act 1985 and have been prepared under the historical cost convention and, in all material respects, in accordance with United Kingdom Accounting Standards solely for the use of the directors of Unilever. The Principal Accounting Policies, which have been applied consistently for the periods covered by the unaudited special-purpose interim condensed combined accounts, are set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001, except for the policy in respect of Deferred Taxation (see note 3). A summary of significant differences arising from the application of United States generally accepted accounting principles (“US GAAP”) is set out on pages F-133 and F-134.

As a fully integrated business of Unilever, the DiverseyLever Group did not prepare separate accounts in accordance with generally accepted accounting principles in the United Kingdom (“UK GAAP”) in the normal course of operations. Accordingly, the unaudited special-purpose interim condensed combined accounts have been derived by extracting certain assets, liabilities, and revenues and expenses of the DiverseyLever Group from the assets, liabilities, and revenues and expenses reflected in the accounting records of Unilever. The unaudited special-purpose interim condensed combined accounts have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operations and cash flows, of the DiverseyLever Group on a stand-alone basis.

The unaudited special-purpose interim condensed combined accounts of the DiverseyLever Group reflect assets, liabilities and revenues and expenses directly attributable to the DiverseyLever Group as well as allocations deemed reasonable by management of the DiverseyLever Group and the directors of Unilever necessary to present the financial position, results of operations and cash flows of the DiverseyLever Group on a stand-alone basis, for the periods presented. Costs have been allocated to the DiverseyLever Group from Unilever and Unilever group companies using various allocation methodologies, including, but not limited to, personnel costs, turnover and working capital. Although management is unable to estimate the actual costs that would have been incurred if the services performed by Unilever and Unilever group companies had been purchased from independent third parties, management considers the allocations to be reasonable.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

However, the financial position, results of operations and cash flows of the DiverseyLever Group are not necessarily representative or indicative of those that would have been achieved had the DiverseyLever Group operated autonomously or as an entity independent from Unilever.

Details of the significant carve-out methodologies and their basis of preparation are consistent with those set out in the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001.

3    Principal accounting policies

A summary of the principal accounting policies, all of which have been applied consistently throughout the periods presented, is set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001, except for the policy in respect of Deferred Taxation.

From 1 January 2002, the DiverseyLever Group has adopted UK Financial Reporting Standard 19 (FRS 19) ‘Deferred Taxation’ which requires full provision to be made for deferred taxes. The DiverseyLever Group had previously provided for deferred taxes on a partial provision basis in accordance with UK Statement of Standard Accounting Practice 15. The impact of adoption of this standard has been reflected in the periods covered by these unaudited special-purpose interim condensed combined accounts by means of prior period adjustments to the balance sheet as at 31 December 2001 and the profit and loss account for the three months ended 31 March 2001.

The implementation of FRS 19 has resulted in a restatement of €29.5 million to the ‘Net Investment of Unilever’ as at 31 December 2001, an increase to ‘Debtors’ of €40.9 million comprising an increase in deferred tax assets, and an increase to ‘Deferred Taxation and Other Provisions’ of €11.4 million comprising an increase in deferred tax liabilities. The tax charge for the three months ended 31 March 2001 has been reduced by €0.8m as a result of a decrease in the deferred tax charge.

These unaudited special-purpose interim condensed combined accounts reflect all adjustments which are, in the opinion of the directors of Unilever and management of DiverseyLever Group, necessary to arrive at a fair statement of the results for the interim periods presented. Such accounts may not be necessarily indicative of annual results.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

4    Segmental information

Turnover

	Three months ended 31 March
	2002 €m	2001 €m
By geographical area:
Europe	229.4	239.3
North America	119.3	122.8
Africa, Middle East and Turkey	22.2	19.9
Asia Pacific	38.4	32.2
Latin America	28.5	31.4

Total turnover	437.8	445.6

The analysis of turnover by geographical area is stated on the basis of origin. Turnover on a destination basis would not be materially different.

Sales to other Unilever businesses were €6.0 million and €8.4 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

The DiverseyLever Group’s share of turnover from joint ventures arises predominantly in the Asia Pacific area.

Operating profit

	Three months ended 31 March
	2002 €m	2001 €m
By geographical area:
Europe	20.5	25.8
North America	(0.8)	1.4
Africa, Middle East and Turkey	1.1	0.7
Asia Pacific	1.3	1.9
Latin America	2.8	3.3

Operating profit before exceptional items	24.9	33.1
Exceptional items (see note 6)	(10.4)	1.9

Operating profit	14.5	35.0

The Diversey Lever Group’s share of operating loss from joint ventures arises predominantly in the Asia Pacific area.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Net operating assets

	At 31 March	At 31 December
	2002 €m	2001 €m
By geographical area:
Europe	253.3	249.2
North America	177.2	189.9
Africa, Middle East and Turkey	23.4	26.6
Asia Pacific	31.7	32.2
Latin America	17.9	22.2

	503.5	520.1

Net operating assets are goodwill and intangible assets, tangible fixed assets, stocks and third party debtors less trade and other third party creditors (excluding taxation on profits and dividends) and less provisions for liabilities and charges other than deferred taxation.

Net amounts owed to/(receivable from) other Unilever businesses

	At 31 March	At 31 December
	2002 €m	2001 €m
By geographical area:
Europe	191.0	185.1
North America	203.8	210.2
Africa, Middle East and Turkey	13.2	12.7
Asia Pacific	21.3	20.9
Latin America	(28.6)	(20.9)

	400.7	408.0

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

5    Operating costs

	Three months ended 31 March
	2002 €m	2001 €m
Cost of sales	(187.0)	(190.8)
Distribution and selling costs	(163.8)	(161.7)
Administrative expenses	(66.2)	(58.1)

	(417.0)	(410.6)

Gross profit was €244.6 million and €254.8 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

Administrative expenses include financial service fees – the cost recovery mechanism for certain central management and other similar costs – charged to the DiverseyLever Group by Unilever. Financial service fees amounted to €7.5 million and €7.4 million for the three months ended 31 March 2002 and 31 March 2001 respectively.

Depreciation and amortisation charges included in operating costs in the period were made up as follows:

	Three months ended 31 March
	2002 €m	2001 €m
Amortisation of goodwill and intangibles	(0.7)	(0.7)
Depreciation of owned tangible fixed assets(a)	(16.1)	(19.8)
Depreciation of tangible fixed assets held under finance leases	(1.8)	(1.7)

	(18.6)	(22.2)

(a)
Including a charge of €0.5 million and €3.6 million for the three months ended 31 March 2002 and 31 March 2001 respectively, in respect of certain fixed assets written down to net realisable value in connection with restructuring projects.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

6    Exceptional items

	Three months ended 31 March
	2002 €m	2001 €m
Included in operating profit:
Restructuring	(10.4)	(5.6)
Other – net	—	7.5

	(10.4)	1.9

By geographical area:
Europe	(9.4)	(4.6)
North America	(1.0)	6.5
Africa, Middle East and Turkey	—	—
Asia Pacific	—	—
Latin America	—	—

	(10.4)	1.9

These amounts are mainly included in administrative expenses.

Exceptional items principally relate to the Unilever Path to Growth programme announced in February 2000. In the context of the DiverseyLever Group, this initiative consists of harmonising product portfolios, the rationalisation of manufacturing sites and sales and administration activities and disposal of non core operations. The programme is planned to be completed by 2004. In the three months ended 31 March 2001, other exceptional income – net principally comprises the profit on disposal of businesses.

7    Taxation

The tax charge for the three months ended 31 March 2002 comprises a current period charge of €4.2 million, and an adjustment to previous periods of €3.7 million credit principally arising from the settlement of certain outstanding tax claims in the UK.

8    Acquisitions and disposals

In January 2001, Unilever sold its UBA business in Canada for €12.1 million. There were no acquisitions in the three months ended 31 March 2001.

In the three months ended 31 March 2002, there were no acquisitions or disposals.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

9    Reconciliation of operating profit to operating cash flows

	Three months ended 31 March
	2002 €m	2001 €m
Operating profit	14.6	35.0
Depreciation and amortisation	18.6	22.2
Changes in working capital
Stocks	(6.6)	(3.1)
Debtors	7.0	(1.8)
Creditors	15.6	17.1
Pension and similar provisions less payments	(5.9)	(3.7)
Restructuring and other provisions less payments	4.8	(5.5)
Elimination of profits on disposal of businesses	—	(7.5)
Other adjustments	—	(3.3)

Net cash inflow from operations before movements in balances with other Unilever businesses	48.1	49.4
Movements in balances with other Unilever businesses	(44.2)	(26.8)

Cash flow from operating activities	3.9	22.6

The movements in balances with other Unilever businesses includes movements in trading balances and other current account items, together with dividends and taxation payable to other Unilever businesses but excludes interest payable.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

10    Stocks

	At 31 March	At 31 December
	2002 €m	2001 €m
Raw materials and consumables	48.5	48.0
Finished goods and goods for resale	132.6	124.9

	181.1	172.9

11    Contingent liabilities

Contingent liabilities amounting to €1.7 million and €1.0 million as at 31 March 2002 and 31 December 2001 respectively, mainly arise from trade bill guarantees which are not expected to give rise to any material loss.

12    Subsequent events

On 20 November 2001, Unilever announced a definitive agreement to sell DiverseyLever to Johnson Wax Professional. The total value of the transaction to Unilever is US$1.6 billion (€1.75 billion). Unilever will retain a one-third holding in the combined business for five years. The transaction was completed on 3 May 2002.

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Summary of significant differences between UK and US GAAP (unaudited)

The unaudited special-purpose interim condensed combined accounts have been prepared and presented in accordance with UK GAAP, which differs in certain significant respects from US GAAP. Certain differences between UK GAAP and US GAAP relevant to the DiverseyLever Group are summarised below. Complete descriptions of these differences are set out within the audited DiverseyLever Group special-purpose combined accounts for the three years ended 31 December 2001. These differences principally relate to the following items and the effect on net profit (net income) and net investment of Unilever (stockholders’ equity) is set out below.

	Three months ended 31 March
Effect on net income of differences between UK GAAP and US GAAP	2002 €m	2001 €m
		Restated
Net profit as reported in the profit and loss accounts	10.9	17.5
US GAAP adjustments:
Goodwill amortisation	0.6	(5.0)
Identifiable intangibles amortisation	0.1	(1.6)
Restructuring costs	—	(2.7)
Interest capitalisation	0.2	0.2
Retirement benefits	3.4	1.7
Software capitalisation	2.5	3.3
Software amortisation	(2.2)	(1.4)
Taxation effect of above adjustments	(1.3)	(0.2)

Net increase/(decrease)	3.3	(5.7)

Net income under US GAAP	14.2	11.8

	At 31 March	At 31 December
Effect on stockholders’ equity of differences between UK GAAP and US GAAP	2002 €m	2001 €m
		Restated
Net investment of Unilever as reported in the balance sheets	156.9	183.4
US GAAP adjustments:
Goodwill capitalisation	289.3	294.0
Identifiable intangibles capitalisation	94.1	94.2
Interest capitalisation	5.3	5.1
Retirement benefits	32.7	29.3
Software capitalisation	27.9	25.3
Software amortisation	(11.1)	(8.8)
Taxation effect of above adjustments	(19.3)	(18.1)

Net increase	418.9	421.0

Stockholders’ equity under US GAAP	575.8	604.4

The restatement results from the implementation of UK FRS19 (see note 3).

DIVERSEYLEVER GROUP

UNAUDITED SPECIAL-PURPOSE INTERIM CONDENSED COMBINED ACCOUNTS—(Continued)

For the three months ended 31 March 2002 and 2001

Additionally, under US GAAP various items would be reclassified within the unaudited special-purpose interim condensed combined cash flow statement. In particular, interest received, interest paid and taxation would be part of net cash flow from operating activities, and dividends paid would be included within net cash flow from financing. In addition, under US GAAP cash and cash equivalents comprise cash balances and current investments with an original maturity at the date of investment of less than three months. Under the DiverseyLever Group’s presentation, cash and current investments include investments with an original maturity of up to one year. Movements in those current investments which would be included under the heading of ‘Cash and cash equivalents’ under US GAAP form part of the movement entitled ‘Management of liquid resources’ in the unaudited special-purpose interim condensed combined cash flow statement. At 31 March 2002 and 31 December 2001, the balance of such investments was €1.0 million and €0.8 million, respectively.

The DiverseyLever Group has applied the provisions of SFAS 142 ‘Goodwill and Other Intangible Assets’ in this statement as from 1 January 2002. SFAS 142 eliminates the amortisation of goodwill and identifiable intangible assets that have indefinite useful lives and initiates an annual review for impairment, as measured under US GAAP. The DiverseyLever Group does not have any intangible assets with a finite useful life. Accordingly, any amortisation charge recorded under UK GAAP in relation to goodwill and intangible assets has been reversed in arriving at US GAAP net income for the three months ended 31 March 2002. If SFAS 142 had been applicable for the three months ended 31 March 2001, the impact on US GAAP net income would have been an increase of €7.3 million. The indefinite life intangible assets consist primarily of trademarks.

The implementation of UK FRS 19 (see note 3) has eliminated the difference between UK and US GAAP in respect of deferred taxation. As a result of the prior period restatements under UK GAAP, the divergence statements for the balance sheet as at 31 December 2001 and the profit and loss account for the three months ended 31 March 2001 have also been restated.

In August 2001, the FASB issued Statement No. 143, ‘Accounting for Asset Retirement Obligations’ (‘SFAS 143’). This statement is effective for fiscal years beginning after 15 June 2002 and requires that obligations associated with the retirement of a tangible long-lived asset to be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognising a liability for an asset retirement obligation, an entity must capitalise the cost by recognising an increase in the carrying amount of the related long-lived asset. The impact of this standard on the DiverseyLever Group has not been reflected in the ‘Summary of significant differences between UK and US GAAP’ section of these unaudited special-purpose interim condensed combined accounts.

Until March 11, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$300,000,000 9.625% Senior Subordinated Notes due 2012
€225,000,000 9.625% Senior Subordinated Notes due 2012

JohnsonDiversey, Inc.

Offer to Exchange Its 9.625% Senior Subordinated Notes Due 2012, Series B for
any and all of Its Outstanding 9.625% Senior Subordinated Notes Due 2012

PROSPECTUS

December 9, 2002